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TABLE OF CONTENTS
INDEX TO COMBINED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on November 9, 2005

Registration No. 333-125574

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRONOX INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Delaware	2810	20-2868245
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102
(405) 270-1313
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Gregory F. Pilcher, Esq.
Senior Vice President, General Counsel and Secretary
Kerr-McGee Corporation
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102
(405) 270-1313
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copy To:

David B.H. Martin, Esq. Covington & Burling 1201 Pennsylvania Avenue, N.W. Washington, D.C. 20004 (202) 662-6000	Michael E. Dillard, P.C. J. Michael Chambers, Esq. Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, 44th Floor Houston, Texas 77002 (713) 220-5800

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Class A Common Stock, par value $0.01 per share, including the associated preferred share purchase rights(1)	$412,911,000	$48,600	(3)

(1)
Preferred share purchase rights initially will trade together with the Class A common stock. The value attributable to the rights, if any, will be reflected in the market price of the Class A common stock.
(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o). The proposed maximum aggregate offering price includes amounts attributable to shares that the underwriters have the option to purchase.
(3)
$35,310 of this amount was paid as a filing fee in connection with the initial filing of the registration statement on June 6, 2005. As a result, $13,290 is payable with this filing.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated November 9, 2005

PROSPECTUS

17,480,000 Shares

Class A Common Stock

We are offering 17,480,000 shares of our Class A common stock in this initial public offering. No public market currently exists for our Class A common stock.

This offering of our Class A common stock is conditioned upon the completion of a concurrent joint private offering by Tronox Worldwide LLC and Tronox Finance Corp. (which will be our wholly-owned subsidiaries at closing) of unsecured senior notes, and the concurrent entry by Tronox Worldwide LLC into a senior secured credit facility.

Our Class A common stock has been approved for listing on the New York Stock Exchange under the symbol "TRX," subject to official notice of issuance. We anticipate that the initial public offering price will be between $18.50 and $20.50 per share.

Investing in our Class A common stock involves risks.
See "Risk Factors" beginning on page 16.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to Tronox Incorporated (before expenses)	$	$

We have granted the underwriters a 30-day option to purchase up to an additional 2,622,000 shares of Class A common stock from us on the same terms and conditions as set forth above if the underwriters sell more than 17,480,000 shares of our Class A common stock in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about                         , 2005.

Joint Book-Running Managers
LEHMAN BROTHERSJPMORGAN

Senior Co-Managers
CITIGROUP	CREDIT SUISSE FIRST BOSTON

Co-Managers
ABN AMRO INCORPORATED	FRIEDMAN BILLINGS RAMSEY
SCOTIA CAPITAL	SG CORPORATE & INVESTMENT BANKING

                         , 2005

TRONOX
INCORPORATED

ABOUT US
PRODUCTS
INVESTOR RELATIONS
GLOBAL

TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Risks Related to Our Business and Industry
Risks Related to Our Relationship with Kerr-McGee
Risks Related to This Offering
Special Note Regarding Forward-Looking Statements
Use of Proceeds
Dividend Policy
Capitalization
Dilution
Selected Historical Combined Financial Data
Unaudited Pro Forma Combined Financial Statements
Management's Discussion and Analysis of Financial Condition and Results of Operations
Industry Background
Business
Management
Principal Stockholder
Arrangements between Kerr-McGee and Our Company
Description of Our Concurrent Financing Transactions
Description of Capital Stock
Shares Eligible for Future Sale
Material United States Federal Income and Estate Tax Consequences to Non-U.S. Holders
Underwriting
Legal Matters
Experts
Where You Can Find Additional Information
Index to Combined Financial Statements

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy shares of our Class A common stock in any jurisdiction where an offer or sale of shares of our Class A common stock would be unlawful. The information in this prospectus is complete and accurate only as of the date on the front cover, regardless of the time of delivery of this prospectus or of any sale of shares of our Class A common stock.

        Until                        , 2005 (25 days after commencement of this offering), all dealers that effect transactions in our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

        This summary highlights the material information contained elsewhere in this prospectus but may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the combined financial statements and related notes and the factors described in "Risk Factors," before making an investment decision.

        Tronox Incorporated is currently an indirect wholly-owned subsidiary of Kerr-McGee Corporation and was formed on May 17, 2005 to hold Kerr-McGee Corporation's chemical business. Kerr-McGee's chemical business is operated by Tronox Worldwide LLC and its subsidiaries, including Tronox LLC (formerly Kerr-McGee Chemical LLC) and various European subsidiaries. In the past, Tronox Worldwide LLC, its subsidiaries and their predecessors engaged in, and as a result have liabilities associated with, other businesses, including businesses involving the treatment of forest products, the production of ammonium perchlorate, the refining and marketing of petroleum products, offshore contract drilling, coal mining and the mining, milling and processing of nuclear materials.

        This prospectus describes Tronox Incorporated as if it held the subsidiaries that will be transferred to it prior to closing for all historical periods presented. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and note 1 to the audited combined financial statements included elsewhere in this prospectus. Unless the context otherwise requires, any references in this prospectus to "we," "our," "us" and "Tronox" refer to Tronox Incorporated and its consolidated subsidiaries as in effect on the closing date of this offering. Any references in this prospectus to "Kerr-McGee" refer to Kerr-McGee Corporation and its consolidated subsidiaries, other than us. Any references in this prospectus to "Tronox Worldwide" refer to Tronox Worldwide LLC (formerly Kerr-McGee Chemical Worldwide LLC).

Our Company

Overview

        Tronox is one of the leading global producers and marketers of titanium dioxide. Titanium dioxide is a white pigment used in a wide range of products for its exceptional ability to impart whiteness, brightness and opacity. We market titanium dioxide pigment, which represented more than 90% of our net sales in 2004, under the brand name TRONOX®. We are the world's third largest producer and marketer of titanium dioxide based on reported industry capacity by the leading titanium dioxide producers, and we have an estimated 13% market share of the $9 billion global market in 2004 based on reported industry sales. Our world-class, high-performance pigment products are critical components of everyday consumer applications, such as coatings, plastics and paper, as well as specialty products, such as inks, foods and cosmetics. In addition to titanium dioxide, we produce electrolytic manganese dioxide, sodium chlorate and boron-based and other specialty chemicals. In 2004, we had net sales of $1.3 billion and a net loss of $127.6 million. For the first nine months of 2005, we had net sales of $1.0 billion and net income of $12.6 million.

        The chart below summarizes our 2004 net sales by business segment:

2004 Net Sales by Business Segment

        We have maintained strong relationships with our customers since our current chemical operations began in 1964. We focus on providing our customers with world-class products, end-use market expertise and strong technical service and support. With over 2,150 employees worldwide, strategically located manufacturing facilities and direct sales and technical service organizations in the United States, Europe and the Asia-Pacific region, we are able to serve our diverse base of more than 1,100 customers in over 100 countries.

        Globally, including the production capacity of the facility operated by our Tiwest Joint Venture (see "Business—Manufacturing, Operation and Properties—The Tiwest Joint Venture"), we have 624,000 tonnes of aggregate annual titanium dioxide production capacity. We hold over 200 patents worldwide, as well as other intellectual property. We have a highly skilled and technologically sophisticated workforce.

Competitive Strengths

        We benefit from a number of competitive strengths, including the following:

Leading Market Positions

        We are the world's third largest producer and marketer of titanium dioxide products based on reported industry capacity by the leading titanium dioxide producers and the world's second largest producer and supplier of titanium dioxide manufactured via proprietary chloride technology, which we believe is preferred for many of the largest end-use applications. We estimate that we have a 15% share of the $5.2 billion global market for the use of titanium dioxide in coatings, which industry sources consider the largest end-use market. We believe our leading market positions provide us with a competitive advantage in retaining existing customers and obtaining new business.

Global Presence

        We are one of the few titanium dioxide manufacturers with global operations. We have production facilities and a sales and marketing presence in the Americas, Europe and the Asia-Pacific region. In 2004, sales into the Americas accounted for approximately 47% of our total titanium dioxide net sales, followed by approximately 32% into Europe and approximately 21% into the Asia-Pacific region. Our global presence enables us to provide customers in over 100 countries with a reliable source of multiple grades of titanium dioxide. The diversity of the geographic markets we serve also mitigates our exposure to regional economic downturns.

Well-Established Relationships with a Diverse Customer Base

        We sell our products to a diverse portfolio of customers with whom we have well-established relationships. Our customer base consists of more than 1,100 customers in over 100 countries and includes market leaders in each of the major end-use markets for titanium dioxide. We have supplied each of our top ten customers with titanium dioxide pigment for over ten years. We work closely with our customers to optimize their formulations, thereby enhancing the use of titanium dioxide in their production processes. This has enabled us to develop and maintain strong relationships with our customers, resulting in a high customer retention rate.

Innovative, High-Performance Products

        We offer innovative, high-performance products for nearly every major titanium dioxide end-use application, with 35 grades of titanium dioxide pigment currently available. We are dedicated to continually developing our titanium dioxide products to better serve our customers and responding to the increasingly stringent demands of their end-use markets. Our recently-introduced products, CR-826 and CR-880, offer a combination of optical properties, opacity, ease of dispersion and durability that is valued by customers for a variety of applications. Sales volume of these high-performance, market-leading products increased at a compounded annual growth rate of 36% from 2000 to 2004.

Proprietary Production Technology

        We are one of a limited number of producers in the titanium dioxide industry to hold the rights to a proprietary chloride process for the production of titanium dioxide. Approximately 83% of our gross production capacity uses this process technology, which is the subject of numerous patents worldwide and is utilized by our highly skilled and technologically sophisticated workforce. Titanium dioxide produced using chloride process technology is preferred for many of the largest end-use applications. The chloride process generates less waste, uses less energy and is less labor intensive than the sulfate production process. The complexity of developing and operating the chloride process technology makes it difficult for others to enter and successfully compete in the chloride process titanium dioxide industry.

Experienced Management Team

        Our management team has an average of 23 years of business experience. The diversity of their business experience provides a broad array of skills that contributes to the successful execution of our business strategy. Our operations team and plant managers, who have an average of 27 years of manufacturing experience, participate in the development and execution of strategies that have resulted in production volume growth, production efficiency improvements and cost reductions. The experience, stability and leadership of our sales organization have been instrumental in growing sales, developing and maintaining customer relationships and increasing our market share.

Business Strategy

        We use specific and individualized operating measures throughout our organization to track and evaluate key metrics. This approach serves as a scorecard to ensure alignment with, and accountability for, the execution of our strategy, which includes the following components:

Strong Customer Focus

        We target our key markets with innovative, high-performance products that provide enhanced value to our customers at competitive prices. A key component of our business strategy is to enhance our product portfolio continually with high-quality, market-driven product development. We design our titanium dioxide products to satisfy our customers' specific requirements for their end-use applications and align our business to respond quickly and efficiently to changes in market demands. In this regard, and in order to continue meeting our customers' needs, we expect to offer at least three new titanium dioxide pigment products in 2005 and 2006 that we believe will further enhance our market positions.

Technological Innovation

        We employ customer and end-use market feedback, technological expertise and fundamental research to create next-generation products and processes. Our technology development efforts include building value-added properties into our titanium dioxide to enhance its performance in our customers' end-use applications. Our research and development teams support our future business strategies, and we manage those teams using disciplined project management tools and a team approach to technological development.

Operational Excellence

        We achieve operational excellence by improving equipment uptime and product quality while reducing maintenance and operating costs. We use Six Sigma, a business improvement methodology, to improve our operational performance. As a result, in 2004, we reduced annual energy costs by $0.8 million at one of our plants, and decreased costs of goods sold by $1.5 million through improved yields at another. Targeting uptime with the Six Sigma methodology also recently enabled one of our plants to increase its annual production by 2,000 tonnes through a simple reconfiguration of its processing equipment.

Maximize Asset Efficiency

        We optimize our production plan through strategic use of our global facilities to save on both transportation and warehousing costs. Our production process is designed with multiple production lines. As a result, we can remedy issues with an individual line without shutting down other lines and idling an entire facility. We also actively manage production capability across all facilities. For instance, if one plant's finishing lines are already at full capacity, that plant's unfinished titanium dioxide can be transferred to another plant for finishing.

Supply Chain Optimization

        We improve our supply chain efficiency by focusing on reducing both operating costs and working capital needs. Our supply chain efforts to lower operating costs consist of reducing procurement spending, lowering transportation and warehouse costs and optimizing production scheduling. We actively manage our working capital by increasing inventory turnover and reducing finished goods and raw materials inventory without affecting our ability to deliver titanium dioxide to our customers. As a result of our efforts, we reduced our finished goods inventory in 2004 by 27% while increasing sales volumes by approximately 9%.

Organizational Alignment

        Aligning the efforts of our employees with our business strategies is critical to our success. To achieve that alignment, we evaluate the performance of our employees using a balanced scorecard approach. We also invest in training initiatives that are directly linked to our business strategies. For instance, approximately 120 of our employees have completed the well-regarded supply chain management training program at Michigan State University's Broad Executive School of Management. We also train our employees in Six Sigma methodology to support our operational excellence and asset efficiency strategic objectives.

Our Relationship with Kerr-McGee

        We are currently an indirect wholly-owned subsidiary of Kerr-McGee Corporation. Kerr-McGee is engaged in two distinct businesses: an oil and gas exploration and production business and a chemical business. We were formed on May 17, 2005 to hold Kerr-McGee's chemical business and to effect this offering and the related concurrent transactions. See "—The Transactions." Kerr-McGee's chemical business currently is operated by Tronox Worldwide and its subsidiaries, including Tronox LLC and various European subsidiaries. Prior to the closing of this offering, Kerr-McGee will transfer Tronox Worldwide to us. Kerr-McGee will represent and warrant that it has good and valid title to the equity interests in Tronox Worldwide, but otherwise Kerr-McGee is not making any representations or warranties to us of any nature, including regarding the assets of, or any other matters relating to, the chemical business.

        Tronox Worldwide has been in business since 1929. Tronox Worldwide, its subsidiaries and their predecessors have operated a number of businesses in addition to the current chemical business, including businesses involving the treatment of forest products, the production of ammonium perchlorate, the refining and marketing of petroleum products, offshore contract drilling and the mining, milling and processing of nuclear materials. Tronox Worldwide and its subsidiaries are, and as a result we will be, subject to significant liabilities associated with those other businesses. See "Risk Factors—Risks Related to Our Business and Industry—We will be subject to significant liabilities that are in addition to those associated with our primary business. These liabilities could adversely affect our financial condition and results of operations and we could suffer losses as a result of these liabilities even if our primary business performs well."

        After completion of this offering, investors in this offering will own all of our outstanding Class A common stock. Kerr-McGee will not own any of our Class A common stock but will indirectly own all of our outstanding Class B common stock, which will represent 88.7% of the combined voting power of all outstanding classes of our common stock (assuming no exercise by the underwriters of their option to purchase additional shares). See "Principal Stockholder." As a result, Kerr-McGee will be able to control the vote on all matters submitted to our stockholders, including the election of directors. See "Risk Factors—Risks Related to Our Relationship with Kerr-McGee—As long as Kerr-McGee owns shares of our common stock representing a majority of the voting power of our common stock, it will control us and the influence of our other stockholders over significant corporate actions will be limited."

        Kerr-McGee has advised us that, subject to the terms of its agreement with the underwriters (as discussed in "Underwriting—Lock-Up Agreements"), following completion of this offering it intends to distribute all of the shares of our Class B common stock that it owns to its stockholders (the "Distribution"). Kerr-McGee expects to accomplish the Distribution through a spin-off, split-off or a combination of both transactions. A spin-off would take the form of a pro rata distribution by Kerr-McGee of its shares of our Class B common stock to holders of Kerr-McGee's common stock. A split-off would be an exchange offer pursuant to which holders of shares of common stock of Kerr-McGee would be invited to exchange those shares for our Class B common stock that Kerr-McGee then holds. However, Kerr-McGee is not required to complete the Distribution. Kerr-McGee has the sole discretion to decide if and when the Distribution will occur and to determine the form, the structure and all other terms of any transactions to effect the Distribution. For a more detailed discussion of the Distribution, please see "Arrangements between Kerr-McGee and Our Company" and "Risk Factors—Risks Related to Our Relationship with Kerr-McGee—The Distribution may not occur, and we may not achieve the expected benefits of the Distribution."

        Prior to the completion of this offering, we will enter into agreements with Kerr-McGee that, regardless of whether the Distribution occurs, will govern the separation of our businesses and various interim and ongoing relationships, including agreements with respect to the provision of interim services by Kerr-McGee to us. Under the terms of these agreements, we are entitled to the ongoing assistance of Kerr-McGee only for a limited period of time. See "Arrangements between Kerr-McGee and Our Company." All of the agreements relating to our separation from Kerr-McGee have been made in the context of a parent-subsidiary relationship and have been entered into in the overall context of our separation from Kerr-McGee. The terms of these agreements may be less favorable to us than if they had been negotiated with unaffiliated third parties. See "Risk Factors—Risks Related to Our Relationship with Kerr-McGee—Our separation agreements with Kerr-McGee may be less favorable to us than if they had been negotiated with unaffiliated third parties" and "Arrangements between Kerr-McGee and Our Company."

        We believe that our separation from Kerr-McGee will enable us to realize the following benefits:

  •
  Focused management attention.    Our separation from Kerr-McGee will allow us to focus managerial attention solely on our business, resulting in stream-lined decision-making, more efficient deployment of resources, increased operational flexibility and enhanced responsiveness to our customers and markets.

  •
  Incentives for our employees to be more directly linked to our performance.    Our separation from Kerr-McGee will enable us to offer our employees compensation more directly linked to the performance of our business.

  •
  Direct access to the capital markets.    As a separate public company, we will have direct access to the capital markets, thereby enabling us to optimize our capital structure to meet the specific needs of our chemical business.

The Transactions

        In this prospectus, we refer to the following collectively as the "Transactions":

  •
  the recapitalization of our company prior to the completion of this offering, in which our common stock held by Kerr-McGee will convert into approximately 22.9 million shares of our Class B common stock;

  •
  the offering and sale of 17,480,000 shares of our Class A common stock at an assumed initial offering price of $19.50 per share, which is the midpoint of the range set forth on the cover page of this prospectus;

  •
  the concurrent joint private offering by Tronox Worldwide and Tronox Finance Corp. (which will become our wholly-owned subsidiaries prior to closing) of $350 million in aggregate principal amount of unsecured notes due 2012, which we refer to as the "unsecured notes";

  •
  Tronox Worldwide's concurrent entry into a senior secured credit facility consisting of a $200 million term loan facility and a $250 million revolving credit facility, which we refer to together as the "senior secured credit facility," and separately as the "term loan facility" and the "revolving credit facility," respectively; and

  •
  the distribution of the net proceeds from our offering of Class A common stock, the unsecured notes and the term loan facility to Kerr-McGee.

        The offering of our Class A common stock, the completion of the private offering of the unsecured notes and the entry into the senior secured credit facility are conditioned upon one another. As a result, if Tronox Worldwide and Tronox Finance Corp. do not complete the offering of the unsecured notes or Tronox Worldwide does not enter into the senior secured credit facility, this offering of our Class A common stock will not be completed.

Conversion of Our Common Stock

        Prior to completion of this offering, all of the issued and outstanding shares of our common stock, which are held by Kerr-McGee, will be converted into 22,889,431 shares of Class B common stock.

The Class A Common Stock

        We are offering 17,480,000 shares of our Class A common stock. The initial offering price of the Class A common stock is expected to be between $18.50 and $20.50 per share. The net proceeds from our offering of Class A common stock will be distributed to Kerr-McGee.

The Unsecured Notes

        Tronox Worldwide and Tronox Finance Corp. are offering $350 million in aggregate principal amount of unsecured notes due 2012 in a concurrent private offering. We, together with Tronox Worldwide's material direct and indirect wholly-owned domestic subsidiaries, will guarantee Tronox Worldwide's and Tronox Finance Corp.'s obligations under the unsecured notes. See "Description of Our Concurrent Financing Transactions—Unsecured Notes" for a more detailed description of the unsecured notes. The unsecured notes will be offered and sold only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The unsecured notes are not being registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The net proceeds from the sale of the unsecured notes will be distributed to Kerr-McGee.

The Senior Secured Credit Facility

        Concurrent with the completion of this offering, Tronox Worldwide will enter into a senior secured credit facility consisting of a $200 million six-year term loan facility and a $250 million five-year multicurrency revolving credit facility. The full amount of the revolving credit facility will be available for issuances of letters of credit and $25 million of the revolving credit facility will be available for swingline loans. The senior secured credit facility will be guaranteed by us and Tronox Worldwide's direct and indirect material domestic subsidiaries (including Tronox Finance Corp.). The facility will be secured by:

  •
  a pledge of 100% of the equity interests in Tronox Worldwide;

  •
  a pledge of 100% of the capital stock of, or other equity interests in, Tronox Worldwide's direct and indirect domestic subsidiaries (including Tronox Finance Corp.);

  •
  a pledge of the capital stock of, or other equity interests in, Tronox Worldwide's direct foreign subsidiaries and the direct foreign subsidiaries of the guarantors of the senior secured credit facility, up to 65% of the voting and 100% of the non-voting capital stock or other equity interests outstanding; and

  •
  a first priority security interest in certain domestic assets, including certain real property, of Tronox Worldwide and the guarantors of the senior secured credit facility.

        See "Description of Our Concurrent Financing Transactions—Senior Secured Credit Facility" for a more detailed description of the senior secured credit facility.

        On the completion of this offering, the new term loan facility is expected to be fully funded and the net proceeds from that facility will be distributed to Kerr-McGee. Undrawn amounts under the revolving credit facility will be available on a revolving basis for general corporate purposes of Tronox Worldwide and its subsidiaries, subject to specified conditions.

Corporate Structure

        The chart below shows Tronox's corporate structure after giving effect to the Transactions:

(1)
Represents 56.7% of the outstanding shares of all classes of our common stock and 88.7% of the voting power of all classes of our common stock.

(2)
Represents 43.3% of the outstanding shares of all classes of our common stock and 11.3% of the voting power of all classes of our common stock.

(3)
The senior secured credit facility will consist of a $200 million six-year term loan facility and a $250 million five-year multicurrency revolving credit facility. The senior secured credit facility will be guaranteed by Tronox and Tronox Worldwide's direct and indirect material domestic subsidiaries (including Tronox Finance Corp.). The facility will be secured by a first priority security interest in certain domestic assets, including certain real property, of Tronox Worldwide and the guarantors of the senior secured credit facility. The facility will also be secured by pledges of the equity interests in Tronox Worldwide and Tronox Worldwide's direct and indirect domestic subsidiaries (including Tronox Finance Corp.), and up to 65% of the voting and 100% of the non-voting equity interests in Tronox Worldwide's direct foreign subsidiaries and the direct foreign subsidiaries of the guarantors of the senior secured credit facility.

(4)
Tronox Worldwide and its wholly-owned direct subsidiary, Tronox Finance Corp., will co-issue $350 million in aggregate principal amount of unsecured notes, which will be guaranteed by Tronox and Tronox Worldwide's material direct and indirect domestic wholly-owned subsidiaries.

The Offering

Issuer	Tronox Incorporated
Class A common stock offered by the issuer	17,480,000 shares
Underwriters' option to purchase additional shares of Class A common stock	2,622,000 shares
Class B common stock to be held by Kerr-McGee immediately after the offering (assumes no exercise by the underwriters of their option to purchase additional shares of Class A common stock)	22,889,431 shares
Common stock outstanding immediately after the offering (assumes no exercise by the underwriters of their option to purchase additional shares of Class A common stock):
Class A common stock	17,480,000	shares
Class B common stock	22,889,431	shares

Total	40,369,431	shares

Use of proceeds
	We estimate that the net proceeds from this offering of Class A common stock, after deducting estimated underwriting discounts and commissions and estimated offering expenses, will be approximately $316.0 million ($363.8 million if the underwriters exercise in full their option to purchase additional shares), assuming an initial offering price of $19.50 per share, which is the midpoint of the range set forth on the cover page of this prospectus. We estimate that the net proceeds from the term loan facility and the private offering of unsecured notes, after deducting estimated expenses related to those transactions, will be approximately $539.0 million. We intend to distribute all of the net proceeds from this offering, the term loan facility and the unsecured notes offering to Kerr-McGee. See "Use of Proceeds."
Dividend policy
	Following completion of this offering and subject to the terms of the senior secured credit facility and the indenture governing the unsecured notes, we intend to pay a regular quarterly dividend to holders of our Class A common stock and Class B common stock. The declaration and payment of dividends is discretionary, and the amount, if any, will depend upon our financial condition, our earnings and cash flows, our capital requirements, contractual restrictions and other factors deemed relevant by our board of directors. See "Dividend Policy."
Voting rights
Class A common stock	One vote per share for all matters on which stockholders are entitled to vote, including the election and removal of directors.

Class B common stock	Six votes per share for all matters on which stockholders are entitled to vote, including the election and removal of directors.
Other common stock provisions
Apart from the different voting rights described above, the holders of Class A and Class B common stock generally have identical rights, except that the holders of Class A common stock are not eligible to vote on any alteration of the powers, preferences or special rights of the Class B common stock that would not adversely affect the Class A common stock. See "Description of Capital Stock."
New York Stock Exchange listing	Our Class A common stock has been approved for listing on the New York Stock Exchange under the symbol "TRX," subject to official notice of issuance.
Rights
One preferred share purchase right will be issued and will trade together with each share of our Class A and Class B common stock. These rights will become exercisable only upon the occurrence of certain events, as described under "Description of Capital Stock—The Rights Agreement."

Information in this Prospectus

        Unless we specifically state otherwise, all information in this prospectus regarding our Class A common stock:

  •
  gives effect to the Transactions;

  •
  assumes no exercise by the underwriters of their option to purchase 2,622,000 additional shares of Class A common stock;

  •
  excludes approximately 6.1 million shares of our Class A common stock reserved for issuance under our long term incentive plan for our employees and directors, including approximately 0.4 million shares of our Class A common stock issuable upon exercise of stock options and approximately 0.4 million restricted shares of our Class A common stock expected to be granted in connection with this offering. See "Management—Long Term Incentive Plan—Initial Grants"; and

  •
  excludes shares of our Class A common stock issuable in connection with Kerr-McGee stock-based awards that will be converted into or replaced by our stock-based awards on the effective date of the Distribution. See "Management—Treatment of Kerr-McGee Stock Options, Restricted Stock and Performance Unit Awards," "Arrangements between Kerr-McGee and Our Company—Employee Benefits Agreement—Kerr-McGee Stock Options and Restricted Stock" and "Arrangements between Kerr-McGee and Our Company—Employee Benefits Agreement—Incentive Plans."

Risk Factors

        Investing in our Class A common stock involves risk. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" beginning on page 16 in deciding whether to invest in our Class A common stock.

Corporate Information

        Tronox Incorporated is a Delaware corporation that was incorporated, originally as "New-Co Chemical, Inc.," on May 17, 2005. Our website address is www.tronox.com. The information on our website is not incorporated by reference into this prospectus, and you should not consider information on our website a part of this prospectus. Our principal executive offices are located at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102. Our telephone number is (405) 270-1313.

Summary Historical and Pro Forma Combined Financial Data

        The following tables set forth the summary historical and pro forma combined financial data as of the dates and for the periods indicated in such tables. The summary historical combined financial data presented below for the years ended December 31, 2004, 2003 and 2002 have been derived from the audited combined financial statements included elsewhere in this prospectus. The summary historical combined financial data presented below as of September 30, 2005 and for the nine-month periods ended September 30, 2005 and 2004 have been derived from the interim unaudited condensed combined financial statements included elsewhere in this prospectus. In the opinion of our management, the interim unaudited condensed combined financial statements have been prepared on a basis consistent with the audited combined financial statements and include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for the periods presented. Results of operations for the nine-month period ended September 30, 2005 are not necessarily indicative of the operating results to be expected for the full fiscal year 2005 or for any future periods.

        The summary unaudited pro forma combined financial data for the year ended December 31, 2004 and as of and for the nine-month period ended September 30, 2005 set forth below have been prepared to give effect to this offering and the related transactions described below, as if those transactions had occurred on the date or at the beginning of the periods indicated:

  •
  the recapitalization of our company prior to the completion of this offering, in which our common stock held by Kerr-McGee will convert into approximately 22.9 million shares of Class B common stock;

  •
  the issuance and sale of 17,480,000 shares of our Class A common stock in this offering and the receipt of estimated net proceeds of approximately $316.0 million, assuming an initial offering price of $19.50 per share, which is the midpoint of the range set forth on the cover page of this prospectus;

  •
  the issuance by Tronox Worldwide and Tronox Finance Corp. of $350 million of unsecured notes in a concurrent private offering and the receipt of estimated net proceeds from that offering of approximately $343.1 million;

  •
  the borrowing by Tronox Worldwide of $200 million under the term loan facility and the receipt of estimated net proceeds of approximately $195.9 million;

  •
  the distribution of the net proceeds from this offering, the unsecured notes and the term loan facility to Kerr-McGee;

  •
  the elimination of net interest expense allocated to the historical combined financial statements by Kerr-McGee based on specifically-identified borrowings from Kerr-McGee at Kerr-McGee's average borrowing rates;

  •
  the incremental selling, general and administrative costs resulting from us becoming a stand-alone company;

  •
  the transfer to us by Kerr-McGee, and the assumption by us, on the effective date of the Distribution, of assets and liabilities related to incentive awards, health and welfare plan benefits, retirement plans and savings plans;

  •
  the distribution to Kerr-McGee by us of cash on hand in excess of $40 million; and

  •
  the change in our income taxes resulting from the transactions described above.

        The summary unaudited pro forma combined financial data are for informational purposes only, are not projections of our future financial performance, and should not be considered indicative of actual results that would have been achieved had the transactions actually been consummated on the date or at the beginning of the periods indicated. Please see the notes to the unaudited pro forma combined financial data for a more detailed discussion of how the adjustments described above are presented.

        The summary historical and pro forma combined financial data presented below should be read together with "Use of Proceeds," "Capitalization," "Selected Historical Combined Financial Data," "Unaudited Pro Forma Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and the notes to those statements, in each case, included elsewhere in this prospectus.

	Nine Months Ended September 30,			Year Ended December 31,
	2005	2004	Pro Forma 2005	2004	2003	2002	Pro Forma 2004
	(millions of dollars, except per share amounts)
Combined Statement of Operations Data:
Net sales	$1,017.5	$939.9	$1,017.5	$1,301.8	$1,157.7	$1,064.3	$1,301.8

Gross margin	169.9	95.9	169.9	132.9	133.0	115.3	132.9
Selling, general and administrative expenses	85.9	80.2	100.9	110.1	98.9	84.0	130.1
Restructuring charges(1)	—	112.1	—	113.0	61.4	11.8	113.0
Provision for environmental remediation and restoration, net of reimbursements	17.0	3.6	17.0	4.6	14.9	14.3	4.6
Interest expense, net(2)	10.9	6.6	30.4	9.6	8.9	11.2	40.1
Other expense(3)	1.2	13.4	1.2	15.7	11.7	2.0	15.7

Income (loss) from continuing operations before income taxes	54.9	(120.0)	20.4	(120.1)	(62.8)	(8.0)	(170.6)
Income tax benefit (provision)	(20.5)	38.1	(8.4)	38.3	15.1	(8.3)	45.3

Income (loss) from continuing operations before cumulative effect of change in accounting principle	34.4	(81.9)	$12.0	(81.8)	(47.7)	(16.3)	$(125.3)

Loss from discontinued operations, net of income tax benefit	(21.8)	(45.3)		(45.8)	(35.8)	(81.0)

Income (loss) before cumulative effect of change in accounting principle	12.6	(127.2)		(127.6)	(83.5)	(97.3)
Cumulative effect of change in accounting principle, net of income tax benefit	—	—		—	(9.2)	—

Net income (loss)	$12.6	$(127.2)		$(127.6)	$(92.7)	$(97.3)

Pro forma income (loss) from continuing operations per share—basic and diluted	$1.50		$0.30	$(3.57)			$(3.10)
Weighted average common shares outstanding—basic	22.9		40.4	22.9			40.4
Other Financial Data:
Cash flows from:
Operating activities(4)	$13.0	$80.8		$190.8	$120.4	$82.4
Investing activities(4)	118.2	(63.1)		(91.4)	(95.7)	(86.6)
Financing activities	(81.2)	(40.2)		(131.1)	(10.3)	4.1
Depreciation and amortization expense	78.1	76.9		104.6	106.5	105.7
Asset write-downs and impairments	12.3	122.0		122.4	28.7	20.2
Capital expenditures	51.7	63.7		92.5	99.4	86.7
Adjusted EBITDA(5)	180.7	116.7	$165.7	162.2	160.3	134.5	$142.2

	Nine Months Ended September 30,			Year Ended December 31,
	2005	2004		2004		2003	2002
	(volumes and capacity in thousands of tonnes)
Titanium Dioxide Operating Statistics:
Production volumes:
100% owned facilities	357.0	358.5	(7)	477.3	(7)	484.1	459.8
50% owned production—Tiwest joint venture(6)	39.2	40.0		53.5		47.4	48.2

Total Tronox production	396.2	398.5	(7)	530.8	(7)	531.5	508.0
Product purchased from Tiwest joint venture partner(6)	39.2	40.0		53.5		47.4	48.2

Total production marketed by Tronox	435.4	438.5	(7)	584.3	(7)	578.9	556.2

Annual or nine-month production capacity, as applicable:(8)
100% owned facilities	385.5	385.5	(7)	514.0	(7)	568.0	512.0
50% owned production—Tiwest joint venture(6)	41.3	37.5		55.0		50.0	47.5

Total Tronox production capacity	426.8	423.0	(7)	569.0	(7)	618.0	559.5
Production capacity of Tiwest joint venture partner(6)	41.3	37.5		55.0		50.0	47.5

Total production capacity available for Tronox to market	468.1	460.5	(7)	624.0	(7)	668.0	607.0

	As of September 30, 2005
	Historical	Pro Forma
	(millions of dollars)
Combined Balance Sheet Data:
Cash and cash equivalents	$76.7	$40.0
Working capital(9)	459.1	418.9
Total assets	1,703.0	1,676.0
Long-term debt	—	548.0
Business/stockholders' equity	1,017.6	284.2

(1)
Restructuring charges in 2004 include costs associated with the shutdown of our titanium dioxide pigment sulfate production at our Savannah, Georgia facility. Restructuring charges in 2003 include costs associated with the shutdown of our synthetic rutile plant in Mobile, Alabama and charges in connection with a work force reduction program consisting of both voluntary retirements and involuntary terminations. Restructuring charges in 2002 represent a write-down of fixed assets for abandoned engineering projects.

(2)
Includes interest expense allocated to us by Kerr-McGee based on specifically identified borrowings from Kerr-McGee at Kerr-McGee's average borrowing rates. See note 20 to the audited combined financial statements and note 9 to the interim unaudited condensed combined financial statements, in each case included elsewhere in this prospectus.

(3)
Includes net foreign currency transaction gain (loss), equity in net earnings of equity method investees, loss on accounts receivable sales and other expenses. See note 20 to the audited combined financial statements and note 9 to the interim unaudited condensed combined financial statements, in each case included elsewhere in this prospectus.

(4)
In 2005, cash flows from operating activities were reduced by $165 million due to an increase in accounts receivable following termination of the accounts receivable monetization program, while cash flows from investing activities were favorably affected by collections on accounts receivable repurchased, as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Off-Balance Sheet Arrangements—Accounts Receivable Monetization Program."

(5)
EBITDA represents net income (loss) before net interest expense, income tax benefit (provision), and depreciation and amortization expense. Adjusted EBITDA represents EBITDA as further adjusted to reflect the items set forth in the table below, all of which will be required in determining our compliance with financial covenants under our senior secured credit facility. See "Description of Our Concurrent Financing Transactions—Senior Secured Credit Facility."

We have included EBITDA and adjusted EBITDA in this prospectus to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that will be contained in our new senior secured credit facility. We believe EBITDA is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use EBITDA in the evaluation of issuers, many of which present EBITDA when reporting their results. Adjusted EBITDA is a material component of the covenants that will be imposed on us by the senior secured credit facility. Under the senior secured credit facility, we will be subject to financial covenant ratios that will be calculated by reference to adjusted EBITDA. Non-compliance with the financial covenants contained in the senior secured credit facility could result in a default, an acceleration in the repayment of amounts outstanding, and a termination of the lending commitments under the senior secured credit facility. Any acceleration in the repayment of amounts outstanding under the senior secured credit facility would result in a default under the indenture governing the unsecured notes. While an event of default under the senior secured credit facility or the indenture governing the unsecured notes is continuing, we would be precluded from, among other things, paying dividends on our common stock or borrowing under the revolving credit facility. For a description of required financial covenant levels and actual ratio calculations based on adjusted EBITDA, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Liquidity and Capital Resources Following the Transactions—Covenant Compliance." Our management also uses EBITDA and adjusted EBITDA in order to facilitate operating performance comparisons from period to period and prepare annual operating budgets.

EBITDA and adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles, or GAAP. As discussed above, we believe that the presentation of EBITDA and adjusted EBITDA in this prospectus is appropriate. However, when evaluating our results, you should not consider EBITDA and adjusted EBITDA in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net income (loss). EBITDA and adjusted EBITDA have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. Because other companies may calculate EBITDA and adjusted EBITDA differently than we do, EBITDA may not be, and adjusted EBITDA as presented in this prospectus is not, comparable to similarly-titled measures reported by other companies.

The following table reconciles net income (loss) to EBITDA and adjusted EBITDA for the periods presented:

	Nine Months Ended September 30,			Year ended December 31,
	2005	2004	Pro Forma 2005	2004	2003	2002	Pro Forma 2004
	(millions of dollars)
Net income (loss)(a)	$12.6	$(127.2)	$(9.8)	$(127.6)	$(92.7)	$(97.3)	$(171.1)
Net interest expense	10.9	6.6	30.4	9.6	8.9	11.2	40.1
Income tax provision (benefit)	8.8	(62.4)	(3.3)	(63.0)	(39.3)	(35.3)	(70.0)
Depreciation and amortization expense	78.1	76.9	78.1	104.6	106.5	105.7	104.6

EBITDA	110.4	(106.1)	95.4	(76.4)	(16.6)	(15.7)	(96.4)
Savannah sulfate facility shutdown costs	—	28.7	—	29.0	—	—	29.0
Loss from discontinued operations(b)	33.5	69.0	33.5	69.7	51.9	120.1	69.7
Provision for environmental remediation and restoration, net of reimbursements	17.0	3.6	17.0	4.6	14.9	14.3	4.6
Extraordinary, unusual or non-recurring expenses or losses(c)	—	—	—	(0.3)	47.0	—	(0.3)
Noncash charges constituting:
(Gain) loss on sales of accounts receivable(d)	(0.2)	5.8	(0.2)	8.2	4.8	4.7	8.2
Write-downs of property, plant and equipment and other assets(e)	8.5	100.4	8.5	104.8	29.3	18.5	104.8
Impairment of intangible assets	—	7.4	—	7.4	—	—	7.4
Cumulative effect of change in accounting principle	—	—	—	—	14.1	—	—
Asset retirement obligations	1.0	—	1.0	—	—	—	—
Other items(f)	10.5	7.9	10.5	15.2	14.9	(7.4)	15.2

Adjusted EBITDA	$180.7	$116.7	$165.7	$162.2	$160.3	$134.5	$142.2

  (a)
  Net income (loss) includes the following operating losses associated with our Savannah sulfate facility, which was closed in September 2004: (i) $17.8 million, $18.6 million and $9.6 million for the years ended December 31, 2004, 2003 and 2002, respectively, and (ii) $2.0 million and $16.8 million for the nine months ended September 30, 2005 and 2004, respectively.

  (b)
  Includes provisions for environmental remediation and restoration, net of reimbursements, related to our former forest products operations, thorium manufacturing, uranium and refining operations of $61.5 million, $41.1 million and $61.1 million for the years ended December 31, 2004, 2003 and 2002, respectively, and $20.4 million and $61.9 million for the nine months ended September 30, 2005 and 2004, respectively.

  (c)
  Includes $25.8 million associated with the closure of our Mobile, Alabama facility in 2003 for charges not reflected elsewhere and $21.2 million for a workforce reduction program for continuing operations in 2003. See note 15 to the audited combined financial statements included elsewhere in this prospectus.

  (d)
  Loss on the sales of accounts receivable under an asset monetization program, or a factoring program, comparable to interest expense.

  (e)
  Includes $86.6 million associated with the shutdown of our Savannah sulfate facility for the year ended December 31, 2004.

  (f)
  Includes noncash stock-based compensation, noncash pension and postretirement cost and accretion expense.

(6)
One of our subsidiaries has a 50% undivided interest in the assets comprising the operations conducted in Australia under the Tiwest joint venture arrangement, which is further discussed in "Business—Manufacturing, Operation and Properties—The Tiwest Joint Venture."

(7)
Excludes production volumes from our Savannah sulfate facility, which was closed in September 2004, of 17.7 tonnes for the nine months ended September 30, 2004 and 17.7 tonnes for the year ended December 31, 2004.

(8)
Nine-month production capacity is based on annualized numbers.

(9)
Working capital is defined as the excess of current assets over current liabilities.

RISK FACTORS

        An investment in our Class A common stock involves risk. You should consider carefully the following factors and the other information in this prospectus before deciding to purchase any shares of our Class A common stock. If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our Class A common stock could decline, and you might lose all or part of your investment.

Risks Related to Our Business and Industry

We will be subject to significant liabilities that are in addition to those associated with our primary business. These liabilities could adversely affect our financial condition and results of operations and we could suffer losses as a result of these liabilities even if our primary business performs well.

        Prior to the completion of this offering, Kerr-McGee will transfer to us those of its subsidiaries that currently operate its chemical business, including Tronox Worldwide and its subsidiaries. Tronox Worldwide, its subsidiaries and their predecessors have operated a number of businesses in addition to the current chemical business, including businesses involving the treatment of forest products, the production of ammonium perchlorate, the refining and marketing of petroleum products, offshore contract drilling and the mining, milling and processing of nuclear materials. As a result, we will be subject to significant liabilities that are in addition to those associated with our primary business, including legal, regulatory and environmental liabilities. For example, we will have liabilities relating to the remediation of various sites at which chemicals such as creosote, perchlorate, low-level radioactive substances, asbestos and other materials have been used or disposed. Our financial condition and results of operations could be adversely affected by these liabilities. We also could suffer losses as a result of these liabilities even if our primary business performs well. See note 21 to the audited combined financial statements and note 10 to the interim unaudited condensed combined financial statements included elsewhere in this prospectus for a discussion of contingencies.

The costs of compliance with the extensive environmental, health and safety laws and regulations to which we are subject or the inability to obtain, update or renew permits required for the operation of our business could reduce our profitability or otherwise adversely affect us.

        Our current and former operations involve the generation and management of regulated materials that are subject to various environmental laws and regulations and are dependent on the periodic renewal of permits from various governmental agencies. The inability to obtain, update or renew permits related to the operation of our businesses, or the costs required in order to comply with permit standards, could have a material adverse affect on us. For example, we are currently updating permits related to water and air emissions for our facility in Botlek, the Netherlands. Although we do not anticipate any significant difficulties in obtaining such permits or that any material expenditures will be required, the failure to update such permits could have a material adverse effect on our ability to produce our products and on our results of operations.

        In addition, changes in the laws and regulations to which we are subject, or their interpretation, or the enactment of new laws and regulations, could result in materially increased and unanticipated capital expenditures and compliance costs. For example, the proposed REACH (Registration, Evaluation and Authorization of Chemicals) regulatory scheme in the European Union, if implemented as currently proposed, could adversely affect our European operations by imposing on us a testing, evaluation and registration program for some of the chemicals that we use or produce. We are not able to predict the ultimate cost of compliance with these requirements or their effect on our business.

        Environmental laws and regulations obligate us to remediate various sites at which chemicals such as creosote, perchlorate, low-level radioactive substances, asbestos and other materials have been disposed of or released. Some of these sites have been designated Superfund sites by the

Environmental Protection Agency under the Comprehensive Environmental Response, Compensation and Liability Act. See note 21 to the audited combined financial statements and note 10 to the interim unaudited condensed combined financial statements included elsewhere in this prospectus for a discussion of these matters. The discovery of contamination arising from historical industrial operations at some of our properties has exposed us, and in the future may continue to expose us, to significant remediation obligations and other damages.

The actual costs of environmental remediation and restoration could exceed estimates.

        As of September 30, 2005, we had reserves in the amount of $239.4 million for environmental remediation and restoration. We reserve for costs related to environmental remediation and restoration only when a loss is probable and the amount is reasonably estimable. In estimating our environmental liabilities, including the cost of investigation and remediation at a particular site, we consider a variety of matters, including, but not limited to, the stage of the investigation at the site, the stage of remedial design for the site, the availability of existing remediation technologies, presently-enacted laws and regulations and the state of any related legal or administrative investigation or proceedings. For example, at certain sites we are in the preliminary stages of our environmental investigation and therefore have reserved for such sites amounts equal only to the cost of our environmental investigation. The findings of these site investigations could result in an increase in our reserves for environmental remediation. While we believe we have established appropriate reserves for environmental remediation based on the information we currently know, additions to the reserves may be required as we obtain additional information that enables us to better estimate our liabilities.

        Our estimates of environmental liabilities at a particular site could increase significantly as a result of, among other things, changes in laws and regulations, revisions to the site's remedial design, unanticipated construction problems, identification of additional areas or volumes of contamination, increases in labor, equipment and technology costs, changes in the financial condition of other potentially responsible parties and the outcome of any related legal and administrative proceedings to which we are or may become a party. For example, in 2002, we reached an agreement with various local, state and federal entities for remediation at Kress Creek and the Sewage Treatment Plant, each part of the West Chicago site, which provides for the characterization and cleanup of the sites, past and future government response costs, and the waiver of natural resource damage claims. As a result, in that year we increased our reserves for environmental remediation with respect to Kress Creek by $83.8 million, which was part of a total increase in our environmental reserves of $188.1 million, a portion of which is reported as loss from discontinued operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Environmental Matters—Environmental Costs."

        In addition to the sites for which we have established reserves, there may be other sites where we have potential liability for environmental-related matters but for which we do not have sufficient information to determine that a liability is probable and reasonably estimable. As we obtain additional information about those sites, we may need to increase our reserves. New environmental claims may also arise as a result of changes in environmental laws and regulations or for other reasons. If new claims arise and losses associated with those claims become probable and reasonably estimable, we will need to increase our reserves to reflect those new claims.

        As a result of the factors described above, it is not possible for us to reliably estimate the amount and timing of all future expenditures related to environmental or other contingent matters and our actual costs could exceed our current reserves. See "Business—Government Regulations and Environmental Matters" and "Business—Legal Proceedings."

Hazards associated with chemical manufacturing could adversely affect our results of operations.

        Due to the nature of our business, we are exposed to the hazards associated with chemical manufacturing and the related storage and transportation of raw materials, products and wastes. These hazards could lead to an interruption or suspension of operations and have an adverse effect on the productivity and profitability of a particular manufacturing facility or on us as a whole. Potential hazards include the following:

  •
  piping and storage tank leaks and ruptures;

  •
  mechanical failure;

  •
  employee exposure to hazardous substances; and

  •
  chemical spills and other discharges or releases of toxic or hazardous substances or gases.

        There is also a risk that one or more of our key raw materials or one or more of our products may be found to have toxicological or health-related impact on the environment or on our customers or employees. These hazards may cause personal injury and loss of life, damage to property and contamination of the environment, which could lead to government fines or work stoppage injunctions and lawsuits by injured persons. If such actions are determined adversely to us, we may have inadequate insurance to cover such claims, or we may have insufficient cash flow to pay for such claims. Such outcomes could adversely affect our financial condition and results of operations.

Violations or noncompliance with the extensive environmental, health and safety laws and regulations to which we are subject could result in unanticipated loss or liability.

        Our operations and production facilities are subject to extensive environmental and health and safety laws and regulations at national, international and local levels in numerous jurisdictions relating to pollution, protection of the environment, transporting and storing raw materials and finished products and storing and disposing of hazardous wastes. We may incur substantial costs, including fines, damages, criminal or civil sanctions and remediation costs, or experience interruptions in our operations, for violations arising under these laws and regulations. In the event of a catastrophic incident involving any of the raw materials we use or chemicals we produce, we could incur material costs as a result of addressing the consequences of such event.

        We are party to a number of legal and administrative proceedings involving environmental and other matters pending in various courts and before various agencies. These include proceedings associated with facilities currently or previously owned, operated or used by us or our predecessors, and include claims for personal injuries, property damages, injury to the environment, including natural resource damages, and non-compliance with permits. Any determination that one or more of our key raw materials or products, or the materials or products associated with facilities previously owned, operated or used by us or our predecessors, has, or is characterized as having, a toxicological or health-related impact on our environment, customers or employees could subject us to additional legal claims. These proceedings and any such additional claims may be costly and may require a substantial amount of management attention, which may have an adverse affect on our financial condition and results of operations. See "Business—Government Regulations and Environmental Matters" and "Business—Legal Proceedings."

Upon completion of this offering, we will have a substantial amount of debt, which could adversely affect our financial condition, limit our ability to pursue business opportunities, reduce our operating flexibility or put us at a competitive disadvantage.

        As of September 30, 2005, after giving effect to the pro forma adjustments set forth in "Unaudited Pro Forma Combined Financial Statements," we would have had approximately $548.0 million of long-

term debt and $284.2 million of combined stockholders' equity. Our substantial amount of debt could have important consequences for us. For instance, it could:

  •
  require us to use a substantial portion of our cash flow from operations for debt service and reduce the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate activities;

  •
  limit our ability to obtain financing for working capital, capital expenditures, acquisitions or other general corporate activities in the future;

  •
  expose us to greater interest rate risk because the interest rates on our senior credit facility will vary; and

  •
  impair our ability to successfully withstand a downturn in our business or the economy in general and place us at a disadvantage relative to our less-leveraged competitors.

        Our separation agreements, the senior secured credit facility and the indenture governing the unsecured notes will limit, but will not prohibit, us from incurring additional debt, and we may incur additional debt in the future. If we incur additional debt, our ability to satisfy our debt obligations may become more limited.

The terms of the senior secured credit facility and the indenture governing the unsecured notes will contain a number of restrictive and financial covenants that could limit our ability to pay dividends or to operate effectively in the future. If we are unable to comply with these covenants, our lenders could accelerate the repayment of our indebtedness.

        The terms of the senior secured credit facility and the indenture governing the unsecured notes will subject us to a number of covenants that will impose significant operating restrictions on us, including on our ability to incur indebtedness and liens, make loans and investments, make capital expenditures, sell assets, engage in mergers, consolidations and acquisitions, enter into transactions with affiliates, enter into sale and leaseback transactions, make optional payments or modifications of the unsecured notes or other material debt, change our lines of business and pay dividends on our common stock. We will also be required by the terms of the senior secured credit facility to comply with financial covenant ratios that will be calculated by reference to adjusted EBITDA. These restrictions could limit our ability to plan for or react to market conditions or meet capital needs.

        A breach of any of the covenants imposed on us by the terms of our indebtedness, including the financial covenants in the senior secured credit facility, could result in a default under such indebtedness. In the event of a default, the lenders under the revolving credit facility could terminate their commitments to us, and they and the lenders of our other indebtedness could accelerate the repayment of all of our indebtedness. In such case, we may not have sufficient funds to pay the total amount of accelerated obligations, and our lenders under the senior secured credit facility could proceed against the collateral securing the facility. Any acceleration in the repayment of our indebtedness or related foreclosure could adversely affect our business.

We have experienced net losses in recent years. Our business, financial condition and results of operations could be adversely affected if this continues.

        We have experienced net losses of $127.6 million, $92.7 million and $97.3 million for the fiscal years ended December 31, 2004, 2003 and 2002, respectively. To the extent that we continue to experience net losses, there may be adverse consequences to our business, financial condition and results of operations. For example, continuing to experience net losses may impair our long-term ability to continue operations at present levels and may impair our ability to meet our obligations with regard to environmental remediation and restoration. Although our financial performance has improved in the first nine months of 2005, there is no guarantee that our performance will continue to improve at the same rate, if at all.

Market conditions and cyclical factors that adversely affect the demand for the end-use products that contain our titanium dioxide could adversely affect our results.

        Historically, regional and world events that negatively affect discretionary spending or economic conditions generally, such as terrorist attacks, the incidence or spread of contagious diseases (such as SARS), or other economic, political, or public health or safety conditions, have adversely affected demand for the finished products that contain titanium dioxide and from which we derive substantially all of our revenue. Events such as these are likely to contribute to a general reluctance by the public to purchase "quality of life" products, which could cause a decrease in demand for our chemicals and, as a result, may have an adverse effect on our results of operations and financial condition.

        Additionally, the demand for titanium dioxide during a given year is subject to seasonal fluctuations. Titanium dioxide sales are generally higher in the second and third quarters of the year than in the other quarters due in part to the increase in paint production in the spring to meet demand resulting from the spring and summer painting season in North America and Europe. We may be adversely affected by existing or future cyclical changes, and such conditions may be sustained or further aggravated by anticipated or unanticipated changes in regional weather conditions. For example, poor weather conditions in a region can lead to an abbreviated painting season, which can depress consumer sales of paint products that use titanium dioxide pigment.

Our business, financial condition and results of operations could be adversely affected by global and regional economic downturns and other conditions.

        We have significant production, sales and marketing operations throughout the United States, Europe and the Asia-Pacific region, with more than 1,100 customers in over 100 countries. We also purchase many of the raw materials used in the production of our products in foreign jurisdictions. In 2004, approximately 45% of our total revenues were generated from sales outside of the United States. Due to these factors, our performance, particularly the performance of our pigment segment, is cyclical and tied closely to general economic conditions, including global gross domestic product. As a result, our business, financial condition and results of operations are vulnerable to political and economic conditions affecting global gross domestic product and the countries in which we operate. For example, from 2000 through 2003, our business was affected when the titanium dioxide industry experienced a period of unusually weak business conditions as a result of a variety of factors, including the global economic recession, exceptionally rainy weather conditions in Europe and the Americas, and the outbreak of SARS in Asia. Based on these factors, global and regional economic downturns and other conditions may have an adverse effect on our financial condition and results of operations.

Our results of operations may be adversely affected by fluctuations in currency exchange rates.

        The financial condition and results of operations of our operating entities in the European Union, among other jurisdictions, are reported in various foreign currencies and then translated into U.S. dollars at the applicable exchange rate for inclusion in the financial statements. As a result, any appreciation of the U.S. dollar against these foreign currencies will have a negative impact on our reported sales and operating margin (and conversely, the depreciation of the dollar against these foreign currencies will have a positive impact). In addition, our operating entities often need to convert currencies they receive for our products into currencies in which they purchase raw materials or pay for services, which could result in a gain or loss depending on fluctuations in exchange rates. Because we have significant operations in Europe and Australia, we are exposed primarily to fluctuations in the euro and the Australian dollar.

        In the past, we have sought to minimize our foreign currency translation risk by engaging in hedging transactions. We may be unable to effectively manage our foreign currency translation risk, and any volatility in foreign currency exchange rates may have an adverse effect on our financial condition or results of operations. For a further discussion of how we manage our foreign currency risk, see

"Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosure about Market Risk—Foreign Currency Exchange Rate Risk."

Our industry and the end-use markets in which we compete are highly competitive. This competition may adversely affect our results of operations.

        Each of the markets in which we compete is highly competitive. Competition is based on a number of factors such as price, product quality and service. We face significant competition from major international producers, such as E.I. du Pont de Nemours and Company, Millennium Chemicals Inc., Huntsman Corporation and Kronos Worldwide, Inc., as well as smaller regional competitors. Our most significant competitors include major chemicals and materials manufacturers and diversified companies, a number of which have substantially larger financial resources, staffs and facilities than we do. The additional resources and larger staffs and facilities of such competitors may give them a competitive advantage when responding to market conditions and capitalizing on operating efficiencies. Increased competition could result in reduced sales, which could adversely affect our profitability. See "Business—Competitive Conditions."

        In addition, within the end-use markets in which we compete, competition between products is intense. We face substantial risk that certain events, such as new product development by our competitors, changing customer needs, production advances for competing products or price changes in raw materials, could cause our customers to switch to our competitor's products. If we are unable to develop and produce or market our products to compete effectively against our competitors, our results of operations may suffer.

Fluctuations in costs of our raw materials or our access to supplies of our raw materials could have an adverse effect on our results of operations.

        In 2004, raw materials used in the production of titanium dioxide constituted approximately 31% of our operating expenses and 33% of our cost of products sold. Titanium-bearing ores, in particular, represented more than 22% of our cost of products sold in 2004.

        Costs of many of the raw materials we use may fluctuate widely for a variety of reasons, including changes in availability, major capacity additions or reductions or significant facility operating problems. These fluctuations could negatively affect our operating margins and our profitability. As these costs rise, our operating expenses likely will increase and could adversely affect our business, especially if we are unable to pass price increases in raw materials through to our customers.

        Should our vendors not be able to meet their contractual obligations or should we be otherwise unable to obtain necessary raw materials, we may incur higher costs for raw materials or may be required to reduce production levels, which may have an adverse effect on our financial position, results of operations or liquidity. For a further discussion, see "Business—Raw Materials."

The labor and employment laws in many jurisdictions in which we operate are more restrictive than in the United States. Our relationship with our employees could deteriorate, which could adversely affect our operations.

        In the United States, approximately 200 employees at our Savannah, Georgia facility are members of a union and are subject to a collective bargaining arrangement that is scheduled to expire in April 2006. Approximately 40% of our employees are employed outside the United States. In certain of those countries, such as Australia and the member states of the European Union, labor and employment laws are more restrictive than in the United States and, in many cases, grant significant job protection to employees, including rights on termination of employment. For example, in Germany and the Netherlands, by law some of our employees are represented by a works' council, which subjects us to employment arrangements very similar to collective bargaining agreements.

        We are required to consult with and seek the consent or advice of the unions or works' councils that represent our employees for certain of our activities. This requirement could have a significant impact on our flexibility in managing costs and responding to market changes. Furthermore, there can be no assurance that we will be able to negotiate labor agreements with our unionized employees in the future on satisfactory terms. If those employees were to engage in a strike, work stoppage or other slowdown, or if any of our other employees were to become unionized, we could experience a significant disruption of our operations or higher ongoing labor costs, which could adversely affect our financial condition and results of operations.

Third parties may claim that our products or processes infringe their intellectual property rights, which may cause us to pay unexpected litigation costs or damages or prevent us from making, using, or selling our products.

        Although currently there are no pending or threatened proceedings or claims relating to alleged infringement, misappropriation, or violation of the intellectual property rights of others, we may be subject to legal proceedings and claims in the future in which third parties allege that their patents or other intellectual property rights are infringed, misappropriated or otherwise violated by us or by our products or processes. In the event that any such infringement, misappropriation, or violation of the intellectual property rights of others is found, we may need to obtain licenses from those parties or substantially re-engineer our products or processes in order to avoid such infringement, misappropriation, or violation. We might not be able to obtain the necessary licenses on acceptable terms or be able to re-engineer our products or processes successfully. Moreover, if we are found by a court of law to infringe, misappropriate, or otherwise violate the intellectual property rights of others, we could be required to pay substantial damages or be enjoined from making, using, or selling the infringing products or technology. We also could be enjoined from making, using, or selling the allegedly infringing products or technology pending the final outcome of the suit. Any of the foregoing could adversely affect our financial condition and results of operations.

If we are not able to continue our technological innovation and successful commercial introduction of new products, our profitability could be adversely affected.

        Our industries and the end-use markets into which we sell our products experience periodic technological change and product improvement. Our future growth will depend on our ability to gauge the direction of commercial and technological progress in key end-use markets and on our ability to fund and successfully develop, manufacture and market products in such changing end-use markets. We must continue to identify, develop and market innovative products or enhance existing products on a timely basis in order to maintain our profit margins and our competitive position. We may not be able to develop new products or technology, either alone or with third parties, or license intellectual property rights from third parties on a commercially competitive basis. If we fail to keep pace with the evolving technological innovations in our end-use markets on a competitive basis, our financial condition and results of operations could be adversely affected.

If our intellectual property were compromised or copied by competitors, or if competitors were to develop similar intellectual property independently, our results of operations could be negatively affected.

        Our success depends to a significant degree upon our ability to protect and preserve our intellectual property rights. Although we own and have applied for numerous patents and trademarks throughout the world, we may have to rely on judicial enforcement of our patents and other proprietary rights. Our patents and other intellectual property rights may be challenged, invalidated, circumvented, rendered unenforceable, or otherwise compromised. A failure to protect, defend or enforce our intellectual property could have an adverse effect on our financial condition and results of operations.

        We also rely upon unpatented proprietary technology, know-how and other trade secrets to maintain our competitive position. While it is our policy to enter into confidentiality agreements with our employees and third parties to protect our proprietary expertise and other trade secrets, these agreements may not be enforceable or, even if legally enforceable, we may not have adequate remedies for breaches of such agreements. The failure of our patents or confidentiality agreements to protect our proprietary technology, know-how or trade secrets could result in significantly lower revenues, reduced profit margins or loss of market share.

        We may be unable to determine when third parties are using our intellectual property rights without our authorization. We also have licensed certain of our intellectual property rights to third parties, and we cannot be certain that our licensees are using our intellectual property only as authorized by the applicable license agreement. The undetected or unremedied, unauthorized use of our intellectual property rights or the legitimate development or acquisition of intellectual property related to our industry by third parties could reduce or eliminate any competitive advantage we have as a result of our intellectual property, adversely affecting our financial condition and results of operations. If we must take legal action to protect, defend or enforce our intellectual property rights, any suits or proceedings could result in significant costs and diversion of our resources and our management's attention, and we may not prevail in any such suits or proceedings. A failure to protect, defend or enforce our intellectual property rights could have an adverse effect on our financial condition and results of operations.

We may need additional capital in the future and may not be able to obtain it on favorable terms, if at all.

        Our industry is highly capital intensive and our success depends to a significant degree on our ability to develop and market innovative products and to update our facilities and process technology. As a stand-alone company, we will not be able to rely on Kerr-McGee to fund our capital requirements. We may require additional capital in the future to finance our future growth and development, implement further marketing and sales activities, fund our ongoing research and development activities and meet our general working capital needs. Our capital requirements will depend on many factors, including acceptance of and demand for our products, the extent to which we invest in new technology and research and development projects, and the status and timing of competitive developments. Additional financing may not be available when needed on terms favorable to us or at all. Further, the terms of the senior secured credit facility and the indenture governing the unsecured notes, as well as our agreements with Kerr-McGee, may limit our ability to incur additional indebtedness or issue additional shares of our common stock. If we are unable to obtain adequate funds on acceptable terms, we may be unable to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures, which could harm our business.

We are a holding company and depend on the performance of our subsidiaries and their ability to make distributions to us.

        We are a holding company and do not conduct any business operations of our own. Our principal assets are the equity interests we own in our operating subsidiaries, either directly or indirectly. As a result, we are dependent upon cash dividends, distributions or other transfers we receive from our subsidiaries in order to make dividend payments to our stockholders, to repay any debt we may incur, and to meet our other obligations. The ability of our subsidiaries to pay dividends and make payments to us will depend on their operating results and may be restricted by, among other things, applicable corporate, tax and other laws and regulations and agreements of those subsidiaries, as well as by the terms of the senior secured credit facility and the indenture governing the unsecured notes. For example, state corporate law applicable to several of our principal subsidiaries generally prohibits the payment of dividends by any subsidiary unless the subsidiary has a capital surplus or net profits in the current or immediately preceding fiscal year. Payments or distributions from our subsidiaries also could be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate. Our subsidiaries are separate and distinct legal entities. Any right that we have to receive any assets of or distributions from any subsidiary upon its bankruptcy, dissolution, liquidation or reorganization, or to realize proceeds from the sale of the assets of any subsidiary, will be junior to the claims of that subsidiary's creditors, including trade creditors.

Various factors may hinder the declaration and payment of dividends.

        The payment of dividends is subject to the terms of our concurrent financing transactions, as well as to the discretion of our board of directors, and various factors may cause the board to determine not to pay dividends. Such factors include our financial condition, our earnings and cash flows, our capital requirements, contractual restrictions and such other factors as our board of directors may consider relevant. See "Dividend Policy." In addition, our assets consist primarily of investments in our operating subsidiaries. Our cash flow and ability to pay dividends depend upon cash dividends and distributions or other transfers from our subsidiaries. See "—We are a holding company and depend on the performance of our subsidiaries and their ability to make distributions to us."

Risks Related to Our Relationship with Kerr-McGee

Our historical financial information may not be representative of our results as a stand-alone company and, therefore, may not be reliable as an indicator of our future financial results.

        The historical financial information we have included in this prospectus has been derived from Kerr-McGee's accounting records. We believe that the assumptions underlying the combined financial statements are reasonable. However, the historical combined financial statements may not reflect what our results of operations, financial position and cash flows would have been had we been a stand-alone company during the periods presented or what our results of operations, financial position and cash flows will be in the future.

        In particular, the historical combined financial statements reflect allocations for corporate functions historically provided by Kerr-McGee, including general corporate expenses and employee benefits. These allocations were based on what Kerr-McGee considered to be reasonable reflections of the historical utilization levels of these services required in support of our business and may be less than the expenses we will incur in the future as a stand-alone company. For example, we currently estimate that general annual corporate expenses will increase by approximately $20.0 to $25.0 million when we become a stand-alone company. In addition, we have not made adjustments to our historical financial information to reflect changes that may occur in our cost structure, financing and operations as a result of our separation from Kerr-McGee, including changes resulting from no longer being a member of a consolidated group for tax purposes. These changes potentially include increased costs associated with reduced economies of scale.

        For additional information about our past financial performance and the basis of the presentation of the historical combined financial statements, please see "Selected Historical Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and notes to the combined financial statements included elsewhere in this prospectus.

As long as Kerr-McGee owns shares of our common stock representing a majority of the voting power of our common stock, it will control us and the influence of our other stockholders over significant corporate actions will be limited.

        Upon the closing of this offering, Kerr-McGee will own all of our Class B common stock, which will represent a majority of the combined voting power of all outstanding classes of our common stock. As a result, Kerr-McGee will be entitled to nominate a majority of our board of directors and will have the ability to control the vote in any election of directors. Kerr-McGee will also have control over our decisions to enter into significant corporate transactions and, in its capacity as our majority stockholder, will have the ability to prevent any transactions that it does not believe are in Kerr-McGee's best interest. As a result, Kerr-McGee will be able to control, directly or indirectly and subject to applicable law, all matters affecting us, including the following:

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  any determination with respect to our business direction and policies, including the appointment and removal of officers;

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  any determinations with respect to mergers, business combinations or dispositions of assets;

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  our capital structure;

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  compensation, option programs and other human resources policy decisions;

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  changes to other agreements that may adversely affect us; and

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  the payment of dividends on our common stock.

The interim services provided to us by Kerr-McGee may not be sufficient to meet our needs, and we may not be able to replace these services after our agreements with Kerr-McGee expire.

        Historically, Kerr-McGee performed various corporate functions on our behalf, including the following:

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  accounting services;

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  tax services;

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  employee benefits management;

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  financial services;

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  legal services;

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  risk and claims management;

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  information management and technology services;

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  real estate management;

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  travel services; and

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  office administration services.

        Following the completion of this offering, Kerr-McGee will have no obligation to provide any services on our behalf other than as provided in our transition services agreement with Kerr-McGee. See "Arrangements between Kerr-McGee and Our Company—Transition Services Agreement." We are in the process of creating our own, or engaging third parties to provide, systems and business functions to replace many of the systems and business functions Kerr-McGee provides us. However, we may not be successful in implementing these systems and business functions or in transitioning data from Kerr-McGee's systems to ours. If we do not have in place our own systems and business functions or if we do not have agreements with other providers of these services when our transition services agreement with Kerr-McGee expires, we may not be able to effectively operate our business and our profitability may be affected adversely.

We will qualify for, and intend to rely on, exemptions from the New York Stock Exchange corporate governance requirements.

        Upon the closing of this offering, Kerr-McGee will continue to control a majority of the voting power of our outstanding common stock. As a result, we are a "controlled company" within the meaning of the New York Stock Exchange corporate governance standards. Under the New York Stock

Exchange rules, a "controlled company" may elect not to comply with the following corporate governance requirements:

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  a majority of independent directors on the board of directors;

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  a nominating and corporate governance committee composed entirely of independent directors;

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  a compensation committee composed entirely of independent directors; and

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  an annual performance evaluation of the nominating and corporate governance and compensation committees.

        Following this offering and until such time that we cease to be a "controlled company," we intend to utilize these exemptions. As a result, we will not have a majority of independent directors and our nominating and corporate governance and compensation committees will not consist entirely of independent directors. Additionally, we are relying on a transition provision for the New York Stock Exchange standards relating to the independence of audit committees. That transition provision allows issuers, such as us, that have a registration statement under the Securities Act covering an initial public offering of securities to (1) exempt all but one of our audit committee members from the independence requirements for 90 days from the effective date of our registration statement, and (2) exempt a minority of the members of our audit committee from the independence requirement for one year from the effective date of our registration statement.

        Accordingly, you will not have the same protection afforded to stockholders of companies that are subject to all of the New York Stock Exchange corporate governance requirements.

Provisions in our agreements with Kerr-McGee may discourage, delay or prevent us from incurring additional indebtedness, issuing additional shares of our stock or entering into any transaction that would result in a change of control.

        Under our master separation agreement, from the completion of the Transactions until the completion of the Distribution, we may not incur indebtedness for borrowed money, other than pursuant to the revolving credit facility, without Kerr-McGee's consent. In addition, while Kerr-McGee owns at least a majority of our outstanding common stock, we are restricted from issuing any shares of our capital stock, or any rights, warrants or options to acquire our capital stock (other than any shares of our capital stock or options to acquire our capital stock granted in connection with the performance of services), if this would cause Kerr-McGee to own less than a majority of our outstanding common stock (on a fully diluted basis). In these circumstances, we also are restricted from issuing any shares of our capital stock if this would cause Kerr-McGee to own less than 80% of the total voting power of our outstanding capital stock entitled to vote generally in the election of our directors and from issuing any shares of non-voting stock. See "Arrangements between Kerr-McGee and Our Company—Master Separation Agreement."

        In addition, under our tax sharing agreement with Kerr-McGee, if we enter into transactions during the period ending two years following the Distribution which result in the issuance or acquisition of our shares, and the Internal Revenue Service subsequently determines that Section 355(e) of the Internal Revenue Code is applicable to the Distribution, we will be required to indemnify Kerr-McGee for any resulting tax liability incurred by it. We would also be required to indemnify Kerr-McGee for any tax that would result from any transaction we enter into that prevents Kerr-McGee from distributing "control" of us, as defined under Section 368(c) of the Internal Revenue Code, in the Distribution. See "Arrangements between Kerr-McGee and Our Company—Tax Sharing Agreement."

        These obligations may discourage, delay or prevent us from incurring additional indebtedness or issuing additional shares of our stock, even if we need additional financing, or from entering into a transaction that would result in a change of control. See "Arrangements between Kerr-McGee and Our

Company—Tax Sharing Agreement—Tax Limitations on Additional Issuances of Our Stock and Other Transactions."

The Distribution may not occur, and we may not achieve the expected benefits of the Distribution.

        Kerr-McGee has advised us that, subject to the terms of its agreement with the underwriters (as discussed in "Underwriting—Lock-Up Agreements"), following completion of this offering it intends to distribute all of our Class B common stock that it owns to its stockholders. However, Kerr-McGee is not required to complete the Distribution and may decide in its sole discretion not to effect the Distribution. If the Distribution does not occur, or even if it does occur, we may not obtain the benefits we expect as a result of our separation from Kerr-McGee. In addition, until the Distribution occurs, the risks relating to Kerr-McGee's control of us and the potential conflicts of interest between Kerr-McGee and us will continue to be relevant to our stockholders. See "—As long as Kerr-McGee owns shares of our common stock representing a majority of the voting power of our common stock, it will control us and the influence of our other stockholders over significant corporate actions will be limited." and "—Our executive officers and directors may have conflicts of interest because of their ownership of common stock of, and other ties to, Kerr-McGee."

Our executive officers and directors may have conflicts of interest because of their ownership of common stock of, and other ties to, Kerr-McGee.

        Two of our directors are officers of Kerr-McGee. These directors will have fiduciary duties to both companies and may have conflicts of interest on matters affecting both us and Kerr-McGee, which, in some circumstances, may have interests adverse to our interests. In addition, all of our executive officers and the majority of our directors own common stock of Kerr-McGee or options to purchase common stock of Kerr-McGee. Ownership of such common stock or options could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for Kerr-McGee and us.

Our separation agreements with Kerr-McGee may be less favorable to us than if they had been negotiated with unaffiliated third parties.

        We will enter into our separation agreements with Kerr-McGee while we are a wholly-owned subsidiary of Kerr-McGee. If these agreements were negotiated with unaffiliated third parties, they might be more favorable to us. Pursuant to our agreements with Kerr-McGee, we will agree to indemnify Kerr-McGee for, among other matters, liabilities related to the current and past businesses operated by our subsidiaries and their predecessors, subject to limited exceptions for which Kerr-McGee has expressly assumed liability. See "Arrangements Between Kerr-McGee and Our Company" for a description of these obligations. The allocation of assets and liabilities between Kerr-McGee and us may not reflect the allocation that would have been reached by two unaffiliated parties.

Risks Related to This Offering

There is no existing market for our Class A common stock, and an active trading market may not develop or the price of our Class A common stock may decline.

        Prior to this offering, there has been no public market for our Class A common stock and there can be no assurance that an active trading market will develop and continue upon completion of this offering. You may be unable to resell your shares at or above the initial public offering price, which will be determined by negotiations between the underwriters and us and may not be indicative of the market price for our Class A common stock after the initial public offering. Factors that could affect our market price include the following:

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  variations in our actual or anticipated operating results;

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  failure to meet expectations of securities analysts and investors;

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  changes in financial estimates or publication of research reports by securities analysts;

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  fluctuations in the prices and trading volumes of the stock of chemical companies; and

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  conditions or developments in the chemical industry, including regulatory actions.

These factors may decrease the market price of our Class A common stock regardless of our actual operating performance. In addition, the stock markets in general have experienced extreme volatility that has at times been unrelated to the operating performance of particular companies. These broad market fluctuations may also result in a lower trading price of our Class A common stock. The market price of our Class A common stock could also be affected by additional sales or other distributions of our common stock. See "—Our share price may decline as a result of additional sales or other distributions of our common stock."

Because of differences in voting power and liquidity between our Class A common stock and our Class B common stock, the market price of our Class A common stock may be less than the market price of our Class B common stock following Kerr-McGee's distribution of our Class B common stock.

        Following the completion of this offering, Kerr-McGee has advised us that, subject to the terms of its agreement with the underwriters (as discussed in "Underwriting—Lock-Up Agreements"), it intends to distribute its shares of our Class B common stock to its stockholders. After the Distribution, the Class B common stock will be publicly traded. As a result of the Distribution as currently contemplated by Kerr-McGee, there will be more shares of Class B common stock than Class A common stock outstanding, which will cause the Class B common stock to be more liquid than the Class A common stock. In addition, the Class B common stock will have greater voting power per share than the Class A common stock. As a result, investors may prefer the Class B common stock as a means of investing in our company, and the Class B common stock may trade at a higher market price than the Class A common stock. For a further discussion, see "Description of Capital Stock—Authorized Capitalization—Common Stock."

Our share price may decline as a result of additional sales or other distributions of our common stock.

        Sales or other distributions of substantial amounts of our common stock after this offering, or the possibility of those sales or other distributions, could adversely affect the market price of our Class A common stock and impede our ability to raise capital through the issuance of equity securities.

        After this offering, Kerr-McGee will own all of the outstanding shares of our Class B common stock, representing 56.7% of the outstanding shares of all classes of our common stock and 88.7% of the total voting power of all classes of our common stock. Kerr-McGee has advised us that, following completion of this offering, it intends to distribute all of our Class B common stock that it owns to its stockholders in the Distribution. Kerr-McGee has no contractual obligation to retain its shares of our Class B common stock, except for a limited period described under "Underwriting—Lock-Up Agreements," during which it may not sell or distribute any of its shares of our Class B common stock without the underwriters' consent until 180 days, or, in the case of the Distribution, 120 days after the date of this prospectus. Subject to applicable U.S. federal and state securities laws, after the expiration of the applicable waiting period (or before, with consent of the underwriters to this offering), Kerr-McGee may sell any and all of the shares of our Class B common stock that it beneficially owns or distribute any or all of its shares of our Class B common stock, including in the Distribution, to its stockholders. In addition, as described under "Underwriting—Lock-Up Agreements," after a waiting period of 180 days after the date of this prospectus (or before, with consent of the underwriters), we could issue and sell additional shares of our Class A common stock, subject to our indemnification obligations under our tax sharing agreement with Kerr-McGee and, if the Distribution is not yet complete, Kerr-McGee's consent. See "Arrangements between Kerr-McGee and Our Company—Master

Separation Agreement" and "Arrangements between Kerr-McGee and Our Company—Tax Sharing Agreement—Tax Limitations on Additional Issuances of Our Stock and Other Transactions."

        Any sale or distribution by Kerr-McGee of our Class B common stock or any sale by us of our Class A common stock in the public market could adversely affect prevailing market prices for the shares of our Class A common stock. See "Shares Eligible for Future Sale" for a discussion of possible future sales or other distributions of our common stock.

You will suffer an immediate and substantial dilution in the book value of your investment.

        The initial public offering price per share of our Class A common stock is substantially higher than the net tangible book value per share of our Class A common stock. Accordingly, if you purchase shares of our Class A common stock in this offering, you will be subject to immediate and substantial dilution of $14.24 in pro forma net tangible book value per share. See "Dilution."

Provisions of Delaware law, our corporate instruments and our stockholder rights plan may delay or prevent an acquisition of us that stockholders may consider favorable or may prevent efforts by our stockholders to change our directors or our management, which could decrease the value of your shares.

        Section 203 of the Delaware General Corporation Law and provisions in our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult for a third party to acquire us without the consent of our board of directors. See "Description of Capital Stock—Anti-Takeover Effects of Certificate of Incorporation and Bylaws Provisions." These provisions include the following:

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  restrictions on business combinations for a three-year period with a stockholder who becomes the beneficial owner of more than 15% of our common stock;

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  restrictions on the ability of our stockholders to remove directors;

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  supermajority voting requirements for stockholders to amend our organizational documents; and

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  a classified board of directors.

        In addition, our stockholder rights plan imposes a significant penalty on any person or group that acquires, or begins a tender or exchange offer that would result in such person acquiring, 15% or more of our outstanding Class A common stock, 15% of our outstanding Class B common stock, or any combination of our Class A common stock and Class B common stock representing 15% or more of the votes of all shares entitled to vote in the election of directors. In such a case, our board of directors has the unrestricted right to authorize the special issuance of shares of our preferred stock. These restrictions under Delaware law and our stockholder rights plan do not apply to Kerr-McGee while it retains at least 15% or more of our Class B common stock. See "Description of Capital Stock—The Rights Agreement."

        Although we believe these provisions protect our stockholders from coercive or otherwise unfair takeover tactics and thereby provide an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders. Further, these provisions may discourage potential acquisition proposals and may delay, deter or prevent a change of control of our company, including through unsolicited transactions that some or all of our stockholders might consider to be desirable. As a result, efforts by our stockholders to change our direction or our management may be unsuccessful.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We have made forward-looking statements in this prospectus, which are subject to risks and uncertainties. See "Risk Factors." These statements are based on the beliefs and assumptions of our management and on the information currently available to our management at the time of such statements. Forward-looking statements include information concerning our possible or assumed future results or otherwise speak to future events and may be preceded by, followed by, or otherwise include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

        Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results or performance may differ materially from those expressed or implied in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Potential investors are cautioned not to put undue reliance on any forward-looking statements. Except as required by the Federal securities laws, we do not have any intention or obligation to update forward-looking statements after we distribute this document, even if new information, future events or other circumstances have made them incorrect or misleading.

        You should understand that various factors, in addition to those discussed in "Risk Factors" and elsewhere in this document, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements, including the following:

  •
  adverse changes in general economic conditions or in the markets we serve, including changes in the prices of titanium dioxide pigments and other chemicals;

  •
  changes in our business strategies;

  •
  demand for consumer products for which our businesses supply raw materials;

  •
  availability and pricing of raw materials;

  •
  fluctuations in energy prices;

  •
  technological changes affecting production of our materials;

  •
  developments associated with our environmental remediation efforts;

  •
  hazards associated with chemicals manufacturing;

  •
  risks associated with competition, including the financial resources of competitors and the introduction of new competing products;

  •
  risks associated with international sales and operations;

  •
  changes in laws and regulations, including environmental laws, or changes in the administration of such laws and regulations;

  •
  the quality of future opportunities that may be presented to or pursued by us;

  •
  the ability to generate cash flows or obtain financing to fund growth and the cost of such financing;

  •
  the ability to obtain and maintain regulatory approvals;

  •
  the effect of various litigation that arise from time to time in the ordinary course of business;

  •
  the impact of weather and the occurrence of natural disasters such as fires, floods and other catastrophic events and natural disasters;

  •
  acts of war or terrorist activities; and

  •
  the ability to respond to challenges in international markets, including changes in currency exchange rates, political or economic conditions, and trade and regulatory matters.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of 17,480,000 shares of Class A common stock being offered by this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses, will be approximately $316.0 million ($363.8 million if the underwriters exercise in full their option to purchase additional shares), assuming the shares are offered at $19.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus. We estimate that the net proceeds from the term loan facility and the private offering of unsecured notes, after deducting estimated expenses related to those transactions, will be approximately $539.0 million. We intend to distribute all of the net proceeds from this offering, the term loan facility and the private offering of unsecured notes to Kerr-McGee. This offering of our Class A common stock, the completion of the private offering of the unsecured notes and the entry into the senior secured credit facility are conditioned upon one another. As a result, if Tronox Worldwide and Tronox Finance Corp. do not complete the offering of the unsecured notes or if Tronox Worldwide does not enter into the senior secured credit facility, this offering of our Class A common stock will not be completed.

DIVIDEND POLICY

        We intend to pay a regular quarterly cash dividend to the holders of our Class A and Class B common stock. Our board of directors will determine the payment of future dividends on our Class A and Class B common stock, if any, and the amount of any dividends in light of:

  •
  any applicable contractual restrictions limiting our ability to pay dividends;

  •
  our earnings and cash flows;

  •
  our capital requirements;

  •
  our financial condition; and

  •
  other factors our board of directors deems relevant.

        Because we are a holding company without our own business operations, we are dependent upon cash dividends, distributions or other transfers we receive from our subsidiaries in order to make dividend payments on our Class A and Class B common stock. The ability of our subsidiaries to make dividends, distributions or other transfers to us will depend on their operating results. The terms of the senior secured credit facility and the indenture governing the unsecured notes will also restrict the ability of our subsidiaries to make such distributions. The indenture governing the unsecured notes will permit the payment of annual dividends from our subsidiaries to us in an amount per annum equal to up to 6% of the net proceeds of this offering, provided that at the time each such dividend is declared, there is no event of default under the indenture. The senior secured credit facility will permit the payment of quarterly dividends from our subsidiaries to us, subject to a specified maximum amount, provided that at the time such dividend is declared (and, if paid more than 60 days after declaration, at the time it is paid), we have at least an amount equivalent to such dividend available under the revolving credit facility and there is no event of default under the senior secured credit facility. Our subsidiaries' ability to make dividends, distributions or other transfers to us may be further restricted by applicable corporate, tax and other laws and regulations. State corporate law applicable to several of our principal subsidiaries generally prohibits the payment of dividends by any subsidiary unless the subsidiary has a capital surplus or net profits in the current or immediately preceding fiscal year. Payments or distributions from our subsidiaries also could be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate. See "Risk Factors—We are a holding company and depend on the performance of our subsidiaries and their ability to make distributions to us" and "Risk Factors—Various factors may hinder the declaration and payment of dividends."

CAPITALIZATION

        The following table sets forth cash and cash equivalents and combined capitalization as of September 30, 2005:

  •
  on an historical basis; and

  •
  to give effect to the following pro forma adjustments:

  •
  the recapitalization of our company prior to the completion of this offering, in which our common stock held by Kerr-McGee will convert into approximately 22.9 million shares of Class B common stock;

  •
  the receipt of estimated net proceeds from this offering of approximately $316.0 million (assuming an initial offering price of $19.50 per share, which is the midpoint of the range set forth on the cover page of this prospectus), estimated net proceeds from the unsecured notes offering of approximately $343.1 million and estimated net proceeds from the term loan facility of approximately $195.9 million, all of which will be distributed to Kerr-McGee;

  •
  the transfer to us by Kerr-McGee, and the assumption by us, on the effective date of the Distribution, of assets and liabilities related to incentive awards, health and welfare plan benefits, retirement plans and savings plans; and

  •
  the distribution to Kerr-McGee by us of cash on hand in excess of $40 million.

        This table should be read together with "Use of Proceeds," "Selected Historical Combined Financial Data," "Unaudited Pro Forma Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and the notes to those statements, in each case, included elsewhere in this prospectus.

	As of September 30, 2005
	Historical	Pro Forma
	(millions of dollars)
Cash and cash equivalents	$76.7	$40.0

Current portion of long-term debt(1)	—	2.0
Long-term debt:
Senior secured credit facility:
Revolving credit facility due 2010(2)	$—	$—
Term loan facility due 2011	—	198.0
Unsecured notes due 2012	—	350.0

Total long-term debt	—	548.0

Business/stockholders' equity:
Series A junior participating preferred stock, $0.01 par value per share; 2,000,000 shares authorized; no shares issued and outstanding	$—	$—
Class A common stock, $0.01 par value per share; 100,000,000 shares authorized; no shares issued and outstanding, historical; 17,480,000 shares issued and outstanding, pro forma(3)	—	0.2
Class B common stock, $0.01 par value per share; 100,000,000 shares authorized; 10,000 shares issued and outstanding, historical; 22,889,431 shares issued and outstanding, pro forma	—	0.2
Additional paid-in capital	—	245.2
Owner's net investment	979.0	—
Accumulated other comprehensive income	38.6	38.6

Total business/stockholders' equity	1,017.6	284.2

Total capitalization	$1,017.6	$834.2

(1)
Represents current amortization on the $200 million term loan facility, which is expected to amortize each year in an amount equal to 1% per year in equal quarterly installments for the first five years and in an amount equal to 95% in equal quarterly installments for the final year.

(2)
The revolving credit facility, which will provide for borrowings of up to $250 million, will be undrawn at closing of this offering.

(3)
Excludes (a) approximately 0.4 million shares of our Class A common stock issuable upon exercise of stock options, and approximately 0.4 million restricted shares of our Class A common stock, in each case, expected to be granted in connection with this offering, and (b) shares of our Class A common stock issuable in connection with the conversion or replacement of Kerr-McGee stock-based awards on the effective date of the Distribution.

DILUTION

        If you invest in our Class A common stock, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the net tangible book value per share of our common stock after this offering. The net tangible book value per share is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities, divided by the total number of shares of our common stock outstanding. Our net tangible book value as of September 30, 2005 was approximately $956.7 million, or $41.80 per share based on approximately 22.9 million shares of our Class B common stock that will be outstanding immediately prior to the completion of this offering. After giving effect to the sale of shares of our Class A common stock in this offering, and the other Transactions, as well as the other pro forma adjustments set forth in "Unaudited Pro Forma Combined Financial Statements," our net tangible book value as of September 30, 2005 would have been approximately $212.3 million, or $5.26 per share. This represents an immediate dilution in net tangible book value of $14.24 per share to investors purchasing shares of our Class A common stock in this offering.

        The following table illustrates this per share dilution:

Assumed initial public offering price per share		$19.50
Net tangible book value per share as of September 30, 2005	$41.80
Decrease in net tangible book value per share resulting from the Transactions and the other pro forma adjustments	36.54

Net tangible book value per share resulting from the Transactions and the other pro forma adjustments		5.26

Dilution per share to new investors		$14.24

        The table above assumes no exercise of the underwriters' option to purchase additional shares of our Class A common stock. If the underwriters fully exercise their option to purchase additional shares of our Class A common stock from us, the number of shares of Class A common stock held by new investors will increase to approximately 20.1 million shares, or 49.8% of our total outstanding common stock and 14.2% of the total voting power of our common stock. At the same time, the number of shares of Class B common stock owned by Kerr-McGee will be reduced to approximately 20.3 million, or 50.2% of our total outstanding common stock and 85.8% of the total voting power of our common stock. We intend to distribute the net proceeds we receive from any exercise by the underwriters of their option to purchase additional shares to Kerr-McGee. As a result, our net tangible book value per share will not be affected by the underwriters' exercise of their option to purchase additional shares.

        In connection with this offering, our executive officers, non-employee directors (other than the Kerr-McGee directors) and certain employees will be awarded initial stock option grants to purchase approximately 0.4 million shares of our Class A common stock and approximately 0.4 million restricted shares of our Class A common stock pursuant to our long term incentive plan, as further discussed under "Management—Long Term Incentive Plan." The stock option grants will vest over three years, with equal amounts vesting on each anniversary of the applicable grant date. The exercise price per share of these stock options will be equal to the fair market value of our Class A common stock on the date of this offering. A total of approximately 0.4 million shares of our restricted stock will be awarded. The restrictions on such shares will lapse on the third anniversary of the grant date.

        Additionally, all unvested Kerr-McGee stock options and shares of restricted Kerr-McGee stock held by our employees on the effective date of the Distribution will be converted into stock options to purchase our Class A common stock and restricted shares of our Class A common stock, respectively. In addition, unvested Kerr-McGee performance unit awards held by our employees on the effective date of the Distribution will be canceled and replaced with stock options to purchase our Class A common stock or restricted shares of our Class A common stock. See "Management—Treatment of Kerr-McGee Stock Options, Restricted Stock and Performance Unit Awards," "Arrangements between Kerr-McGee and Our Company—Employee Benefits Agreement—Kerr-McGee Stock Options and Restricted Stock" and "Arrangements between Kerr-McGee and Our Company—Employee Benefits Agreement—Incentive Plans."

SELECTED HISTORICAL COMBINED FINANCIAL DATA

        The following table sets forth the selected historical combined financial data as of the dates and for the periods indicated in such table. The selected statement of operations data for the years ended December 31, 2004, 2003 and 2002, and the balance sheet data as of December 31, 2004 and 2003, have been derived from the audited combined financial statements included elsewhere in this prospectus. The selected statement of operations data for the years ended December 31, 2001 and 2000, and the balance sheet data as of September 30, 2004 and December 31, 2002, 2001 and 2000 have been derived from our accounting records and are unaudited. The selected statement of operations data for the nine-month periods ended September 30, 2005 and 2004, and the balance sheet data as of September 30, 2005, have been derived from the interim unaudited condensed combined financial statements included elsewhere in this prospectus. In the opinion of our management, the interim unaudited condensed combined financial statements have been prepared on a basis consistent with the audited combined financial statements and include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for the periods presented. Results of operations for the nine-month period ended September 30, 2005 are not necessarily indicative of the operating results to be expected for the full fiscal year 2005 or for any future periods.

        The selected historical combined financial data presented below should be read together with the combined financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(millions of dollars)
Combined Statement of Operations Data:
Net sales	$1,017.5	$939.9	$1,301.8	$1,157.7	$1,064.3	$1,022.6	$1,114.1
Cost of goods sold	847.6	844.0	1,168.9	1,024.7	949.0	972.5	870.5

Gross margin	169.9	95.9	132.9	133.0	115.3	50.1	243.6
Selling, general and administrative expenses	85.9	80.2	110.1	98.9	84.0	92.2	73.4
Restructuring charges(1)	—	112.1	113.0	61.4	11.8	—	—
Provision for environmental remediation and restoration, net of reimbursements	17.0	3.6	4.6	14.9	14.3	7.7	6.8

	67.0	(100.0)	(94.8)	(42.2)	5.2	(49.8)	163.4
Interest expense, net(2)	(10.9)	(6.6)	(9.6)	(8.9)	(11.2)	(26.2)	(34.0)
Other income (expense)(3)	(1.2)	(13.4)	(15.7)	(11.7)	(2.0)	(13.8)	(55.2)

Income (loss) from continuing operations before income taxes	54.9	(120.0)	(120.1)	(62.8)	(8.0)	(89.8)	74.2
Income tax benefit (provision)	(20.5)	38.1	38.3	15.1	(8.3)	30.7	(37.9)

Income (loss) from continuing operations before cumulative effect of change in accounting principle	34.4	(81.9)	(81.8)	(47.7)	(16.3)	(59.1)	36.3
Loss from discontinued operations, net of income tax benefit	(21.8)	(45.3)	(45.8)	(35.8)	(81.0)	(49.0)	(46.3)

Income (loss) before cumulative effect of change in accounting principle	12.6	(127.2)	(127.6)	(83.5)	(97.3)	(108.1)	(10.0)
Cumulative effect of change in accounting principle, net of income tax benefit	—	—	—	(9.2)	—	0.7	—

Net income (loss)	$12.6	$(127.2)	$(127.6)	$(92.7)	$(97.3)	$(107.4)	$(10.0)

Combined Balance Sheet Data:
Working capital(4)	$459.1	$244.8	$240.2	$304.5	$243.6	$264.5	$290.8
Property, plant and equipment, net	811.9	866.4	883.0	961.6	944.9	948.9	961.6
Total assets	1,703.0	1,627.5	1,595.9	1,809.1	1,733.6	1,628.1	1,676.0
Noncurrent liabilities:
Environmental remediation and/or restoration	160.6	148.1	130.8	135.9	131.4	40.0	61.3
All other noncurrent liabilities	221.4	257.3	215.9	312.2	192.4	209.6	237.1
Total liabilities	685.4	763.3	706.0	797.9	671.2	556.7	615.0
Total business equity	1,017.6	864.2	889.9	1,011.2	1,062.4	1,071.4	1,061.0
Supplemental Information:
Depreciation and amortization expense	$78.1	$76.9	$104.6	$106.5	$105.7	$119.9	$92.0
Capital expenditures	51.7	63.7	92.5	99.4	86.7	153.3	117.1
Adjusted EBITDA(5)	180.7	116.7	162.2	160.3	134.5	(not available)

(1)
Restructuring charges in 2004 include costs associated with the shutdown of our titanium dioxide pigment sulfate production at our Savannah, Georgia facility. Restructuring charges in 2003 include costs associated with the shutdown of our synthetic rutile plant in Mobile, Alabama and charges in connection with a work force reduction program consisting of both voluntary retirements and involuntary terminations. Restructuring charges in 2002 represent a write-down of fixed assets for abandoned engineering projects.

(2)
Includes interest expense allocated to us by Kerr-McGee based on specifically identified borrowings from Kerr-McGee at Kerr-McGee's average borrowing rates. See note 20 to the audited combined financial statements and note 9 to the interim unaudited condensed combined financial statements, in each case included elsewhere in this prospectus.

(3)
Includes net foreign currency transaction gain (loss), equity in net earnings of equity method investees, loss on accounts receivable sales and other expenses. See note 20 to the audited combined financial statements and note 9 to the interim unaudited condensed combined financial statements, in each case included elsewhere in this prospectus.

(4)
Working capital is defined as the excess of current assets over current liabilities.

(5)
EBITDA represents net income (loss) before net interest expense, income tax benefit (provision), and depreciation and amortization expense. Adjusted EBITDA represents EBITDA as further adjusted to reflect the items set forth in the table below, all of which will be required in determining our compliance with financial covenants under our senior secured credit facility. See "Description of Our Concurrent Financing Transactions—Senior Secured Credit Facility."

We have included EBITDA and adjusted EBITDA in this prospectus to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that will be contained in our new senior secured credit facility. We believe EBITDA is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use EBITDA in the evaluation of issuers, many of which present EBITDA when reporting their results. Adjusted EBITDA is a material component of the covenants that will be imposed on us by the senior secured credit facility. Under the senior secured credit facility, we will be subject to financial covenant ratios that will be calculated by reference to adjusted EBITDA. Non-compliance with the financial covenants contained in the senior secured credit facility could result in a default, an acceleration in the repayment of amounts outstanding, and a termination of the lending commitments under the senior secured credit facility. Any acceleration in the repayment of amounts outstanding under the senior secured credit facility would result in a default under the indenture governing the unsecured notes. While an event of default under the senior secured credit facility or the indenture governing the unsecured notes is continuing, we would be precluded from, among other things, paying dividends on our common stock or borrowing under the revolving credit facility. For a description of required financial covenant levels and actual ratio calculations based on adjusted EBITDA, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Financial

Condition—Liquidity and Capital Resources Following the Transactions—Covenant Compliance." Our management also uses EBITDA and adjusted EBITDA in order to facilitate operating performance comparisons from period to period and prepare annual operating budgets.

EBITDA and adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles, or GAAP. As discussed above, we believe that the presentation of EBITDA and adjusted EBITDA in this prospectus is appropriate. However, when evaluating our results, you should not consider EBITDA and adjusted EBITDA in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net income (loss). EBITDA and adjusted EBITDA have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. Because other companies may calculate EBITDA and adjusted EBITDA differently than we do, EBITDA may not be, and adjusted EBITDA as presented in this prospectus is not, comparable to similarly titled measures reported by other companies.

The following table reconciles net income (loss) to EBITDA and adjusted EBITDA for the periods presented:

	Nine Months Ended September 30,			Year ended December 31,
	2005	2004	Pro Forma 2005	2004	2003	2002	Pro Forma 2004
	(millions of dollars)
Net income (loss)(a)	$12.6	$(127.2)	$(9.8)	$(127.6)	$(92.7)	$(97.3)	$(171.1)
Net interest expense	10.9	6.6	30.4	9.6	8.9	11.2	40.1
Income tax provision (benefit)	8.8	(62.4)	(3.3)	(63.0)	(39.3)	(35.3)	(70.0)
Depreciation and amortization expense	78.1	76.9	78.1	104.6	106.5	105.7	104.6

EBITDA	110.4	(106.1)	95.4	(76.4)	(16.6)	(15.7)	(96.4)
Savannah sulfate facility shutdown costs	—	28.7	—	29.0	—	—	29.0
Loss from discontinued operations(b)	33.5	69.0	33.5	69.7	51.9	120.1	69.7
Provision for environmental remediation and restoration, net of reimbursements	17.0	3.6	17.0	4.6	14.9	14.3	4.6
Extraordinary, unusual or non-recurring expenses or losses(c)	—	—	—	(0.3)	47.0	—	(0.3)
Noncash changes constituting:
(Gain) loss on sales of accounts receivable(d)	(0.2)	5.8	(0.2)	8.2	4.8	4.7	8.2
Write-downs of property, plant and equipment and other assets(e)	8.5	100.4	8.5	104.8	29.3	18.5	104.8
Impairment of intangible assets	—	7.4	—	7.4	—	—	7.4
Cumulative effect of change in accounting principle	—	—	—	—	14.1	—	—
Asset retirement obligations	1.0	—	1.0	—	—	—	—
Other items(f)	10.5	7.9	10.5	15.2	14.9	(7.4)	15.2

Adjusted EBITDA	$180.7	$116.7	$165.7	$162.2	$160.3	$134.5	$142.2

  (a)
  Net income (loss) includes the following operating losses associated with our Savannah sulfate facility, which was closed in September 2004: (i) $17.8 million, $18.6 million and $9.6 million for the years ended December 31, 2004, 2003 and 2002, respectively, and (ii) $2.0 million and $16.8 million for the nine months ended September 30, 2005 and 2004, respectively.

  (b)
  Includes provisions for environmental remediation and restoration, net of reimbursements, related to our former forest products operations, thorium manufacturing, uranium and refining operations of $61.5 million, $41.1 million and $61.1 million for the years ended December 31, 2004, 2003 and 2002, respectively, and $20.4 million and $61.9 million for the nine months ended September 30, 2005 and 2004, respectively.

  (c)
  Includes $25.8 million associated with the closure of our Mobile, Alabama facility in 2003 for charges not reflected elsewhere and $21.2 million for a workforce reduction program for continuing operations in 2003. See note 15 to the audited combined financial statements included elsewhere in this prospectus.

  (d)
  Loss on the sales of accounts receivable under an asset monetization program, or a factoring program, comparable to interest expense.

  (e)
  Includes $86.6 million associated with the shutdown of our Savannah sulfate facility for the year ended December 31, 2004.

  (f)
  Includes noncash stock-based compensation, noncash pension and postretirement cost and accretion expense.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        The unaudited pro forma combined financial statements presented below should be read together with the historical combined financial statements, the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in each case, included elsewhere in this prospectus.

        The unaudited pro forma combined financial data for the year ended December 31, 2004 and as of and for the nine-month period ended September 30, 2005 set forth below have been prepared to give effect to this offering and the related transactions described below, as if those transactions had occurred on the date or at the beginning of the periods indicated:

  •
  the recapitalization of our company prior to the completion of this offering, in which our common stock held by Kerr-McGee will convert into approximately 22.9 million shares of Class B common stock;

  •
  the issuance and sale of 17,480,000 shares of our Class A common stock in this offering and the receipt of estimated net proceeds of approximately $316.0 million, assuming an initial offering price of $19.50 per share, which is the midpoint of the range set forth on the cover page of this prospectus;

  •
  the issuance by Tronox Worldwide and Tronox Finance Corp. of $350 million of unsecured notes in a concurrent private offering and the receipt of estimated net proceeds from that offering of approximately $343.1 million;

  •
  the borrowing by Tronox Worldwide of $200 million under the term loan facility and the receipt of estimated net proceeds of approximately $195.9 million;

  •
  the distribution of the net proceeds from this offering, the unsecured notes and the term loan facility to Kerr-McGee;

  •
  the elimination of net interest expense allocated to the historical combined financial statements by Kerr-McGee based on specifically-identified borrowings from Kerr-McGee at Kerr-McGee's average borrowing rates;

  •
  the incremental selling, general and administrative costs resulting from us becoming a stand-alone company;

  •
  the transfer to us by Kerr-McGee, and the assumption by us, on the effective date of the Distribution, of assets and liabilities related to incentive awards, health and welfare plan benefits, retirement plans and savings plans;

  •
  the distribution to Kerr-McGee by us of cash on hand in excess of $40 million; and

  •
  the change in our income taxes resulting from the transactions described above.

        We derived the unaudited pro forma combined financial data from the audited combined financial statements for the year ended December 31, 2004 and the interim unaudited condensed combined financial statements as of and for the nine months ended September 30, 2005, each of which are included elsewhere in this prospectus. The unaudited pro forma combined financial data are for informational purposes only, are not projections of our future financial performance, and should not be considered indicative of actual results that would have been achieved had the transactions actually been consummated on the dates or at the beginning of the periods indicated.

        In connection with this offering, our executive officers, non-management directors (other than the Kerr-McGee directors) and certain employees will be awarded initial stock option grants to purchase shares of our Class A common stock and restricted shares of our Class A common stock pursuant to our long term incentive plan. See "Management—Long Term Incentive Plan." Approximately 0.4 million shares of our Class A common stock will be issuable upon the exercise of these options. Approximately 0.4 million restricted shares of our Class A common stock will be awarded. The unaudited pro forma combined financial data does not reflect any adjustments related to the issuance of such options and restricted stock. The unaudited pro forma combined financial data also does not reflect any adjustments for the conversion or replacement of Kerr-McGee stock-based awards held by our employees on the effective date of the Distribution to stock-based awards under our long term incentive plan. See "Management—Treatment of Kerr-McGee Stock Options, Restricted Stock and Performance Unit Awards" and "Arrangements between Kerr-McGee and Our Company—Employee Benefits Agreement—Kerr-McGee Stock Options and Restricted Stock."

Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2004

	Historical		Adjustments			Pro Forma
	(millions of dollars, except per share amounts)
Net sales	$1,301.8		$			$1,301.8
Cost of sales	1,168.9					1,168.9

Gross margin	132.9			—		132.9
Selling, general and administrative expenses	110.1			20.0	(1)	130.1
Restructuring charges	113.0					113.0
Provision for environmental remediation and restoration, net of reimbursements	4.6					4.6
Interest expense, net	9.6			42.6 (12.1	(2) )(3)	40.1
Other expense	15.7					15.7

Loss from continuing operations before income taxes	(120.1)			(50.5)		(170.6)
Income tax benefit (provision)	38.3			7.0		45.3	(4)

Loss from continuing operations	$(81.8)			$(43.5)		$(125.3)

Loss from continuing operations per share:
Historical basic and diluted (based on 22.9 million shares outstanding)	$(3.57	)(5)
Pro forma basic and diluted (based on 40.4 million shares outstanding)						$(3.10	)(5)

The accompanying notes to the unaudited pro forma condensed combined financial statements are an integral part of these statements.

 Unaudited Pro Forma Condensed Combined Statement of Operations
Nine Months Ended September 30, 2005

	Historical		Adjustments			Pro Forma
	(millions of dollars, except per share amounts)
Net sales	$1,017.5		$			$1,017.5
Cost of sales	847.6					847.6

Gross margin	169.9			—		169.9
Selling, general and administrative expenses	85.9			15.0	(1)	100.9
Provision for environmental remediation and restoration, net of reimbursements	17.0					17.0
Interest expense, net	10.9			32.0 (12.5	(2) )(3)	30.4
Other expense	1.2					1.2

Income (loss) from continuing operations before income taxes	54.9			(34.5)		20.4
Income tax benefit (provision)	(20.5)			12.1		(8.4	)(4)

Income (loss) from continuing operations	$34.4			$(22.4)		$12.0

Income (loss) from continuing operations per share:
Historical basic and diluted (based on 22.9 million shares outstanding)	$1.50	(5)
Pro forma basic and diluted (based on 40.4 million shares outstanding)						$0.30	(5)

The accompanying notes to the unaudited pro forma condensed combined financial statements are an integral part of these statements.

 Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2005

	Historical	Adjustments		Pro Forma
	(millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$76.7	$(40.0) 540.1 (539.0 318.2 (316.0	(6) (8) )(8) (9) )(10)	$40.0
Accounts receivable, net of allowance for doubtful accounts	303.9			303.9
Inventories	307.8			307.8
Prepaid and other assets	35.1	(1.1	)(8)	31.8
		(2.2	)(9)
Income taxes receivable	0.6			0.6
Deferred income taxes	38.4			38.4

Total current assets	762.5	(40.0)		722.5
Property, plant and equipment—net	811.9			811.9
Long-term receivables, investments and other assets	67.7	11.0	(8)	80.7
		2.0	(13)
Goodwill and other intangible assets	60.9			60.9

Total assets	$1,703.0	$(27.0)		$1,676.0

LIABILITIES AND BUSINESS/STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$157.8			$157.8
Income taxes payable	2.1			2.1
Accrued liabilities	143.5	(11.9 10.1	)(7) (12)	141.7
Current portion of long-term debt	—	2.0	(8)	2.0

Total current liabilities	303.4	0.2		303.6

Noncurrent liabilities
Deferred income taxes	97.7			97.7
Environmental remediation and/or restoration	160.6			160.6
Long-term debt	—	548.0	(8)	548.0
Other	123.7	137.9 20.3	(12) (13)	281.9

Total noncurrent liabilities	382.0	706.2		1,088.2

Business/stockholders' equity
Series A junior participating preferred stock, $0.01 par value per share; 2,000,000 shares authorized; no shares issued and outstanding	—			—
Class A common stock, $0.01 par value per share; 100,000,000 shares authorized; 17,480,000 shares issued and outstanding	—	0.2	(9)	0.2
Class B common stock, $0.01 par value per share; 100,000,000 shares authorized; 22,889,431 shares issued and outstanding	—	0.2	(11)	0.2
Additional paid-in capital	—	(40.0 11.9 (539.0 315.8 (316.0 978.8 (148.0 (18.3	)(6) (7) )(8) (9) )(10) (11) )(12) )(13)	245.2
Owner's net investment	979.0	(979.0	)(11)	—
Accumulated other comprehensive income	38.6			38.6

Total business/stockholders' equity	1,017.6	(733.4)		284.2

Total liabilities and business/stockholders' equity	$1,703.0	$(27.0)		$1,676.0

The accompanying notes to the unaudited pro forma condensed combined financial statements are an integral part of these statements.

Tronox Incorporated
Notes to the Pro Forma Condensed Combined Financial Statements

(1)
Reflects the estimated incremental selling, general and administrative costs we expect to incur as a stand-alone company.

(2)
Represents the estimated interest expense and amortization of debt issuance cost related to (a) the $350 million of unsecured notes that will be issued and sold by Tronox Worldwide, our wholly-owned subsidiary, and (b) the borrowing by Tronox Worldwide of $200 million under the term loan facility, in each case concurrent with completion of this offering. Our interest expense may be higher or lower depending on the final terms of the term loan facility and unsecured notes, timing of repayments of the term loan facility and unsecured notes and, in the case of the term loan facility, the then-applicable LIBOR rate. An increase in the interest rates applicable to the unsecured notes of one-eighth of one percent (0.125%) would result in additional interest expense of approximately $0.4 million and $0.3 million for the year ended December 31, 2004 and for the nine months ended September 30, 2005, respectively. An increase in the interest rates applicable to the term loans of one-eighth of one percent (0.125%) would result in additional interest expense of approximately $0.3 million and $0.2 million for the year ended December 31, 2004 and for the nine months ended September 30, 2005, respectively.

(3)
Represents the elimination of net interest expense allocated to us by Kerr-McGee as reflected in our historical combined statements of operations for the year ended December 31, 2004 and for the nine months ended September 30, 2005 which will not recur following this offering. This allocation was based on specifically-identified borrowings from Kerr-McGee at Kerr-McGee's average borrowing rates.

(4)
Represents the tax provision for the year ended December 31, 2004 and for the nine months ended September 30, 2005, after giving effect to the pro forma adjustments discussed above. This represents the tax provision as though we had been a stand-alone company with our tax attributes from the beginning of each period presented. We have historically generated net operating losses that have been utilized by Kerr-McGee and will not be available to us to reduce our taxable income in future years. Accordingly, those net operating losses are not included in the tax provision shown in these pro forma financial statements.

(5)
The computation of pro forma basic and diluted income (loss) from continuing operations per share is based upon the anticipated 17,480,000 Class A common shares and 22,889,431 Class B common shares outstanding upon the completion of this offering. In connection with this offering, our executive officers, non-management directors (other than the Kerr-McGee directors) and certain employees will be awarded initial stock option grants to purchase approximately 0.4 million shares of our Class A common stock and approximately 0.4 million restricted shares of our Class A common stock pursuant to our long term incentive plan. See "Management—Long Term Incentive Plan." These stock options and restricted shares are excluded from the pro forma income (loss) from continuing operations per share computation. The pro forma income (loss) from continuing operations per share computation also excludes shares of our Class A common stock issuable in connection with Kerr-McGee stock-based awards that will be converted into or replaced by our stock-based awards on the effective date of the Distribution. See "Management—Treatment of Kerr-McGee Stock Options, Restricted Stock and Performance Unit Awards" and "Arrangements between Kerr-McGee and Our Company—Employee Benefits Agreement—Kerr-McGee Stock Options and Restricted Stock."

(6)
Represents the distribution to Kerr-McGee by us of cash on hand in excess of $40 million.

(7)
Represents Kerr-McGee's payment to us for bonuses and other employee incentive awards earned up to date of offering as set forth in the employee benefits agreement.

(8)
Represents the estimated net proceeds from (a) the issuance and sale of $350 million of unsecured notes by Tronox Worldwide and (b) the borrowing by Tronox Worldwide of $200 million under the term loan facility, in each case concurrent with completion of this offering and the reclassification of prepaid debt issuance costs to long-term receivables, investments and other assets. We will not receive any of the net proceeds from the unsecured notes or the term loan facility, all of which has been reflected as a distribution to Kerr-McGee. Tronox Worldwide will also enter into a revolving credit facility that will be undrawn at closing. The revolving credit facility will be available on a revolving basis for general corporate purposes of Tronox Worldwide and its subsidiaries, subject to certain limitations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Liquidity and Capital Resources Following the Transactions" and "Description of Our Concurrent Financing Transactions."

(9)
Represents the estimated net proceeds from our issuance and sale of 17,480,000 shares of our Class A common stock in this offering at an assumed initial offering price of $19.50 per share, which is the midpoint of the range set forth on the cover page of this prospectus, and the reclassification of prepaid offering costs to additional paid-in capital.

(10)
We will not receive any of the net proceeds from the issuance and sale of our Class A common stock, all of which have been reflected as a distribution to Kerr-McGee.

(11)
Represents the recapitalization of our company prior to the completion of this offering in which our common stock held by Kerr-McGee will be converted into 22,889,431 shares of Class B common stock. In connection with our recapitalization, the amount of Kerr-McGee's net investment in our company has been reclassified to "Additional paid-in capital."

(12)
Represents the assumption on the effective date of the Distribution of the post-retirement health care benefit obligation of $148.0 million relating to all eligible retired and active vested participants, as set forth in the employee benefits agreement.

(13)
Represents (a) the assumption on the effective date of the Distribution of the U.S. tax-qualified defined benefit retirement plan obligation of $442.3 million relating to all eligible employees and former employees and the receipt of $427.9 million in cash or other assets into a qualifying trust, as set forth in the employee benefits agreement, (b) the assumption on the effective date of the Distribution of the U.S. defined benefit non-qualified deferred compensation plan obligation of $5.9 million relating to current and former employees and (c) the receipt of $2.0 million in cash or other assets as set forth in the employee benefits agreement.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        We are currently an indirect wholly-owned subsidiary of Kerr-McGee Corporation and were formed on May 17, 2005 to hold Kerr-McGee's chemical business. Kerr-McGee's chemical business currently is operated by Tronox Worldwide and its subsidiaries, including Tronox LLC and various European subsidiaries. Prior to the closing of this offering, Kerr-McGee will transfer Tronox Worldwide to us. Until that transfer occurs, we will have no material assets or operations. This prospectus, including the combined financial statements and the following discussion, describes us and our financial condition and operations as if we held the subsidiaries that will be transferred to us prior to closing for all historical periods presented. The following discussion should be read in conjunction with the selected historical combined financial data and the combined financial statements and the related notes included elsewhere in this prospectus. The matters discussed below may contain forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

Overview

        We are the world's third largest producer and marketer of titanium dioxide based on reported industry capacity by the leading titanium dioxide producers, and we have an estimated 13% market share of the $9 billion global market in 2004 based on reported industry sales. We also produce and market electrolytic manganese dioxide and sodium chlorate, as well as boron-based and other specialty chemicals. We operate seven production facilities and have direct sales and technical service organizations in the United States, Europe and the Asia-Pacific region. We have approximately 2,150 employees worldwide and more than 1,100 customers located in over 100 countries. In 2004, we had net sales of $1.3 billion, a net loss of $127.6 million and adjusted EBITDA of $162.2 million. For the first nine months of 2005, we had net sales of $1.0 billion, net income of $12.6 million and adjusted EBITDA of $180.7 million. For a reconciliation of adjusted EBITDA to net income (loss) and cash flows from operating activities, see "Prospectus Summary—Summary Historical and Pro Forma Combined Financial Data."

        Our business has two reportable segments: pigment and electrolytic and other chemical products. Our pigment segment, which accounted for approximately 93% of our net sales in 2004, primarily produces and markets titanium dioxide pigment. Performance of our pigment segment is cyclical and tied closely to general economic conditions, including global gross domestic product. Events that negatively affect discretionary spending also may negatively affect demand for finished products that contain titanium dioxide. Our pigment segment also is affected by seasonal fluctuations in the demand for coatings, the largest end-use market for titanium dioxide. From 2000 through 2003, the titanium dioxide industry experienced a period of unusually weak business conditions as a result of a variety of factors, including the global economic recession, exceptionally rainy weather conditions in Europe and the Americas and the outbreak of SARS in Asia. However, global economic conditions generally improved in late 2004, driving increased demand, and, in the last half of 2004 and early 2005, increased prices. No major titanium dioxide plant construction projects have commenced, and we expect the industry's current high capacity utilization rates to continue in the near term and believe that industry dynamics show a sustainable improving trend.

        Due to the nature of our current and former operations, we have significant environmental remediation obligations and are subject to legal and regulatory liabilities. Former operations include, among others, operations involving the production of ammonium perchlorate, treatment of forest products, the refining and marketing of petroleum products, offshore contract drilling and the mining, milling and processing of nuclear materials. For example, we have liabilities relating to the remediation of various sites at which chemicals such as creosote, perchlorate, low-level radioactive substances, asbestos and other materials have been used or disposed. As of September 30, 2005, we had reserves in the amount of $239.4 million for environmental matters and receivables for reimbursement for such matters of $52.5 million. During the first nine months of 2005, we provided $37.4 million (net of reimbursements) for environmental remediation and restoration costs, of which $20.4 million related to discontinued operations. We had $42.4 million of expenditures associated with our environmental remediation projects, and received $69.9 million in third-party reimbursements in the first nine months of 2005.

        Pursuant to the master separation agreement, Kerr-McGee has agreed to reimburse us for a portion of the environmental remediation costs we incur and pay after the completion of this offering. The reimbursement obligation extends to costs incurred at any site associated with any of our former businesses or operations. With respect to any site for which a reserve has been established as of the effective date of the master separation agreement, 50% of the remediation costs we incur and pay in excess of the reserve amount (subject to a minimum threshold amount) will be reimbursable by Kerr-McGee, net of any amounts recovered or, in our reasonable and good faith estimate, that will be recovered from third parties. With respect to any site for which a reserve has not been established as of the effective date of the master separation agreement, 50% of the amount of the remediation costs we incur and pay (subject to a minimum threshold amount) will be reimbursable by Kerr-McGee, net of any amounts recovered or, in our reasonable and good faith estimate, that will be recovered from third parties. Kerr-McGee is only required to reimburse us for costs we actually incur and pay during the seven-year period following completion of this offering, up to a maximum aggregate amount of $100 million. Kerr-McGee's reimbursement obligation is subject to various other limitations and restrictions.

Basis of Presentation

        The combined financial statements included elsewhere in this prospectus have been derived from the accounting records of Kerr-McGee, principally representing Kerr-McGee's Chemical—Pigment and Chemical—Other reportable segments. We have used the historical results of operations, and historical basis of assets and liabilities of the subsidiaries we will own and the chemical business we will operate after completion of this offering, to prepare the combined financial statements.

        The combined statement of operations included elsewhere in this prospectus includes allocations of costs for corporate functions historically provided to us by Kerr-McGee, including:

        General Corporate Expenses.    Represents costs related to corporate functions such as accounting, tax, treasury, human resources, legal and information management and technology. These costs have historically been allocated primarily based on estimated use of services as compared to Kerr-McGee's other businesses. These costs are included in selling, general and administrative expenses in the combined statement of operations.

        Employee Benefits and Incentives.    Represents fringe benefit costs and other incentives, including group health and welfare benefits, U.S. pension plans, U.S. postretirement benefit plans and employee stock-based compensation plans. These costs have historically been allocated on an active headcount basis for health and welfare benefits, including U.S. postretirement plans, on the basis of salary for U.S. pension plans and on a specific identification basis for employee stock-based employee compensation plans. These costs are included in costs of goods sold, selling, general and administrative expenses and restructuring charges in the combined statement of operations.

        Interest Expense.    Kerr-McGee has provided financing to us through cash flows from its other operations and debt incurred. Although the incurred debt has not been allocated to us, a portion of the interest expense has been allocated based on specifically-identified borrowings at Kerr-McGee's average borrowing rates. These costs are included in other income (expense) in the combined statement of operations, net of interest income that has been allocated to Kerr-McGee on certain monies we have loaned to Kerr-McGee.

        Expense allocations from Kerr-McGee reflected in the income (loss) from continuing operations in the combined financial statements were as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003	2002
	(millions of dollars)
General corporate expenses	$20.3	$20.7	$27.4	$25.3	$20.7
Employee benefits and incentives(1)	17.9	20.8	28.8	35.9	7.6
Interest expense, net	12.5	8.4	12.1	10.1	12.9

(1)
Includes special termination benefits, settlement and curtailment losses of $9.1 million and $28.7 million for years 2004 and 2003, respectively.

        These allocations were based on what Kerr-McGee considered to be reasonable reflections of the historical utilization levels of these services required in support of our business. We currently estimate that general annual corporate expenses will increase by approximately $20.0 to $25.0 million when we become a stand-alone company.

        Kerr-McGee uses a worldwide centralized approach to cash management and the financing of its operations, with all related activity between Kerr-McGee and us reflected as net transfers from Kerr-McGee in the combined statement of comprehensive income (loss) and business equity. In connection with our separation from Kerr-McGee, the net amount due from us to Kerr-McGee at the closing date of this offering will be contributed by Kerr-McGee to us as equity, forming a part of our continuing equity. Subsequent to the closing of this offering, amounts due from or to Kerr-McGee arising from transactions subsequent to that date will be settled in cash.

        We believe the assumptions underlying the combined financial statements are reasonable. However, the combined financial statements may not necessarily reflect our future results of operations, financial position and cash flows or what our results of operations, financial position and cash flows would have been had we been a stand-alone company during the periods presented.

Results of Operations

        The following table summarizes segment operating profit (loss), with a reconciliation to combined net income (loss) for each of the last three years and for the nine-month periods ended September 30, 2005 and 2004:

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003	2002
	(millions of dollars)
Net sales
Pigment	$944.2	$869.4	$1,208.4	$1,078.8	$994.3
Electrolytic and other chemical products	73.3	70.5	93.4	78.9	70.0

Total	$1,017.5	$939.9	$1,301.8	$1,157.7	$1,064.3

Operating profit (loss)(1)
Pigment	$80.2	$(91.4)	$(86.5)	$(15.0)	$23.5
Electrolytic and other chemical products(2)	(6.3)	(0.8)	(0.6)	(22.0)	(13.4)

Subtotal	73.9	(92.2)	(87.1)	(37.0)	10.1

Expenses of nonoperating sites(3)	(1.3)	(5.6)	(5.5)	(3.6)	(0.8)
Provision for environmental remediation and restoration(3)	(5.6)	(2.2)	(2.2)	(1.6)	(4.1)

Operating profit (loss)	67.0	(100.0)	(94.8)	(42.2)	5.2
Other income (expense)	(12.1)	(20.0)	(25.3)	(20.6)	(13.2)
Benefit (provision) for income taxes	(20.5)	38.1	38.3	15.1	(8.3)

Income (loss) from continuing operations	34.4	(81.9)	(81.8)	(47.7)	(16.3)
Discontinued operations, net of taxes	(21.8)	(45.3)	(45.8)	(35.8)	(81.0)
Cumulative effect of change in accounting principle, net of taxes	—	—	—	(9.2)	—

Net income (loss)	$12.6	$(127.2)	$(127.6)	$(92.7)	$(97.3)

(1)
Our management evaluates segment performance based on segment operating profit (loss), which represents the results of segment operations before unallocated costs, such as general expenses and environmental provisions related to sites no longer in operation, income tax expense or benefit and other income (expense). Total operating profit (loss) of both of our segments is a non-GAAP financial measure of the company's performance, as it excludes general expenses and environmental provisions related to sites no longer in operation which are a component of operating profit (loss), the most comparable GAAP measure. Our management considers total operating profit (loss) of our segments to be an important supplemental measure of our operating performance by presenting trends in our core businesses and facilities currently in operation. This measure is used by us for planning and budgeting purposes and to facilitate period-to-period comparisons in operating performance of our reportable segments in the aggregate by eliminating items that affect comparability between periods. We believe that total operating profit (loss) of our segments is useful to investors because it provides a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, total operating profit (loss) of our segments has limitations and should not be used as an alternative to operating profit (loss), a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect our operating performance in future periods.

(2)
Includes $11.3 million and $0.4 million for the nine months ended September 30, 2005 and 2004, respectively, and nil, $11.0 million and $21.5 million for the years ended 2004, 2003 and 2002, respectively, of environmental charges, net of reimbursements, related to ammonium perchlorate remediation at our Henderson facility.

(3)
Includes general expenses and environmental provisions related to various businesses in which our affiliates are no longer engaged but that have not met the criteria for reporting as discontinued operations.

Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004

        Net Sales.    Net sales increased by $77.6 million, or 8.3%, to $1,017.5 million during the first nine months of 2005 from $939.9 million in the first nine months of 2004. The increase was due to an increase in the pigment segment sales of $74.8 million and an increase in electrolytic and other chemical product segment sales of $2.8 million, as discussed below under "—Pigment Segment—Net Sales" and "—Electrolytic and Other Chemical Products Segment—Net Sales."

        Gross Margin.    Gross margin for the first nine months of 2005 increased $74.0 million compared to the same period in 2004. As a percent of sales, gross margin increased to 16.7% in the first nine months of 2005 from 10.2% in 2004. The improved margin was primarily due to improved pricing in the pigment segment realized during the first nine months of 2005 and due to an inventory revaluation charge of $15.6 million recognized in 2004 in connection with the shutdown of our titanium dioxide pigment sulfate production at our Savannah, Georgia facility. The higher prices were partially offset by increased manufacturing costs, including higher raw material, energy and payroll benefit costs, and a $5.9 million charge for the write-off of drilling and testing an exploratory deep-well waste injection system.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased $5.7 million during the first nine months of 2005 compared to the same period in 2004. This increase was primarily due to an increase in employee incentive compensation related to cash bonuses resulting from the improved operating performance during the 2005 period.

        Restructuring Charges.    In the first nine months of 2005, we had no restructuring charges. In September 2004, we shutdown our titanium dioxide pigment sulfate production at our Savannah, Georgia facility. Demand and prices for sulfate anatase pigments, particularly in the paper market, had declined in North America consistently during the previous several years. The decreasing volumes, along with unanticipated environmental and infrastructure issues discovered after we acquired the facility in 2000, created unacceptable financial returns for the facility and contributed to the decision to shut it down.

        Included in the restructuring charges in 2004 related to the shutdown of the Savannah facility was $86.2 million of asset write-downs taken in the form of accelerated depreciation for plant assets, $7.4 million for impairment of intangible assets, $6.5 million for severance and benefit plan curtailment costs and $6.6 million for other closure costs. We also recognized an additional $5.4 million of costs in 2004 in connection with the closure of the synthetic rutile plant in Mobile, Alabama.

        Provision for Environmental Remediation and Restoration, Net of Reimbursements.    Provision for environmental remediation and restoration, net of reimbursements was $17.0 million in the first nine months of 2005 compared to $3.6 million in the same period of 2004. The net provision for the first nine months of 2005 included $11.3 million related to remediation of ammonium perchlorate contamination associated with the Henderson, Nevada facility. It was determined in 2005 that the groundwater remediation system at the Henderson facility would need to be operated and maintained over an extended time period and a provision was added for the closure of an ammonium perchlorate pond. The provision for environmental remediation and restoration also included a net charge of $5.6 million in 2005 related to remediation of the former agricultural chemical Jacksonville, Florida site for soil remediation and excavation (see "—Environmental Matters").

        Other Income (Expense).    Other expenses, net, decreased $7.9 million during the first nine months of 2005 compared to the same period in 2004 primarily due to lower net fees incurred in connection with the accounts receivable securitization program that was terminated in April 2005, including a return of estimated fees previously paid in excess of actual costs incurred, and a reduction in losses attributable to changes in the exchange rates for both the euro and the Australian dollar of $5.2 million. These decreased costs were partially offset by $4.3 million higher interest costs for the period due to an increase in both the specifically-identified borrowings with Kerr-McGee that interest expense was allocated on and an increase in the interest rate used to allocate such interest expense.

        Benefit (Provision) for Income Taxes.    Our effective tax rate related to continuing operations for the first nine months of 2005 was 37.3%, compared to 31.8% for the first nine months of 2004. This effective rate is reflective of and based on Kerr-McGee's current tax allocation policy. During the first nine months of 2005, we repatriated $121 million in extraordinary dividends under the American Jobs Creation Act of 2004, resulting in recognition of an income tax expense of $4.5 million, net of certain foreign tax credits. On a stand-alone basis, our pro forma provision for income taxes related to continuing operations for the first nine months of 2005 would have been $17.2 million less than that determined under the current allocation policy. This difference in income taxes was due primarily to income in the United States that would have been eliminated by our theoretical stand-alone net operating loss carryforward which we would not have previously recognized as a deferred tax asset.

        Loss from Discontinued Operations.    The loss from discontinued operations, net of taxes, in the first nine months of 2005 was $21.8 million compared to $45.3 million for the same period in 2004. The loss in 2005 includes $11.4 million loss, net of tax, on our former forest products operations, including an environmental provision of $3.2 million, net of taxes, for additional soil volumes related to the Sauget, Illinois wood-treatment plant. Also included is a $5.2 million environmental provision, net of taxes, for pond closure, rock placement and surface water channels at the Ambrosia Lake, New Mexico site associated with our formerly conducted uranium mining and milling operations (see "—Environmental Matters—Environmental Costs" below and note 10 to the interim unaudited condensed combined financial statements included elsewhere in the prospectus).

Pigment Segment

        Net Sales.    Net sales increased $74.8 million, or 8.6%, during the first nine months of 2005 compared to the same period in the prior year. Approximately $113.5 million of this increase was due to an increase in average selling prices of approximately 14%, which was partially offset by approximately $38.7 million due to lower sales volumes. The lower sales volumes were primarily due to the shutdown of our Savannah sulfate facility in September of 2004. Stronger market conditions contributed to the improvement in pricing, which was also positively impacted by the effect of foreign currency exchange rates in the 2005 period.

        Operating Profit.    Operating profit for the first nine months of 2005 was $80.2 million, an increase of $171.6 million over the operating loss of $91.4 million for the same 2004 period. The increase is primarily attributable to the shutdown provisions incurred in 2004 of $122.5 million related to the Savannah facility. The increase was also driven by higher net sales, partially offset by increased manufacturing costs of $55.9 million due to higher raw material, energy and payroll benefit costs and the write-off of an exploratory deep-well waste injection system of $5.9 million. Lower sales volumes also resulted in $38.5 million lower manufacturing and transportation costs. Selling, general and administrative costs were higher by $8.3 million compared to the same period in 2004 primarily due to an increase in employee incentive compensation related to cash bonuses resulting from improved operating performance in 2005.

Electrolytic and Other Chemical Products Segment

        Net Sales.    Net sales for the first nine months of 2005 were $73.3 million, an increase of $2.8 million, compared to the same period in the prior year, primarily due to increased sales of electrolytic manganese dioxide and lithium manganese oxide.

        Operating Loss.    Operating loss in the first nine months of 2005 was $6.3 million, compared with an operating loss of $0.8 million in the same 2004 period. In the first nine months of 2005, we incurred a net $11.7 million environmental provision related primarily to ammonium perchlorate remediation associated with our Henderson, Nevada operations (net of expected insurance reimbursement of $21.0 million). This charge was partially offset by $3.4 million due to improved operations in 2005 at our Henderson, Nevada facility which incurred higher costs in 2004 when production recommenced after being temporarily curtailed in late 2003 and by $2.7 million resulting from improved pricing for all products in 2005.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

        Net Sales.    Net sales increased by $144.1 million, or 12.4%, to $1,301.8 million in 2004 from $1,157.7 million in 2003. The increase was due to increased sales in the pigment segment of $129.6 million and increased sales in the electrolytic and other chemical products segment of $14.5 million, as discussed below under "—Pigment Segment—Net Sales" and "—Electrolytic and Other Chemical Products Segment—Net Sales."

        Gross Margin.    Gross margin in 2004 was $132.9 million compared to $133.0 million in 2003. As a percent of sales, gross margin declined to 10.2% in 2004 from 11.5% in 2003. The decline in the gross margin percentage was primarily due to an inventory revaluation charge of $15.6 million recognized in 2004 in connection with the shutdown of our titanium dioxide pigment sulfate production at our Savannah, Georgia facility (see further discussion under "—Restructuring Charges" below).

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased $11.2 million in 2004 compared to 2003. This increase was due to an increase in employee incentive compensation related to cash bonuses and restricted stock awards, additional costs associated with cash settlements of certain qualified benefits associated with retirements during the year and increased legal fees.

        Restructuring Charges.    In 2004, we shutdown our titanium dioxide pigment sulfate production at our Savannah, Georgia facility. Demand and prices for sulfate anatase pigments, particularly in the paper market, had declined in North America consistently during the previous several years. The decreasing volumes, along with unanticipated environmental and infrastructure issues discovered after we acquired the facility in 2000, created unacceptable financial returns for the facility and contributed to the decision to shut it down. We expect this shutdown, once fully implemented, will result in an improvement in segment operating profit of approximately $15 million annually based on 2004 costs.

        Included in the restructuring charges in 2004 was $86.6 million of asset write-downs taken in the form of accelerated depreciation of plant assets, $7.4 million for impairment of intangible assets, $6.7 million for severance and benefit plan curtailment costs and $6.7 million for other closure costs. We also recognized an additional $5.6 million of costs in 2004 in connection with the closure of the synthetic rutile plant in Mobile, Alabama. The 2003 restructuring charges included $38.6 million for shutdown costs related to the Mobile, Alabama facility and $22.8 million in connection with a work force reduction program consisting of both voluntary retirements and involuntary terminations that reduced our work force by 138 employees.

        Provision for Environmental Remediation and Restoration, Net of Reimbursements.    Provision for environmental remediation and restoration, net of reimbursements, was $4.6 million in 2004 compared to $14.9 million in 2003. The decrease in 2004 was primarily due to an $11.0 million provision in 2003 related to ammonium perchlorate at our Henderson, Nevada facility. Our environmental obligations are discussed in detail under "—Environmental Matters—Environmental Costs" below and note 21 to the audited combined financial statements included elsewhere in this prospectus.

        Other Income (Expense).    Other expense increased $4.7 million in 2004 compared to 2003 primarily due to a $3.4 million increased loss on the pigment receivables sold under the asset monetization program due to increased activity in 2004 and an increase in the foreign currency losses in 2004 of $1.7 million primarily due to unfavorable changes in the Australian dollar exchange rates.

        Benefit for Income Taxes.    Our effective tax rate related to continuing operations was 31.9%, compared with 24.0% in 2003. This rate is based on Kerr-McGee's current tax allocation policy. On a stand-alone basis, our pro forma provision for income taxes related to continuing operations in 2004 would have been $44.2 million more than that determined under our allocation policy with Kerr-McGee. This increase in income taxes was due primarily to net operating losses in the United States which we would not have been able to utilize on a stand-alone basis.

        Loss from Discontinued Operations.    We recognized a loss from discontinued operations as a result of our decision to dispose of the forest products business and additional environmental provisions related to other previously discontinued operations of $45.8 million in 2004 and $35.8 million in 2003, net of tax benefit. The increased loss in 2004 was primarily due to additional environmental provisions, net of reimbursements and taxes, in 2004 related to our former thorium manufacturing and refining operations of $5.7 million and $5.1 million net of taxes, respectively.

        Cumulative Effect of Change in Accounting Principle.    We recognized a charge of $9.2 million (net of income tax benefit of $4.9 million) in 2003 upon adoption, as of January 1, 2003, of Financial Accounting Standards Board Statement No. 143 (FAS No. 143), "Accounting for Asset Retirement Obligations" related to our Mobile plant which we expected to close at the date of adoption of this standard.

Pigment Segment

        Net Sales.    Net sales increased $129.6 million, or 12%, in 2004 to $1,208.4 million from $1,078.8 million in 2003. Of the total increase, approximately $114 million was due to increased sales volumes and approximately $16 million resulted from an increase in average sales prices. Sales volumes for 2004 were approximately 9% higher than in the prior year due primarily to stronger market conditions. Approximately half of the increase in average sales prices in 2004 was due to the effect of foreign currency exchange rates with the remainder due to price increases resulting from improved market conditions.

        Operating Loss.    The pigment segment recorded an operating loss of $86.5 million in 2004, compared with an operating loss of $15.0 million in 2003. The 2004 operating loss was primarily the result of shutdown provisions discussed above for the sulfate-process titanium dioxide pigment production at the Savannah, Georgia, facility totaling $123.0 million. Operating results for 2004 also were negatively impacted by $6.8 million of costs incurred in connection with the continued efforts to close the synthetic rutile plant in Mobile, Alabama, compared to a $46.7 million plant closure provision recognized in 2003 for this facility. Additionally, operating results in 2003 were negatively impacted by a $22.9 million charge for work force reduction and other compensation costs. These charges had the effect of reducing operating profit by $129.8 million in 2004 and $69.6 million in 2003. The increase in revenues in 2004 resulting from higher volume and sales prices was offset by an increase of approximately $132 million in production costs due to higher volume (approximately $80 million) and costs (approximately $52 million including the effects of foreign currency exchange rate changes) and an increase in selling, general and administrative expenses of approximately $6 million over 2003. Additional information related to the shutdowns of the Savannah and Mobile facilities is included in note 15 to the audited combined financial statements included elsewhere in this prospectus.

        We began production through a new high-productivity oxidation line at our Savannah, Georgia chloride process pigment plant in January 2004. This new technology results in low-cost incremental capacity increases through modification of existing chloride oxidation lines and allows for improved operating efficiencies through simplification of hardware configurations and reduced maintenance requirements. We continue to evaluate the performance of this new oxidation line and expect to determine how the Savannah site might be reconfigured to exploit its capabilities in 2005. The possible reconfiguration of the Savannah site, if any, could include redeployment or idling of assets and reduction of their future useful lives, resulting in the acceleration of depreciation expense and the recognition of other charges. However, current production demands make it less likely that any existing production lines would be idled in the near term.

Electrolytic and Other Chemical Products Segment

        Net Sales.    Net sales increased $14.5 million, or 18.4%, in 2004 to $93.4 million from $78.9 million in 2003. The increase in net sales resulted primarily from an increase in electrolytic sales due primarily to the full year of operations at our electrolytic manganese dioxide (EMD) manufacturing operation in Henderson, Nevada (see further discussion under "—Operating Loss" below).

        Operating Loss.    The electrolytic and other chemical products segment recorded an operating loss for 2004 of $0.6 million compared with an operating loss of $22.0 million in 2003. The improved operating performance was primarily due to the full year of operations at the EMD facility, lower environmental costs in 2004 of $9.4 million compared to 2003 and work force reduction and other compensation charges recognized in 2003 that did not recur in 2004. The 2003 environmental costs incurred related primarily to remediation of ammonium perchlorate contamination associated with the Henderson, Nevada facility. While we are no longer producing ammonium perchlorate, we continue to use the property in our other chemical products business.

        During the third quarter of 2003, our EMD manufacturing operation in Henderson, Nevada, was placed on standby to reduce inventory levels due to the harmful effect of low-priced imports on our EMD business. In response to the pricing activities of importing companies, Tronox LLC filed a petition for the imposition of anti-dumping duties with the U.S. Department of Commerce International Trade Administration and the U.S. International Trade Commission on July 31, 2003. In its petition, Tronox LLC alleged that manufacturers in certain named countries export EMD to the United States in violation of U.S. anti-dumping laws and requested that the U.S. Department of Commerce apply anti-dumping duties to the EMD imported from such countries. The Department of Commerce found probable cause to believe that manufacturers in the specified countries engaged in dumping and initiated an anti-dumping investigation with respect to such manufacturers. Subsequently, demand in the United States for U.S.-produced EMD product increased, and the plant resumed operations in December 2003. Tronox LLC withdrew its anti-dumping petition in February 2004 but continues to monitor the pricing activities of EMD importers.

Year Ended December 31, 2003 Compared to December 31, 2002

        Net Sales.    Net sales increased by $93.4 million, or 8.8%, to $1,157.7 million in 2003 from $1,064.3 million in 2002. The increase in net sales was due to an increase of $84.5 million in pigment segment sales and an $8.9 million increase in electrolytic and other chemical products segment sales, as discussed below under "—Pigment Segment—Net Sales" and "—Electrolytic and Other Chemical Products Segment—Net Sales."

        Gross Margin.    Gross margin increased $17.7 million, or 15.4% in 2003 from $115.3 million in 2002 to $133.0 million in 2003. As a percent of sales, gross margin increased to 11.5% in 2003 from 10.8% in 2002. The increase was primarily due to improved sales prices in the pigment segment, as discussed below under "—Pigment Segment."

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased $14.9 million in 2003 compared to 2002. This increase was primarily due to increased general corporate allocations from Kerr-McGee, additional consulting and legal fees and increased employee incentive compensation in the form of cash bonuses.

        Restructuring Charges.    In 2003, we closed our synthetic rutile plant in Mobile, Alabama. We recorded a write-down of fixed assets in the form of accelerated depreciation of $15.2 million for plant assets, $16.6 million for severance and benefit plan curtailment costs and $6.8 million for other shutdown costs. We also recognized a $22.8 million charge in 2003 in connection with a work force reduction program consisting of both voluntary retirements and involuntary terminations that reduced our work force by 138 employees. In 2002, we recorded an $11.8 million write-down of fixed assets in the form of accelerated depreciation for abandoned engineering projects.

        Provision for Environmental Remediation and Restoration, net of Reimbursements.    Provision for environmental remediation and restoration, net of reimbursements, was $14.9 million in 2003 compared to $14.3 million in 2002, primarily related to remediation of ammonium perchlorate contamination at our Henderson, Nevada facility in both years. Our environmental obligations are discussed in detail under "—Environmental Matters" below and note 21 to the audited combined financial statements included elsewhere in this prospectus.

        Other Income (Expense).    Other expense increased $7.4 million in 2003 compared to 2002 primarily due to a $10.1 million increase in the foreign currency losses in 2003 as a result of unfavorable changes in both the euro and Australian dollar exchange rates compared to the U.S. dollar.

        Benefit (Provision) for Income Taxes.    Our effective tax rate related to continuing operations for 2003 was a benefit of 24.0%, compared with expense of 103.8% in 2002. This rate is based on Kerr-McGee's current tax allocation policy. The difference in the effective rate is due to the proportion of income from continuing operations attributable to foreign operations.

        Loss from Discontinued Operations.    We recognized a loss from discontinued operations as a result of our decision to dispose of the forest products business and additional environmental and litigation provisions related to other previously discontinued operations of $35.8 million in 2003 and $81.0 million in 2002, net of tax benefit. The decrease in the loss in 2003 was due to $44.9 million of additional litigation expenses in 2002 related primarily to our former forest products operations.

Pigment Segment

        Net Sales.    Net sales increased $84.5 million, or 8.5%, in 2003 to $1,078.8 million from $994.3 million in 2002. Of the total increase, approximately $94 million resulted from an increase in average sales prices, partially offset by an approximately $10 million decrease due to lower sales volumes. The increase in average sales prices in 2003 was largely due to the effect of foreign currency exchange rates. Excluding the effect of foreign currency exchange rates, average selling prices in local currencies for 2003 were 3% higher than in 2002. Sales volumes for 2003 were approximately 1% lower than in the prior year.

        Operating Profit (Loss).    The pigment segment recorded an operating loss of $15.0 million in 2003, compared with an operating profit of $23.5 million in 2002. The increase in revenues due to higher sales prices was partially offset by an increase in average product costs of approximately $58 million and selling, general and administrative costs of approximately $11 million over 2002. Additionally, operating results in 2003 were negatively affected by $46.7 million in plant closure provisions related to the shutdown of the synthetic rutile plant in Mobile, Alabama, together with a $22.9 million charge for work force reduction and other compensation costs. The 2002 operating profit included $11.8 million in charges for abandoned chemical engineering projects, approximately $3 million for severance and other costs and a $6.1 million reversal of environmental reserves associated with the Savannah operations.

Electrolytic and Other Chemical Products Segment

        Net Sales.    Net sales increased $8.9 million, or 12.7%, in 2003 to $78.9 million from $70.0 million in 2002. The increase in net sales was primarily due to higher electrolytic operations sales volumes. The increased volumes were predominantly achieved in sodium chlorate and boron products (17% and 37%, respectively).

        Operating Loss.    Operating loss for 2003 was $22.0 million compared with operating loss of $13.4 million in 2002. The $8.6 million increase in operating loss for 2003 was primarily due to the 2003 work force reduction costs and other compensation charges of approximately $4.1 million and higher electrolytic product costs of approximately $8 million, partially offset by lower environmental costs of approximately $4.2 million. Environmental provisions in both 2003 and 2002 related primarily to remediation of ammonium perchlorate contamination associated with our Henderson, Nevada, operations (see "—Environmental Matters—Environmental Costs" and note 21 to the audited combined financial statements included elsewhere in this prospectus).

Financial Condition

Liquidity and Capital Resources Following the Transactions

        The Transactions will change our capital structure and long-term capital commitments significantly from those that existed on September 30, 2005. The following table provides information for the analysis of our financial condition and liquidity as of September 30, 2005, after giving effect to the pro forma adjustments set forth in "Unaudited Pro Forma Combined Financial Statements" (in millions of dollars):

Current ratio(1)	2.4:1
Cash and cash equivalents	$40.0
Working capital(2)	418.9
Total assets	1,676.0
Long-term debt	548.0
Stockholders' equity	284.2

(1)
Represents a ratio of current assets to current liabilities.

(2)
Represents excess of current assets over current liabilities.

        Liquidity Requirements.    After giving effect to the pro forma adjustments set forth in "Unaudited Pro Forma Combined Financial Statements," our primary cash needs will be for working capital, capital expenditures, environmental cash expenditures and debt service under the senior secured credit facility and the unsecured notes. We believe that our cash flows from operations, together with borrowings under our revolving credit facility, will be sufficient to meet these cash needs for the foreseeable future. However, our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If our cash flows from operations are less than we expect, we may need to raise additional capital. We may also require additional capital to finance our future growth and development, implement additional marketing and sales activities, and fund our ongoing research and development activities.

        As of September 30, 2005, after giving effect to the pro forma adjustments set forth in "Unaudited Pro Forma Combined Financial Statements," we would have had approximately $548.0 million of long-term debt and $284.2 million of combined stockholders' equity. Additional debt or equity financing may not be available when needed on terms favorable to us or even available to us at all. As described in "Description of Our Concurrent Financing Transactions," we also will be restricted by the terms of the senior secured credit facility and the indenture governing the unsecured notes from incurring additional indebtedness. Under our master separation agreement, from the completion of the Transactions until the completion of the Distribution, we may not incur any additional indebtedness (other than under the revolving credit facility) without Kerr-McGee's prior consent. While Kerr-McGee owns at least a majority of our outstanding common stock, we also are restricted from issuing any shares of our capital stock, or any rights, warrants or options to acquire our capital stock (other than any shares of our capital stock or options to acquire our capital stock granted in connection with the performance of services), if this would cause Kerr-McGee to own less than a majority of our outstanding common stock (on a fully diluted basis). In these circumstances, we also are restricted from issuing any shares of our capital stock if this would cause Kerr-McGee to own less than 80% of the total voting power of our outstanding capital stock entitled to vote generally in the election of our directors and from issuing any shares of non-voting stock. In addition, under our tax sharing agreement with Kerr-McGee, if we enter into transactions during the two-year period following the Distribution which result in the issuance or acquisition of our shares, and the Internal Revenue Service subsequently determines that Section 355(e) of the Internal Revenue Code is applicable to the Distribution, we will be required to indemnify Kerr-McGee for any resulting tax liability incurred by it.

        Financing Sources.    Concurrently with the closing of this offering, our wholly-owned subsidiary, Tronox Worldwide, will enter into a senior secured credit facility. This facility will consist of a $200 million six-year term loan facility and a five-year multicurrency revolving credit facility of $250 million. The full amount of the revolving credit facility will be available for issuances of letters of credit and $25 million of the revolving credit facility will be available for swingline loans. The senior secured credit facility will be unconditionally and irrevocably guaranteed by Tronox and Tronox Worldwide's direct and indirect material domestic subsidiaries (including Tronox Finance Corp.). The facility will be secured by a first priority security interest in certain domestic assets, including certain real property, of Tronox Worldwide and the guarantors of the senior secured credit facility. The facility will also be secured by pledges of the equity interests in Tronox Worldwide and Tronox Worldwide's direct and indirect domestic subsidiaries, and up to 65% of the voting and 100% of the non-voting of the equity interests in Tronox Worldwide's direct foreign subsidiaries and the direct foreign subsidiaries of the guarantors of the senior secured credit facility. See "Description of Our Concurrent Financing Transactions—Senior Secured Credit Facility."

        The term loan facility is expected to amortize each year in an amount equal to 1% per year in equal quarterly installments for the first five years and in an amount equal to 95% per year in equal quarterly installments for the final year. In addition, we expect to be required to repay the term loan facility with the following amounts:

  •
  100% of an amount equal to the net after-tax cash proceeds for any issuances or incurrence of any indebtedness not permitted by the senior secured credit facility;

  •
  100% of an amount equal to the net after-tax cash proceeds of certain sales or other dispositions by us of any assets, unless we reinvest the proceeds within one year in capital assets or permitted acquisitions; and

  •
  75% of an amount equal to excess cash flow for each fiscal year, commencing with fiscal year 2006.

        We expect that the amount of excess cash flow we must use for prepayments of the term loan facility will be reduced if we meet certain financial performance targets.

        Principal balances under the senior secured credit facility are expected to bear interest per annum, at Tronox Worldwide's option, at a fluctuating rate of interest measured by reference to either LIBOR or an alternative base rate, plus a borrowing margin. The borrowing margins applicable to the loans and the default interest rate for amounts not paid when due will be determined by reference to the ratings assigned to the loans by two rating agencies, in accordance with the terms of the definitive documentation. We expect that Tronox Worldwide will be required to pay certain fees with respect to the senior secured credit facility, including annual administration fees, a commitment fee based on the undrawn portion of the revolving commitments and other similar fees.

        At closing, the term loan facility will be fully funded and the net proceeds from that facility will be distributed to Kerr-McGee. Undrawn amounts under the revolving credit facility will be available on a revolving basis for general corporate purposes of Tronox Worldwide and its subsidiaries, subject to specified conditions.

        Concurrently with the closing of this offering, Tronox Worldwide and Tronox Finance Corp. will co-issue $350 million in aggregate principal amount of unsecured notes due 2012 in a private offering. Tronox Worldwide's and Tronox Finance Corp.'s payment obligations under the unsecured notes will be guaranteed by Tronox and by Tronox Worldwide's material direct and indirect wholly-owned domestic subsidiaries. The net proceeds from the offering of unsecured notes also will be distributed to Kerr-McGee.

        The senior secured credit facility and the indenture governing the unsecured notes will subject us to certain financial and other covenants. See "—Covenant Compliance" and "Description of Our Concurrent Financing Transactions."

        Covenant Compliance.    We expect the senior secured credit facility to require us to maintain a maximum level of total debt to adjusted EBITDA and a minimum adjusted interest coverage ratio, in each case, on a trailing four-quarter basis. We expect our compliance with these covenants to be tested each quarter, starting with the quarter ending March 31, 2006. We believe that the senior secured credit facility is a material agreement and that these financial covenants are material terms of that agreement. Non-compliance with these covenants could result in a default, and an acceleration in the repayment of amounts outstanding, under that facility. Any acceleration in the repayment of amounts outstanding under the senior secured credit facility would result in a default under the indenture governing the unsecured notes. While an event of default under the senior secured credit facility or the indenture governing the unsecured notes is continuing, we would be precluded from, among other things, paying dividends on our common stock or borrowing under the revolving credit facility. As a result, we believe the information presented below regarding these financial covenants is material to investors' understanding of our results of operations and financial condition. For a more complete description of the senior secured credit facility and the indenture governing the unsecured notes, see "Description of our Concurrent Financing Transactions." The senior secured credit facility and the indenture governing the unsecured notes will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Total Debt to Adjusted EBITDA Ratio

        We expect the senior secured credit facility to require us initially to maintain a total debt to adjusted EBITDA ratio for each four-quarter period of no more than 3.75x. The following table shows:

  •
  for the periods presented and after giving effect to the pro forma adjustments set forth in "Unaudited Pro Forma Combined Financial Statements":

  •
  our total debt,

  •
  our adjusted EBITDA, and

  •
  the ratio of our total debt to adjusted EBITDA; and

  •
  the maximum ratio of total debt to adjusted EBITDA we expect initially will be required by the senior secured credit facility.

	Pro Forma Year Ended December 31, 2004	Pro Forma Twelve Months Ended September 30, 2005
	(millions of dollars)
Total debt:
Senior secured credit facility	$200.0	$200.0
Unsecured notes	350.0	350.0

Total debt	$550.0	$550.0

Adjusted EBITDA	$142.2	$206.2
Ratio of total debt to adjusted EBITDA	3.87x	2.67x
Maximum ratio of total debt to adjusted EBITDA expected to be required under the senior secured credit facility	3.75x

         On a pro forma basis for the year ended December 31, 2004, we would not have been in compliance with the total debt to adjusted EBITDA ratio that will be imposed on us by the senior secured credit facility. However, based on our current financial projections, as illustrated by our pro forma compliance for the twelve months ended September 30, 2005, we believe that we will be in compliance with this covenant in future periods.

Adjusted Interest Coverage Ratio

        We expect the senior secured credit facility to require us initially to maintain an adjusted interest coverage ratio for each four-quarter period of no less than 2.00x. The minimum adjusted interest coverage ratio is expected to be defined as (i) adjusted EBITDA, less the sum of cash expenditures for environmental remediation and restoration (net of cash reimbursements), discontinued operations and asset retirement obligations, to (ii) interest expense. The following table shows:

  •
  for the periods presented and after giving effect to the pro forma adjustments set forth in "Unaudited Pro Forma Combined Financial Statements":

  •
  our adjusted EBITDA, less the sum of cash expenditures for environmental remediation and restoration (net of cash reimbursements), discontinued operations and asset retirement obligations,

  •
  our interest expense, and

  •
  our adjusted interest coverage ratio; and

  •
  the minimum adjusted interest coverage ratio we expect initially will be required by the senior secured credit facility.

	Pro Forma Year Ended December 31, 2004	Pro Forma Twelve Months Ended September 30, 2005
	(millions of dollars)
Adjusted EBITDA	$142.2	$206.2
less cash expenditures(1) (net of reimbursements) for:
Environmental remediation and restoration	(34.7)	9.7
Discontinued operations	(5.3)	(8.1)
Asset retirement obligation	(3.2)	(2.1)

Total	$99.0	$205.7

Interest expense	40.1	40.3
Adjusted interest coverage ratio	2.47x	5.10x
Minimum adjusted interest coverage ratio expected to be required under the senior secured credit facility	2.00x

(1)
To the extent not included in net income.

        We believe the presentation of adjusted EBITDA is appropriate to provide additional information to investors to demonstrate our ability to comply with the financial covenants to which we expect to be subject. For a reconciliation of net income (loss) to adjusted EBITDA, see "Selected Historical Combined Financial Data." The calculation of adjusted EBITDA in this prospectus is in accordance with the definitions contained in the senior secured credit facility.

Historical Liquidity and Capital Resources

        Historically, we have participated in Kerr-McGee's centralized cash management system and have relied on Kerr-McGee to provide necessary cash financing. Such activities include cash deposits from our operations which are transferred daily to Kerr-McGee's centralized banking system and cash borrowings used to fund our operations and capital expenditures. The related cash activity between us and Kerr-McGee is reflected as net transfers with affiliates within financing activities in our combined statement of cash flows. Additionally, as discussed below under "—Cash Flows from Operating Activities," certain expenditures related to our operations were paid by Kerr-McGee on our behalf and, therefore, did not affect cash flows from operating, investing and financing activities reported in our combined statement of cash flows. As such, the amounts of cash and cash equivalents, as well as cash flows from operating, investing and financing activities presented in the combined financial statements are not representative of the amounts that would have been required or generated by us as a stand-alone company.

        In connection with our separation from Kerr-McGee, the net amount due from us to Kerr-McGee at the closing date of this offering will be contributed by Kerr-McGee, forming a part of our continuing equity. Such net amounts due to Kerr-McGee that were outstanding at the balance sheet dates have been reflected in the combined financial statements as a component of owner's net investment in equity. Amounts due to or from Kerr-McGee arising from transactions subsequent to completion of this offering will be settled in cash. Following completion of this offering, Kerr-McGee will no longer provide funds to finance our operations. Concurrent with this offering, Tronox Worldwide, our direct wholly-owned subsidiary, will enter into a senior secured credit facility. It will also offer, jointly with its subsidiary, Tronox Finance Corp., $350 million in aggregate principal amount of unsecured notes in a concurrent private offering. See "—Financial Condition—Liquidity and Capital Resources Following the Transactions—Financing Sources" and "Description of Our Concurrent Financing Transactions."

        The following table provides information for the analysis of our historical financial condition and liquidity:

	September 30, 2005	December 31, 2004	December 31, 2003
	(millions of dollars)
Current ratio(1)	2.5:1	1.7:1	1.9:1
Cash and cash equivalents	$76.7	$23.8	$59.3
Working capital(2)	459.1	240.2	304.5
Total assets	1,703.0	1,595.9	1,809.1

(1)
Represents a ratio of current assets to current liabilities.

(2)
Represents excess of current assets over current liabilities.

        Of cash and cash equivalents at September 30, 2005, $34.7 million was held in the United States and $42.0 million was held in other countries. During the first nine months of 2005, $121.0 million of unremitted foreign earnings in Australia were repatriated as extraordinary dividends, as defined in the American Jobs Creation Act of 2004, and subsequently transferred to Kerr-McGee as part of its centralized cash management system (see "—New/Revised Accounting Standards" below for additional discussion).

        Until recently, we had an accounts receivable monetization program, which served as a source of liquidity up to a maximum of $165.0 million. This program was terminated in April 2005, as discussed in "—Off-Balance Sheet Arrangements" below. Following the termination of this program, our outstanding receivables increased, resulting in increases in our current ratio, working capital and total assets as of September 30, 2005, compared with year-end 2004. The collections of repurchased accounts receivable have been included in cash flows from investing activities in our combined statement of cash flows.

        Cash Flows from Operating Activities.    Cash flows from operating activities in our combined statement of cash flows for all periods presented exclude certain expenditures incurred by Kerr-McGee on our behalf, such as income taxes, general corporate expenses, employee benefits and incentives and net interest costs. Therefore, reported amounts are not representative of cash flows from operating activities we will generate or use as a stand-alone company. For example, cash flows from operating activities for 2004 exclude $37.0 million paid by Kerr-McGee for income taxes on our behalf. Additionally, 2004, 2003 and 2002 cash flows from operating activities exclude $55.1 million, $65.8 million and $51.6 million, respectively, of general corporate expenses, employee benefits and incentives, and net interest costs associated with our present and discontinued operations. While such costs are reflected in our combined statement of operations because they were allocated to us by Kerr-McGee, they did not result in cash outlays by us. As a stand-alone company, we expect costs and expenses of this nature will require the use of our cash and other sources of liquidity. Additionally, we expect that our general corporate expenses may be $20 to $25 million greater on an annual basis than we have incurred historically, which will further reduce our cash flows from operating activities as compared to historical experience. Further, as discussed under "—Contractual Obligations and Commitments" below, we expect cash requirements associated with employee pension and postretirement plans to increase following the completion of this offering.

        Cash flows from operating activities for 2004 were $190.8 million, an increase of $70.4 million compared with cash flows from operating activities for 2003 of $120.4 million. The increase in cash flows from operating activities in 2004 is attributable primarily to a reduction in inventories, $35.7 million higher environmental cost reimbursements, $12.7 million lower expenditures for environmental remediation and restoration and $35.0 million less cash paid for legal settlements largely related to our former forest products business. These positive effects on cash flows from operating activities were partially offset by an unfavorable effect of timing differences between product sales and collections of trade accounts receivable. While improved economic conditions resulted in increased sales volumes in late 2004, collection of the related accounts receivable did not occur until 2005.

        Cash flows from operating activities for 2003 were $120.4 million, an increase of $38.0 million compared with cash flows from operating activities for 2002 of $82.4 million. The increase in cash flows from operating activities in 2003 is attributable primarily to $23.2 million lower expenditures for environmental remediation and restoration and $14.8 million higher environmental cost reimbursements.

        Cash flows from operating activities for the first nine months of 2005 were $13.0 million, compared with cash from operating activities of $80.8 million for the same prior year period. The $67.8 million decrease in cash flows from operating activities in the first nine months of 2005 was due to an increase in accounts receivable following termination of the accounts receivable monetization program described under "—Off-Balance Sheet Arrangements—Accounts Receivable Monetization Program" below. This was offset in part by higher sales volumes and prices as a result of stronger market conditions, increased environmental cost reimbursements, and the timing of payment of accounts payable and accrued liabilities. Reimbursements of environmental expenditures exceeded cash paid for such expenditures by $27.5 million in 2005 and cash payments exceeded reimbursements by $17.3 million in 2004. Cash flows from operating activities for the nine months of 2005 and 2004 exclude $35.2 million and $36.3 million, respectively, of general corporate expenses, employee benefits and incentives, and net interest costs associated with our present and discontinued operations.

        Cash Used in Investing Activities.    Net cash used in investing activities was $91.4 million in 2004 compared to $95.7 million in 2003 and $86.6 million in 2002, principally representing capital expenditures. Significant capital expenditure projects in 2004 included waste management projects and an automated slurry project at our Hamilton, Mississippi facility that was begun in 2003. In 2003, significant projects included the Savannah plant high productivity oxidation line, waste management projects and the initial phase of the Hamilton plant automated slurry project that was completed in 2004.

        Cash provided by investing activities for the first nine months of 2005 was $118.2 million, an increase of $181.3 million from $63.1 million used in investing activities for the first nine months of 2004. The collection of repurchased accounts receivable that were contributed to us by Kerr-McGee resulted in an increase of $165.0 million in cash from investing activities in 2005. Higher capital expenditures in the first nine months of 2004 reflect spending on the Savannah plant high productivity oxidation line, and process improvements at the Hamilton plant.

        Capital expenditures for fiscal 2005 are expected to be $90.0 million. Process and technology improvements that increase productivity and enhance product quality will account for approximately 43% of the 2005 capital spending. This includes changes to the Uerdingen, Germany pigment facility to convert waste to a saleable product and reduce raw material costs and upgrading the oxidation line at the Botlek, the Netherlands, pigment facility to improve throughput.

        Cash Provided by (Used in) Financing Activities.    Net cash provided by (used in) financing activities was $(131.1) million in 2004, $(10.3) million in 2003, and $4.1 million in 2002. Net transfers from (to) Kerr-McGee were $(131.1) million, $(10.0) million and $14.3 million in 2004, 2003 and 2002, respectively. Cash used in financing activities for the first nine months of 2005 was $81.2 million, an increase of $41.0 million from the first nine months of 2004. All of the cash from financing activities resulted from transfers from or to Kerr-McGee. As discussed above under "—Cash Flows from Operating Activities," cash flows from operating activities presented in the historical financial statements exclude certain operating expenditures paid by Kerr-McGee on our behalf. Therefore, we anticipate that our cash flows from operating activities as a stand-alone company will be lower, which may require higher levels of cash provided by financing activities in the future to support our operating and capital cash requirements.

Off-Balance Sheet Arrangements

        Accounts Receivable Monetization Program.    Through April 2005, we sold selected accounts receivable through a three-year, credit-insurance-backed asset securitization program with a maximum availability of $165.0 million. Under the terms of the program, selected qualifying customer accounts receivable were sold monthly to a special-purpose entity (SPE), which in turn sold an undivided ownership interest in the receivables to a third-party multi-seller commercial paper conduit sponsored by an independent financial institution. We sold, and retained an interest in, excess receivables to the SPE as over-collateralization for the program. Our retained interest in the SPE's receivables was classified in trade accounts receivable in our accompanying combined balance sheet. The retained interest was subordinate to, and provided credit enhancement for, the conduit's ownership interest in the SPE's receivables, and was available to the conduit to pay certain fees or expenses due to the conduit, and to absorb credit losses incurred on any of the SPE's receivables in the event of termination. However, credit loss has historically been insignificant. We retained servicing responsibilities and received a servicing fee of 1.07% of the receivables sold for the period of time outstanding, generally 60 to 120 days. No recourse obligations were recorded since we had no obligations for any recourse actions on the sold receivables.

        The accounts receivable monetization program included ratings downgrade triggers based on Kerr-McGee's senior unsecured debt rating. These triggers provide for program modifications, including a program termination event upon which the program would effectively liquidate over time and the third-party multi-seller commercial paper conduit would be repaid with the collections on accounts receivable sold. In April 2005, Kerr-McGee's senior unsecured debt was downgraded, triggering program termination. As opposed to liquidating the program over time in accordance with its terms, Kerr-McGee entered into an agreement to terminate the program by repurchasing the then outstanding balance of receivables sold of $165.0 million, which were then contributed to us. As a result, our receivables have increased.

        Other Arrangements.    We have entered into agreements that require us to indemnify third parties for losses related to environmental matters, litigation and other claims. We have recorded no material obligations in connection with such indemnification obligations. In addition, pursuant to our master separation agreement with Kerr-McGee, we will be required to indemnify Kerr-McGee for all costs and expenses incurred by it arising out of or due to our environmental and other liabilities (other than such costs and expenses reimbursable by Kerr-McGee pursuant to the master separation agreement.) See "Arrangements Between Kerr-McGee and Our Company—Master Separation Agreement." At October 31, 2005, Kerr-McGee had outstanding letters of credit on our behalf in the amount of approximately $34.5 million. These letters of credit have been granted to Kerr-McGee by financial institutions to support our environmental clean-up costs and severance requirements in international locations. We intend to replace these letters of credit in connection with the concurrent financing transactions.

Contractual Obligations and Commitments

        In the normal course of business, we enter into operating leases, purchase obligations and other commitments. Operating leases primarily consist of rental of railcars and production equipment. The aggregate future payments for operating leases and purchase commitments and obligations as of December 31, 2004 are summarized in the following table:

	Payments Due By Period
Type of Obligation	Total	2005	2006 -2007	2008 -2009	After 2009
	(millions of dollars)
Operating leases	$30.5	$6.1	$6.5	$5.3	$12.6
Purchase obligations:
Ore contracts	387.1	155.6	191.2	40.3	—
Other purchase obligations	296.8	91.7	140.6	31.3	33.2

Total	$714.4	$253.4	$338.3	$76.9	$45.8

        We will be obligated under an employee benefits agreement with Kerr-McGee to maintain the Material Features (as defined in the employee benefits agreement) of the U.S. postretirement plan without change for a period of three years following the effective date of the Distribution (see "Arrangements between Kerr-McGee and Our Company—Employee Benefits Agreement"). Based on the actuarially projected obligations under that plan, we expect contributions to be in the range of $10.0 to $12.0 million for each of the next three years.

        Tronox Worldwide, along with another Kerr-McGee subsidiary, is a guarantor for Kerr-McGee's $2.1 billion of long-term notes issued in 2001 and 2004. On September 21, 2005, Kerr-McGee received a written consent to amend the indenture from noteholders representing approximately 90% of the aggregate outstanding principal amount of notes, for which Kerr-McGee agreed to pay the fees to consenting noteholders. Kerr-McGee amended the indenture governing these notes to provide for the release of Tronox Worldwide's guarantee of the notes upon completion of an initial public offering, spin-off or split-off of the company, its successor or its parent. Pursuant to the amended indenture, upon completion of this offering, Tronox Worldwide will be released from its guarantee of the notes.

        We have obligations associated with the retirement of tangible long-lived assets. In addition to asset retirement obligations of $30.9 million reflected in the audited combined balance sheet at December 31, 2004 included elsewhere in this prospectus, obligations exist for facilities that we are not able to estimate until the timing of liability settlement is known.

Environmental Matters
Current Businesses

        We are subject to a broad array of international, federal, state and local laws and regulations relating to environmental protection. Under these laws, we are or may be required to obtain or maintain permits or licenses in connection with our operations. In addition, under these laws, we are or may be required to remove or mitigate the effects on the environment of the disposal or release of chemical, petroleum, low-level radioactive and other substances at various sites. Environmental laws and regulations are becoming increasingly stringent, and compliance costs are significant and will continue to be significant in the foreseeable future. There can be no assurance that such laws and regulations or any environmental law or regulation enacted in the future will not have a material effect on our operations or financial condition.

        Sites at which we have environmental responsibilities include sites that have been designated as Superfund sites by the U.S. Environmental Protection Agency (EPA) pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA) and that are included on the National Priority List (NPL). As of September 30, 2005, we had received notices that we had been named potentially responsible parties (PRP) with respect to 12 existing EPA Superfund sites on the NPL that require remediation. We do not consider the number of sites for which we have been named a PRP to be the determining factor when considering our overall environmental liability.

Decommissioning and remediation obligations, and the attendant costs, vary substantially from site to site and depend on unique site characteristics, available technology and the regulatory requirements applicable to each site. Additionally, we may share liability at some sites with numerous other PRPs, and U.S. law currently imposes joint and several liability on all PRPs under CERCLA. We are also obligated to perform or have performed remediation or remedial investigations and feasibility studies at sites that have not been designated as Superfund sites by EPA. Such work frequently is undertaken pursuant to consent orders or other agreements.

Legacy Businesses

        Historically, we have engaged in businesses unrelated to our current primary business, such as the treatment of forest products, the production of ammonium perchlorate, the refining and marketing of petroleum products, offshore contract drilling, coal mining and the mining, milling and processing of nuclear materials. Although we are no longer engaged in such businesses, residual obligations with respect to certain of these businesses still exist, including obligations related to compliance with environmental laws and regulations, including the Clean Water Act, the Clean Air Act, CERCLA and the Resource Conservation and Recovery Act. These laws and regulations require us to undertake remedial measures at sites of current and former operations or at sites where waste was disposed. For example, we are required to conduct decommissioning and environmental remediation at certain refineries, production and distribution facilities and service stations previously owned or operated before exiting the refining and marketing business in 1995. We also are required to conduct decommissioning and remediation activities at sites where we were involved in the exploration, production, processing or sale of uranium or thorium and at sites where we were involved in the production and sale of ammonium perchlorate. Additionally, we are decommissioning and remediating our former wood-treatment facilities as part of our exit from the forest products business. For a description of the decommissioning and remediation activities in which we currently are engaged, see "—Environmental Costs" below, note 21 to the audited combined financial statements and note 10 to the interim unaudited condensed combined financial statements included elsewhere in this prospectus.

Environmental Costs

        Expenditures for environmental protection and cleanup for each of the last three years and for the three-year period ended December 31, 2004, are as follows:

	Year Ended December 31,
	2004	2003	2002	Total
	(millions of dollars)
Charges to environmental reserves	$85.2	$97.9	$121.1	$304.2
Recurring expenses	17.4	13.8	32.2	63.4
Capital expenditures	14.7	18.2	21.6	54.5

        In addition to past expenditures, reserves have been established for the remediation and restoration of active and inactive sites where it is probable that future costs will be incurred and the liability is reasonably estimable. For environmental sites, we consider a variety of matters when setting reserves, including the stage of investigation; whether EPA or another relevant agency has ordered action or quantified cost; whether we have received an order to conduct work; whether we participate as a PRP in the Remedial Investigation/Feasibility Study (RI/FS) process and, if so, how far the RI/FS has progressed; the status of the record of decision by the relevant agency; the status of site characterization; the stage of the remedial design; evaluation of existing remediation technologies; the number and financial condition of other potential PRPs; and whether we can reasonably evaluate costs based upon a remedial design or engineering plan.

        After the remediation work has begun, additional accruals or adjustments to costs may be made based on any number of developments, including revisions to the remedial design; unanticipated construction problems; identification of additional areas or volumes of contamination; inability to implement a planned engineering design or to use planned technologies and excavation methods; changes in costs of labor, equipment or technology; any additional or updated engineering and other studies; and weather conditions. Additional reserves of $81.4 million, $88.2 million and $188.1 million were added in 2004, 2003 and 2002, respectively, for active and inactive sites.

        As of December 31, 2004, our financial reserves for all active and inactive sites totaled $215.8 million. This includes $81.4 million added to the reserves in 2004 for active and inactive sites. In the audited combined balance sheet at December 31, 2004 included elsewhere in this prospectus, $130.8 million of the total reserve is classified as noncurrent liabilities-environmental remediation or restoration, and the remaining $85.0 million is included in accrued liabilities. As of September 30, 2005, our financial reserves for all active and inactive sites totaled $239.4 million, $160.6 million of which are classified as noncurrent liabilities. We believe we have reserved adequately for the reasonably estimable costs of known environmental contingencies. However, additional reserves may be required in the future due to the previously noted uncertainties.

        Pursuant to the master separation agreement, Kerr-McGee has agreed to reimburse us for a portion of the environmental remediation costs we incur and pay after the completion of this offering (net of any cost reimbursements we expect to recover from insurers, governmental authorities or other parties). The reimbursement obligation extends to costs incurred at any site associated with any of our former businesses or operations.

        With respect to any site for which we have established a reserve as of the effective date of the master separation agreement, 50% of the remediation costs we incur and pay in excess of the reserve amount (subject to a minimum threshold amount) will be reimbursable by Kerr-McGee, net of any amounts recovered or, in our reasonable and good faith estimate, that will be recovered from third parties. With respect to any site for which we have not established a reserve as of the effective date of the master separation agreement, 50% of the amount of the remediation costs we incur and pay (subject to a minimum threshold amount) will be reimbursable by Kerr-McGee, net of any amounts recovered or, in our reasonable and good faith estimate, that will be recovered from third parties.

        Kerr-McGee's aggregate reimbursement obligation to us cannot exceed $100 million and is subject to various other limitations and restrictions. For example, Kerr-McGee is not obligated to reimburse us for amounts we pay to third parties in connection with tort claims or personal injury lawsuits, or for administrative fines or civil penalties that we are required to pay. Kerr-McGee's reimbursement obligation also is limited to costs that we actually incur and pay within seven years following the completion of this offering.

        The following table reflects our portion of the known estimated costs of investigation or remediation that are probable and estimable. The table summarizes EPA Superfund NPL sites where we have been notified we are a PRP under CERCLA and other sites for which we had financial reserves recorded at year-end 2004. In the table, aggregated information is presented for other sites (each of which has a remaining reserve balance of less than $3 million). The reimbursement obligation discussed above applies to each of the sites specifically identified in the table below. Sites specifically identified in the table below are discussed in note 21 to the audited combined financial statements and note 10 to the interim unaudited condensed combined financial statements included elsewhere in this prospectus.

Location of Site	Stage of Investigation/Remediation	Total Expenditures Through September 30, 2005	Remaining Reserve Balance at September 30, 2005	Total
		(millions of dollars)
EPA Superfund sites on NPL
West Chicago, Illinois(1) Vicinity areas	Remediation of thorium tailings at Residential Areas and Reed-Keppler Park is substantially complete. An agreement in principle for cleanup of thorium tailings at Kress Creek and Sewage Treatment Plant has been reached with relevant agencies; court approval received in August 2005.	$132	$84	$216
Milwaukee, Wisconsin	Completed soil cleanup at former wood-treatment facility and began cleanup of offsite tributary creek. Groundwater remediation and cleanup of tributary creek is continuing.	40	5	45
Lakeview, Oregon	Consolidation and capping of contaminated soils and neutralization of acidic waters from former uranium mining is ongoing.	9	2	11
Soda Springs, Idaho	All former impoundments of calcine tailings have been closed as required by a record of decision (ROD). The ROD also requires continuation of groundwater monitoring. Closure of an additional ten-acre pond, not a part the ROD, will be completed within two years.	3	3	6
Other sites	Sites where the company has been named a PRP, including landfills, wood-treating sites, a mine site and an oil recycling refinery. These sites are in various stages of investigation/remediation.	15	—	15

		199	94	293

Sites under consent order, license or agreement, not on EPA Superfund NPL
West Chicago, Illinois(1) Former manufacturing facility	Excavation, removal and disposal of contaminated soils at former thorium mill is substantially complete. The site will be used for moving material from the Kress Creek and Sewage Treatment Plant remediation sites. Surface restoration and groundwater monitoring and remediation are expected to continue for approximately ten years.	446	13	459
Cushing, Oklahoma	Excavation, removal and disposal of thorium and uranium residuals was substantially completed in 2004. Investigation of and remediation addressing hydrocarbon contamination is continuing.	145	14	159

Sites under consent order, license or agreement, not on EPA Superfund NPL (continued)
Henderson, Nevada	Groundwater treatment to address ammonium perchlorate contamination is being conducted under consent decree with Nevada Department of Environmental Protection.	122	39	161
Ambrosia Lake, New Mexico	Uranium mill tailings and selected pond sediments consolidated and capped onsite. A request to end groundwater treatment and a decommissioning plan for impacted soils are under review by the Nuclear Regulatory Commission.	27	12	39
Crescent, Oklahoma	Buildings and soil decommissioning complete. Evaluating available technologies to address limited on-site radionuclide contamination of groundwater.	48	7	55
Sauget, Illinois	Soil remediation of wood-treatment related contamination is ongoing. Conducting groundwater monitoring and evaluating options to remediate sediment and surface water.	8	9	17
Hattiesburg, Mississippi	Completed remediation of process areas at former wood-treatment facility and completed most of off-site remediation. Off-site remediation to be completed when access to certain properties is granted.	12	3	15
Cleveland, Oklahoma	Facility is dismantled and certain interim remedial measures to address air, soil, surface water and groundwater contamination are complete. Design of on-site containment cell is under way.	19	4	23
Calhoun, Louisiana	Soil and groundwater remediation of petroleum hydrocarbons at a former gas condensate stripping facility is ongoing.	22	5	27
Jacksonville, Florida	Remedial investigation of a former manufacturing and processing site for fertilizers, pesticides and herbicides completed. Feasibility study with recommended remediation activities expected to be submitted to EPA in 2006.	4	6	10
Other sites	Sites related to wood-treatment, chemical production, landfills, mining, and oil and gas refining, distribution and marketing. These sites are in various stages of investigation/remediation.	164	33	197

		1,017	145	1,162

	Total	$1,216	$239	$1,455

(1)
Amounts reported in the table for the West Chicago sites are not reduced for actual or expected reimbursement from the U.S. government under Title X of the Energy Policy Act of 1992 (Title X), described in note 21 to the audited combined financial statements and note 10 to the interim unaudited condensed combined financial statements included elsewhere in this prospectus.

        There may be other sites where we have potential liability for environmental-related matters but for which we do not have sufficient information to determine that the liability is probable or reasonably estimable. We have not established reserves for such sites. One such site involves a former wood treatment plant in New Jersey.

        In 1999, Tronox LLC was named as a PRP under CERCLA at a former New Jersey wood-treatment site at which EPA is conducting a cleanup. On April 15, 2005, Tronox LLC and its ultimate parent, Kerr-McGee Corporation, received a letter from EPA asserting that they are liable under CERCLA as a former owner or operator of the site and demanding reimbursement of costs expended by EPA at the site. The demand is for payment of past costs in the amount of approximately $179 million, plus interest. Tronox LLC did not operate the site, which had been sold to a third party before Tronox LLC succeeded to the interests of a predecessor owner in the 1960's. The predecessor also did not operate the site, which had been closed down before it was acquired by the predecessor. Based on historical records, there are substantial uncertainties about whether or under what terms the predecessor assumed liabilities for the site. In addition, although it appears there may be other PRPs, we do not know whether the other PRPs have received similar letters from EPA, whether there are any defenses to liability available to the other PRPs or whether any other PRPs have the financial resources necessary to meet their obligations. We intend to defend vigorously against EPA's demand. We have not recorded a reserve for reimbursement of clean up cost for the site as it is not possible to reliably estimate the liability, if any, we may have for the site because of the defenses discussed above and uncertainties.

Critical Accounting Policies

        Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates, judgments and assumptions regarding matters that are inherently uncertain and that ultimately affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Even so, the accounting principles we use generally do not impact our reported cash flows or liquidity. Generally, accounting rules do not involve a selection among alternatives, but involve a selection of the appropriate policies for applying the basic principles. Interpretation of the existing rules must be done and judgments made on how the specifics of a given rule apply to us.

        The more significant reporting areas impacted by management's judgments, estimates and assumptions are recoverability of long-lived assets, restructuring and exit activities, environmental remediation, tax accruals and benefit plans. Management's judgments, estimates and assumptions in these areas are based on information available from both internal and external sources, including engineers, legal counsel, actuaries, environmental studies and historical experience in similar matters. Actual results could differ materially from those judgments, estimates and assumptions as additional information becomes known.

        The following description of our critical accounting policies is not intended to be an all-inclusive discussion of the uncertainties considered and estimates made by management in applying accounting principles and policies. Results may vary significantly if different policies were used or required and if new or different information becomes known to management.

Long-Lived Assets

        Key estimates related to long-lived assets include useful lives, recoverability of carrying values and existence of any retirement obligations. As a result of future decisions, such estimates could be significantly modified. The estimated useful lives of our property, plant and equipment range from three to 40 years and depreciation is recognized on the straight-line basis. Useful lives are estimated based upon our historical experience, engineering estimates and industry information. Our estimates include an assumption regarding periodic maintenance and an appropriate level of annual capital expenditures to maintain the assets.

        A long-lived asset is evaluated for potential impairment whenever events or changes in circumstances indicate that its carrying value may be greater than its future net cash flows. Such evaluations involve a significant amount of judgment since the results are based on estimated future events, such as sales prices; costs to produce the products; the economic and regulatory climates; and other factors. We cannot predict when or if future impairment charges will be required for held-for-use assets.

Restructuring and Exit Activities

        We have recorded charges in recent periods in connection with closing facilities and work force reduction programs. These charges are recorded when management commits to a plan and incurs a liability related to the plan. Estimates for plant closing include write-down of inventory value, write-down of property, plant and equipment, any necessary environmental or regulatory costs, contract termination, asset retirement obligations and severance costs. Estimates for work force reductions are recorded based on estimates of the number of positions to be terminated, termination benefits to be provided, estimates of any enhanced benefits provided under pension and postretirement plans and the period over which future service will continue, if any. We evaluate the estimates on a quarterly basis and adjust the reserves when information indicates that the estimates are above or below the initial estimates. For additional information regarding work force reduction programs and exit activities, see note 15 to the audited combined financial statements included elsewhere in this prospectus. Changes in estimates of provisions for restructuring and exit activities were not significant over the last three years.

Environmental Remediation and Other Contingency Reserves

        Our management makes judgments and estimates in accordance with applicable accounting rules when it establishes reserves for environmental remediation, litigation and other contingent matters. Provisions for such matters are charged to expense when it is probable that a liability has been incurred and reasonable estimates of the liability can be made. Estimates of environmental liabilities, which include the cost of investigation and remediation, are based on a variety of matters, including, but not limited to, the stage of investigation, the stage of the remedial design, the availability of existing remediation technologies, presently-enacted laws and regulations and the state of any related legal or administrative investigation or proceedings. In future periods, a number of factors could significantly change our estimate of environmental remediation costs, such as changes in laws and regulations, revisions to the remedial design, unanticipated construction problems, identification of additional areas or volumes of contamination, and increases in labor, equipment and technology costs, changes in the financial condition of other potentially responsible parties and the outcome of any related legal and administrative proceedings to which we are or may become a party. Consequently, it is not possible for us to reliably estimate the amount and timing of all future expenditures related to environmental or other contingent matters, and our actual costs could exceed our current reserves.

        Before considering reimbursements of our environmental costs discussed below, we provided $81.4 million, $88.2 million and $188.1 million pre-tax for environmental remediation and restoration costs in 2004, 2003 and 2002, respectively, including provisions of $75.7 million, $52.3 million and $173.8 million in 2004, 2003 and 2002, respectively, related to former businesses reflected as a component of loss from discontinued operations.

        To the extent costs of investigation and remediation are recoverable from the U.S. government under Title X and have been incurred or are recoverable under insurance policies and such recoveries are deemed probable, we record a receivable. In considering the probability of receipt, we evaluate our historical experience with receipts, as well as our claim submission experience. At December 31, 2004, estimated recoveries of environmental costs recorded in the combined balance sheet totaled $93.8 million, of which $65.7 million was received in early 2005. Provisions for environmental remediation and restoration in the combined statement of operations were reduced by $14.2 million, $32.2 million and $112.7 million in 2004, 2003 and 2002, respectively, for estimated recoveries, including recoveries of $14.2 million, $11.2 million and $112.7 million in 2004, 2003 and 2002, respectively, related to former businesses reflected as a component of loss from discontinued operations.

        For additional information about contingencies, refer to "—Environmental Matters" above and note 21 to the audited combined financial statements and note 10 to the interim unaudited condensed combined financial statements included elsewhere in this prospectus.

Income Taxes

        Historically, we have been included in the consolidated tax return of Kerr-McGee. We have not historically been a party to a tax-sharing agreement with Kerr-McGee but have consistently followed an allocation policy whereby Kerr-McGee has allocated to the members of its consolidated return provisions or benefits based upon each member's taxable income or loss. This allocation methodology results in the recognition of deferred assets and liabilities for the differences between the financial statement carrying amounts and their respective tax basis, except to the extent for deferred taxes on income considered to be permanently reinvested in foreign jurisdictions. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Kerr-McGee has allocated current tax benefits to the members of its consolidated return, including us, that have generated losses that are utilized or expected to be utilized on the consolidated return. This allocation methodology is not consistent with that calculated on a stand-alone tax return basis. In addition, Kerr-McGee manages its tax position for the benefit of its entire portfolio of businesses, and its tax strategies are not necessarily reflective of those tax strategies that we would have followed as a stand-alone company.

        We intend to enter into a tax sharing agreement with Kerr-McGee that will govern Kerr-McGee's and our respective rights, responsibilities and obligations after this offering with respect to taxes for tax periods ending in 2005 and prior. Generally, taxes incurred or accrued prior to this offering that are attributable to the business of one party will be borne solely by that party. In addition, the tax sharing agreement addresses the allocation of liability for taxes incurred as a result of restructuring activities undertaken to implement the separation and distribution. We are required to indemnify Kerr-McGee for any tax liability incurred by reason of the Distribution by Kerr-McGee of our Class B common stock to its stockholders being considered a taxable transaction to Kerr-McGee as a result of a breach of any of our representations, warranties or covenants contained in the tax sharing agreement.

        Under U.S. federal income tax laws, we and Kerr-McGee are jointly and severally liable for Kerr-McGee's federal income taxes attributable to the periods prior to and including Kerr-McGee's current taxable year, which ends on December 31, 2005. If Kerr-McGee fails to pay the taxes attributable to it under the tax sharing agreement for periods prior to and including its current taxable year, we could be liable for any part of, including the whole amount of, these tax liabilities.

Benefit Plans

        U.S. Plans.    Our U.S. employees participate in the noncontributory defined benefit retirement plans and the contributory postretirement plans for health care and life insurance sponsored by Kerr-McGee. Our combined results of operations reflect costs associated with Kerr-McGee's U.S. plans which are allocated by Kerr-McGee based on salary for defined benefit retirement plans and based on active headcount for postretirement plans, but do not reflect assets and liabilities associated with our employees' participation in the plans, since we were not the plan sponsor for the historical periods presented.

        Effective upon completion of the Distribution, we intend to establish a U.S. tax-qualified defined benefit retirement plan and related trust for our employees and former employees who participated in Kerr-McGee's defined benefit retirement plans at the Distribution date. In connection with our assumption of obligations, Kerr-McGee will transfer assets from the trust for Kerr-McGee's defined benefit retirement plans to the trust we will establish. It is anticipated that our defined benefit obligation for this plan, determined on a plan termination basis as set forth in the employee benefits agreement, will be approximately $442 million and will be underfunded by approximately $14.4 million at the Distribution date.

        We also intend to establish postretirement benefit plans for health care and life insurance and health and welfare benefits, which we expect will be an unfunded plan that will have comparable features to the plan currently maintained by Kerr-McGee. In connection with the establishment of our postretirement plans, we anticipate that the projected benefit obligation relating to all eligible retired and active vested participants related to us of approximately $148.0 million will be assumed by us upon completion of the Distribution.

        To measure plan obligations and attribute cost to periods when employee services are provided, we will form various assumptions related to the newly established plans, including discount rate, rate of compensation increases, long-term rate of return, mortality and retirement rates, inflation and health care cost trend rate, among others. Some of these assumptions are specific to us and our employee groups covered, and, therefore, are expected to be different from assumptions formed by Kerr-McGee for its plans. Therefore, application of such assumptions by us may result in materially different amounts of net periodic cost (benefit) recognized in financial statements in future periods compared to the net periodic cost (benefit) historically allocated to us by Kerr-McGee (amounts historically allocated are presented in note 18 to the audited combined financial statements included elsewhere in this prospectus). Further, we currently do not reflect any assets or liabilities associated with Kerr-McGee's U.S. defined benefit retirement and postretirement plans.

        Foreign Benefit Plans.    We currently provide defined benefit retirement plans for employees in Germany and the Netherlands and account for these plans in accordance with FAS No. 87, "Employers' Accounting for Pensions." The various assumptions used and the attribution of the costs to periods of employee service are fundamental to the measurement of net periodic cost and pension obligations associated with the retirement plans.

        The following are considered significant assumptions related to our foreign retirement plans:

  •
  Long-term rate of return (applies to our plan in the Netherlands only);

  •
  Discount rate; and

  •
  Rate of compensation increases.

        Other factors considered in developing actuarial valuations include inflation rates, retirement rates, mortality rates and other factors. Assumed inflation rates are based on an evaluation of external market indicators. Retirement rates are based primarily on actual plan experience. Long-term rate of return assumption for the Netherlands plan is developed considering the portfolio mix and country-specific economic data that includes the rates of return on local government and corporate bonds. Discount rate assumption is based on local corporate bond index rates. We determine rate of compensation increases assumption based on our long-term plans for compensation increases specific to employee groups covered. The assumed rate of salary increases includes the effects of merit increases, promotions and general inflation. Additional information regarding the significant assumptions relevant to the determination of the net periodic pension cost and the actuarially determined present value of the benefit obligations is included in note 18 to the audited combined financial statements included elsewhere in this prospectus.

New/Revised Accounting Standards

        In November 2004, the FASB issued FAS No. 151, "Inventory Costs—an Amendment of ARB No. 43, Chapter 4," which requires that abnormal amounts of idle facilities cost, freight, handling costs and spoilage be expensed as incurred and not capitalized as inventory. FAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We will adopt the standard effective January 1, 2006. The effect of adoption is not expected to have a material effect on our financial position or results of operations.

        In December 2004, the FASB issued FASB Staff Position No. FAS 109-2 (FSP No. 109-2), "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provisions within the American Jobs Creation Act of 2004" (the Jobs Act). FSP No. 109-2 provides guidance with respect to reporting the potential impact of the repatriation provisions of the Jobs Act on an enterprise's income tax expense and deferred tax liability. The Jobs Act was enacted on October 22, 2004, and provides for a temporary 85% dividends received deduction on certain foreign earnings repatriated during a one-year period. The deduction would result in an approximate 5.25% federal tax rate on the repatriated earnings. Additionally, withholding taxes may be due in certain tax jurisdictions. To qualify for the deduction, the earnings must be reinvested in the United States pursuant to a domestic reinvestment plan established by a company's chief executive officer and approved by a company's board of directors. Other criteria in the Jobs Act must be satisfied as well. FSP No. 109-2 states that an enterprise is allowed time beyond the financial reporting period to evaluate the effect of the Jobs Act on its plan for reinvestment or repatriation of foreign earnings. As of December 31, 2004, management had not decided on whether, and to what extent, foreign earnings might be repatriated by us under the Jobs Act, and accordingly, the combined financial statements do not reflect any provision for taxes on unremitted earnings. During the second quarter of 2005, our management completed its analysis of the impact of the Jobs Act on our plan for repatriation. Based on this analysis, we have repatriated $121 million in extraordinary dividends, as defined in the Jobs Act, during the first nine months of 2005, which resulted in recognizing income tax expense of $4.5 million, net of foreign tax credits.

        In December 2004, the FASB issued Statement No. 123 (revised 2004), "Share-Based Payment" (FAS No. 123R), which replaces FAS No. 123 and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." FAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim period after June 15, 2005, with early adoption encouraged. In April 2005, the SEC amended its rule to allow public companies more time to implement the standard. Following the SEC's rule, we intend to implement FAS No. 123R effective January 1, 2006. The pro forma disclosures previously permitted under FAS No. 123 no longer will be an alternative to financial statement recognition. Under FAS No. 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. We plan to adopt the standard using the modified prospective method, as permitted by the standard. The modified prospective method requires the compensation expense be recorded for all unvested share-based compensation awards at the beginning of the first quarter of adoption. We expect that the adoption will not have a material effect on our financial condition and cash flows. We are evaluating the effect of adoption on our results of operations, which will depend, in part, on the types and quantities of stock-based awards that we will issue to our employees under the new long term incentive plan we intend to establish upon completion of this offering.

        In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" (FIN No. 47) to clarify that an entity must recognize a liability for the fair value of a conditional asset retirement obligation when incurred, if the liability's fair value can be reasonably estimated. Conditional asset retirement obligations under this pronouncement are legal obligations to perform asset retirement activities when the timing and (or) method of settlement are conditional on a future event or may not be within the control of the entity. FIN No. 47 also provides additional guidance for evaluating whether sufficient information to reasonably estimate the fair value of an asset retirement obligation is available. FIN No. 47 is effective for us as of December 31, 2005. We do not expect implementation of this pronouncement to have a material effect on the financial statements, unless additional information enabling us to estimate the fair value of our conditional asset retirement obligations becomes available in future periods.

        In May 2005, the FASB issued FAS No. 154, "Accounting Changes and Error Corrections" (FAS No. 154), which will require that, unless it is impracticable to do so, a change in an accounting principle be applied retrospectively to prior periods' financial statements for all voluntary changes in accounting principles and upon adoption of a new accounting standard if the standard does not include specific transition provisions. FAS No. 154 supersedes Accounting Principles Board Opinion No. 20, "Accounting Changes" (APB No. 20), which previously required that most voluntary changes in accounting principles be recognized by including in the current period's net income (loss) the cumulative effect of changing to the new accounting principle. FAS No. 154 also provides that if an entity changes its method of depreciation, amortization, or depletion for long-lived, nonfinancial assets, the change must be accounted for as a change in accounting estimate. Under APB No. 20, such a change would have been reported as a change in an accounting principle. FAS No. 154 will be applicable to accounting changes and error corrections made by the company starting in 2006. The effect on us of applying this new standard will depend upon whether material voluntary changes in accounting principles, changes in estimates or error corrections occur and transition and other provisions included in new accounting standards.

Quantitative and Qualitative Disclosure about Market Risk

        We are exposed to market risks, including credit risk, from fluctuations in foreign currency exchange rates and natural gas prices. To reduce the impact of these risks on earnings and to increase the predictability of cash flows, from time to time, we enter into derivative contracts, primarily forward contracts to buy and sell foreign currencies. In addition to information included in this section, see notes 2 and 12 to the audited combined financial statements and note 4 to the interim unaudited condensed combined financial statements included elsewhere in this prospectus.

Foreign Currency Exchange Rate Risk

        The U.S. dollar is the functional currency for our international operations, except for our European operations, for which the euro is the functional currency. Periodically, we enter into forward contracts to buy and sell foreign currencies. Certain of our contracts for the purchase of Australian dollars and the sale of euros have been designated and have qualified as cash flow hedges of our anticipated future cash flows related to pigment sales, raw material purchases and operating costs. These contracts generally have durations of less than three years. Changes in the fair value of these contracts are recorded in accumulated other comprehensive income (loss) and are recognized in earnings in the periods during which the hedged forecasted transactions affect earnings.

        We have entered into other forward contracts to sell foreign currencies, which will be collected as a result of pigment sales denominated in foreign currencies, primarily in European currencies. These contracts have not been designated as hedges even though they do protect us from changes in foreign currency rates. Accordingly, gains or losses on such contracts are recognized in earnings as incurred.

        The following table presents the notional amounts at the contract exchange rates and the weighted-average contractual exchange rates for contracts to purchase (sell) foreign currencies outstanding at year-end 2004 and 2003. All amounts are U.S. dollar equivalents. The estimated fair value of our foreign currency forward contracts is based on the year-end forward exchange rates quoted by financial institutions. At December 31, 2004 and 2003, the net fair value of our foreign currency forward contracts was a liability of $3.6 million and a net asset of $6.6 million, respectively. The net fair value at September 30, 2005 was an asset of $1.7 million.

	Notional Amount	Weighted- Average Contract Rate
	(millions of dollars, except average contract rates)
Open contracts at December 31, 2004,
Maturing in 2005:
Euro	$(72)	1.2998
Japanese yen	(1)	.0095
New Zealand dollar	(1)	.6873
British pound sterling	(1)	1.8043
Open contracts at December 31, 2003,
Maturing in 2004:
Euro	$(57)	1.1115
Japanese yen	(2)	.0092
New Zealand dollar	(1)	.6121
Australian dollar	38.5366
British pound sterling	(1)	1.6876

Natural Gas Derivatives

        From time to time, we enter into financial derivative instruments that generally fix the commodity prices to be paid for a portion of our forecasted natural gas purchases. These contracts have been designated and qualified as cash flow hedges. As such, the resulting changes in fair value of these contracts, to the extent effective in achieving their risk management objective, are recorded in accumulated other comprehensive income. At December 31, 2004 and 2003, the fair value of natural gas derivative assets included in our combined balance sheet was $2.0 million and $0.8 million, respectively. These amounts will be recognized in earnings in the periods during which the hedged forecasted transactions affect earnings (i.e., when the natural gas is purchased). No material changes in our natural gas derivative positions occurred in the first nine months of 2005.

INDUSTRY BACKGROUND

        We are one of the leading global producers and marketers of titanium dioxide pigments. We also produce a variety of electrolytic and other specialty chemical products.

Titanium Dioxide

        Titanium dioxide, or TiO2, is a white pigment used in a wide range of products for its exceptional ability to impart whiteness, brightness and opacity. TiO2 is a critical component of everyday applications, such as coatings, plastics and paper, as well as many specialty products such as inks, foods and cosmetics. Titanium dioxide is widely considered to be superior to alternative white pigments in large part due to its hiding power, which is the ability to cover or mask other materials effectively and efficiently. For example, titanium dioxide's hiding power helps prevent show-through on printed paper materials (making the materials easier to read) and a high concentration of titanium dioxide within paints reduces the number of coats needed to cover a surface effectively. Titanium dioxide is designed, marketed and sold based on specific end-use applications.

        The global titanium dioxide market is characterized by a small number of large global producers. In addition to our company, there are four other major producers: E.I. du Pont de Nemours and Company, Millennium Chemicals Inc., Huntsman Corporation and Kronos Worldwide, Inc. These five major producers accounted for approximately 70% of the global market in 2004, according to reports by these producers.

        We estimate based on reported industry sales by the leading titanium dioxide producers that global sales of titanium dioxide in 2004 exceeded 4.6 million tonnes, generating approximately $9 billion in industry-wide revenues. Because titanium dioxide is a "quality of life" product, its consumption growth is closely tied to a given region's economic health and correlates over time to the growth in its average gross domestic product. According to industry estimates, titanium dioxide consumption has been growing at a compounded annual growth rate of approximately 2.8% over the past decade. The charts below summarize the global demand for titanium dioxide in 2004 by geography and end-use market based on total reported sales by the leading titanium dioxide producers and other industry sources:

2004 Global TiO2 Demand by Geography	2004 Global TiO2 Demand by End-Use Market

        Although there are other white pigments on the market, we believe that titanium dioxide has no effective substitute because no other white pigment has the physical properties for achieving comparable opacity and brightness or can be incorporated in as cost-effective a manner. In an effort to optimize titanium dioxide's cost-to-performance ratio in certain applications, some customers also use pigment "extenders," such as synthetic pigments, kaolin clays and calcium carbonate. We estimate that the impact on our total sales from the use of such extenders is minimal.

Titanium Dioxide Outlook

        The global end-use market demand for titanium dioxide is cyclical, which closely affects its pricing. The period from late 2000 through 2003, for example, was a period of unusually weak business conditions attributable to various factors, including the global economic recession, exceptionally rainy weather conditions in Europe and the Americas that limited the painting season, and the outbreak of SARS in Asia. These factors reduced demand for titanium dioxide, which resulted in global over-supply. The resulting decline in titanium dioxide prices during this period led several major titanium dioxide producers to reduce production and working capital levels and to engage in other capacity rationalization measures.

        A general improvement in global economic conditions in late 2004 drove increased demand for titanium dioxide. Increased demand coupled with reduced supply led to price increases in the last half of 2004 and early 2005. We believe that current industry dynamics show a sustainable improving trend. With no major plant construction projects commenced, and considering that it typically takes two to four years to bring on significant new capacity, we expect the current high capacity utilization rates to continue in the near term. We believe limited expected capacity additions over the next several years, when combined with improving demand, will result in increasing margins.

Manufacturing Titanium Dioxide

        Production Process.    Titanium dioxide pigment is produced using a combination of processes involving the manufacture of base pigment particles followed by surface treatment, drying and milling (collectively known as finishing). There are two commercial production processes in use: the chloride process and the sulfate process. The chloride process is a newer technology and has several advantages over the sulfate process: it generates less waste, uses less energy, is less labor intensive and permits the direct recycle of a major process chemical, chlorine, back into the production process. In addition, as described below under "—Types of Titanium Dioxide," titanium dioxide produced using the chloride process is preferred for many of the largest end-use applications. As a result, the chloride process currently accounts for substantially all of the titanium dioxide production capacity in North America and approximately 60% of worldwide capacity. Since the late 1980s, the vast majority of titanium dioxide production capacity that has been built uses the chloride process.

        In the chloride process, feedstock ores (titanium slag, synthetic rutile, natural rutile or ilmenite ores) are reacted with chlorine (the chlorination step) and carbon to form titanium tetrachloride (TiCl4) in a continuous fluid bed reactor. Purification of TiCl4 to remove other chlorinated products is accomplished using a distillation process. The purified TiCl4 is then oxidized in a vapor phase form to produce base pigment particles and chlorine gas. The latter is recycled back to the chlorination step for reuse. Base pigment is then typically slurried with water and dispersants prior to entering the finishing step.

        In the sulfate process, batch digestion of ilmenite ore or titanium slag is carried out with concentrated sulfuric acid to form soluble titanyl sulfate. After treatment to remove soluble and insoluble impurities and concentration of the titanyl sulfate, hydrolysis of the liquor forms an insoluble hydrous titanium oxide. This precipitate is filtered, bleached, washed and calcined to produce a base pigment that is then forwarded to the finishing step.

        The schematic diagram below illustrates the basic steps of the chloride and sulfate processes and a representation of a finishing process common to both.

        Types of Titanium Dioxide.    Commercial production of titanium dioxide results in one of two different crystal forms, either rutile or anatase. Rutile titanium dioxide is preferred over anatase titanium dioxide for many of the largest end-use applications, such as coatings and plastics, because its higher refractive index imparts better hiding power at lower quantities than the anatase crystal form. Although rutile titanium dioxide can be produced using either the chloride process or the sulfate process, customers often prefer rutile produced using the chloride process because it typically has a bluer undertone and greater durability.

        Anatase titanium dioxide can only be produced using the sulfate process and has applications in paper, rubber, fibers, ceramics, foods and cosmetics. It is not recommended for outdoor applications because it is less durable than rutile titanium dioxide.

Electrolytic and Other Chemical Products

Battery Materials

        The battery industry uses electrolytic manganese dioxide (EMD) as the active cathode material for primary (non-rechargeable) batteries and lithium manganese oxide and lithium vanadium oxide in rechargeable lithium batteries. Battery applications account for nearly all of the consumption of these chemicals.

        The primary battery market is composed of alkaline and zinc carbon battery technologies to address the various power delivery requirements of a multitude of consumer battery-powered devices. Approximately 85% of market demand in the United States is for alkaline batteries, which are higher performing and more costly than batteries using the older zinc carbon technology. EMD quality requirements for alkaline technology are much more demanding than for zinc carbon technology and, as a result, alkaline-grade EMD commands a higher price than zinc carbon-grade EMD. The older zinc carbon technology remains dominant in developing countries such as China and India. As the economies of China and India continue to mature, and the need for more efficient energy sources develops, we anticipate that the demand for alkaline-grade EMD will increase.

        The market application for rechargeable lithium batteries is consumer electronics, in particular cell phones, computers, camcorders and, most recently, power tools. A combination of improved power delivery performance and lighter weight has allowed rechargeable lithium technology to displace older lead acid and nickel cadmium technologies.

Sodium Chlorate

        The pulp and paper industry accounts for over 95% of the market demand for sodium chlorate, which uses it to bleach pulp. Although there are other methods for bleaching pulp, the chlorine dioxide process is preferred for environmental reasons. Approximately 60% of North American sodium chlorate production capacity is located in Canada due to the availability of lower cost hydroelectric power, which reduces manufacturing costs and ultimately, product prices. However, transportation costs also affect product pricing. We believe that the proximity of domestic sodium chlorate producers to the major domestic pulp and paper producers helps offset the lower-cost power advantage enjoyed by Canadian sodium chlorate producers.

Boron

        There are two types of boron specialty chemicals: boron trichloride and elemental boron. Boron trichloride is a specialty chemical that is used in many products, including pharmaceuticals, semiconductors, high-performance fibers, specialty ceramics and epoxies. Elemental boron is a specialty chemical that is used in igniter formulations for the defense, pyrotechnic and automotive air bag industries.

BUSINESS

Overview

        Tronox is one of the leading global producers and marketers of titanium dioxide pigment. We market titanium dioxide pigment, which represented more than 90% of our net sales in 2004, under the brand name TRONOX®. We are the world's third largest producer and marketer of titanium dioxide based on reported industry capacity by the leading titanium dioxide producers, and we have an estimated 13% market share of the $9 billion global market in 2004 based on reported industry sales. Our world-class, high-performance pigment products are critical components of everyday consumer applications, such as coatings, plastics and paper, as well as specialty products, such as inks, foods and cosmetics. In addition to titanium dioxide, we produce electrolytic manganese dioxide, sodium chlorate, boron-based and other specialty chemicals. In 2004, we had net sales of $1.3 billion and a net loss of $127.6 million. For the first nine months of 2005, we had net sales of $1.0 billion and net income of $12.6 million. Net sales from our United States operations were $716.8 million in 2004, $646.7 million in 2003 and $602.8 million in 2002, and net sales from our international operations were $585.0 million in 2004, $511.0 million in 2003 and $461.5 million in 2002.

        The chart below summarizes our 2004 net sales by business segment:

2004 Net Sales by Business Segment

        We have maintained strong relationships with our customers since our current chemical operations began in 1964. We focus on providing our customers with world-class products, end-use market expertise and strong technical service and support. With over 2,150 employees worldwide, strategically located manufacturing facilities and direct sales and technical service organizations in the United States, Europe and the Asia-Pacific region, we are able to serve our diverse base of more than 1,100 customers in over 100 countries.

        Globally, including all of the production capacity of the facility operated by our Tiwest Joint Venture (see "—Manufacturing, Operation and Properties—The Tiwest Joint Venture"), we have 517,000 and 107,000 tonnes of aggregate annual chloride and sulfate titanium dioxide production capacity, respectively. We hold over 200 patents worldwide, as well as other intellectual property. We have a highly skilled and technologically sophisticated workforce.

Competitive Strengths

        We benefit from a number of competitive strengths, including the following:

Leading Market Positions

        We are the world's third largest producer and marketer of titanium dioxide products based on reported industry capacity by the leading titanium dioxide producers and the world's second largest producer and supplier of titanium dioxide manufactured via proprietary chloride technology, which we believe is preferred for many of the largest end-use applications. We estimate that we have a 15% share of the $5.2 billion global market for the use of titanium dioxide in coatings, which industry sources consider the largest end-use market. We believe our leading market positions provide us with a competitive advantage in retaining existing customers and obtaining new business.

Global Presence

        We are one of the few titanium dioxide manufacturers with global operations. We have production facilities and a sales and marketing presence in the Americas, Europe and the Asia-Pacific region. In 2004, sales into the Americas accounted for approximately 47% of our total titanium dioxide net sales, followed by approximately 32% into Europe and approximately 21% into the Asia-Pacific region. Our global presence enables us to provide customers in over 100 countries with a reliable source of multiple grades of titanium dioxide. The diversity of the geographic markets we serve also mitigates our exposure to regional economic downturns.

Well-Established Relationships with a Diverse Customer Base

        We sell our products to a diverse portfolio of customers with whom we have well-established relationships. Our customer base consists of more than 1,100 customers in over 100 countries and includes market leaders in each of the major end-use markets for titanium dioxide. We have supplied each of our top ten customers with titanium dioxide pigment for over ten years. We work closely with our customers to optimize their formulations, thereby enhancing the use of titanium dioxide in their production processes. This has enabled us to develop and maintain strong relationships with our customers, resulting in a high customer retention rate.

Innovative, High-Performance Products

        We offer innovative, high-performance products for nearly every major titanium dioxide end-use application, with 35 grades of titanium dioxide pigment currently available. We are dedicated to continually developing our titanium dioxide products to better serve our customers and responding to the increasingly stringent demands of their end-use markets. Our recently-introduced products, CR-826 and CR-880, offer a combination of optical properties, opacity, ease of dispersion and durability that is valued by customers for a variety of applications. Sales volume of these high-performance, market-leading products increased at a compounded annual growth rate of 36% from 2000 to 2004.

Proprietary Production Technology

        We are one of a limited number of producers in the titanium dioxide industry to hold the rights to a proprietary chloride process for the production of titanium dioxide. Approximately 83% of our gross production capacity uses this process technology, which is the subject of numerous patents worldwide and is utilized by our highly skilled and technologically sophisticated workforce. Titanium dioxide produced using chloride process technology is preferred for many of the largest end-use applications. The chloride process generates less waste, uses less energy and is less labor intensive than the sulfate production process. The complexity of developing and operating the chloride process technology makes it difficult for others to enter and successfully compete in the chloride process titanium dioxide industry.

Experienced Management Team

        Our management team has an average of 23 years of business experience. The diversity of their business experience provides a broad array of skills that contributes to the successful execution of our business strategy. Our operations team and plant managers, who have an average of 27 years of manufacturing experience, participate in the development and execution of strategies that have resulted in production volume growth, production efficiency improvements and cost reductions. The experience, stability and leadership of our sales organization have been instrumental in growing sales, developing and maintaining customer relationships and increasing our market share.

Business Strategy

        We use specific and individualized operating measures throughout our organization to track and evaluate key metrics. This approach serves as a scorecard to ensure alignment with, and accountability for, the execution of our strategy, which includes the following components:

Strong Customer Focus

        We target our key markets with innovative, high-performance products that provide enhanced value to our customers at competitive prices. A key component of our business strategy is to enhance our product portfolio continually with high-quality, market-driven product development. We design our titanium dioxide products to satisfy our customers' specific requirements for their end-use applications and align our business to respond quickly and efficiently to changes in market demands. In this regard, and in order to continue meeting our customers' needs, we expect to offer at least three new titanium dioxide pigment products in 2005 and 2006 that we believe will further enhance our market positions.

Technological Innovation

        We employ customer and end-use market feedback, technological expertise and fundamental research to create next-generation products and processes. Our technology development efforts include building value-added properties into our titanium dioxide to enhance its performance in our customers' end-use applications. Our research and development teams support our future business strategies, and we manage those teams using disciplined project management tools and a team approach to technological development.

Operational Excellence

        We achieve operational excellence by improving equipment uptime and product quality while reducing maintenance and operating costs. We use Six Sigma, a business improvement methodology, to improve our operational performance. As a result, in 2004, we reduced annual energy costs by $0.8 million at one of our plants, and decreased costs of goods sold by $1.5 million through improved yields at another. Targeting uptime with the Six Sigma methodology also recently enabled one of our plants to increase its annual production by 2,000 tonnes through a simple reconfiguration of its processing equipment.

Maximize Asset Efficiency

        We optimize our production plan through strategic use of our global facilities to save on both transportation and warehousing costs. Our production process is designed with multiple production lines. As a result, we can remedy issues with an individual line without shutting down other lines and idling an entire facility. We also actively manage production capability across all facilities. For instance, if one plant's finishing lines are already at full capacity, that plant's unfinished titanium dioxide can be transferred to another plant for finishing.

Supply Chain Optimization

        We improve our supply chain efficiency by focusing on reducing both operating costs and working capital needs. Our supply chain efforts to lower operating costs consist of reducing procurement spending, lowering transportation and warehouse costs and optimizing production scheduling. We actively manage our working capital by increasing inventory turnover and reducing finished goods and raw materials inventory without affecting our ability to deliver titanium dioxide to our customers. As a result of our efforts, we reduced our finished goods inventory in 2004 by 27% while increasing sales volumes by approximately 9%.

Organizational Alignment

        Aligning the efforts of our employees with our business strategies is critical to our success. To achieve that alignment, we evaluate the performance of our employees using a balanced scorecard approach. We also invest in training initiatives that are directly linked to our business strategies. For instance, approximately 120 of our employees have completed the well-regarded supply chain management training program at Michigan State University's Broad Executive School of Management. We also train our employees in Six Sigma methodology to support our operational excellence and asset efficiency strategic objectives.

End-Use Markets and Applications

Titanium Dioxide

        The major end-use markets for titanium dioxide products, which we sell in the Americas, Europe and the Asia-Pacific region, are coatings, plastics and paper and specialty products. The charts below summarize our approximate 2004 net sales by geography and our approximate 2004 sales volume by end-use market:

2004 Net Sales by Geography	2004 Sales Volume by End-Use Market

        Coatings End-Use Market.    The coatings end-use market represents the largest end-use market for titanium dioxide products and accounts for approximately 60% of overall industry demand, based on reported industry sales volumes, and 65% of our 2004 sales volume. Customers in the coatings end-use market demand exceptionally high quality standards for titanium dioxide, especially with regard to opacity, durability, tinting strength and brightness. We recognize four sub-markets within the coatings end-use market based on application, each of which requires different titanium dioxide formulations. The table below summarizes the sub-markets within coatings, as well as their applications and primary growth factors:

Sub-Market	Applications	Growth Factors
Architectural	Residential and commercial paints	Housing market and interest rates
Industrial	Appliances, coil coatings, furniture and maintenance	Durable goods spending and environmental regulations
Automotive	Original equipment manufacture, refinish and electro-coating	Interest rates and environmental regulations
Specialty	Marine and can coatings, packaging and traffic paint	Fixed capital spending and government regulations

        Plastics End-Use Market.    The plastics end-use market accounts for approximately 20% of overall industry demand for titanium dioxide, based on reported industry sales volumes, and 21% of our 2004 sales volume. Plastics producers focus on titanium dioxide's opacity, durability, color stability and thermal stability. We recognize four sub-markets within the plastics market based on application, each of which requires different titanium dioxide formulations. The table below summarizes the sub-markets within plastics, as well as their applications and primary growth factors:

Sub-Market	Applications	Growth Factors
Polyolefins	Food packaging, plastic films and agricultural films	Consumer non-durable goods spending
PVC	Vinyl windows, siding, fencing, vinyl leather, roofing and shoes	Construction and renovation markets and consumer non-durable goods spending
Engineering plastics	Computer housing, cell phone cases, washing machines and refrigerators	Consumer durable goods spending and electronics market
Other plastics	Roofing and flooring	Construction market and durable goods spending

        Paper and Specialty End-Use Market.    The paper and specialty end-use market accounts for approximately 20% of overall industry demand for titanium dioxide, based on reported industry sales volumes, and 14% of our 2004 sales volume. We recognize four sub-markets within paper and specialty based on application, each of which requires different titanium dioxide formulations. The table below summarizes the sub-markets within paper and specialty, as well as their applications and primary growth factors:

Sub-Market	Applications	Growth Factors
Paper and paper laminate	Filled paper, coated paper for print media, coated board for beverage container packaging, wallboard, flooring, cabinets and furniture	Consumer non-durable goods spending and construction and renovation markets
Inks and rubber	Packaging, beverage cans, container printing and rubber flooring	Consumer non-durable goods spending
Food and pharmaceuticals	Creams, sauces, capsules, sun screen, face and body care products	Consumer non-durable goods spending
Catalysts and electroceramics	Anti-pollution equipment (catalysts) for automobiles and power-generators and production of capacitors and resistors	Environmental regulations and electronics

Electrolytic and Other Chemical Products

        Our other product lines include chemicals for battery materials, sodium chlorate for pulp bleaching and boron-based specialty chemicals. The sub-markets for those products, together with their applications and growth factors, are as follows:

Product	Sub-Market	Applications	Growth Factors
Battery materials	Non-rechargeable battery materials	Alkaline and zinc carbon battery markets	Consumer non-durable goods spending
Battery materials	Rechargeable battery materials	Rechargeable lithium batteries	Consumer non-durable goods spending
Sodium Chlorate	Pulp and paper industry	Pulp bleaching	Consumer non-durable goods spending
Boron	Specialty chemical	Pharmaceuticals, semiconductors, high-performance fibers, specialty ceramics and epoxies	Consumer non-durable goods spending
Boron	Defense, pyrotechnic and air bag industries	Igniter formulations	Consumer non-durable goods spending

Sales and Marketing

        We supply titanium dioxide to a diverse customer base that includes market leaders in each of the major end-use markets for titanium dioxide. In 2004, our ten largest customers represented approximately 32% of our total sales volume and no single customer accounted for more than 10%. In 2004, approximately 45% of our global production volume was covered by multi-year supply contracts.

        In addition to price and product quality, we compete on the basis of technical support and customer service. Our direct sales and technical service organizations carry out our sales strategy and work together to provide quality customer service. Our direct sales staff is trained in all of our products and applications. Because of the technical requirements of titanium dioxide applications, our technical service organization and direct sales offices are supported by a regional customer service staff located in each of our major geographic markets.

        Our sales and marketing strategy focuses on effective customer management through the development of strong relationships throughout our company with our customers. We develop customer relationships and manage customer contact through our sales team, technical service organization, research and development team, customer service team, plant operations personnel, supply chain specialists and senior management. We believe that multiple points of customer contact facilitate efficient problem-solving, supply chain support, formula optimization and product co-development. By developing close relationships with our customers and providing well-designed products and services, we are a value-added business partner.

Competitive Conditions

Titanium Dioxide

        The global market in which our titanium dioxide business operates is highly competitive. Worldwide, we believe that we are one of only five companies (including E.I. du Pont de Nemours and Company, Millennium Chemicals Inc., Huntsman Corporation and Kronos Worldwide, Inc.) that use proprietary chloride process technology for production of titanium dioxide pigment. We estimate that, based on gross sales volumes, these companies accounted for approximately 70% of the global market share in 2004. We believe that cost efficiency and product quality as well as technical and customer service are key competitive factors for titanium dioxide producers.

        Titanium dioxide produced using chloride process technology is preferred for many of the largest titanium dioxide end-use applications; however, titanium dioxide produced using sulfate process technology is preferred for certain specialty applications. The following charts summarize the estimated market share breakdown and production process mix for the five leading titanium dioxide pigment producers for fiscal year 2004:

2004 Global Market Share	2004 Production Process Mix

        As of December 31, 2004, including the total production capacity of our Tiwest Joint Venture (see "—Manufacturing, Operations and Properties—The Tiwest Joint Venture"), we had global production capacity of 624,000 tonnes per year and an approximate 13% global market share. In addition to the major competitors discussed above, we compete with numerous smaller, regional producers, as well as producers in China that have expanded their sulfate production capacity during the previous five years.

Electrolytic and Other Chemical Products

        Electrolytic Manganese Dioxide.    With an 8% estimated global capacity share, we are a key producer of EMD. Other significant producers and their estimated global capacity shares include Erachem (7%) in the United States, as well as international producers Delta (17%), Tosoh (15%), Xiangtan (11%) and Mitsui (7%). The remainder of global capacity is produced by various Chinese producers. The U.S. market accounts for approximately one third of global demand for EMD.

        Sodium Chlorate.    We have an estimated 6% share of North American sodium chlorate capacity. Our significant competitors and their estimated share of North American capacity are ERCO (27%), Eka Chemicals (25%), Nexen (22%) and Finnish Chemicals (10%).

        Other Specialties.    For boron products, we believe that we have the majority of the installed capacity for boron trichloride. Other boron production capacity is located in Ireland, Japan and Russia.

Manufacturing, Operation and Properties

Titanium Dioxide

        We produce titanium dioxide using either the chloride process or the sulfate process at five production facilities located in four countries. We believe our facilities are well-situated to serve our global customer base.

        Two of our facilities are located in the United States and we have one facility in each of Australia, Germany and the Netherlands. We own our facilities in Germany and the Netherlands, and the land under these facilities is held pursuant to long-term leases. We own our domestic facilities and hold a 50% undivided interest in our Australian facility. We market and sell all of the titanium dioxide produced by our Australian facility and share in the profits equally with our joint venture partner. See "—The Tiwest Joint Venture."

        The following table summarizes our production capacity as of December 31, 2004, by location and process:

Titanium Dioxide Production Capacity
As of December 31, 2004
(Gross tonnes per year)

Facility	Capacity		Process
Hamilton, Mississippi	225,000		Chloride
Savannah, Georgia	110,000		Chloride
Kwinana, Western Australia	110,000	(1)	Chloride
Botlek, the Netherlands	72,000		Chloride
Uerdingen, Germany	107,000		Sulfate

Total	624,000

(1)
Reflects 100% of the production capacity of the pigment plant, which is owned 50% by us and 50% by our joint venture partner.

        Including the titanium dioxide produced by our Australian facility and production volumes from our Savannah sulfate facility that was closed in September 2004, we produced 602,024 tonnes of titanium dioxide in 2004, compared to 578,913 tonnes in 2003 and 556,213 tonnes in 2002. Our average production rates, as a percentage of capacity, were 91%, 87% and 92%, in 2004, 2003 and 2002, respectively. Over the past five years, production at our facilities increased by approximately 21%, primarily due to debottlenecking and low cost incremental investments. Our global manufacturing presence, coupled with our ability to increase capacity incrementally, makes us a stable supplier to many of the largest titanium dioxide consumers.

The Tiwest Joint Venture

        Our subsidiary, KMCC Western Australia Pty. Ltd., has a 50% undivided interest in all of the assets that comprise the operations conducted in Australia under the Tiwest joint venture arrangement and is severally liable for 50% of associated liabilities. The remaining 50% undivided interest is held by our joint venture partner, Ticor Limited. The joint venture partners operate a chloride process titanium dioxide plant located in Kwinana, Western Australia, as well as a mining venture in Cooljarloo, Western Australia, and a synthetic rutile processing facility in Chandala, Western Australia. Under our joint venture agreements, we have the right to market our partner's share of the titanium dioxide produced by the Kwinana facility. For more information regarding our facility in Kwinana, see "—Titanium Dioxide" above. For more information regarding the mining venture, see "—Heavy Minerals" below.

        Management.    The operations associated with the Tiwest joint venture arrangement are governed by two committees: a management committee and an operating committee. The operating committee meets at least monthly and supervises the joint venture's routine operations, and the management committee meets at least quarterly and has the authority to make fundamental corporate decisions and to overrule the operating committee's decisions. The committees' decisions are made by simple majority approval. If there is an equal number of votes cast for and against a matter at an operating committee meeting, the matter is referred to a subsequent meeting. If at the subsequent meeting, the matter still receives an equal number of votes cast on each side, the matter is referred to the management committee. KMCC Western Australia and Ticor each have the right to appoint half of each committee's members.

        Heavy Minerals.    The joint venture partners mine heavy minerals from 21,027 acres under a long-term mineral lease from the State of Western Australia, for which each joint venture partner holds a 50% undivided interest. Our 50% undivided interest in the properties' remaining in-place proven and probable reserves is 5.6 million tonnes of heavy minerals contained in 214 million tonnes of sand averaging 2.6% heavy minerals. The valuable heavy minerals are composed on average of 61.0% ilmenite, 10.0% zircon, 4.5% natural rutile and 3.4% leucoxene, with the remaining 21.1% of heavy minerals having no significant value.

        Heavy-mineral concentrate from the mine is processed at a 750,000-tonne per year dry separation plant, for which each joint venture partner holds a 50% undivided interest. Some of the recovered ilmenite is upgraded at the nearby synthetic rutile facility in Chandala, which has a capacity of 225,000 tonnes per year. Synthetic rutile is a high-grade titanium dioxide feedstock. All of the synthetic rutile feedstock for the 110,000-tonne per year titanium dioxide plant located at Kwinana is provided by the Chandala processing facility. Production of feedstock in excess of the plant's requirements is sold to third parties, as well as to us, for the portion not already owned, as part of the feedstock requirement for titanium dioxide at our other facilities.

        Information regarding our 50% interest in heavy-mineral reserves, production and average prices for the three years ended December 31, 2004, is presented in the following table. Mineral reserves in this table represent the estimated quantities of proven and probable ore that, under anticipated conditions, may be profitably recovered and processed for the extraction of their mineral content. Future production of these resources depends on many factors, including market conditions and government regulations. See "Risk Factors—Risks Related to Our Business and Industry—Fluctuations in

costs of our raw materials or our access to supplies of our raw materials could have an adverse effect on our results of operations."

Heavy-Mineral Reserves, Production and Prices
(Reserves and production in tonnes)

	2004	2003	2002
Proven and probable reserves (as of year end)	5,570,000	5,970,000	5,700,000
Production	302,000	294,000	289,000
Average market price (per tonne)	$161	$152	$150

Electrolytic and Other Chemical Products

        We produce electrolytic and other chemical products at three domestic facilities, each of which we own. The following table summarizes our production capacity as of December 31, 2004, by location and product.

Electrolytic and Other Chemical Capacity
As of December 31, 2004
(Gross tonnes per year)

Facility	Capacity	Product
Hamilton, Mississippi	130,000	Sodium chlorate
Henderson, Nevada	27,000	EMD
Henderson, Nevada	525	Boron products
Soda Springs, Idaho	300	Lithium manganese oxide and lithium vanadium oxide

Raw Materials

Titanium Dioxide

        The primary raw materials that we use to produce titanium dioxide are various types of titanium-bearing ores, including ilmenite, natural rutile, synthetic rutile, titanium-bearing slag and leucoxene. We generally purchase ores under multi-year agreements from a variety of suppliers in Australia, Canada, India, Norway, South Africa, Ukraine and the United States. We purchase approximately 47% of the titanium-bearing ores we require from two suppliers under long-term supply contracts that expire in 2007 through 2009. Approximately 85% of the synthetic and natural rutile used by our facilities are obtained from the operations under the Tiwest joint venture arrangement. See "—Manufacturing, Operations and Properties—The Tiwest Joint Venture." We do not anticipate difficulties obtaining long-term extensions to our existing supply contracts prior to their expiration. Other significant raw materials include chlorine and petroleum coke for the chloride process, which we obtain from many suppliers worldwide, and sulfuric acid for the sulfate process, which we produce ourselves.

Electrolytic and Other Chemical Products

        The primary raw material that we use to produce sodium chlorate is sodium chloride, and for battery materials, manganese ore. We purchase these materials under multi-year agreements and spot contracts.

Research and Development

        Research and development is an integral component of our business strategy. Enhancing our product portfolio with high quality, market-focused product development is key in driving our business from the customer perspective.

        We have approximately 70 scientists, chemists, engineers and skilled technicians to provide the technology (products and processes) for our business. Our product development personnel have a high level of expertise in the plastics industry and polymer additives, the coatings industry and formulations, surface chemistry, material science, analytical chemistry and particle physics. Among the process technology development group's highly developed skills are computational fluid dynamics, process modeling, particle growth physics, extractive metallurgy, corrosion engineering and thermodynamics. The majority of scientists supporting our research and development efforts are located in Oklahoma City, Oklahoma. Our expenditures for research and development were approximately $6.3 million in 2004, $8.0 million in 2003 and $7.5 million in 2002.

        New process developments are focused on increased through-put, control of particle physical properties and general processing equipment-related issues. On-going development of process technology contributes to cost reduction, enhanced production flexibility, increased capacity and improved consistency of product quality.

        In 2004, products developed in the last five years provided over 26% of our total titanium dioxide sales volume. We have commercialized one new product in 2005 for the North American paper industry. Two additional products (one each for the plastics and coatings end-use markets) are in the first stages of commercialization, and we anticipate full implementation of these products in 2006.

Patents and Other Intellectual Property

        Patents held for our products and production processes are important to our long-term success. We seek patent protection for our technology where competitive advantage may be obtained by patenting, and file for broad geographic protection given the global nature of our business. Our proprietary titanium dioxide technology is the subject of numerous patents worldwide, the substantial majority of which relate to our chloride products and production technology.

        We also rely upon and have taken steps to secure our unpatented proprietary technology, know-how and other trade secrets. Our proprietary chloride production technology is an important part of our overall technology position. We are committed to pursuing technological innovations in order to maintain our competitive position.

Employees

        Following completion of this offering, we anticipate that we will have approximately 2,150 employees, with approximately 1,260 in the United States, 860 in Europe, and 30 in Australia. Approximately 16% of our employees in the United States are represented by collective bargaining agreements, and approximately 95% of our employees in Europe are represented by works' councils. We consider relations with our employees to be good.

Government Regulations and Environmental Matters

General

        We are subject to extensive regulation by federal, state, local and foreign governments. Governmental authorities regulate the generation and treatment of waste and air emissions at our operations and facilities. At many of our operations, we also comply with worldwide, voluntary standards such as ISO 9002 for quality management and ISO 14001 for environmental management.

ISOs are standards developed by the International Organization for Standardization, a nongovernmental organization that promotes the development of standards and serves as an external oversight for quality and environmental issues.

Environmental Matters

        A variety of laws and regulations relating to environmental protection affect almost all of our operations. Under these laws, we are or may be required to obtain or maintain permits or licenses in connection with our operations. In addition, these laws require us to remove or mitigate the effects on the environment of the disposal or release of chemical, petroleum, low-level radioactive and other substances at various sites. Operation of pollution-control equipment usually entails additional expense. Some expenditures to reduce the occurrence of releases into the environment may result in increased efficiency; however, most of these expenditures produce no significant increase in production capacity, efficiency or revenue.

        During 2004, direct capital and operating expenditures related to environmental protection and cleanup of operating sites totaled $32.1 million. Additional expenditures totaling $85.2 million were charged against reserves for environmental remediation and restoration. While it is difficult to estimate the total direct and indirect costs of government environmental regulations on our operations, we estimate that in 2005 and 2006 we will incur $8.6 million and $10.0 million, respectively, in direct capital expenditures, $23.8 million and $24.7 million, respectively, in operating expenditures and $71.0 million and $74.0 million, respectively, in expenditures charged to reserves.

        We are party to a number of legal and administrative proceedings involving environmental matters or other matters pending in various courts or agencies. These include proceedings associated with businesses and facilities currently or previously owned, operated or used by our affiliates or their predecessors, and include claims for personal injuries, property damages, breach of contract, injury to the environment, including natural resource damages, and non-compliance with permits. Our current and former operations also involve management of regulated materials and are subject to various environmental laws and regulations. These laws and regulations obligate us to clean up various sites at which petroleum and other hydrocarbons, chemicals, low-level radioactive substances or other materials have been contained, disposed of or released. Some of these sites have been designated Superfund sites by the U.S. Environmental Protection Agency pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 and are listed on the National Priority List.

        We provide for costs related to environmental contingencies when a loss is probable and the amount is reasonably estimable. It is not possible for us to reliably estimate the amount and timing of all future expenditures related to environmental matters because, among other reasons:

  •
  some sites are in the early stages of investigation, and other sites may be identified in the future;

  •
  remediation activities vary significantly in duration, scope and cost from site to site depending on the mix of unique site characteristics, applicable technologies and regulatory agencies involved;

  •
  remediation requirements are difficult to predict at sites where investigations have not been completed or final decisions have not been made regarding remediation requirements, technologies or other factors that bear on remediation costs;

  •
  environmental laws frequently impose joint and several liability on all potentially responsible parties, and it can be difficult to determine the number and financial condition of other potentially responsible parties and their respective shares of responsibility for remediation costs;

  •
  environmental laws, as well as enforcement policies, are continually changing, and the outcome of court proceedings and discussions with regulatory agencies are inherently uncertain;

  •
  unanticipated construction problems and weather conditions can hinder the completion of environmental remediation;

  •
  the inability to implement a planned engineering design or use planned technologies and excavation methods may require revisions to the design of remediation measures, which delay remediation and increase its costs; and

  •
  the identification of additional areas or volumes of contamination and changes in costs of labor, equipment and technology generate corresponding changes in environmental remediation costs.

        We believe that we have reserved adequately for the reasonably estimable costs of contingencies. However, additions to the reserves may be required as additional information is obtained that enables us to better estimate our liabilities, including any liabilities at sites now under review. We cannot reliably estimate the amount of future additions to the reserves at this time. Additionally, there may be other sites where we have potential liability for environmental-related matters but for which we do not have sufficient information to determine that the liability is probable and/or reasonably estimable. We have not established reserves for such sites.

        For additional discussion of environmental matters, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," and note 21 to the audited combined financial statements and note 10 to the interim unaudited condensed combined financial statements included elsewhere in this prospectus.

Legal Proceedings

New Jersey Wood-Treatment Site

        In 1999, Tronox LLC was named as a PRP under CERCLA at a former New Jersey wood-treatment site at which EPA is conducting a cleanup. On April 15, 2005, Tronox LLC and its ultimate parent, Kerr-McGee Corporation, received a letter from EPA asserting that they are liable under CERCLA as a former owner or operator of the site and demanding reimbursement of costs expended by EPA at the site. The demand is for payment of past costs in the amount of approximately $179 million, plus interest. Tronox LLC did not operate the site, which had been sold to a third party before Tronox LLC succeeded to the interests of a predecessor owner in the 1960's. The predecessor also did not operate the site, which had been closed down before it was acquired by the predecessor. Based on historical records, there are substantial uncertainties about whether or under what terms the predecessor assumed liabilities for the site. In addition, although it appears there may be other PRPs, we do not know whether the other PRPs have received similar letters from EPA, whether there are any defenses to liability available to the other PRPs or whether any other PRPs have the financial resources necessary to meet their obligations. We intend to defend vigorously against EPA's demand. We have not recorded a reserve for reimbursement of clean up cost for the site as it is not possible to reliably estimate the liability, if any, we may have for the site because of the defenses discussed above and uncertainties.

Savannah Plant Emissions

        On September 8, 2003, the Environmental Protection Division of the Georgia Department of Natural Resources issued a unilateral Administrative Order to our subsidiary, Kerr-McGee Pigments (Savannah) Inc., claiming that the Savannah plant exceeded emission allowances provided for in the facility's Title V air permit. On September 19, 2005, the Environmental Protection Division rescinded the Administrative Order and filed a Withdrawal of Petition for Hearing on Civil Penalties. Accordingly, the proceeding on administrative penalties has been dismissed. However, the Environmental Protection Division's most recent actions do not resolve the alleged violations, and representatives of Kerr-McGee Pigments (Savannah) Inc., the Environmental Protection Division and

EPA are engaged in discussions to resolve the existing air permit disputes and potential civil penalties. We believe that any penalties related to this matter will not have a material adverse effect on us.

Forest Products Litigation

        Between 1999 and 2001, Tronox LLC was named in 22 lawsuits in three states (Mississippi, Louisiana and Pennsylvania) in connection with former forest products operations located in those states (in Columbus, Mississippi; Bossier City, Louisiana; and Avoca, Pennsylvania). The lawsuits sought recovery under a variety of common law and statutory legal theories for personal injuries and property damages allegedly caused by exposure to and/or release of creosote and other substances used in the wood-treatment process. Tronox LLC has executed settlement agreements that are expected to resolve substantially all of the Louisiana, Pennsylvania and Mississippi lawsuits described above. Resolution of the remaining cases is not expected to have a material adverse effect on us.

        Following the adoption by the Mississippi legislature of tort reform, plaintiffs' lawyers filed many new lawsuits across the state of Mississippi in advance of the reform's effective date. On December 31, 2002, August 31, 2004, September 27, 2004 and May 2, 2005, approximately 250 lawsuits were filed against Tronox LLC on behalf of approximately 5,100 claimants in connection with Tronox LLC's Columbus, Mississippi, operations, seeking recovery on legal theories substantially similar to those advanced in the litigation referred to above. Substantially all of these lawsuits were filed in or have been removed to the U.S. District Court for the Northern District of Mississippi, and the court has consolidated these lawsuits for pretrial and discovery purposes. On December 31, 2002, June 13, 2003, and June 25, 2004, three lawsuits were filed against Tronox LLC in connection with a former wood-treatment plant located in Hattiesburg, Mississippi. On September 9, 2004, February 11, 2005, and March 2, 2005, three lawsuits were filed against Tronox LLC in connection with a former wood-treatment plant located in Texarkana, Texas. In addition, on January 3, 2005, February 16, 2005, March 11, 2005, May 24, 2005, June 27, 2005 and July 26, 2005, 35 lawsuits were filed against Tronox LLC and Tronox Worldwide in connection with the Avoca, Pennsylvania facility described above. These lawsuits seek recovery on legal theories substantially similar to those advanced in the litigation referred to above. A total of approximately 3,300 claimants now have asserted claims in connection with the Hattiesburg plant, there are 64 plaintiffs named in the Texarkana lawsuits and approximately 4,600 plaintiffs are named in the new Avoca lawsuits. Tronox LLC has resolved approximately 1,490 of the Hattiesburg claims pursuant to a settlement reached in April 2003, which has resulted in aggregate payments by Tronox LLC of approximately $0.6 million.

        We believe that the follow-on Columbus and Avoca claims, the remaining Hattiesburg claims and the claims related to the Texarkana plants are without substantial merit and are vigorously defending against them. We have not provided a reserve for these lawsuits because at this time we cannot reasonably determine the probability of a loss, and the amount of loss, if any, cannot be reasonably estimated. We believe that the ultimate resolution of the forest products litigation will not have a material adverse effect on us.

        For a discussion of other legal proceedings and contingencies, including proceedings related to our environmental liabilities, please see note 21 to the audited combined financial statements and note 10 to the interim unaudited condensed combined financial statements included elsewhere in this prospectus.

MANAGEMENT

Directors and Executive Officers

        Set forth below is information regarding our current executive officers and our current and prospective directors as of November 7, 2005.

Name	Age	Position
Thomas W. Adams	44	Chief Executive Officer and Director
Marty J. Rowland	48	Chief Operating Officer and Director
Mary Mikkelson	44	Senior Vice President and Chief Financial Officer
Roger G. Addison	54	Vice President, General Counsel and Secretary
Robert Y. Brown III	45	Vice President, Strategic Planning and Development
Patrick S. Corbett	53	Vice President, Safety and Environmental Affairs
Robert C. Gibney	42	Vice President, Investor Relations and External Affairs
Kelly A. Green	43	Vice President, Market Management
Mark S. Meadors	51	Vice President, Human Resources
John D. Romano	40	Vice President, Sales
Gregory E. Thomas	51	Vice President, Supply Chain and Strategic Sourcing
Robert M. Wohleber	54	Chairman of the Board and Director
Peter D. Kinnear	58	Director
J. Michael Rauh	56	Director
Bradley C. Richardson	47	Director

        Thomas W. Adams is our Chief Executive Officer and Director. Mr. Adams has served as President of Tronox LLC since September 2004, Vice President and General Manager of the Pigment Division from May to September 2004, Vice President of Strategic Planning and Business Development of Kerr-McGee Shared Services from 2003 to 2004, Vice President of Acquisitions from March 2003 to September 2003 and Vice President of Information Management and Technology from 2002 to 2003. Mr. Adams joined Sun Oil Co., predecessor of Oryx Energy Company, in 1982. Oryx and Kerr-McGee Corporation merged in 1999.

        Marty J. Rowland is our Chief Operating Officer and Director. Mr. Rowland has served as Vice President, Global Pigment Operations for Tronox LLC since August 2004, Director of North American Operations since May 2004, and Plant Manager for our Hamilton, Mississippi titanium dioxide plant since September 2001. Prior to joining Tronox LLC in September 2001, Mr. Rowland had a career of over 20 years with E.I. DuPont, for which he most recently held a position of Maintenance and Engineering Manager.

        Mary Mikkelson is our Senior Vice President and Chief Financial Officer. Ms. Mikkelson has served as Vice President and Controller of Tronox LLC since December 2004 and Assistant Corporate Controller of Kerr-McGee Shared Services from February 2004 to December 2004. Prior to joining Kerr-McGee, Ms. Mikkelson was an independent consultant from January 2003 to January 2004 and rose to the level of Vice President and Controller of Foodbrands America, Inc., where she worked from April 1996 until December 2002. Ms. Mikkelson also spent over nine years working for an international public accounting firm.

        Roger G. Addison is our Vice President, General Counsel and Secretary. Mr. Addison has served as Vice President, Chemical Legal Services and Assistant General Counsel of Kerr-McGee Shared Services since April 2002. Prior to that, he was Assistant General Counsel-Business Transactions for Kerr-McGee from September 1999 to April 2002.

        Robert Y. Brown III is our Vice President, Strategic Planning and Development. Mr. Brown had served as Vice President, Chemical Business Management since August 2004, Vice President, Kerr-McGee Planning & Development from November 2003 and Vice President, Chemical Business

Management since June 2001. Mr. Brown also served in various positions with Kerr-McGee's oil and gas business since joining Kerr-McGee in February 1999.

        Patrick S. Corbett is our Vice President, Safety and Environmental Affairs. Mr. Corbett has served as Director, Special Environmental Strategy and Technology since May 2003, Director, Environmental Affairs, Remediation and Planning since December 2001 and Plant Manager of our Henderson, Nevada facility since 1986. Mr. Corbett joined Kerr-McGee in May 1980.

        Robert C. Gibney is our Vice President, Investor Relations and External Affairs. Mr. Gibney has served as Vice President and General Manager, Paper and Specialties since January 2005, Chief Marketing Officer for Kerr-McGee's joint venture, Avestor LLC, since January 2002, Vice President, Global Pigment Marketing since May 1999, and Director, Pigment Sales and Marketing since June 1997. Mr. Gibney joined Kerr-McGee in 1991.

        Kelly A. Green is our Vice President, Market Management. Ms. Green has served as Vice President and General Manager, Plastics since January 2005, Vice President, Product and Market Management since October 2004, Vice President, Product Management since November 2003, Vice President, Technical Sales and Service since January 2002 and Director, Pigment Technical Sales and Service for the America's region since June 1997. Ms. Green joined Kerr-McGee in October 1989.

        Mark S. Meadors is our Vice President, Human Resources. Mr. Meadors has served as Director, Human Resources since May 2001 when he joined Kerr-McGee. Prior to joining Kerr-McGee, Mr. Meadors served as a human resources consultant from February 2000 to May 2001.

        John D. Romano is our Vice President, Sales. Mr. Romano has served as Vice President, Global Pigment Sales since January 2005, Vice President, Global Pigment Marketing from January 2002 and Regional Marketing Manager from October 1998. Mr. Romano joined Kerr-McGee in 1988.

        Gregory E. Thomas is our Vice President, Supply Chain and Strategic Sourcing. Mr. Thomas has served as Vice President and General Manager, Coatings since January 2005 and Vice President, Global Pigment Sales and Marketing since May 1999. Mr. Thomas joined Kerr-McGee in 1977.

        Robert M. Wohleber is Chairman of the Board and a Director. Mr. Wohleber has served as Senior Vice President and Chief Financial Officer of Kerr-McGee since December 1999. Prior to joining Kerr-McGee in 1999, Mr. Wohleber served as Executive Vice President and Chief Financial Officer of Freeport-McMoRan Exploration Company, President and Chief Executive Officer of Freeport-McMoRan Sulfur and Senior Vice President of Freeport-McMoRan Gold and Copper Corporation, each of which is a natural resources company.

        Peter D. Kinnear is a Director. Mr. Kinnear has served as Executive Vice President of FMC Technologies, Inc., a provider of services to the energy, food processing and air transportation industries, since March 2004. Before serving as Executive Vice President, he served as Vice President of FMC Technologies, Inc. from February 2001 to March 2004 and as Vice President of FMC Corporation from February 2000 to February 2001.

        J. Michael Rauh is a Director. Mr. Rauh has served as a Vice President of Kerr-McGee since 1987. In addition, Mr. Rauh served as Controller of Kerr-McGee from 1987 to 1996 and from January 2002 to present. Mr. Rauh also served as its Treasurer from 1996 to 2002.

        Bradley C. Richardson is a Director. Mr. Richardson has served as the Vice President, Finance and Chief Financial Officer of Modine Manufacturing Company since May 2003. Prior to joining Modine, Mr. Richardson spent over 20 years in various positions at BP Amoco, now known as BP. His last position at BP Amoco, which he held from 2000 through his departure, was Chief Financial Officer and Vice President of Performance Management and Control for BP's Worldwide Exploration and Production division.

Board of Directors

        Our board of directors is composed of six members, divided into three classes serving staggered, three-year terms. At each annual meeting of our stockholders, directors will be elected to succeed the class of directors whose terms have expired. The terms of our class I directors, Messrs. Rauh and Rowland, will expire at the 2006 annual meeting of our stockholders; the terms of our class II directors, Messrs. Adams and Kinnear, will expire at the 2007 annual meeting of our stockholders; and the terms of our class III directors, Messrs. Richardson and Wohleber, will expire at the 2008 annual meeting of our stockholders.

        A company of which more than 50% of the voting power is held by a single entity is considered a "controlled company" under the New York Stock Exchange listing standards. A controlled company need not comply with the New York Stock Exchange corporate governance rules requiring its board of directors to have a majority of independent directors and independent compensation and nominating and corporate governance committees. We intend to avail ourselves of the controlled company exception. In the event that we are no longer a controlled company, we will be required to have a majority of independent directors on our board of directors and to have our compensation and nominating and corporate governance committees be composed entirely of independent directors, subject to a phase-in period during the first year we cease to be a controlled company.

Committees

        Our board of directors has an audit committee, an executive compensation committee, and a corporate governance and nominating committee. The functions of each committee are described below.

        Audit Committee.    Effective immediately prior to the completion of this offering, our audit committee will consist of Messrs. Kinnear, Rauh, Richardson and Wohleber and will be responsible for acting on behalf of our board of directors for the engagement of our independent auditors and the authorization of all audit and other services provided to us by our internal and independent auditors. In addition, the audit committee will assist the board of directors with the oversight of our financial statements, financial reporting process, systems of internal accounting and financial controls, disclosure controls and procedures, and compliance with legal and regulatory requirements. The audit committee also will evaluate enterprise risk issues and the performance of internal and independent auditors, among other things. Our board of directors has adopted a written charter for the audit committee which we will make available on our website.

        We believe that each of the members of our audit committee is financially literate and able to read and understand financial statements. Messrs. Kinnear and Richardson qualify as "independent," as such term is defined in Rule 10A-3(b)(1) under the Exchange Act and in Section 303A of the New York Stock Exchange listing standards. We plan to nominate additional independent members so that, within 90 days after effectiveness of the registration statement of which this prospectus is a part, our audit committee has a majority of independent members and, within one year after such effectiveness, has only independent members.

        Executive Compensation Committee.    Our executive compensation committee consists of Messrs. Kinnear, Rauh, Richardson and Wohleber. For as long as we are a controlled company, we will be exempt from the New York Stock Exchange requirement to have an independent compensation committee and to adopt a written charter for the committee.

        Our executive compensation committee evaluates and determines the salary and benefits of our chief executive officer and reviews the salaries and benefits determined by the chief executive officer for all of our other officers, recommending to the board of directors such changes as it may deem appropriate. A sub-committee of the executive compensation committee comprised of Messrs. Kinnear and Richardson determines the incentive compensation awards for all officers and administers our benefit plans.

        Corporate Governance and Nominating Committee.    Our corporate governance and nominating committee consists of Messrs. Kinnear, Rauh, Richardson and Wohleber. For as long as we are a controlled company, we will be exempt from the requirement to have an independent corporate governance and nominating committee and to adopt a written charter for the committee.

        Our corporate governance and nominating committee recommends to our board of directors nominees for election to the board of directors based on board-approved criteria for nomination as a director. In making its recommendations to our board of directors, the corporate governance and nominating committee considers and reviews the background and qualifications of candidates recommended to it by current directors as well as candidates recommended by our stockholders. The corporate governance and nominating committee also makes recommendations to our board of directors regarding corporate governance and oversees the evaluation of our board of directors and our management.

Code of Ethics

        Our board of directors has adopted a code of ethics for our senior finance officers and our chief executive officer, as well as a code of business conduct and ethics for all directors, officers and employees, each of which will become effective upon completion of this offering. We will make both codes available on our website. We will also post any amendments to the codes of ethics, and any waivers required to be disclosed by the rules of either the SEC or the New York Stock Exchange, on our website.

Corporate Governance Guidelines

        Our board of directors also has adopted corporate governance guidelines that will become effective upon completion of this offering. The guidelines describe our governance practices and will be available on our website. These guidelines will be reviewed periodically by our corporate governance and nominating committee.

Director Compensation

        We intend to pay a $50,000 annual retainer to our non-employee directors for fulfilling their duties as directors, together with a fee of $1,500 for each board and committee meeting attended and reimbursement for travel, lodging and other expenses related to their service as directors. In addition, we expect to pay an additional annual retainer of $7,500 to the chairman of each committee. We also expect to grant each non-employee director restricted stock awards under the equity plan valued at approximately $50,000 per year. Our employee directors (including employees of Kerr-McGee) are not separately compensated for their services as directors.

Executive Compensation

        The following table shows the compensation awarded or paid by Kerr-McGee to, or earned by, the following individuals during the fiscal year ended December 31, 2004:

  •
  our chief executive officer;

  •
  our four other most highly compensated executive officers; and

  •
  Mary Mikkelson, our senior vice president and chief financial officer, who joined Kerr-McGee in February of 2004.

We refer to these individuals as our "named executive officers."

Summary Compensation Table

					Long-Term Compensation Awards
	Annual Compensation
						No. of Securities Underlying Options
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(2)	Restricted Stock Awards(3)(4)		All Other Compensation(5)
Thomas W. Adams, Chief Executive Officer	2004	$285,600	$169,513	$5,834	$81,625	5,155	$17,946
Marty J. Rowland, Chief Operating Officer	2004	189,137	74,127	54,835	21,799	1,357	11,348
Mary Mikkelson,(1) Senior Vice President and Chief Financial Officer	2004	131,592	85,648	—	—	—	7,507
Roger G. Addison, Vice President, General Counsel and Secretary	2004	200,835	134,858	34,793	66,829	4,250	12,000
Robert Y. Brown III Vice President, Strategic Planning and Development	2004	213,180	129,577	32,748	46,114	3,045	12,502
Gregory E. Thomas Vice President, Supply Chain and Strategic Sourcing	2004	243,778	105,945	14,994	59,184	3,650	14,108

(1)
Ms. Mikkelson was hired by Kerr-McGee in February of 2004.

(2)
Perquisite or other personal benefits received from Kerr-McGee that exceed reporting thresholds established by Securities and Exchange Commission regulations. Amounts for Mr. Adams reflect dividends paid on restricted stock. Amounts for Mr. Rowland include dividends paid on restricted stock, personal use of an automobile and payments in the amount of $48,700 for moving expenses and the associated tax gross-up payment. Amounts for Mr. Addison include dividends paid on restricted stock, stock option exercise gains in the amount of $19,050 and restricted stock lapsing in the amount of $9,864. Amounts for Mr. Brown include dividends paid on restricted stock and stock option exercise gains in the amount of $29,596. Amounts for Mr. Thomas include dividends paid on restricted stock in the amount of $5,130 and restricted stock lapsing in the amount of $9,864.

(3)
Restricted Kerr-McGee stock grants are valued based on the closing price of Kerr-McGee common stock on the New York Stock Exchange on the grant date.

(4)
As of December 31, 2004, the aggregate number of shares of restricted stock held by each of our named executive officers and the market value of that stock, based on the closing price of the Kerr-McGee's common stock on the New York Stock Exchange on December 31, 2004, was: Mr. Adams-3,655 shares, $211,222; Mr. Rowland-1,042 shares, $60,217; Mr. Addison-3,555 shares, $205,443; Mr. Brown-1,985 shares, $114,713; and Mr. Thomas-2,900 shares, $167,591. Dividends are paid to the holders of restricted stock.

(5)
Consists of 401(k) plan contributions by Kerr-McGee pursuant to the Savings Investment Plan, amounts contributed under the Kerr-McGee nonqualified benefits restoration plan and life insurance premiums. Kerr-McGee's contributions pursuant to the Savings Investment Plan for 2004 were $12,846 for Mr. Adams, $11,348 for Mr. Rowland, $7,411 for Ms. Mikkelson, $12,000 for Mr. Addison, $12,000 for Mr. Brown, and $11,344 for Mr. Thomas. The amounts contributed by Kerr-McGee to the non-qualified benefits restoration plan for 2004 on behalf of Mr. Adams was $4,836, on behalf of Mr. Brown was $491 and on behalf of Mr. Thomas was $2,764, which are identical to the amounts that would have been contributed pursuant to the Savings Investment Plan except for Internal Revenue Code limitations.

Grant of Kerr-McGee Stock Options

        The following table contains information concerning grants of options to acquire shares of Kerr-McGee common stock during the fiscal year ended December 31, 2004, to the named executive officers.

Name	No. of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Kerr-McGee Employees in Fiscal Year 2004	Per Share Exercise Price	Expiration Date	Grant Date Present Value(3)
Thomas W. Adams	5,155	(2)	$49.45	January 13, 2014	$44,281
Marty J. Rowland	1,357	(2)	49.45	January 13, 2014	11,657
Mary Mikkelson	—	—	—	—	—
Roger G. Addison	4,250	(2)	49.45	January 13, 2014	36,508
Robert Y. Brown III	3,045	(2)	49.45	January 13, 2014	26,157
Gregory E. Thomas	3,650	(2)	49.45	January 13, 2014	31,354

(1)
All stock options granted in 2004 were nonqualified stock options. The exercise price per option is 100% of the fair-market value of a share of Kerr-McGee common stock on the grant date. No option expires more than ten years and one day from the grant date.

(2)
Less than 1%.

(3)
The present value of stock option grants was computed in accordance with the Black-Scholes option pricing model, with assumptions consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," as permitted by the rules of the Securities and Exchange Commission. Key assumptions used under the Black-Scholes model include: (a) an expected option term of 5.8 years, (b) interest rate of 3.5%, which represents the U.S. Treasury Strip Rate on January 13, 2004, with maturity corresponding to the expected option term, (c) stock price volatility of 22.6%, and (d) dividends at an average annual dividend yield of 3.6%. Based on the Black-Scholes model, the value on January 13, 2004, was $8.59 per option. Our use of the Black-Scholes model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual changes in the market price of Kerr-McGee's common stock during the applicable period.

        Pursuant to the employee benefits agreement between us and Kerr-McGee, if the Distribution occurs, Kerr-McGee stock-based awards held by our employees, including our named executive officers, that are outstanding on the effective date of the Distribution will be converted to or replaced by stock-based awards under our long term incentive plan. Employees, including our named executive officers, who hold Kerr-McGee vested stock options generally may exercise such options for the lesser of three months after the effective date of the Distribution and the remaining term of the option award. However, we anticipate that employees eligible for retirement on the effective date of the Distribution may be able to exercise their Kerr-McGee vested stock options for the lesser of four years after the effective date of the Distribution and the remaining term of the option award. See "—Treatment of Kerr-McGee Stock Options, Restricted Stock and Performance Unit Awards," "Arrangements between Kerr-McGee and Our Company—Employee Benefits Agreement—Kerr-McGee Stock Options and Restricted Stock" and "Arrangements between Kerr-McGee and Our Company—Employee Benefits Agreement—Incentive Plans."

Aggregated Exercise of Kerr-McGee Stock Options and Year-End Option Values

        The following table contains information with respect to options to acquire Kerr-McGee common stock that were exercised during 2004 and the value of unexercised options held as of December 31, 2004 for the named executive officers.

			Number of Securities Underlying Unexercised Options at December 31, 2004
					Value of Unexercised In-the-Money Options at December 31, 2004(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas W. Adams	—	—	12,980	11,582	$40,697	$102,754
Marty J. Rowland	—	—	2,400	3,457	12,793	31,436
Mary Mikkelson	—	—	—	—	—	—
Roger G. Addison	2,700	19,050	14,082	11,318	36,091	97,350
Robert Y. Brown III	4,000	29,596	6,087	6,945	—	59,683
Gregory E. Thomas	—	—	21,066	10,284	46,265	84,873

(1)
Options are "in the money" if the fair market value of the common stock exceeds the exercise price. On December 31, 2004, the fair market value of Kerr-McGee's common stock on the New York Stock Exchange was $57.95.

Kerr-McGee Long-Term Incentive Awards

        The following table contains information regarding each long-term incentive award, other than stock option and restricted stock awards, made during the fiscal year ended December 31, 2004, to the named executive officers.

			Estimated Future Payouts Under Non-Stock Price-Based Plans
		Performance or Other Period Until Maturation or Payout
Name	No. of Shares, Units or Other Rights
			Threshold	Target	Maximum
Thomas W. Adams	85,430	January 2004 - December 2006	$42,715	$85,430	$170,860
Marty J. Rowland	14,750	January 2004 - December 2006	7,375	14,750	29,500
Mary Mikkelson	—	—	—	—	—
Roger G. Addison	68,490	January 2004 - December 2006	34,245	68,490	136,980
Robert Y. Brown III	45,955	January 2004 - December 2006	22,978	45,955	91,910
Gregory E. Thomas	60,650	January 2004 - December 2006	30,325	60,650	121,300

        For any performance cycles that include the 2005 calendar year, Kerr-McGee will pay, in accordance with its terms, all, or any portion of, a performance unit award that is vested on the effective date of the Distribution. All, or any portion of, a performance unit award that is not vested on the effective date of the Distribution will be canceled and replaced with an award under our long term incentive plan that is equal in value to the forfeited portion of the award (see "Arrangements between Kerr-McGee and Our Company—Employee Benefits Agreement—Incentive Plans").

Treatment of Kerr-McGee Stock Options, Restricted Stock and Performance Unit Awards

        Pursuant to the employee benefits agreement, our employees generally will have the right to exercise their vested Kerr-McGee stock options in accordance with the terms of the Kerr-McGee stock option plan under which they were granted and the terms of their respective grants for the lesser of three months after the effective date of the Distribution and the remaining term of the respective option awards. However, we anticipate that employees eligible for retirement on the effective date of the Distribution may be able to exercise their vested stock options for the lesser of four years after the effective date of the Distribution or the remaining term of the option award.

        Kerr-McGee unvested stock options held by our employees on the effective date of the Distribution will be converted into options to purchase our Class A common stock. Restricted shares of Kerr-McGee common stock held by our employees on that date will be converted into restricted shares of our Class A common stock. Unvested Kerr-McGee performance unit awards held by our employees on the effective date of the Distribution will be canceled and replaced with options or restricted shares of our Class A common stock.

        To accomplish the conversion of unvested Kerr-McGee stock options, we will multiply the number of shares purchasable under each such stock option by a conversion ratio and divide the exercise price per share of each option by the same ratio. The conversion ratio will be the price of Kerr-McGee's common stock on the date of the Distribution divided by the price of our Class A common stock on the date of the Distribution. The number of restricted shares of our Class A common stock that will be subject to each converted Kerr-McGee restricted stock award will be determined by multiplying the number of shares of Kerr-McGee common stock subject to the original award by the same conversion ratio.

        With respect to each forfeited Kerr-McGee performance unit award that will be replaced by restricted shares, we will divide the value of the forfeited award by the price of our Class A common stock on the effective date of the Distribution to determine the number of restricted shares of our Class A common stock to issue in replacement of the forfeited award. With respect to each forfeited Kerr-McGee performance unit award that will be replaced by stock options, we will take the value of the forfeited award and convert it into a number of shares purchasable under each such option using the Black-Scholes methodology.

        Stock-based awards issued on conversion or in replacement of Kerr-McGee options and restricted stock will otherwise have the same terms and conditions, including, in the case of converted stock options, the same vesting provisions and exercise periods, as the Kerr-McGee stock-based awards had immediately prior to their conversion or replacement.

        The actual number of shares of our Class A common stock that will be issued in connection with the conversion or replacement of Kerr-McGee stock-based awards on the effective date of the Distribution will depend on the per share price of our Class A common stock and Kerr-McGee's common stock, as well as on the number of Kerr-McGee stock-based awards held by our employees, on that date. Based on the 166,907 unvested Kerr-McGee options, the 84,338 restricted shares of Kerr-McGee stock and the $3,119,184 in value of performance unit awards held by our employees on September 30, 2005, the following number of shares of our Class A common stock would be issued in connection with the conversion or replacement of awards, assuming the prices for our Class A common stock and Kerr-McGee's common stock shown below:

Hypothetical Kerr-McGee Common Stock Price on Distribution Date	Hypothetical Tronox Class A Common Stock Price on Day after Distribution Date
	$19.00	$20.00	$21.00	$22.00

	(number of shares)
$70.00	1,089,007	1,035,317	986,016	941,197
$80.00	1,222,041	1,160,939	1,105,656	1,055,399
$90.00	1,354,275	1,286,562	1,225,297	1,169,602
$100.00	1,486,510	1,412,184	1,344,937	1,283,804

        For purposes of this table, we have assumed that Kerr-McGee performance unit awards are replaced with restricted shares of our Class A common stock. The per share prices of Kerr-McGee common stock and of our Class A common stock set forth in this table do not necessarily reflect the range of expected prices on the effective date of the Distribution. The number of shares of our Class A common stock issued in connection with the conversion or replacement of Kerr-McGee stock-based awards could vary significantly from the above numbers due to changes in the relative values of our

Class A common stock and Kerr-McGee's common stock. In addition, the number of unvested Kerr-McGee options and restricted shares of Kerr-McGee common stock, and the value of Kerr-McGee performance unit awards, subject to conversion and replacement may vary significantly due to a number of factors, including the effective date of the Distribution (because options will continue to vest, restrictions on shares of restricted stock will continue to lapse and the number of outstanding Kerr-McGee performance unit awards will continue to decrease between the date of this offering and the effective date of the Distribution) and the forfeiture of Kerr-McGee stock-based awards by our employees who terminate their employment with us prior to the Distribution.

Pension and Retirement Plans

        Prior to the Distribution, Kerr-McGee will maintain retirement plans for all our employees, including our named executive officers. See "Arrangements between Kerr-McGee and Our Company—Employee Benefits Agreement." The following table illustrates the pension benefits that may accrue to our named executive officers under those retirement plans, assuming various service periods. The table shows the estimated annual pension benefits payable to a covered participant at a retirement age of 65. Pension benefits include benefits payable under our qualified defined benefit plan and our nonqualified benefits restoration plan, or the BRP. The BRP provides benefits that would be provided under the qualified defined benefit plan but for limitations imposed by the Internal Revenue Code on qualified plan benefits.

Pension Plan Table

Average Annual Compensation	15 Years Service	20 Years Service	25 Years Service	30 Years Service	35 Years Service
$400,000	$96,715	$128,954	$161,192	$193,430	$208,430
600,000	146,715	195,620	244,526	293,431	315,931

        Covered compensation under the retirement plans consists of salary, bonus and pretax Section 125 and 401(k) benefit contributions, all based on the highest 36 consecutive months out of the last 120 months prior to retirement. Amounts shown are computed on a straight life annuity basis. As of December 31, 2004, Mr. Adams had 22 years of credited service, Mr. Rowland had three years of credited service, Ms. Mikkelson had no years of credited service, Mr. Addison had 27 years of credited service, Mr. Brown had 23 years of credited service and Mr. Thomas had 27 years of credited service.

        If the Distribution occurs, we intend to establish a tax-qualified defined benefit retirement plan and related trust for our employees, including our named executive officers, who participated in Kerr-McGee's defined benefit retirement plan. In connection with our assumption of obligations, Kerr-McGee will transfer assets from the trust for Kerr-McGee's defined benefit retirement plans to the trust we will establish. We also plan to establish a defined benefit non-qualified deferred compensation plan that will assume the liabilities of the defined benefit portion of the BRP. See "Arrangements between Kerr-McGee and Our Company—Employee Benefits Agreement."

Long Term Incentive Plan

        We have adopted our own long term incentive plan so that our employees receive stock option or other equity-based awards that relate to the value of our Class A common stock and not Kerr-McGee's stock. This summary of the material terms of the long term incentive plan below is not complete. You should read the full text of the long term incentive plan, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

        The long term incentive plan will include provisions which provide for the grant of (a) stock options, (b) stock appreciation rights (SARs), (c) restricted stock and (d) performance awards. The long term incentive plan permits total equity awards over the life of the long term incentive plan of up to 6.1 million shares of our Class A common stock, subject to the following limits:

(a)	Aggregate limits on shares designated for restricted stock and performance awards to officers and employees	1.5 million shares
(b)	Aggregate limits on shares designated for stock options and restricted stock to non-employee directors, of which no more than 125,000 shares may be restricted stock	0.25 million shares
(c)	Aggregate limit on shares designated for incentive stock options	1.5 million shares

Term and Administration

        The long term incentive plan will be effective as of the date of completion of this offering for a term of ten years, unless terminated earlier by our board of directors. The long term incentive plan will be administered by our board of directors or by a committee designated by the board of directors. The board of directors has designated a subcommittee of our executive compensation committee comprised of Messrs. Kinnear and Richardson to administer the long term incentive plan.

Eligibility

        Eligibility under the long term incentive plan will be limited to our officers and employees and our non-employee directors. The plan administrator, in its sole discretion, will determine which officers and employees are eligible to participate in the long term incentive plan. We currently estimate that approximately 200 employees and all officers and non-employee directors will participate in the long term incentive plan.

Limits on Awards to An Officer or Employee

        No officer or employee will be awarded, during the term of the long term incentive plan, restricted stock covering more than 0.5 million shares of our Class A common stock, or stock options covering more than 2.0 million shares of our Class A common stock. In addition, no officer or employee will be granted performance awards under the long term incentive plan during a calendar year that could result in a payment of more than $5.0 million in cash or shares of our Class A common stock, based on the fair market value of the shares as of the first day of the performance period.

Securities Eligible under the Long Term Incentive Plan

        Stock Options.    The long term incentive plan authorizes awards of stock options to non-employee directors and eligible officers and employees from time to time as determined by the plan administrator. Subject to the limits of the long term incentive plan, the plan administrator may grant options for such number of shares of our Class A common stock and having such terms as the plan administrator designates.

        Under the terms of the long term incentive plan, the plan administrator will specify whether or not any option is intended to be an incentive stock option, as described in Internal Revenue Code Section 422, or a nonstatutory or nonqualified stock option. Each stock option will have an exercise price that is not less than the fair market value of the Class A common stock on the date the option is granted. To the extent permitted by applicable law, payment for shares of our Class A common stock received upon exercise of a stock option may be made by an optionee in cash, shares of common stock, a combination of the foregoing, through a cashless exercise with a broker, or, in the discretion of the plan administrator, by our withholding shares of Class A common stock equal in value to the exercise price of the stock option.

        A stock option will terminate and may no longer be exercised three months after an officer or employee ceases to be employed for any reason other than cause, total disability, death or retirement.

In the event an officer or employee is terminated for cause, unless an option agreement provides otherwise, all outstanding options at the time of such officer's or employee's termination of employment will terminate. In the event an officer or employee ceases employment due to total disability, death or retirement, all outstanding options at the time of such officer's or employee's termination of employment will vest and will be exercisable during the remaining term of the option, not to exceed four years. When a non-employee director's service terminates, outstanding options will vest immediately and remain exercisable for the remaining term of the option.

        Stock Appreciation Rights.    The long term incentive plan also authorizes the plan administrator to award SARs either in tandem with a stock option or independent of any option. Subject to the limits of the long term incentive plan, the plan administrator may grant SARs for such number of shares of our Class A common stock and having such terms as the plan administrator designates. A SAR provides the grantee with the right to exercise all or a portion of the SAR and receive a payment in cash equal to the excess of the fair market value of the exercised shares on the date of exercise over the aggregate exercise price of such shares. SARs shall be exercisable at such times and be subject to such restrictions and conditions as the plan administrator shall approve.

        Restricted Stock.    Subject to the limits of the long term incentive plan, the plan administrator may grant restricted stock for such number of shares of our Class A common stock and having such terms as the plan administrator designates. The plan administrator will determine the nature and extent of the restrictions on grants of restricted stock, the duration of such restrictions, and any circumstances under which restricted shares will be forfeited. Restricted shares of our Class A common stock will be deposited with us during the period of any restriction thereon and, except as otherwise provided by the plan administrator during any such period of restriction, recipients shall have all of the rights of a holder of our Class A common stock, including but not limited to voting rights and the right to receive dividends.

        If a grantee terminates service by reason of total disability, death or retirement prior to the expiration of the restriction period for a grant of restricted stock, the restriction period will lapse and the shares will be delivered to the recipient. Unless the plan administrator provides otherwise, a termination of service for other reasons prior to the expiration of the applicable restriction period will result in the forfeiture of the restricted stock.

        Performance Awards.    The long term incentive plan permits the plan administrator to grant performance awards to eligible officers and employees from time to time. Performance awards may include performance units valued by reference to financial measures or property other than our Class A common stock and performance shares valued by reference to shares of our Class A common stock.

        Under the terms of the long term incentive plan, the plan administrator will establish the time period of not less than one year over which performance will be measured (which we refer to as the performance period) and the performance goals used by the plan administrator to evaluate performance during a performance period. Payment of earned performance awards may be made to participants in cash, our Class A common stock, restricted shares of our Class A common stock, other property or a combination of the foregoing as determined by the plan administrator.

        In the event an officer or employee terminates employment due to death, total disability or retirement after completing at least one month of the performance period for an award, such officer or employee will be entitled to a pro rata portion of the award if the applicable performance goals are met. Unless the plan administrator provides otherwise, if an officer or employee terminates employment for any other reason prior to the end of a performance period for an award, he or she will not be entitled to any payment under the award.

        Performance Criteria.    Payments under, or vesting of, awards under the long term incentive plan may be subject to the attainment of performance goals established by the plan administrator.

Performance goals may be based on our financial or operating measures, such as pretax income, net income, earnings per share, sales volume, revenue, expenses, return on assets, return on equity, return on investment, net profit margin, operating profit margin, cash flow, total stockholder return, capitalization, liquidity, production volume, results of customer satisfaction surveys and other measures of quality, safety, productivity, cost management or process improvement. The criteria may be based on our performance compared with one or more selected companies.

Change in Control

        In the event of a change in control, as defined in the long term incentive plan, any outstanding options or SARs that have not yet vested will vest effective as of such date, restrictions on restricted stock will lapse, and participants who have previously been granted performance awards will earn the amounts the participants would have earned if target performance under the awards had been obtained.

Initial Grants

        In connection with this offering, executive officers, non-employee directors (other than Kerr-McGee directors) and certain employees will be awarded initial stock option grants to purchase shares of our Class A common stock and restricted shares of our Class A common stock pursuant to our long term incentive plan. The option grants will vest over three years, with equal amounts vesting on each anniversary of the grant date. The exercise price per share of the stock options will be equal to the fair market value of our Class A common stock on the date of this offering. The options will have a ten-year exercise period. Approximately 0.4 million shares will be issuable upon the exercise of the options. Approximately 0.4 million restricted shares of our Class A common stock will be awarded. The restrictions on such shares will lapse on the third anniversary of the grant date.

Employment and Other Agreements

Continuity Agreements

        We intend to enter into continuity agreements with our named executive officers and certain key employees. The continuity agreements will provide benefits in the event of a qualifying termination that occurs in connection with a "change in control" of Tronox.

        In the case of a named executive officer, in the event of a qualifying termination of employment within two years after a change in control, such executive will be entitled to receive:

  •
  a lump sum cash payment equal to three times the executive's annual base salary, bonuses and perquisites (with such perquisites calculated at 7% of the executive's annual base salary);

  •
  any accrued but unpaid compensation (including the pro-rata amount of any bonus);

  •
  any previously deferred compensation;

  •
  an amount equal to the value of the number of performance units that the executive would have earned if the performance period for such performance units had ended on the date of the change in control or, if greater, the target number of performance units under the award; and

  •
  an amount representing additional savings plan contributions for a three-year period plus the present value of lost pension benefits under our qualified defined benefit retirement plans after giving effect to five years of credit for age and service in the benefit calculation.

        If the payment made to the executive causes such executive to be subject to an excise tax because the payment is a "parachute payment" (as defined in the Internal Revenue Code), then the payment will be increased to compensate the executive for the excise tax. In addition, in the event of a qualifying termination, the executive will be entitled to:

  •
  a continuation of welfare benefits for up to three years;

  •
  outplacement services;

  •
  acceleration of vesting of all equity and equity-based awards; and

  •
  all other accrued or vested benefits under our employee benefit plans.

        In the case of a key employee, in the event of a qualifying termination of employment within two years after a change in control, such key employee will be entitled to receive the compensation and benefits described above with the following exceptions:

  •
  the lump sum cash payment will be equal to two times the sum of the annual base salary, bonuses, and perquisites;

  •
  the amount representing additional savings plan contributions will be for a two-year period;

  •
  welfare benefits may be continued for up to two years; and

  •
  if a payment would cause the key employee to be subject to an excise tax because the payment is a "parachute payment," then the payment may be reduced to a level that would not be subject to the excise tax.

        Subject to exceptions for this offering, the Distribution and any event that would trigger benefits under any Kerr-McGee continuity agreement, the continuity agreements define a change in control as (a) a change in any two-year period in a majority of the members of our board of directors (with exceptions and as defined in the continuity agreements), (b) any person becoming the beneficial owner, directly or indirectly, of 25% or more of our outstanding common stock, (c) with certain exceptions, the consummation of a merger or consolidation of Tronox with any other corporation, a sale of 50% or more of our assets, our liquidation or dissolution or combination of the foregoing transactions other than such a transaction immediately following which our stockholders and any trustee or fiduciary of any of our employee benefit plan immediately prior to the transaction own at least 60% of the voting power of the surviving corporation(s), or (d) if a majority of the board members in office immediately prior to a proposed transaction determine by written resolution that such proposed transaction, if taken, will be deemed a change in control and such proposed transaction is effected.

Kerr-McGee 2005 Success Bonus and Retention Programs

        On April 1, 2005, Kerr-McGee adopted the Kerr-McGee 2005 Success Bonus Program and the Kerr-McGee 2005 Retention Program. All of our executive officers participate in one (but not both) of the programs. Under the programs, Kerr-McGee will pay a special bonus equal to 100% of each executive officer's annual base salary if such executive officer is employed by us or a Kerr-McGee affiliate through (or involuntarily terminated before) March 31, 2006 (in the case of the Retention Program) or the completion of this offering (in the case of the Success Bonus Program). In addition, under the Success Bonus Program, participating executive officers may receive, at Kerr-McGee's discretion, based on factors such as the success of the Transactions and such executive officer's individual contribution, an additional bonus of up to 100% of such executive officer's annual base salary.

        Pursuant to the employee benefits agreement, Kerr-McGee will retain its obligation to pay bonuses to our executive officers under the Success Bonus Program following the completion of this offering. We will be responsible for paying bonuses under the Retention Program, although Kerr-McGee will reimburse us for a prorated portion of any bonuses awarded under the Retention Program based on such executive officer's employment by Kerr-McGee prior to the completion of the Transactions.

PRINCIPAL STOCKHOLDER

        We are currently a wholly-owned subsidiary of Kerr-McGee. After completion of this offering, Kerr-McGee will own 100% of the outstanding shares of our Class B common stock, which will represent:

  •
  56.7% of all classes of our outstanding common stock, or 50.2% if the underwriters fully exercise their option to purchase additional shares; and

  •
  88.7% of the combined voting power of all classes of our outstanding common stock with respect to the election and removal of directors only, or 85.8% if the underwriters fully exercise their option to purchase additional shares.

        Under applicable provisions of the Delaware General Corporation Law and our amended and restated certificate of incorporation, prior to the Distribution, Kerr-McGee will be able, acting alone, to elect our entire board of directors and to approve any action requiring stockholder approval. Except for Kerr-McGee, we are not aware of any person or group that will beneficially own more than 5% of the outstanding shares of either our Class A common stock or our Class B common stock following this offering. The address of Kerr-McGee's principal executive office is Kerr-McGee Center, 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73125.

Kerr-McGee Stock Ownership

        Although none of our executive officers or directors currently owns any of our common stock, some do own shares of Kerr-McGee's common stock. To the extent our executive officers and directors own shares of Kerr-McGee common stock at the time of the Distribution, they will share in the Distribution on the same terms as Kerr-McGee's other stockholders. The following table sets forth the number of shares of Kerr-McGee common stock and options to purchase Kerr-McGee common stock beneficially owned at September 30, 2005 by each director and named executive officer listed under "Management—Executive Compensation" and our directors and executive officers as a group. Except as otherwise noted, the individual director or named executive officer had sole voting and investment power with respect to such securities. The total number of shares of Kerr-McGee common stock outstanding as of September 30, 2005 was 115,979,669. No individual director or executive officer owned, nor did the directors and executive officers as a group own, more than 1% of Kerr-McGee's common stock.

Directors, Named Executive Officers and Directors and Executive Officers as a Group	Kerr-McGee Common Stock Beneficially Owned(1)
Thomas W. Adams	20,994	(2)
Marty J. Rowland	4,612	(3)
Mary Mikkelson	1,440
Roger G. Addison	11,083	(4)
Robert Y. Brown III	5,150
Gregory E. Thomas	5,555
Robert M. Wohleber	187,895	(5)
Peter D. Kinnear	—
J. Michael Rauh	27,843
Bradley C. Richardson	—
Directors and executive officers as a group (15 persons)	215,738	(6)

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options that are exercisable or will become exercisable within 60 days of September 30, 2005 into shares of Kerr-McGee common stock are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Mr. Adams' holdings include 12,035 shares subject to options.

(3)
Mr. Rowland's holdings include 1,786 shares subject to options.

(4)
Mr. Addison's holdings include 5,049 shares subject to options.

(5)
Mr. Wohleber's holdings include 119,549 shares subject to options.

(6)
Includes 119,549 shares subject to options.

Post-Closing Tronox Stock Option and Restricted Stock Ownership

        The following table sets forth the number of shares of our Class A common stock that are expected to be beneficially owned by each of our directors, named executive officers, and all of our directors and executive officers as a group following completion of this offering (without giving effect to vesting schedules), after giving effect to the initial grant of stock options and restricted shares of our Class A common stock described in "Management—Long Term Incentive Plan—Initial Grants."

Directors, Named Executive Officers and Directors and Executive Officers as a Group	Number of Shares of Our Class A Common Stock Underlying Options to Be Granted at Closing	Restricted Shares of Our Class A Common Stock to Be Granted at Closing	Total
Thomas W. Adams	102,200	82,600	184,800
Marty J. Rowland	29,600	23,900	53,500
Mary Mikkelson	21,700	17,500	39,200
Roger G. Addison	15,100	12,200	27,300
Robert Y. Brown III	12,800	10,300	23,100
Gregory E. Thomas	8,100	6,600	14,700
Robert M. Wohleber	—	—	—
Peter D. Kinnear	—	—	—
J. Michael Rauh	—	—	—
Bradley C. Richardson	—	—	—
Directors and executive officers as a group (15 persons)	232,000	193,100	425,100

ARRANGEMENTS BETWEEN KERR-McGEE AND OUR COMPANY

        Provided below are summary descriptions of the master separation agreement between us and Kerr-McGee and the other key agreements that relate to our separation from Kerr-McGee. These descriptions, which summarize the material terms of these agreements, are not complete. You should read the full text of these agreements, which have been filed as exhibits to the registration statement, of which this prospectus is a part.

Master Separation Agreement

        The master separation agreement contains the key provisions related to our separation from Kerr-McGee, this offering and the Distribution.

Contribution

        Kerr-McGee's chemical business currently is operated by Tronox Worldwide and its subsidiaries, including Tronox LLC and various European subsidiaries. Prior to the closing of this offering, pursuant to the terms of the master separation agreement, Kerr-McGee will transfer Tronox Worldwide to us. Kerr-McGee also will transfer rights and obligations under contracts that relate to or are used by the subsidiaries that will be transferred to us. Kerr-McGee will represent and warrant that it has good and valid title to the equity interests in Tronox Worldwide, but otherwise Kerr-McGee is not making any representations and warranties to us of any nature, including regarding the assets of, or any other matters relating to, the chemical business.

        Tronox Worldwide, its subsidiaries and their predecessors have operated a number of businesses in addition to the current chemical business, including businesses involving the treatment of forest products, the production of ammonium perchlorate, the refining and marketing of petroleum products, offshore contract drilling and the mining, milling and processing of nuclear materials. Tronox Worldwide and its subsidiaries are, and as a result we will be, subject to significant liabilities associated with those other businesses. For example, we will have liabilities relating to the remediation of various sites at which chemicals such as creosote, perchlorate, low-level radioactive substances, asbestos and other materials have been used or disposed. See "Risk Factors—Risks Related to Our Business and Industry—We will be subject to significant liabilities that are in addition to those associated with our primary business. These liabilities could adversely affect our financial condition and results of operations and we could suffer losses as a result of these liabilities even if our primary business performs well."

Reimbursement by Kerr-McGee for Environmental Remediation Costs

        Pursuant to the master separation agreement, Kerr-McGee has agreed to reimburse us for a portion of the environmental remediation costs we incur and pay after the completion of this offering (net of any cost reimbursements we expect to recover from insurers, governmental authorities or other parties). The reimbursement obligation extends to costs incurred at any site associated with any of our former businesses or operations.

        With respect to any site for which we have established a reserve as of the effective date of the master separation agreement, 50% of the remediation costs we incur and pay in excess of the reserve amount (subject to a minimum threshold amount) will be reimbursable by Kerr-McGee, net of any amounts recovered or, in our reasonable and good faith estimate, that will be recovered from third parties. With respect to any site for which we have not established a reserve as of the effective date of the master separation agreement, 50% of the amount of the remediation costs we incur and pay (subject to a minimum threshold amount) will be reimbursable by Kerr-McGee, net of any amounts recovered or, in our reasonable and good faith estimate, that will be recovered from third parties.

        Kerr-McGee's aggregate reimbursement obligation to us cannot exceed $100 million and is subject to various other limitations and restrictions. For example, Kerr-McGee is not obligated to reimburse us for amounts we pay to third parties in connection with tort claims or personal injury lawsuits, or for administrative fines or civil penalties that we are required to pay. Kerr-McGee's reimbursement obligation is also limited to costs that we actually incur and pay within seven years following the completion of this offering.

This Offering

        Under the master separation agreement, we and Kerr-McGee will agree to use commercially reasonable efforts to satisfy certain conditions to the completion of this offering, any of which may be waived by Kerr-McGee, in its sole discretion, including:

  •
  the registration statement containing this prospectus must be effective;

  •
  any actions and filings required by state securities and blue sky laws must have been taken;

  •
  our Class A common stock must have been accepted for listing on the New York Stock Exchange;

  •
  Kerr-McGee must be satisfied in its sole and absolute discretion that the Distribution should qualify as a pro rata or non-pro rata tax-free distribution for federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code;

  •
  Kerr-McGee must have determined that the terms of this offering, including the timing and pricing of the offering, are acceptable to it; and

  •
  the private offering by Tronox Worldwide and Tronox Finance Corp. of the unsecured notes and the entry into the senior secured credit facility by Tronox Worldwide must be consummated concurrently with this offering on terms and with lenders that are acceptable to Kerr-McGee.

The Distribution

        Kerr-McGee has advised us that, subject to the terms of its agreement with the underwriters (as discussed in "Underwriting—Lock-Up Agreements"), following completion of this offering it intends to complete the Distribution. Kerr-McGee has the sole discretion to determine the form, structure and all other terms of any transactions to effect the Distribution. The Distribution is subject to several conditions that must either be satisfied or waived by Kerr-McGee, in its sole discretion, including:

  •
  receipt of an opinion of tax counsel to the effect that, among other things, the Distribution should qualify as a tax-free distribution for federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code;

  •
  receipt of any necessary government approvals and material consents;

  •
  lack of any order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the Distribution; and

  •
  our Class B common stock must have been accepted for listing on the New York Stock Exchange.

        In addition, if Kerr-McGee's board of directors determines, in its sole discretion, that the Distribution is not in the best interests of Kerr-McGee or its stockholders, Kerr-McGee may elect not to complete the Distribution. Because the Distribution is subject to a number of conditions, the Distribution may not occur, and if it does occur, we may not achieve the expected benefits of the

Distribution. See "Risk Factors—Risks Related to Our Relationship with Kerr-McGee—The Distribution may not occur, and we may not achieve the expected benefits of the Distribution."

        We are required by the master separation agreement to take any and all actions necessary or appropriate to effect the Distribution.

Indemnification

        Under the master separation agreement, we will indemnify Kerr-McGee from all losses suffered by Kerr-McGee arising out of certain circumstances or events, including:

  •
  all liabilities of us and our subsidiaries arising out of or related to the present or former businesses, operations, assets or properties currently or previously conducted or owned by us or any of our subsidiaries (and their predecessors) before, on or after the completion of this offering;

  •
  any breach by us of the master separation agreement or any of the other agreements (other than the transition services and tax sharing agreements, which contain their own indemnification provisions) entered into by us and Kerr-McGee in connection with our separation from Kerr-McGee; and

  •
  any untrue statement of a material fact or material omission in this prospectus or any similar documents relating to this offering or the Distribution.

        Kerr-McGee will indemnify us from all losses suffered by us arising out of certain circumstances or events, including:

  •
  liabilities of us and our subsidiaries relating to the exploration, development and production of oil and natural gas that have been expressly assumed by Kerr-McGee; and

  •
  any breach by Kerr-McGee of the master separation agreement or any of the other agreements (other than the transition services and tax sharing agreements, which contain their own indemnification provisions) entered into by us and Kerr-McGee in connection with our separation from Kerr-McGee.

Financial Reporting and Corporate Governance

        Under the master separation agreement, until Kerr-McGee is no longer required to consolidate our results of operations and financial position or account for its investment in us on the equity method of accounting, we will use our commercially reasonable efforts to enable our independent registered public accounting firm to complete their audit of our financial statements in a timely manner so as to permit timely filing of Kerr-McGee's financial statements. We have also agreed to provide Kerr-McGee and its independent registered public accounting firm all information required for Kerr-McGee to meet its schedule for the preparation of its consolidated financial statements. We have agreed to adhere to specified accounting policies and to notify and consult with Kerr-McGee regarding any changes to our accounting policies and estimates used in the preparation of our financial statements. We also have agreed to provide certain financial and other information concerning our business, properties, financial position, results of operations, cash flows and prospects to Kerr-McGee.

        With respect to governance matters, we have agreed that, for so long as Kerr-McGee owns at least a majority of the total voting power of our outstanding voting common stock, we will not, among other things:

  •
  take any action that would limit the ability of Kerr-McGee to transfer shares of our Class B common stock or limit the rights of any transferee of Kerr-McGee as a holder of our Class B common stock; or

  •
  take any actions that could reasonably result in Kerr-McGee being in breach of or in default under any contract or agreement.

        From the completion of the Transactions until the completion of the Distribution, we may not incur any additional indebtedness for borrowed money, other than pursuant to the revolving credit facility, without Kerr-McGee's consent.

        We have also agreed that while Kerr-McGee owns at least a majority of our outstanding common stock, we will not issue any shares of our capital stock, or any rights, warrants or options to purchase capital stock (other than any shares of our capital stock or options to acquire our capital stock granted in connection with the performance of services), if this would cause Kerr-McGee to own less than a majority of our outstanding common stock (on a fully diluted basis). In these circumstances, we also are restricted from issuing any shares of our capital stock if this would cause Kerr-McGee to own less than 80% of the total voting power of our outstanding capital stock entitled to vote generally in the election of our directors and from issuing any shares of non-voting stock.

Expenses

        We and Kerr-McGee generally will be responsible for our own costs (including all third-party costs) incurred in connection with the transactions contemplated by the master separation agreement. However, we have agreed to pay all costs and expenses (including all third-party costs) related to this offering, including underwriting discounts and commissions and Kerr-McGee's financial, legal, accounting and other expenses, and Kerr-McGee has agreed to pay all costs and expenses (including all third-party costs) related to the Distribution.

Termination

        Kerr-McGee, in its sole discretion, may terminate the master separation agreement at any time prior to completion of this offering.

Other Provisions

        In addition to the terms and provisions described above, the master separation agreement prohibits Kerr-McGee from competing with us and provides for information sharing and dispute resolution between us and Kerr-McGee.

Transition Services Agreement

        The transition services agreement governs the provision by Kerr-McGee to us and by us to Kerr-McGee of support services, such as:

  •
  accounting services;

  •
  tax services;

  •
  employee benefits management;

  •
  financial services;

  •
  legal services;

  •
  intellectual property management services;

  •
  risk and claims management;

  •
  disaster recovery services;

  •
  information management and technology services;

  •
  technical support and laboratory services;

  •
  real estate management;

  •
  travel services; and

  •
  office administration services.

        The terms of these services generally will expire one year after completion of this offering, subject to certain limited exceptions.

        In consideration for each service to be provided under the transition services agreement, we and Kerr-McGee, as applicable, will charge each other an amount equal to the sum of (i) the fully-burdened labor costs of our respective employees involved in the provision of such service and (ii) third-party costs, out-of-pocket and other expenses and taxes (other than transfer taxes), in each case incurred by the party providing such service. Kerr-McGee also has agreed to incur certain transition costs necessary to initiate and facilitate the transition of services up to a maximum amount.

Transitional License Agreement

        The transitional license agreement provides us with a royalty-free, non-transferable and non-assignable license to continue to use certain trademarks, trade names, service marks, brand names, trade dress and logos that are owned indirectly by Kerr-McGee and are and have been used in connection with the chemical business. The term of these licenses will generally expire 12 months after the completion of this offering subject to certain limited exceptions.

Registration Rights Agreement

        The registration rights agreement provides Kerr-McGee with rights relating to the shares of our Class B common stock held by Kerr-McGee. Under the agreement, Kerr-McGee has the right to require us to register for offer and sale all or a portion of the shares of our Class B common stock covered by the agreement, so long as the shares Kerr-McGee requires us to register represent at least 10% of the aggregate shares of our common stock issued and outstanding.

Shares Covered

        The registration rights agreement covers those shares of our Class B common stock that are held by Kerr-McGee or a transferee of Kerr-McGee.

Demand Registration

        Kerr-McGee may request registration under the Securities Act of all or any portion of our shares covered by the registration rights agreement, and we will be obligated, subject to limited exceptions, to register such shares as requested by Kerr-McGee. The maximum number of registrations Kerr-McGee may require us to effect is five. Kerr-McGee has the right to designate the terms of each offering it requests.

        We are not required to undertake any demand registration requested by Kerr-McGee within 90 days after completion of a previously-requested demand registration other than pursuant to a shelf registration statement. In addition, we have the right, which may be exercised once in any 12-month period, to postpone the filing or effectiveness of any demand registration if we determine in the good faith judgment of our general counsel, confirmed by our board of directors, that such registration would reasonably be expected to require the disclosure of material information that we have a business purpose to keep confidential and the disclosure of which would have a material adverse effect on any then-active proposals to engage in certain material transactions until the earlier of (i) 15 business days after the date of disclosure of such material information, or (ii) 75 days after we make such determination.

Piggy-Back Registration

        If we at any time intend to file on our behalf or on behalf of any of our other security holders a registration statement in connection with a public offering of any of our securities on a form and in a manner that would permit the registration for offer and sale of the shares of our Class B common stock, Kerr-McGee has the right to have those shares included in that offering.

Registration Expenses

        We are responsible for all registration expenses incurred in connection with the performance of our obligations under the registration rights agreement. Kerr-McGee is responsible for all of the fees and expenses of counsel to Kerr-McGee, any applicable underwriting discounts or commissions, and any registration or filing fees incurred with respect to shares of our Class B common stock being sold under the registration rights agreement.

Indemnification

        The registration rights agreement contains indemnification and contribution provisions by us for the benefit of Kerr-McGee and its affiliates and representatives and, in limited situations, by Kerr-McGee for the benefit of us and any underwriters with respect to information included in any registration statement, prospectus or related documents.

Transfer

        Kerr-McGee may transfer shares covered by the registration rights agreement and the holders of such transferred shares will be entitled to the benefits of the registration rights agreement, provided that each such transferee agrees to be bound by the terms of the registration rights agreement.

Duration

        The registration rights under the registration rights agreement will remain in effect with respect to any shares of Class B common stock covered by the agreement until:

  •
  such shares have been sold pursuant to an effective registration statement under the Securities Act;

  •
  such shares have been sold to the public pursuant to Rule 144 under the Securities Act;

  •
  such shares have been otherwise transferred and new certificates evidencing such shares have been delivered and do not bear a legend restricting further transfer of such shares, provided that subsequent public distribution of such shares does not require registration or qualification of them under the Securities Act or any similar state law;

  •
  such shares have ceased to be outstanding; or

  •
  in the case of shares held by a transferee of Kerr-McGee, when such shares become eligible for sale pursuant to Rule 144(k) under the Securities Act (or any successor provision).

Tax Sharing Agreement

Allocation of Taxes

        The tax sharing agreement governs Kerr-McGee's and our respective rights, responsibilities and obligations after this offering with respect to taxes for tax periods ending on or before this offering.

Generally, taxes incurred or accrued prior to this offering that are attributable to the business of one party will be borne solely by that party. In addition, the tax sharing agreement addresses the allocation of liability for taxes incurred as a result of restructuring activities undertaken to implement the separation and distribution. We are required to indemnify Kerr-McGee for any tax liability incurred by reason of the Distribution by Kerr-McGee of our Class B common stock to its stockholders being considered a taxable transaction to Kerr-McGee as a result of a breach of any of our representations, warranties or covenants contained in the tax sharing agreement.

        Under U.S. federal income tax laws, we and Kerr-McGee are jointly and severally liable for Kerr-McGee's federal income taxes attributable to the periods prior to and including Kerr-McGee's current taxable year, which ends on December 31, 2005. This means that if Kerr-McGee fails to pay the taxes attributable to it under the tax sharing agreement for periods prior to and including its current taxable year, we may be liable for any part of, including the whole amount of, these tax liabilities.

Tax Limitations on Additional Issuances of Our Stock and Other Transactions

        After the completion of this offering, we will be limited in our ability to issue shares and our ability to enter into transactions involving acquisitions of our stock because of potential adverse tax consequences.

        First, in order for the Distribution to be tax-free to Kerr-McGee and its stockholders, Kerr-McGee must distribute "control" of us, as defined in Section 368(c) of the Internal Revenue Code. Under Section 368(c), "control" means ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote for the election and removal of directors and at least 80% of the total number of shares of each other class of nonvoting stock outstanding. Because we will have only voting stock outstanding, Kerr-McGee must distribute stock representing at least 80% of the total combined voting power of our common stock for the election and removal of directors to satisfy the Section 368(c) control test. If the option to purchase additional shares granted by us to the underwriters is exercised in full, we will have issued stock representing 14.2% of our voting power in this offering. Thus, before the Distribution we may issue only a limited amount of our stock in acquisitions (or otherwise) without violating the Section 368(c) "control" test.

        Second, under Section 355(e) of the Internal Revenue Code, Kerr-McGee will recognize taxable gain on the Distribution if there are (or have been) one or more acquisitions of our stock representing 50% or more of our stock, measured by vote or value, and the stock acquisitions are part of a plan or series of related transactions that includes the Distribution. The shares issued in this offering will be considered to be part of a plan that includes the Distribution. In addition, any other shares of our common stock acquired (directly or indirectly) within two years before or after the Distribution are presumed to be part of such a plan unless Kerr-McGee can rebut that presumption. Applicable Treasury Regulations contain various safe harbors for purposes of determining whether other transactions will be considered part of a single "plan" that includes the Distribution, including a safe harbor for certain acquisitions occurring more than six months after the Distribution.

        The tax sharing agreement prohibits us, for a two-year period following the Distribution, from issuing more than a minimal number of our shares or from entering into transactions involving acquisitions of our shares. This prohibition does not apply to shares issued in connection with the performance of services or if we obtain either a private letter ruling from the Internal Revenue Service or an independent counsel's opinion (satisfactory to Kerr-McGee) to the effect that the proposed transaction or share issuance will not cause the Distribution to be taxable to Kerr-McGee under Section 355(e). We are required to indemnify Kerr-McGee and its subsidiaries for any violation of the terms of the tax sharing agreement. Consequently, we are significantly limited in our ability to issue our shares in transactions that are negotiated or closed within six months after the Distribution, and in transactions involving acquisitions of our shares within such six-month period, and we will continue to be subject to restrictions on such transactions and the use of stock for acquisitions or otherwise after this six-month period.

Employee Benefits Agreement

        The employee benefits agreement will provide detailed requirements with respect to the provision of retirement and other employee benefits to our employees and former employees.

        During the period immediately following the completion of this offering and before the completion of the Distribution by Kerr-McGee of our Class B common stock to its stockholders, our employees and former employees will continue to participate in Kerr-McGee's employee benefit plans, programs, and arrangements, except that we will create our own equity plan effective as of the date of this offering so that our employees will receive stock options or other equity-based awards that relate to the value of our common stock and not Kerr-McGee's common stock. We will bear our allocable share of the costs of the benefits and the administration of the Kerr-McGee plans in which our employees participate.

        As of the effective date of the Distribution, we will establish independent retirement and other employee benefit plans that are aligned with the retirement and other employee benefit plans generally made available by our competitors in the chemical industry. The employee benefits agreement generally permits us, at any time, to amend or terminate any plan we establish to the extent permitted by law, with the one significant exception being that we cannot change the retiree medical or life insurance benefits available to our employees or former employees before the third anniversary of the Distribution.

General Principles

        The employee benefits agreement generally provides that we will be responsible for all retirement and other employee benefit liabilities to our current employees and to former employees of the chemical division of Kerr-McGee (including former employees of our former refining, coal, offshore contract drilling, and nuclear business units), regardless of when these individuals retired or otherwise terminated their employment. As of the completion of the Distribution, Kerr-McGee will cease to have any responsibility for these liabilities, except as may be required by law.

Incentive Plans

        Annual incentive awards for the 2005 calendar year will be calculated in two separate pieces, each with its own performance targets. Kerr-McGee's plan will prorate the applicable performance targets for the period from January 1, 2005, until the date of this offering, and transfer to us funds in an amount that reflects the extent to which those prorated targets were achieved. Our plan will then provide separate performance targets and corresponding award opportunities for eligible employees from the date of the offering through the end of the 2005 calendar year and will make a single payment to each eligible employee representing the sum of the two awards.

        Long-term performance awards with performance cycles that began before this offering and end after the completion of this offering will be treated differently. Awards that are vested at the effective date of the completion of the Distribution will be paid in accordance with the terms of the relevant plan. Awards or portions of awards that are unvested at that date will be forfeited, and we will issue an award under our long term incentive plan equal in value to the value of the forfeited award. The replacement award may be either an award of stock options to purchase our Class A common stock or restricted shares of our Class A common stock. To determine the number and terms of any stock options to be granted as a replacement award, the value of the forfeited award will be converted to a number of shares purchasable under a stock option using the Black-Scholes methodology. To determine the number of restricted shares of our Class A common stock to issue as a replacement award, the value of the forfeited award will be divided by the price of our Class A common stock on effective date of the Distribution.

Health and Welfare Plans

        We will adopt appropriate health and welfare benefit plans to provide benefits to our employees, including medical, dental, vision, life, disability and workers' compensation benefits, that are, in most instances, substantially similar to the health and welfare benefits provided to our employees by Kerr-McGee immediately prior to completion of the Distribution. We expect that we will assume from Kerr-McGee the projected benefit obligation relating to eligible retired and active vested participants in the health and welfare benefit plans at the time of the Distribution. In connection with the establishment of our postretirement plans, we anticipate that the projected benefit obligation relating to all eligible retired and active vested participants related to us of approximately $148 million will be assumed by us upon completion of the Distribution. Under the employee benefits agreement, we are not permitted to change the retiree medical or life insurance benefits before the third anniversary of the Distribution.

Retirement Plans

        Effective upon completion of the Distribution, we intend to establish a new U.S. retirement benefit plan. This plan will be a tax-qualified defined benefit retirement plan and related trust for our employees and former employees who participated in Kerr-McGee's defined benefit retirement plans at the Distribution date. In addition to assuming liabilities, Kerr-McGee will transfer assets to us as set forth in the employee benefits agreement from the trust for Kerr-McGee's defined benefit retirement plans to the trust for our plan. We anticipate that our plan will be underfunded by approximately $14.4 million.

Savings Plans

        We will establish a tax-qualified savings plan and related trust effective upon completion of the Distribution. Each of our employees and former employees will be permitted to roll over all or part of their account balance, including outstanding participant loans, from Kerr-McGee's Savings Investment Plan into our plan, except that our plan will not accept the rollover of Kerr-McGee common stock. In general, any employee or former employee who wishes to continue to invest all or a portion of his or her savings account balance in the Kerr-McGee common stock fund will be permitted to do so by leaving all or a portion of his or her account in the Kerr-McGee plan.

Kerr-McGee Stock Options and Restricted Stock

        Pursuant to the employee benefits agreement, Kerr-McGee unvested stock options and restricted shares of Kerr-McGee common stock held by our employees and outstanding on the effective date of the Distribution will be converted to stock-based awards under our long-term incentive plan. As part of the conversion, we will multiply the number of Kerr-McGee shares covered by each converted stock-based award by a ratio determined in accordance with the terms of the employee benefits agreement. Employees who hold Kerr-McGee vested stock options generally may exercise such options for the lesser of three months after the effective date of the Distribution and the remaining term of the option award. However, we anticipate that employees eligible for retirement on the effective date of the Distribution may be able to exercise their Kerr-McGee vested stock options for the lesser of four years after the effective date of the Distribution and the remaining term of the option award.

Kerr-McGee Executive Benefit Plans

        Effective upon completion of the Distribution, we will establish a defined benefit non-qualified deferred compensation plan that will assume the obligations of the defined benefit portion of the Kerr-McGee Benefits Restoration Plan with respect to our employees and former employees who participated in that plan. We will also be assuming the Kerr-McGee Corporation Chemical Division Nonqualified Retirement Plan, as well as certain other specified supplemental pension obligations with respect to our employees and former employees, as described in greater detail in the employee benefits agreement. Kerr-McGee will transfer assets, and we will assume obligations, as set forth in the employee benefits agreement. Since it is anticipated that these plans will not be fully funded, we expect such transfer and assumption will result in an obligation of approximately $3.9 million.

Benefits for Non-U.S. Employees

        We currently provide defined benefit retirement plans for our employees in Germany and the Netherlands. The responsibility for providing other benefits for those employees and benefits for other of our employees outside the United States will, to the extent permitted by applicable law, be divided in a manner similar to the manner in which we and Kerr-McGee have divided benefit obligations for our U.S. employees. Similarly, stock opportunity grants relating to shares of Kerr-McGee common stock will be treated in a manner similar to shares of restricted stock, as discussed above. However, as provided in the employee benefits agreement, in many of the non-U.S. countries in which we do business, we will be assuming employee benefit plans currently sponsored by Kerr-McGee or an entity related to Kerr-McGee rather than establishing new plans.

Assignment, Assumption and Indemnity Agreement

        In connection with a corporate reorganization that took place on December 31, 2002, pursuant to an assignment, assumption and indemnity agreement, Tronox Worldwide assigned to Kerr-McGee Oil & Gas Corporation (an indirect subsidiary of Kerr-McGee Corporation), liabilities arising out of the oil and gas exploration, production and development business formerly operated by a predecessor of Tronox Worldwide and then conducted by Kerr-McGee Oil & Gas. Tronox Worldwide retained liabilities related to any other businesses, operations, assets, or properties conducted or owned by it or its predecessors or subsidiaries. Kerr-McGee Oil & Gas agreed to indemnify Tronox Worldwide and its subsidiaries against losses related to the assigned liabilities, and Tronox Worldwide agreed to indemnify Kerr-McGee Corporation and its subsidiaries for losses related to liabilities retained by Tronox Worldwide.

Avestor Toll Manufacturing Agreement

        Tronox LLC intends to enter into a toll manufacturing agreement with US Avestor LLC, or Avestor, in which Kerr-McGee indirectly owns a 50% interest. The toll manufacturing agreement will memorialize the standing relationship between Tronox LLC and Avestor. Pursuant to the proposed toll manufacturing agreement, we will manufacture blended vanadium oxide at our Soda Springs, Idaho manufacturing facility and will provide research and development support to Avestor at our Oklahoma City research and development facility.

        Pursuant to the terms of the proposed toll manufacturing agreement, we will supply the personnel, property and manufacturing and research facilities, and Avestor will supply the supervisory expertise, manufacturing equipment and raw materials necessary to manufacture and develop the blended vanadium oxide. Avestor will pay us for our actual costs incurred in performing the manufacturing and development services under the toll manufacturing agreement plus an additional percentage of the actual costs. The proposed toll manufacturing agreement will have an initial two-year term, after which it will renew annually unless terminated at either party's discretion.

DESCRIPTION OF OUR CONCURRENT FINANCING TRANSACTIONS

        Concurrent with this offering, Tronox Worldwide, which will become our direct wholly-owned subsidiary, will enter into a senior secured credit facility. Tronox Worldwide and Tronox Finance Corp. also will co-issue $350 million in aggregate principal amount of unsecured notes in a concurrent private offering. The following summary is a description of the anticipated principal terms of the senior secured credit facility and the unsecured notes. The offering of our Class A common stock, the completion of the private offering of the unsecured notes and the entry into the senior secured credit facility are conditioned upon one another.

Senior Secured Credit Facility

        The senior secured credit facility will consist of a $200 million six-year term loan facility and a five-year multicurrency revolving credit facility of $250 million. The full amount of the revolving credit facility will be available for issuances of letters of credit and $25 million of the revolving credit facility will be available for borrowings of swingline loans. At closing, the term loan facility will be fully funded and the net proceeds will be distributed to Kerr-McGee. Undrawn amounts under the revolving credit facility will be available on a revolving basis for working capital and general corporate purposes of Tronox Worldwide and its subsidiaries, subject to specified conditions.

        Security; Guarantees.    The senior secured credit facility will be unconditionally and irrevocably guaranteed by us and Tronox Worldwide's direct and indirect material domestic subsidiaries (including Tronox Finance Corp.). In addition, the facility is expected to be secured by:

  •
  a pledge of 100% of the equity interests in Tronox Worldwide;

  •
  a pledge of 100% of the capital stock of, or other equity interests in, Tronox Worldwide's direct and indirect domestic subsidiaries (including Tronox Finance Corp.);

  •
  a pledge of the capital stock of, or other equity interests in, Tronox Worldwide's direct foreign subsidiaries and the direct foreign subsidiaries of the guarantors of the senior secured credit facility, up to 65% of the voting and 100% of the non-voting capital stock or other equity interests outstanding; and

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  a first priority security interest in certain domestic assets, including certain real property, of Tronox Worldwide and the guarantors of the senior secured credit facility.

        Interest.    The interest rate per annum applicable to the loans will be a fluctuating rate of interest measured by reference to, at Tronox Worldwide's election, either LIBOR or an alternative base rate, plus a borrowing margin. The borrowing margins applicable to the loans and the default interest rate for amounts not paid when due will be determined by reference to the ratings assigned to the loans by two rating agencies, in accordance with the terms of the definitive documentation.

        Amortization.    The term loan facility amortizes each year in an amount equal to 1% per year in equal quarterly installments for the first five years and in an amount equal to 95% per year in equal quarterly installments for the final year. Amounts drawn under the revolving credit facility will be repaid at maturity.

        Optional Prepayments.    We may prepay the senior secured credit facility, in whole or in part, in minimum principal amounts of $5.0 million without premium or penalty. However, we may not reborrow against optional prepayments of the term loan facility.

        Mandatory Prepayments.    The senior secured credit facility requires that we use the following amounts to prepay the term loan facility:

  •
  100% of an amount equal to the net after-tax cash proceeds of any issuances or incurrence of any indebtedness not permitted by the senior secured credit facility;

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  100% of an amount equal to the net after-tax cash proceeds of certain sales or other dispositions by us of any assets, unless we reinvest the proceeds within one year in capital assets or permitted acquisitions; and

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  75% of an amount equal to excess cash flow for each fiscal year, commencing with fiscal year 2006.

The amount of excess cash flow that we must use for prepayments of the term loan facility will be reduced upon reaching financial performance targets. We may not reborrow against mandatory prepayments of the term loan facility.

        Fees.    It is expected that we will be required to pay certain fees with respect to the new senior secured credit facility, including annual administration fees, a commitment fee based on the undrawn portion of the revolving commitments and other similar fees.

        Covenants.    We expect that the senior secured credit facility will subject us to a number of covenants that will impose operating restrictions on us, including on our ability to incur indebtedness and liens, make loans and investments, sell assets, make capital expenditures, engage in mergers, consolidations and acquisitions, enter into transactions with affiliates, enter into sale and leaseback transactions, make optional payments or modifications of the unsecured notes or other material debt, change our lines of business and pay dividends on our common stock. We will also be required to comply with financial covenant ratios that will be calculated by reference to adjusted EBITDA. We anticipate that the senior secured credit facility also will include a number of affirmative covenants which will require Tronox Worldwide to, among other things, deliver financial statements and other information to the lenders, comply with laws, maintain its corporate existence and maintain its properties and insurance.

        Events of Default.    The senior secured credit facility is expected to contain customary events of default, including the following:

  •
  non-payment of principal, interest or other amounts when due;

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  violation of covenants;

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  inaccuracy of representations or warranties in any material respect;

  •
  cross-default caused by defaults under our other indebtedness;

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  a change of control; and

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  invalidity of any guarantee, security document or security interest.

Unsecured Notes

        Concurrent with the closing of this offering, Tronox Worldwide and Tronox Finance Corp. are co-issuing $350 million in aggregate principal amount of unsecured notes due 2012 in a private offering. The unsecured notes will be offered and sold only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The unsecured notes are not being registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Net proceeds from the offering of unsecured notes will be distributed to Kerr-McGee.

        Guarantees.    The unsecured notes will be unconditionally and irrevocably guaranteed by us and by Tronox Worldwide's material direct and indirect wholly-owned domestic subsidiaries.

        Mandatory and Optional Redemption Provisions.    Tronox Worldwide and Tronox Finance Corp. will have the option to redeem the unsecured notes at any time at specified redemption prices on or after                        , 2009. Upon a change of control, Tronox Worldwide and Tronox Finance Corp. will be required to make an offer to purchase the unsecured notes at a purchase price equal to 101% of their principal amount, plus accrued interest. Through the third anniversary of the date the unsecured notes are issued, Tronox Worldwide and Tronox Finance Corp. may redeem up to 35% of the aggregate principal amount of the unsecured notes using the net proceeds of certain equity offerings by us or Tronox Worldwide.

        Covenants.    The indenture governing the unsecured notes will contain covenants that, among other things, limit Tronox Worldwide's, Tronox Finance Corp.'s and the subsidiary guarantors' ability to:

  •
  incur additional indebtedness, including guarantees;

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  make investments, distributions and certain other restricted payments;

  •
  enter into transactions with affiliates;

  •
  impose restrictions on the ability of Tronox Worldwide's restricted subsidiaries to make certain payments to Tronox Worldwide and its other restricted subsidiaries;

  •
  create liens;

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  consummate certain asset sales; and

  •
  consolidate, merge or sell all or substantially all of Tronox Worldwide's consolidated assets.

        Events of Default.    Events of default under the indenture governing the unsecured notes will include:

  •
  our failure to pay principal or interest when due;

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  covenant defaults;

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  cross defaults on other material indebtedness, including the senior secured credit facility;

  •
  events of bankruptcy; and

  •
  other customary events of default.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of the material terms of our capital stock as to be provided in our amended and restated certificate of incorporation and amended and restated bylaws, as each is anticipated to be in effect upon the closing of this offering. We also refer you to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which will be filed as exhibits to the registration statement of which this prospectus forms a part prior to its effectiveness.

Authorized Capitalization

        Following completion of this offering, our authorized capital stock will consist of (i) 100,000,000 shares of Class A common stock, par value $0.01 per share, (ii) 100,000,000 shares of Class B common stock, par value $0.01 per share, and (iii) 30,000,000 shares of preferred stock, par value $0.01 per share, of which 2,000,000 shares have been designated Series A junior participating preferred stock, par value $0.01 per share. Of the 100,000,000 shares of Class A common stock, 17,480,000 shares are being offered in this offering (or 20,102,000 if the underwriters fully exercise their option to purchase additional shares). Of the 100,000,000 shares of Class B common stock, 22,889,431 shares will be outstanding and held by Kerr-McGee after completion of this offering (or 20,267,431 if the underwriters fully exercise their option to purchase additional shares). No shares of our preferred stock will be outstanding.

        Authorized but unissued shares of our capital stock may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. The Delaware General Corporation Law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as our Class A common stock were listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock.

Common Stock

        Voting Rights.    The holders of Class A common stock and Class B common stock generally have identical rights, except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to six votes per share on all matters to be voted on by stockholders. Holders of shares of Class A common stock and Class B common stock are not entitled to cumulate their votes in the election of directors. Generally, except as discussed in "—Anti-Takeover Effects of Certificate of Incorporation and Bylaws Provisions," all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law or in the amended and restated certificate of incorporation (as further discussed in "—Anti-Takeover Effects of Certificate of Incorporation and Bylaws Provisions"), and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to the amended and restated certificate of incorporation must be approved by a majority of the votes entitled to be cast by the holders of Class A common stock and Class B common stock, voting together as a single class. Any provision for the voluntary, mandatory and other conversion or exchange of the Class B common stock into or for Class A common stock on a one-for-one basis, whether by amendment to the amended and restated certificate of incorporation, will be deemed not to affect adversely the rights of the Class A common stock.

        Dividends.    Holders of Class A common stock and Class B common stock will share equally on a per share basis in any dividend declared by our board of directors, subject to any preferential rights of any outstanding shares of preferred stock. Dividends payable in shares of common stock may be paid only as follows:

  •
  shares of Class A common stock may be paid only to holders of Class A common stock, and

  •
  shares of Class B common stock may be paid only to holders of Class B common stock.

        The number of shares so paid will be equal on a per share basis with respect to each outstanding share of Class A common stock and Class B common stock.

        We may not reclassify, subdivide or combine shares of either class of common stock without at the same time proportionally reclassifying, subdividing or combining shares of the other class.

        Conversion.    Each share of Class B common stock is convertible while beneficially owned by Kerr-McGee or any of its affiliates at the option of the holder thereof into one share of Class A common stock. Following any distribution of Class B common stock to Kerr-McGee common stockholders in a transaction (including any distribution in exchange for Kerr-McGee shares or securities) intended to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code, or any corresponding provision of any successor statute (a Tax-Free Spin-Off), shares of Class B common stock will no longer be convertible into shares of Class A common stock.

        Prior to a Tax-Free Spin-Off, any shares of Class B common stock transferred to a person other than Kerr-McGee or any of its affiliates will be converted automatically into shares of Class A common stock upon such transfer. Shares of Class B common stock transferred to stockholders of Kerr-McGee in a Tax-Free Spin-Off will not be converted into shares of Class A common stock and, following a Tax-Free Spin-Off, shares of Class B common stock will be transferable as Class B common stock, subject to applicable laws.

        All shares of Class B common stock will be converted automatically into Class A common stock if a Tax-Free Spin-Off has not occurred and the number of outstanding shares of Class B common stock beneficially owned by Kerr-McGee and its affiliates falls below 50% of the aggregate number of outstanding shares of our common stock. This automatic conversion of Class B common stock into Class A common stock will prevent Kerr-McGee from decreasing its economic interest in our company to less than 50% while still retaining control of more than 80% of our voting power. All conversions will be effected on a one-for-one basis.

        Other Rights.    Unless approved by 75% of the votes entitled to be cast by the holders of each class of our common stock, voting separately as a class, in the event of any reorganization or consolidation of Tronox with one or more corporations or a merger of Tronox with another corporation in which shares of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock, regardless of class, will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

        On liquidation, dissolution or winding up of Tronox, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock, regardless of class, are entitled to receive the same amount per share with respect to any distribution of assets to holders of shares of common stock.

        No shares of either class of common stock are subject to redemption or have preemptive rights to purchase additional shares of our common stock or other securities.

        Upon completion of this offering, all the outstanding shares of Class A common stock and Class B common stock will be validly issued, fully paid and nonassessable.

Preferred Stock

        Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange on which our common stock is listed, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including the following:

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  the designation of the series;

  •
  the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

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  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

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  the dates at which dividends, if any, will be payable;

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  the redemption rights and price or prices, if any, for shares of the series;

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  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

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  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

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  whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

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  restrictions on the issuance of shares of the same series or of any other class or series; and

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  the voting rights, if any, of the holders of the series.

The Rights Agreement

        Our board of directors intends to adopt a rights agreement prior to this offering. Under such rights agreement, one preferred share purchase right will be issued for each outstanding share of our Class A common stock and Class B common stock (Class A Rights and Class B Rights). The rights being issued are subject to the terms of our rights agreement.

        The purpose of the rights agreement is to protect our stockholders from coercive or otherwise unfair takeover tactics. In general terms, our rights agreement will work by imposing a significant penalty upon any person or group that acquires 15% or more of all of our outstanding Class A common stock, 15% or more of our outstanding Class B common stock, or any combination of our Class A and Class B common stock representing 15% or more of the votes of all shares entitled to vote in the election of directors without the approval of our board of directors.

        Provided below is the summary description of the rights agreement. Please note, however, that this description is only a summary of the material terms of the rights agreement and is not complete. You should read the full text of our rights agreement, which will be filed as an exhibit to the registration statement, of which this prospectus forms a part, prior to its effectiveness.

The Rights

        Our board of directors will authorize the issuance of one Class A Right for each share of our Class A common stock and one Class B Right for each share of our Class B common stock outstanding on the date this offering is completed. Our rights will initially trade with, and be inseparable from, our common stock. Our Class A Rights and Class B Rights will be evidenced only by certificates that represent shares of our Class A or Class B common stock. New rights will accompany any new shares of common stock we issue after the date this offering is completed until the date on which the rights are distributed as described below.

Exercise Price

        Each of our rights will allow its holder to purchase from us one one-hundredth of a share of our Series A junior participating preferred stock for $            (subject to anti-dilution adjustments), once the rights become exercisable. Prior to exercise, our rights will not give its holder any dividend, voting or liquidation rights.

Exercisability

        Our rights will not be exercisable until the earlier of:

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  ten days after the public announcement that a person or group has become an "acquiring person" by obtaining beneficial ownership of 15% or more of our outstanding Class A or 15% or more of all of our outstanding Class B common stock, or any combination of our Class A common stock and Class B common stock representing 15% or more of the votes of all shares entitled to vote in the election of directors or,

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  ten business days (or a later date determined by our board of directors before any person or group becomes an acquiring person) after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming an acquiring person.

        In light of Kerr-McGee's substantial ownership position, our rights agreement will contain provisions excluding Kerr-McGee and its affiliates from the operation of the adverse terms of our rights agreement.

        Until the date our rights become exercisable, our common stock certificates also evidence our rights, and any transfer of shares of our common stock constitutes a transfer of our rights. After that date, our rights will separate from our common stock and be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of our common stock. Any of our rights held by an acquiring person will be void and may not be exercised.

Consequences of a Person or Group Becoming an Acquiring Person

  •
  Flip In.  If a person or group becomes an acquiring person, all holders of our Class A Rights except the acquiring person may, for the then applicable exercise price, purchase shares of our Class A common stock with a market value of twice the then applicable exercise price, based on the market price of our Class A common stock prior to such acquisition, and all holders of our Class B Rights except the acquiring person may, for the then applicable exercise price, purchase shares of our Class B common stock with a market value of twice the then applicable exercise price, based on the market price of our Class B common stock prior to such acquisition.

  •
  Flip Over.  If we are later acquired in a merger or similar transaction after the date our rights become exercisable, all holders of our rights except the acquiring person may, for the then applicable exercise price, purchase shares of the acquiring corporation with a market value of twice the then applicable exercise price, based on the market price of the acquiring corporation's stock prior to such merger.

Our Preferred Share Provisions

        Each one one-hundredth of a share of our preferred stock, if issued:

  •
  will not be redeemable;

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  will entitle holders to quarterly dividend payments of $1.00 per share, or an amount equal to one hundred times the dividend paid on one share of our common stock, whichever is greater;

  •
  will entitle holders upon liquidation either to receive $100 per share or an amount equal to one hundred times the payment made on one share of our common stock, whichever is greater;

  •
  will have the same voting power as one share of our Class A common stock; and

  •
  if shares of our Class A common stock or Class B common stock are exchanged via merger, consolidation or a similar transaction, will entitle holders to a per share payment equal to one hundred times the payment made on one share of our Class A common stock or Class B common stock, as applicable.

        The value of one one-hundredth interest in a share of our preferred stock purchasable upon exercise of each right should approximate the value of one share of our Class A common stock.

Exchange

        After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of our outstanding common stock, our board of directors may extinguish our rights by exchanging one share of our common stock or an equivalent security for each right, other than rights held by the acquiring person.

Redemption

        Our board of directors will have the right to redeem our rights for $0.01 per right at any time before any person or group becomes an acquiring person. If our board of directors redeems any of our rights, it will be required to redeem all of our rights. Once our rights are redeemed, the only right of the holders of our rights will be to receive the redemption price of $0.01 per right. The redemption price will be adjusted if we have a stock split or stock dividends of our common stock.

Anti-Dilution Provisions

        Our board of directors will have the right to adjust the purchase price of our preferred stock, the number of shares of our preferred stock issuable and the number of our outstanding rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of our preferred stock or common stock. No adjustments to the purchase price of our preferred stock of less than 1% will be made.

Amendments

        Our board of directors will have the right to amend the terms of our rights agreement without the consent of the holders of our rights. After a person or group becomes an acquiring person, our board of directors will not be able to amend the agreement in a way that adversely affects holders of our rights.

Expiration

        Our rights will expire on November 7, 2015.

Anti-Takeover Effects of Certificate of Incorporation and Bylaws Provisions

        Some provisions of our amended and restated certificate of incorporation and amended and restated bylaws could make the following more difficult, although they have little significance while we are controlled by Kerr-McGee:

  •
  acquisition of us by means of a tender offer or merger;

  •
  acquisition of us by means of a proxy contest or otherwise; or

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  removal of our incumbent officers and directors.

        These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Classified Board

        Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes. The term of the first class of directors expires at our 2006 annual meeting of stockholders, the term of the second class of directors expires at our 2007 annual meeting of stockholders and the term of the third class of directors expires at our 2008 annual meeting of stockholders. At each of our annual meetings of stockholders, the successors of the class of directors whose term expires at that meeting of stockholders will be elected for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us if Kerr-McGee no longer controls us because it generally makes it more difficult for stockholders to replace a majority of our directors.

Election and Removal of Directors

        Directors may be removed, with or without cause, by the affirmative vote of shares representing a majority of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors as long as Kerr-McGee owns shares representing at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors. Once Kerr-McGee ceases to own shares representing at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors, our amended and restated certificate of incorporation requires that directors may only be removed for cause and only by the affirmative vote of not less than 75% of votes entitled to be cast by the outstanding capital stock in the election of our board of directors.

Size of Board and Vacancies

        Our amended and restated certificate of incorporation provides that the number of directors on our board of directors will be fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled solely by the vote of our remaining directors in office. Any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the vote of our remaining directors in office; provided, however, that as long as Kerr-McGee continues to beneficially own shares representing at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors and such vacancy was caused by the action of stockholders, then such vacancy also may be filled by the affirmative vote of shares representing at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors.

Stockholder Action by Written Consent

        Our amended and restated certificate of incorporation permits our stockholders to act by written consent without a meeting as long as Kerr-McGee continues to beneficially own shares representing at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors. Once Kerr-McGee ceases to beneficially own at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors, our amended and restated certificate of incorporation eliminates the right of our stockholders to act by written consent.

Amendments to Certain Provisions of our Bylaws

        Our amended and restated certificate of incorporation and amended and restated bylaws provide that the provisions of our amended and restated bylaws relating to the calling of meetings of stockholders, notice of meetings of stockholders, stockholder action by written consent, advance notice of stockholder business or director nominations, the authorized number of directors, the classified board structure, the filling of director vacancies or the removal of directors (and any provision relating to the amendment of any of these provisions) may only be amended by the vote of a majority of our entire board of directors or, as long as Kerr-McGee owns shares representing at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors, by the vote of holders of a majority of the votes entitled to be cast by outstanding capital stock in the election of our board of directors. Once Kerr-McGee ceases to own shares representing at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors, our amended and restated certificate of incorporation and amended and restated bylaws provide that these provisions may only be amended by the vote of a majority of our entire board of directors or by the vote of holders of at least 75% of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors.

Amendment of Certain Provisions of our Certificate of Incorporation

        The amendment of any of the above provisions in our amended and restated certificate of incorporation requires approval by holders of shares representing at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors, as long as Kerr-McGee owns shares representing at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors. Once Kerr-McGee ceases to own shares representing at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors, our amended and restated certificate of incorporation and amended and restated bylaws provide that these provisions may only be amended by the vote of a majority of our entire board of directors followed by the vote of holders of at least 75% of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors.

Stockholder Meetings

        Our amended and restated certificate of incorporation and amended and restated bylaws provide that a special meeting of our stockholders may be called only by (i) Kerr-McGee, so long as it beneficially own at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors or (ii) the chairman of our board of directors or our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

        Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

No Cumulative Voting

        Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

        The authorization of our undesignated preferred stock makes it possible for our board of directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Delaware Anti-Takeover Statute

        We are subject to Section 203 of the Delaware General Corporation Law. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  •
  the "business combination," or the transaction in which the stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained that status;

  •
  upon completion of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding and not outstanding, voting stock owned by the interested stockholder, those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer); or

  •
  on or subsequent to the date a person became an "interested stockholder," the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

        "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Subject to various exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within the previous three years did own, 15% or more of the corporation's outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, therefore, may discourage attempts to acquire us.

Limitations on Liability and Indemnification of Officers and Directors

        The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Under our amended and restated certificate of incorporation, subject to limitations imposed by the Delaware General Corporation Law, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to the corporation or its stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  pursuant to Section 174 of the Delaware General Corporation Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

  •
  for any transaction from which a director derived an improper personal benefit.

        Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We are also expressly authorized to advance certain expenses (including attorneys' fees and disbursements and court costs) and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Rights Agent, Transfer Agent and Registrar

        UMB Bank, N.A. is the transfer agent and registrar for our Class A and Class B common stock.

Listing

        Our Class A common stock has been approved for listing on the New York Stock Exchange under the symbol "TRX," subject to official notice of issuance.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has not been any public market for our Class A common stock, and a significant public market for our Class A common stock may not develop or be sustained after this offering. We cannot predict what effect, if any, market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Nevertheless, sales of our Class A common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our Class A common stock and could make it more difficult for us to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

        Upon the closing of this offering, we expect to have a total of 17,480,000 shares of our Class A common stock outstanding. If the underwriters fully exercise their option to purchase additional shares, we expect to have 20,102,000 shares of our Class A common stock outstanding upon the closing of this offering. All of the shares of our Class A common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for "restricted" shares held by persons who may be deemed our "affiliates," as that term is defined under Rule 144 of the Securities Act. An "affiliate" is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by us or is under common control with us.

Rule 144

        Affiliates will be permitted to sell their shares of Class A common stock that they purchase in this offering only through registration under the Securities Act or pursuant to an exemption from registration under the Securities Act, such as the exemption available by complying with Rule 144 of the Securities Act. In general, under Rule 144 in effect as of the date of this prospectus, beginning 90 days after the date of this prospectus, an affiliate who has beneficially owned shares of our Class A common stock for at least one year would be entitled to sell in brokers' transactions a number of shares of such stock within any three-month period that does not exceed the greater of:

  •
  1% of the number of shares of our Class A common stock then outstanding, which is approximately 175,000 shares of our Class A common stock as of the date of this prospectus; and

  •
  the average weekly trading volume of our Class A common stock on the New York Stock Exchange during the four calendar weeks preceding each such sale, subject to restrictions.

        Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

Lock-Up Agreements

        We, our directors, executive officers and Kerr-McGee have agreed with the underwriters that, without the underwriters' prior consent, we will not sell, dispose of or hedge any shares of our common stock, subject to specified exceptions, during the period from the date of this prospectus continuing through the date that is 180 days or, in the case of the proposed Distribution of our Class B shares by Kerr-McGee to its stockholders, 120 days, after the date of this prospectus, except with the prior written consent of each of Lehman Brothers Inc. and J.P. Morgan Securities Inc. See "Underwriting—Lock-Up Agreements."

Stock-Based Awards

        We have reserved approximately 6.1 million shares of our Class A common stock for issuance under our long term incentive plan. In connection with this offering, our executive officers, non-employee directors (other than the Kerr-McGee directors) and certain employees will be awarded initial stock option grants to purchase approximately 0.4 million shares of our Class A common stock and approximately 0.4 million restricted shares of our Class A common stock pursuant to our long term incentive plan. The stock option grants will vest over three years, with equal amounts vesting on each anniversary of the grant date. The exercise price per share of these stock options will be equal to the fair market value of our Class A common stock on the date of this offering. The restrictions on the shares of restricted stock will lapse on the third anniversary of the grant date. In addition, under our employee benefits agreement with Kerr-McGee, Kerr-McGee stock-based awards held by our employees and outstanding on the effective date of the Distribution will be converted into stock-based awards under our long term incentive plan. See "Management—Treatment of Kerr-McGee Stock Options, Restricted Stock and Performance Unit Awards," "Arrangements between Kerr-McGee and Our Company—Employee Benefits Agreement—Kerr-McGee Stock Options and Restricted Stock" and "Arrangements between Kerr-McGee and Our Company—Employee Benefits Agreement—Incentive Plans."

        We currently expect to file a registration statement under the Securities Act to register shares reserved for issuance under our long term incentive plan. Shares issued pursuant to awards after the effective date of such registration statement, other than shares issued to affiliates, generally will be freely tradable without further registration under the Securities Act.

Registration Rights

        After the completion of this offering and the expiration of the lock-up period described above, Kerr-McGee will be entitled to certain rights to register its shares of our Class B common stock under the Securities Act, under the terms of a registration rights agreement between us and Kerr-McGee. We will bear all registration expenses if these registration rights are exercised, other than underwriting discounts and commissions. These registration rights terminate as to Kerr-McGee's shares when Kerr-McGee may sell those shares under Rule 144(k) of the Securities Act. Shares of our Class B common stock that are registered pursuant to the registration rights agreement will be freely transferable.

The Distribution

        Kerr-McGee has advised us that, subject to the terms of its agreement with the underwriters (as discussed in "Underwriting—Lock-Up Agreements"), following completion of this offering, it intends to distribute all of the shares of our Class B common stock that it owns to its stockholders. Kerr-McGee expects to accomplish the Distribution through a spin-off, split-off or a combination of both transactions. Completion of the Distribution is contingent upon the satisfaction or waiver of a variety of conditions described elsewhere in this prospectus. Kerr-McGee is not required to complete the Distribution and has the sole discretion to decide if and when the Distribution will occur and to determine the form, structure and all other terms of any transactions to effect the Distribution. For a discussion of the conditions to the distribution, see "Arrangements between Kerr-McGee and Our Company." Shares of our Class B common stock distributed to Kerr-McGee common stockholders in the Distribution generally will be freely transferable, except for shares of our Class B common stock received by persons who may be deemed to be our affiliates.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE
TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a general summary of the material United States federal income and estate tax consequences that may be relevant to the purchase, ownership and disposition of our Class A common stock as of the date of this prospectus. Except where noted, this summary deals only with Class A common stock that is held as a capital asset by a non-U.S. holder.

        A "non-U.S. holder" means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        This summary is based upon provisions of the Internal Revenue Code, or the Code, and regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, "controlled foreign corporation," "passive foreign investment company," corporation that accumulates earnings to avoid United States federal income tax or an investor in a pass-through entity). A change in law could alter significantly the tax considerations that we describe in this summary.

        If a partnership holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisors.

        If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of our Class A common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

        Dividends paid to a non-U.S. holder of our Class A common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder of our Class A common stock who wishes to claim the benefit of an applicable treaty rate for dividends will be required to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is eligible for benefits under the applicable treaty. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. In addition, Treasury regulations provide special procedures for payments of dividends through certain intermediaries.

        A non-U.S. holder of our Class A common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

        Any gain realized on the disposition of our Class A common stock generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for United States federal income tax purposes and certain other conditions are met.

        An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

        We believe we are not and do not anticipate becoming a "United States real property holding corporation" for United States federal income tax purposes.

Federal Estate Tax

        Class A common stock held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Class A common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption. Certain stockholders, including all corporations, are exempt from the backup withholding rules.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

        Lehman Brothers Inc. and J.P. Morgan Securities Inc. are acting as representatives of the underwriters. Under the terms of an Underwriting Agreement, which will be filed as an exhibit to the registration statement, of which this prospectus forms a part, prior to its effectiveness, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of our Class A common stock shown opposite its name below:

Underwriters	Number of Shares
Lehman Brothers Inc.
J.P. Morgan Securities Inc.
Citigroup Global Markets Inc.
Credit Suisse First Boston LLC
ABN AMRO Rothschild LLC
Friedman, Billings, Ramsey & Co., Inc.
Scotia Capital (USA) Inc.
SG Americas Securities, LLC

Total	17,480,000

        The underwriting agreement provides that the underwriters' obligation to purchase shares of our Class A common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material change in the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

        The underwriting agreement further provides that the underwriters are obligated to purchase all of the shares of common stock offered by this prospectus if any of the shares are purchased.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay us for the shares.

	No Exercise	Full Exercise
Per share
Total

        The representatives of the underwriters have advised us that the underwriters propose to offer the shares of our Class A common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $                               per share. The underwriters may allow, and the selected dealers may re-allow, a discount from the concession not in excess of $            per share to other dealers. After the offering, the representatives may change the offering price and other selling terms.

        The expenses of this offering that are payable by us are estimated to be $2.7 million (excluding underwriting discounts and commissions).

Option to Purchase Additional Shares

        We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 2,622,000 shares at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 17,480,000 shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain specified conditions, to purchase its pro rata portion of these additional shares based on the underwriter's percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section.

Lock-Up Agreements

        We, all of our directors and executive officers and Kerr-McGee have agreed that, without the prior written consent of each of Lehman Brothers Inc. and J.P. Morgan Securities Inc., we and they will not directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of our common stock or any securities which may be converted into or exchanged for any shares of our common stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of our common stock for a period of 180 days, or, in the case of the proposed Distribution of our shares by Kerr-McGee to its stockholders, 120 days, after the date of this prospectus other than permitted transfers. Lehman Brothers Inc. and J.P. Morgan Securities Inc. have sole discretion to waive compliance with these restrictions.

        Each restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of such period, we issue an earnings release or announce material news or a material event; or

  •
  prior to the expiration of such period, we announce that we will release earnings results during the 16-day period beginning on the last day of such period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event, as applicable.

Offering Price Determination

        Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of our common stock, the representatives will consider:

  •
  the history and prospectus for the industry in which we compete,

  •
  our financial information,

  •
  the ability of our management and our business potential and earning prospectus,

  •
  the prevailing securities markets at the time of this offering, and

  •
  the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

Indemnification

        We have agreed to indemnify the underwriters against certain specified liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

The New York Stock Exchange

        Our Class A common stock has been approved for listing on the New York Stock Exchange under the symbol "TRX," subject to official notice of issuance.

Discretionary Sales

        The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

Stamp Taxes

        If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

        Lehman Brothers Inc. and J.P. Morgan Securities Inc. and their respective affiliates have performed dealer manager, investment banking, commercial banking and advisory services for Kerr-McGee, for which they have received customary fees and expenses. Additionally, affiliates of certain of the underwriters are lenders under Kerr-McGee's existing secured credit facility.

        Lehman Brothers Inc., Credit Suisse First Boston and ABN AMRO Bank, N.V. are also serving as initial purchasers in a joint private offering by Tronox Worldwide and Tronox Finance Corp. of unsecured notes, and affiliates of certain of the underwriters will be lenders and/or agents under the senior secured facility to be entered into concurrently with the closing of this offering.

        Kerr-McGee has advised us that it may use the net proceeds of this offering to repay loans under its existing secured credit facility. If Kerr-McGee makes such a repayment, and affiliates of the underwriters that are lenders under such secured credit facility receive more than 10% of the net proceeds of this offering, the underwriters would be required to comply with the Conduct Rules of the National Association of Securities Dealers, Inc., or NASD, relating to a "conflict of interest." When a member of the NASD with a conflict of interest participates as an underwriter in a public offering, Rule 2720 requires that the initial public offering price be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD. In the event Kerr-McGee decides to apply the proceeds of this offering to the repayment of loans outstanding under its secured credit facility, a member of the NASD that is actively engaged in investment banking and otherwise meeting the requirements of Rule 2720(b)(15) will be engaged to act as a qualified independent underwriter. We will indemnify any such qualified independent underwriter against liabilities incurred in connection with acting in such capacity, including liabilities under the Securities Act.

        The underwriters and their affiliates may in the future perform investment banking and advisory services for us from time to time for which they may in the future receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with or perform services for us in the ordinary course of their business.

LEGAL MATTERS

        The validity of the issuance of the shares of Class A common stock offered by this prospectus will be passed upon for us by Covington & Burling, Washington, D.C., and for the underwriters by Akin Gump Strauss Hauer & Feld LLP, Houston, Texas.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited the combined financial statements and schedule at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, as set forth in their report. We have included the combined financial statements and schedule in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the issuance of shares of our Class A common stock being offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the shares of our Class A common stock, reference is made to the registration statement.

        We are not currently subject to the informational requirements of the Exchange Act. As a result of this offering, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, Headquarters Office, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

        Our website address is www.tronox.com. We intend to make our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed with or furnished to the SEC available free of charge on our website as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. The information on our website is not incorporated by reference into this prospectus, and you should not consider information on our website a part of this prospectus.

INDEX TO COMBINED FINANCIAL STATEMENTS

Tronox Combined Financial Statements
Report of Independent Registered Public Accounting Firm
Combined Statement of Operations for the years ended December 31, 2004, 2003 and 2002
Combined Balance Sheet at December 31, 2004 and 2003
Combined Statement of Cash Flows for the years ended December 31, 2004, 2003 and 2002
Combined Statement of Comprehensive Income (Loss) and Business Equity for the years ended December 31, 2004, 2003 and 2002
Notes to Combined Financial Statements
Interim Tronox Condensed Combined Financial Statements (Unaudited)
Condensed Combined Statement of Operations for the nine months ended September 30, 2005 and 2004
Condensed Combined Balance Sheet at September 30, 2005 and December 31, 2004
Condensed Combined Statement of Cash Flows for the nine months ended September 30, 2005 and 2004
Condensed Combined Statement of Comprehensive Income (Loss) and Business Equity for the nine months ended September 30, 2005 and 2004
Notes to Condensed Combined Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors
Tronox Incorporated

We have audited the accompanying combined balance sheets of Tronox as of December 31, 2004 and 2003, and the related combined statements of operations, comprehensive income (loss) and business equity, and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedule listed at Item 16(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Tronox at December 31, 2004 and 2003, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Notes 2 and 17 to the combined financial statements, effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.

                      /s/ Ernst & Young LLP

Oklahoma City, Oklahoma
June 3, 2005

TRONOX

COMBINED STATEMENT OF OPERATIONS

	For the years ended December 31,
	2004	2003	2002
	(Millions, except per share amounts)
Net sales	$1,301.8	$1,157.7	$1,064.3
Cost of goods sold	1,168.9	1,024.7	949.0

Gross margin	132.9	133.0	115.3
Selling, general and administrative expenses	110.1	98.9	84.0
Restructuring charges	113.0	61.4	11.8
Provision for environmental remediation and restoration, net of reimbursements	4.6	14.9	14.3

	(94.8)	(42.2)	5.2
Other income (expense)	(25.3)	(20.6)	(13.2)

Loss from Continuing Operations before Income Taxes	(120.1)	(62.8)	(8.0)
Income Tax Benefit (Provision)	38.3	15.1	(8.3)

Loss from Continuing Operations before Cumulative Effect of Change in Accounting Principle	(81.8)	(47.7)	(16.3)
Loss from Discontinued Operations, net of income tax benefit of $24.7, $19.3, and $43.6, respectively	(45.8)	(35.8)	(81.0)

Loss before Cumulative Effect of Change in Accounting Principle	(127.6)	(83.5)	(97.3)
Cumulative Effect of Change in Accounting Principle, net of income tax benefit of $4.9	—	(9.2)	—

Net Loss	$(127.6)	$(92.7)	$(97.3)

Pro forma loss per common share (unaudited):
Basic and diluted	$(5.57)
Pro forma weighted average common shares outstanding (unaudited):
Basic and diluted	22.9
Pro forma as if income taxes were presented on a stand-alone basis (Unaudited):
Loss from Continuing Operations before Income Taxes	$(120.1)
Income Tax Provision	(5.9)

Loss from Continuing Operations	(126.0)
Loss from Discontinued Operations	(70.5)

Net Loss	$(196.5)

The accompanying notes are an integral part of these statements.

TRONOX

COMBINED BALANCE SHEET

	At December 31,
	2004	2003
	(Millions of dollars)
ASSETS
Current Assets
Cash and cash equivalents	$23.8	$59.3
Accounts receivable, net of allowance for doubtful accounts of $11.0 in 2004 and $9.0 in 2003	222.2	150.8
Inventories	285.1	352.6
Prepaid and other assets	34.4	53.0
Income tax receivable	12.7	6.9
Deferred income taxes	17.9	27.9
Assets held for sale	3.4	3.8

Total Current Assets	599.5	654.3
Property, Plant and Equipment—Net	883.0	961.6
Long-Term Receivables, Investments and Other Assets	48.3	126.6
Goodwill and Other Intangible Assets	65.1	66.6

Total Assets	$1,595.9	$1,809.1

LIABILITIES AND BUSINESS EQUITY
Current Liabilities
Accounts payable	$196.0	$198.0
Accrued liabilities	163.3	151.8

Total Current Liabilities	359.3	349.8

Noncurrent Liabilities
Deferred income taxes	101.2	212.8
Environmental remediation and/or restoration	130.8	135.9
Other	114.7	99.4

Total Noncurrent Liabilities	346.7	448.1

Contingencies and Commitments (Notes 21 and 22)
Business Equity
Owner's net investment	818.6	946.7
Accumulated other comprehensive income	71.3	64.5

Total Business Equity	889.9	1,011.2

Total Liabilities and Business Equity	$1,595.9	$1,809.1

The accompanying notes are an integral part of these statements.

TRONOX

COMBINED STATEMENT OF CASH FLOWS

	For the years ended December 31,
	2004	2003	2002
	(Millions of dollars)
Cash Flows from Operating Activities
Net loss	$(127.6)	$(92.7)	$(97.3)
Adjustments to reconcile net loss to net cash provided by operating activities—
Depreciation and amortization	104.6	106.5	105.7
Deferred income taxes	(38.2)	25.9	(5.9)
Asset write-downs and impairments	122.4	28.7	20.2
Cumulative effect of change in accounting principle	—	9.2	—
Provision for environmental remediation and restoration, net of reimbursements	66.1	56.0	75.4
Allocations from Kerr-McGee	55.1	65.8	51.6
Other noncash items affecting net loss	31.9	29.0	66.7
Changes in assets and liabilities
(Increase) decrease in accounts receivable	(41.6)	13.3	(7.7)
Decrease in inventories	59.9	10.4	42.2
(Increase) decrease in prepaid and other assets	5.6	(0.5)	(6.0)
Decrease in accounts payable and accrued liabilities	(17.8)	(10.3)	(47.7)
Increase (decrease) in income taxes payable	12.6	(29.1)	5.7
Other	(42.2)	(91.8)	(120.5)

Net cash provided by operating activities	190.8	120.4	82.4

Cash Flows from Investing Activities
Capital expenditures	(92.5)	(99.4)	(86.7)
Other investing activities	1.1	3.7	0.1

Net cash used in investing activities	(91.4)	(95.7)	(86.6)

Cash Flows from Financing Activities
Net transfers with affiliates	(131.1)	(10.0)	14.3
Repayment of debt	—	—	(8.2)
Dividends paid	—	—	(2.0)
Other financing activities	—	(0.3)	—

Net cash (used in) provided by financing activities	(131.1)	(10.3)	4.1

Effects of Exchange Rate Changes on Cash and Cash Equivalents	(3.8)	4.7	2.3

Net Increase (Decrease) in Cash and Cash Equivalents	(35.5)	19.1	2.2
Cash and Cash Equivalents at Beginning of Year	59.3	40.2	38.0

Cash and Cash Equivalents at End of Year	$23.8	$59.3	$40.2

The accompanying notes are an integral part of these statements.

TRONOX

COMBINED STATEMENT OF COMPREHENSIVE INCOME (LOSS) AND BUSINESS EQUITY

	Owner's Net Investment	Accumulated Other Comprehensive Income	Total Business Equity
	(Millions of dollars)
Balance at December 31, 2001	$1,117.3	$(45.9)	$1,071.4
Comprehensive Income (Loss):
Net loss	(97.3)	—	(97.3)
Other comprehensive income	—	53.6	53.6

Comprehensive loss			(43.7)
Net transfers from Kerr-McGee	34.7	—	34.7

Balance at December 31, 2002	1,054.7	7.7	1,062.4
Comprehensive Income (Loss):
Net loss	(92.7)	—	(92.7)
Other comprehensive income	—	56.8	56.8

Comprehensive loss			(35.9)
Net transfers to Kerr-McGee	(15.3)	—	(15.3)

Balance at December 31, 2003	946.7	64.5	1,011.2
Comprehensive Income (Loss):
Net loss	(127.6)	—	(127.6)
Other comprehensive income	—	6.8	6.8

Comprehensive loss			(120.8)
Net transfers to Kerr-McGee	(0.5)	—	(0.5)

Balance at December 31, 2004	$818.6	$71.3	$889.9

The accompanying notes are an integral part of these statements.

Notes to Combined Financial Statements

1.    The Company

        The accompanying financial statements reflect the combined financial position and combined results of operations of certain subsidiaries of Kerr-McGee Corporation ("Kerr-McGee"). In these combined financial statements, we refer to those subsidiaries collectively as "Tronox" or the "company." The company is primarily engaged in the global production and marketing of titanium dioxide, a white pigment used in a wide range of products. Tronox has production facilities in the United States, Germany and the Netherlands, mining and production facilities in Australia, and a European marketing subsidiary in Switzerland. The company has in the past operated or held businesses or properties, or currently holds properties, that do not relate to the current chemical business.

        On March 8, 2005, Kerr-McGee's Board of Directors authorized Kerr-McGee's management to pursue alternatives for the separation of the company, including through a spin-off, split-off or sale. On May 17, 2005, Tronox Incorporated, an indirect wholly-owned subsidiary of Kerr-McGee, was formed in Delaware as "New-Co Chemical, Inc." to effect that separation. Prior to the closing of this offering, the company will be contributed and transferred to Tronox Incorporated (the "Contribution"). Kerr-McGee has announced that after completion of this offering it intends to distribute its remaining ownership interest in Tronox Incorporated to its common stockholders (the "Distribution"). Kerr-McGee expects to accomplish this Distribution through a spin-off, split-off or a combination of both transactions. Kerr-McGee has the sole discretion to decide if and when the Distribution will occur and to determine the form, the structure and all other terms of any transactions to effect the Distribution.

Basis of Presentation

        The combined financial statements have been derived from the accounting records of Kerr-McGee, principally representing the Chemical—Pigment and Chemical—Other segments of Kerr-McGee, using the historical results of operations, and historical basis of assets and liabilities of the subsidiaries that the company does not presently own but will own and the chemical business the company will operate after completion of the transfer from Kerr-McGee and this offering. Certain of the subsidiaries that will be transferred to the company by Kerr-McGee have in the past, directly or through predecessor entities, owned and operated businesses that are unrelated to the chemical business we will operate after the closing of this offering. Certain of these businesses, including the company's former forest products operations, thorium manufacturing, uranium and oil and gas refining, distribution and marketing, have been reflected as discontinued operations in the combined financial statements. The discontinued operations have been included in the combined financial statements because certain contingent obligations directly related to such operations have been retained, resulting in charges to operations in periods subsequent to the exit from these businesses and related liabilities associated with the exit from these businesses (see Notes 15 and 21).

        Management believes the assumptions underlying the combined financial statements are reasonable. However, the combined financial statements included herein may not necessarily reflect the company's results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the company been a stand-alone company during the periods presented. Because a direct ownership relationship did not exist among all the various worldwide entities comprising the company, Kerr-McGee's net investment in the company is shown as owner's net investment in lieu of stockholders' equity in the combined financial statements. Transactions between Tronox and other Kerr-McGee operations have been identified in the Combined Statement of Comprehensive Income (Loss) and Business Equity as net transfers (to) from Kerr-McGee (see Note 3).

2.    Significant Accounting Policies

Basis of Combination

        The combined financial statements include the accounts of all majority-owned subsidiary companies of Kerr-McGee discussed above under Note 1 and in circumstances where the company owns an undivided interest, the company recognizes its pro rata share of assets and its proportionate share of liabilities. Investments in affiliated companies that are 20% to 50% owned are carried as a component of long-term receivables, investments and other assets in the Combined Balance Sheet at cost adjusted for equity in undistributed earnings. Except for dividends and changes in ownership interest, changes in equity in undistributed earnings are included in other income (expense) in the Combined Statement of Operations. All material intercompany transactions have been eliminated.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates as additional information becomes known.

Foreign Currency Translation

        The U.S. dollar is considered the functional currency for the company's international operations, except for its European operations. Foreign currency transaction gains or losses are recognized in the period incurred and are included in other income (expense) in the Combined Statement of Operations. The company recorded net foreign currency transaction gains (losses) of $(5.4) million, $(3.7) million and $6.4 million in 2004, 2003 and 2002, respectively.

        The euro is the functional currency for the company's European operations. Translation adjustments resulting from translating the functional currency financial statements into U.S. dollar equivalents are reflected as a separate component of other comprehensive income (see Note 4).

Cash Equivalents

        The company considers all investments with maturity of three months or less to be cash equivalents. Cash equivalents totaling $2.3 million in 2004 and $25.3 million in 2003 were comprised of time deposits.

Accounts Receivable and Receivable Sales

        Accounts receivable are reflected at their net realizable value, reduced by an allowance for doubtful accounts to allow for expected credit losses. The allowance is estimated by management, based on factors such as age of the related receivables and historical experience, giving consideration to customer profiles. The company does not generally charge interest on accounts receivable; however, certain operating agreements have provisions for interest and penalties that may be invoked, if deemed necessary. Accounts receivable are aged in accordance with contract terms and are written off when deemed uncollectible. Any subsequent recoveries of amounts written off are credited to the allowance for doubtful accounts.

        Under an accounts receivable monetization program maintained by the company through April 2005, selected pigment customers' accounts receivable were sold to a special-purpose entity

(SPE). The company did not own any of the common stock of the SPE. When the receivables were sold, the company retained an interest in excess receivables that served as over-collateralization for the program and retained interests for servicing and in preference stock of the SPE. The interest in the preference stock was essentially a deposit to provide further credit enhancement to the securitization program, if needed, but otherwise was recoverable by the company at the end of the program. Management believes the servicing fee represented adequate compensation and was equal to what would otherwise be charged by an outside servicing agent. The loss associated with the receivable sales was determined as the difference in the book value of receivables sold and the total of cash and fair value of the deposit retained by the SPE. The losses were recorded in other income (expense). The estimate of fair value of the retained interests was based on the present value of future cash flows discounted at rates estimated by management to be commensurate with the risks. As discussed more fully in Note 6, this program was terminated in April 2005.

Inventories

        Inventories are stated at the lower of cost or market. The costs of the company's product inventories are determined by the first-in, first-out (FIFO) method. Inventory carrying values include material costs, labor and associated indirect manufacturing expenses. Costs for materials and supplies, excluding ore, are determined by average cost to acquire. Raw materials (ore) are carried at actual cost.

Property, Plant and Equipment

        Property, plant and equipment is stated at cost less reserves for depreciation and amortization. Maintenance and repairs are expensed as incurred, except that costs of replacements or renewals that improve or extend the lives of existing properties are capitalized.

        Depreciation—Property, plant and equipment is depreciated over its estimated useful life by the straight-line method. Useful lives for property, plant and equipment are as follows:

Vessel linings, general mechanical and process equipment	3 - 10 years
Electrical equipment, process piping and waste treatment ponds	10 - 15 years
Support structures and process tanks	20 years
Electrical distribution systems, mining equipment and other infrastructure assets	25 years
Buildings	10 - 40 years

        Retirements and Sales—The cost and related depreciation reserves are removed from the respective accounts upon retirement or sale of property, plant and equipment. Upon retirement, any resulting loss is included in costs of goods sold in the Combined Statement of Operations and upon sale, the resulting gain or loss is included in other income (expense) in the Combined Statement of Operations.

        Interest Capitalized—The company capitalizes interest costs on major projects that require an extended period of time to complete. Interest capitalized in 2004, 2003 and 2002 was $2.0 million, $1.6 million and $4.0 million, respectively.

Asset Impairments

        The company evaluates impairments by asset group for which the lowest level of independent cash flows can be identified. If the sum of these estimated future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized for the excess of the carrying amount of the asset over its estimated fair value.

Gain or Loss on Assets Held for Sale

        Assets are classified as held for sale when the company commits to a plan to sell the assets, the sale is probable and is expected to be completed within one year. Upon transfer to the held-for-sale category, long-lived assets are no longer depreciated. A loss is recognized at the time of transfer, and subsequently thereafter, based on the difference between fair value less costs to sell and the assets' carrying value. Losses may be reversed up to the original carrying value as estimates are revised; however, any gains above the assets' original carrying value are only recognized upon disposition.

Goodwill and Other Intangible Assets

        Goodwill is initially measured as the excess of the purchase price of an acquired entity over the fair value of individual assets acquired and liabilities assumed. Goodwill and other indefinite-lived intangibles are not amortized but are reviewed annually for impairment, or more frequently if impairment indicators arise. The annual test for goodwill impairment is completed at June 30. Based upon the most recent test, no impairment was indicated.

Derivative Instruments and Hedging Activities

        From time to time, the company enters into foreign currency forward contracts to hedge a portion of its foreign currency risk associated with pigment sales, raw material purchases and operating costs. The company also uses natural gas swaps to hedge a portion of its commodity price risk arising from natural gas consumption. All derivative instruments are accounted for in accordance with FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS No. 133), as amended. Derivative instruments are recorded in prepaid and other assets or accrued liabilities in the Combined Balance Sheet, measured at fair value. When available, quoted market prices are used in determining fair value; however, if quoted market prices are not available, the company estimates fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. For contracts that qualify and are designated as cash flow hedges of forecasted transactions under the provisions of FAS No. 133, unrealized gains and losses are initially reflected in accumulated other comprehensive income and recognized in earnings in the periods during which the hedged forecasted transactions affect earnings (i.e., when the hedged forecasted pigment sales occur or operating costs are incurred, and upon the sale of finished inventory in the case of a hedged raw material purchase). The ineffective portion of the change in fair value of such hedges, if any, is included in current earnings. For derivatives not designated for hedge accounting, gains and losses are recognized in earnings in the periods incurred. Cash flows associated with derivative instruments are included in the same category in the Combined Statement of Cash Flows as the cash flows from the item being hedged.

Environmental Remediation and Other Contingencies

        As sites of environmental concern are identified, the company assesses the existing conditions, claims and assertions, and records an estimated undiscounted liability when environmental assessments and/or remedial efforts are probable and the associated costs can be reasonably estimated. Estimates of environmental liabilities, which include the cost of investigation and remediation, are based on a variety of matters, including, but not limited to, the stage of investigation, the stage of the remedial design, evaluation of existing remediation technologies, and presently enacted laws and regulations. In future periods, a number of factors could significantly change the company's estimate of environmental remediation costs, such as changes in laws and regulations, or changes in their interpretation or administration, revisions to the remedial design, unanticipated construction problems, identification of additional areas or volumes of contaminated soils and groundwater, and changes in costs of labor, equipment and technology.

        To the extent costs of investigation and remediation have been incurred and are recoverable from the U.S. government under Title X of the Energy Policy Act of 1992 and have been incurred or are recoverable under certain insurance policies and such recoveries are deemed probable, the company records a receivable for the estimated amounts recoverable (undiscounted). Receivables are reflected in the Combined Balance Sheet as either accounts receivable or as a component of long-term receivables, investments and other assets, depending on estimated timing of collection.

Asset Retirement Obligations

        In June 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations" (FAS No. 143). FAS No. 143 requires that an asset retirement obligation (ARO) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which it is incurred or becomes determinable (as defined by the standard), with an associated increase in the carrying amount of the related long-lived asset. The cost of the tangible asset, including the asset retirement cost, is depreciated over the useful life of the asset. The company adopted the new standard on January 1, 2003, as discussed further in Note 17.

        Generally, the company does not recognize an asset retirement obligation associated with its operating facilities either because no legal obligation exists or the life of such facilities is indeterminate. However, if a decision to decommission a facility is made and the timing of liability settlement becomes known, a liability is recognized and the remaining asset retirement cost is depreciated over the remaining useful life of the assets. The ARO is recorded at its estimated fair value and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. Fair value is measured using expected future cash outflows discounted at Kerr-McGee's credit-adjusted risk-free interest rate. No market risk premium has been included in the company's calculation of ARO balances since no reliable estimate can be made by the company.

Research and Development

        Research and development costs were $6.3 million, $8.0 million and $7.5 million in 2004, 2003 and 2002, respectively, and were expensed as incurred.

Employee Stock-Based Compensation

        Certain of company's employees participated in Kerr-McGee's long-term incentive plans. Under the plans, employees received various stock-based compensation awards, including stock options, restricted stock, stock opportunity grants and performance units. The company accounts for such awards under the intrinsic-value method of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25). This method of accounting for stock options generally results in no expense being recognized for fixed-price stock options with an exercise price equal to the fair value of the stock on the grant date. Compensation expense for restricted stock and stock opportunity grants was measured at the market price of the shares of Kerr-McGee stock on the grant date and amortized ratably over the three-year vesting period of the underlying grants or over the service period, if shorter.

        FAS No. 123, "Accounting for Stock-Based Compensation," (FAS No. 123) prescribes a fair-value method of accounting for employee stock-based awards. Following this method, compensation expense for such awards is measured based on the estimated grant-date fair value and recognized as the related employee services are provided. If compensation expense for stock-based awards had been determined using the fair-value based method, both stock-based compensation expense and net loss would have increased, as shown in the following table.

	2004	2003	2002
	(Millions of dollars)
Net loss as reported	$(127.6)	$(92.7)	$(97.3)
Add: stock-based employee compensation expense included in reported net loss, net of taxes	1.5	0.8	—
Deduct: stock-based employee compensation expense determined using a fair-value method, net of taxes	(3.6)	(3.4)	(3.1)

Pro forma net loss	$(129.7)	$(95.3)	$(100.4)

Pro forma basic and diluted loss per common share (unaudited):
As reported	(5.57)
Pro forma	(5.67)

        The fair value of each Kerr-McGee option granted in 2004, 2003 and 2002 was estimated as of the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2004	2003	2002
Risk-free interest rate	3.5%	3.6%	4.8%
Expected dividend yield	3.6%	3.3%	3.4%
Expected volatility	22.6%	32.7%	36.0%
Expected life (years)	5.8	5.8	5.8
Weighted-average fair value of options granted	$8.63	$11.09	$16.97

Revenue Recognition

        Revenue is recognized when persuasive evidence of a sales arrangement exists, delivery has occurred, sales price is fixed or determinable and collectibility is reasonably assured. All amounts billed to a customer in a sales transaction related to shipping and handling represent revenues earned and are reported as net sales. Costs incurred by the company for shipping and handling are reported as cost of goods sold.

Cost of Goods Sold

        Cost of goods sold include the costs of manufacturing and distributing products, including raw materials, energy, labor, depreciation and other production costs. Receiving, distribution, freight and warehousing costs are also included in cost of goods sold.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses include costs related to marketing, sales, research and development, legal and administrative functions such as accounting, treasury and finance, as well as costs for salaries and benefits, travel and entertainment, promotional materials and professional fees.

Income Taxes

        The company is a member included in the consolidated tax return of Kerr-McGee. The company has not historically been a party to a tax-sharing agreement with Kerr-McGee but has consistently followed an allocation policy whereby Kerr-McGee has allocated its members of the consolidated return provisions and/or benefits based upon each member's taxable income or loss. This allocation methodology results in the recognition of deferred assets and liabilities for the differences between the financial statement carrying amounts and their respective tax basis, except to the extent for deferred taxes on income considered to be permanently reinvested in foreign jurisdictions. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Kerr-McGee has allocated current tax benefits to the members of its consolidated return, including the company, that have generated losses that are utilized or expected to be utilized on the consolidated return. This allocation methodology is not consistent with that calculated on a stand-alone tax return basis. In addition, Kerr-McGee manages its tax position for the benefit of its entire portfolio of businesses, and its tax strategies are not necessarily reflective of those tax strategies that the company would have followed as a stand-alone company.

Pro Forma Loss Per Share (Unaudited)

        Prior to the effective date of this offering, the company will amend its certificate of incorporation to authorize shares of Class A and Class B common stock. After a conversion of existing common stock into Class B common stock, Kerr-McGee will hold approximately 22.9 million shares of Class B common stock. The company has presented pro forma basic and diluted loss per share amounts for the year ended December 31, 2004 as if this recapitalization had occurred on January 1, 2004. The company calculated its pro forma loss per share in accordance with SFAS No. 128 "Earnings per Share." Basic loss per shares is computed based on the weighted-average number of common shares outstanding during the period. There is no difference between basic and diluted loss per share in 2004, since there were no options to purchase shares of Tronox common stock or other potentially dilutive securities outstanding prior to the offering and due to the net loss. In connection with the offering, certain employees will be awarded stock option grants and restricted stock awards to purchase shares of Tronox or other equity-based awards.

New/Revised Accounting Standards

        In November 2004, the FASB issued FAS No. 151, "Inventory Costs—an Amendment of ARB No. 43, Chapter 4," which requires that abnormal amounts of idle facilities cost, freight, handling costs and spoilage be expensed as incurred and not capitalized as inventory. FAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The company will adopt the standard effective January 1, 2006. The effect of adoption is not expected to have a material effect on the company's financial position or results of operations.

        In December 2004, the FASB issued FASB Staff Position No. FAS 109-2 (FSP No. 109-2), "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provisions within the American Jobs Creation Act of 2004" (the Jobs Act). FSP No. 109-2 provides guidance with respect to reporting the potential impact of the repatriation provisions of the Jobs Act on an enterprise's income tax expense and deferred tax liability. The Jobs Act was enacted on October 22, 2004, and provides for a temporary 85% dividends received deduction on certain foreign earnings repatriated during a one-year period. The deduction would result in an approximate 5.25% federal tax rate on the repatriated earnings. Additionally, withholding taxes may be due in certain tax jurisdictions. To qualify for the deduction, the earnings must be reinvested in the United States pursuant to a domestic reinvestment plan established by a company's chief executive officer and approved by a company's board of directors. Certain other criteria in the Jobs Act must be satisfied as well. FSP No. 109-2 states that an enterprise is allowed time beyond the financial reporting period to evaluate the effect of the Jobs Act on its plan for reinvestment or repatriation of foreign earnings. The status of the company's evaluation of the repatriation provisions of the Jobs Act and related financial statement effects are disclosed in Note 16.

        In December 2004, the FASB issued Statement No. 123 (revised 2004), "Share-Based Payment" (FAS No. 123R), which replaces FAS No. 123 and supersedes APB No. 25. FAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim period after June 15, 2005, with early adoption encouraged. In April 2005, the Securities and Exchange Commission (the "SEC") amended its rule to allow public companies more time to implement the standard. Following the SEC's rule, the company intends to implement FAS No. 123R effective January 1, 2006. The pro forma disclosures previously permitted under FAS No. 123 no longer will be an alternative to financial statement recognition. Under FAS No. 123R, the company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The company plans to adopt the standard using the modified prospective method, as permitted by the standard. The modified prospective method requires that compensation expense be recorded for all unvested share-based compensation awards at the beginning of the first quarter of adoption. The company expects that the adoption will not have a material effect on its financial condition and cash flows. The company is evaluating the effect of adoption on its results of operations, which will depend, in part, on the types and quantities of stock-based awards the company will issue to its employees under the new long term incentive plan the company intends to establish upon the completion of the offering.

        In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" (FIN No. 47) to clarify that an entity must recognize a liability for the fair value of a conditional asset retirement obligation when incurred, if the liability's fair value can be reasonably estimated. Conditional asset retirement obligations under this pronouncement are legal obligations to perform asset retirement activities when the timing and/or method of settlement are conditional on a future event or may not be within the control of the entity. FIN No. 47 also provides additional guidance for evaluating whether sufficient information to reasonably estimate the fair value of an asset retirement obligation is available. FIN No. 47 is effective for the company as of December 31, 2005. The company does not expect implementation of this pronouncement to have a material effect on its financial statements, unless additional information enabling the company to estimate the fair value of its conditional asset retirement obligations becomes available in future periods.

        In May 2005, FASB issued FAS No. 154, "Accounting Changes and Error Corrections" (FAS No. 154), which will require that, unless it is impracticable to do so, a change in an accounting principle be applied retrospectively to prior periods' financial statements for all voluntary changes in accounting principles and upon adoption of a new accounting standard if the standard does not include specific transition provisions. FAS No. 154 supersedes Accounting Principles Board Opinion No. 20, Accounting Changes (APB No. 20), which previously required that most voluntary changes in accounting principles be recognized by including in the current period's net income (loss) the cumulative effect of changing to the new accounting principle. FAS No. 154 also provides that if an entity changes its method of depreciation, amortization, or depletion for long-lived, nonfinancial assets, the change must be accounted for as a change in accounting estimate. Under APB No. 20, such a change would have been reported as a change in an accounting principle. FAS No. 154 will be applicable to accounting changes and error corrections made by the company starting in 2006. The effect of applying this new standard on the company will depend upon whether material voluntary changes in accounting principles, changes in estimates or error corrections occur and transition and other provisions included in new accounting standards.

3.    Transactions with Kerr-McGee

        Prior to the Distribution, Tronox Incorporated expects to enter into agreements with Kerr-McGee in connection with its separation from Kerr-McGee and related matters. These agreements are expected to include:

  •
  A master separation agreement, providing for, among other things, the separation from Kerr-McGee and the Distribution of shares following the initial offering, and agreements between Tronox Incorporated and Kerr-McGee, including those relating to indemnification;

  •
  A tax sharing agreement, providing for, among other things, the allocation between Tronox and Kerr-McGee of federal, state, local and foreign tax liabilities for periods prior to the Distribution and in some instances for periods after the Distribution;

  •
  An employee benefits agreement, pursuant to which, among other things, some employee-related assets and liabilities of Tronox will be allocated between Tronox and Kerr-McGee and some arrangements will be made with respect to employee benefit plans and compensation arrangements;

  •
  A transition services agreement, pursuant to which, among other things, Kerr-McGee will provide certain services to Tronox for a transition period following the Distribution.

        The Combined Statement of Operations includes allocation of costs for certain corporate functions historically provided by Kerr-McGee, including:

        General Corporate Expenses—Represents costs related to corporate functions such as accounting, tax, treasury, human resources, legal and information management and technology. These costs have historically been allocated primarily based on estimated use of services as compared to Kerr-McGee's other businesses. These costs are included in selling, general and administrative expenses in the Combined Statement of Operations.

        Employee Benefits and Incentives—Represents fringe benefit costs and other incentives, including group health and welfare benefits, U.S. pension plans, U.S. postretirement benefit plans and stock-based compensation plans. These costs have historically been allocated on an active headcount basis for health and welfare benefits, including postretirement benefits, on the basis of salary for U.S. pension plans and on a specific identification basis for stock-based compensation plans. These costs are included in costs of goods sold, selling, general and administrative expenses and restructuring charges in the Combined Statement of Operations.

        Interest Expense—Kerr-McGee has provided financing to the company through cash flows from its other operations and debt incurred. Although the incurred debt has not been allocated to the company, a portion of the interest expense has been allocated based on specifically-identified borrowings from Kerr-McGee at Kerr-McGee's average borrowing rates. These costs are included in other income

(expense) in the Combined Statement of Operations, net of interest income that has been allocated from the company to Kerr-McGee on certain monies the company has loaned to Kerr-McGee.

        Expense allocations from Kerr-McGee reflected in the loss from continuing operations in the company's Combined Statement of Operations were as follows:

	2004	2003	2002
	(Millions of dollars)
General corporate expenses	$27.4	$25.3	$20.7
Employee benefits and incentives	28.8	35.9	7.6
Interest expense, net	12.1	10.1	12.9

        These allocations were based on what Kerr-McGee considered to be reasonable reflections of the historical utilization levels of the services required in support of our business. The company's management currently estimates that general corporate expenses may be $20.0 to $25.0 million greater on an annual basis in the future as a stand-alone company (unaudited).

        Kerr-McGee utilizes a worldwide centralized approach to cash management and the financing of its operations with all related activity between Kerr-McGee and the company reflected as net transfers from (to) Kerr-McGee in the company's Combined Statement of Comprehensive Income (Loss) and Business Equity. In connection with our separation from Kerr-McGee, the net amount due from the company to Kerr-McGee at the closing date of this offering, will be contributed by Kerr-McGee to the company, forming a part of the continuing equity of the company. Subsequent to the closing of this offering, amounts due from or to Kerr-McGee arising from transactions subsequent to that date will be settled in cash. We intend to distribute all of the net proceeds from this offering to Kerr-McGee.

        Kerr-McGee issued $1.5 billion of long-term notes in a public offering in 2001, $350 million of long-term notes in 2002, and $650 million of long-term notes in 2004. These notes have been fully and unconditionally guaranteed, on a joint and several basis, by Tronox Worldwide LLC (formerly Kerr-McGee Chemical Worldwide LLC) and another Kerr-McGee subsidiary. The $350 million notes issued in 2002 matured in April 2005 and were repaid by Kerr-McGee at that time. See Note 24 for additional information with respect to Tronox Worldwide LLC's guarantee of Kerr-McGee's notes.

4.    Other Comprehensive Income

        Components of other comprehensive income for the years ended December 31, 2004, 2003 and 2002 were as follows:

	2004	2003	2002
	(Millions of dollars)
Foreign currency translation adjustments	$20.0	$50.8	$42.7
Unrealized gain on cash flow hedges, net of taxes of $(0.8), $(4.7) and $(3.0)	0.6	13.8	7.0
Reclassification of realized (gain) loss on cash flow hedges to net loss, net of taxes of $2.8, $3.1 and $(1.7)	(7.7)	(7.2)	3.9
Minimum pension liability adjustments, net of taxes of $3.6, $0.1 and nil	(6.1)	(0.6)	—

	$6.8	$56.8	$53.6

        Components of accumulated other comprehensive income at December 31, 2004 and 2003, net of applicable tax effects, were as follows:

	2004	2003
	(Millions of dollars)
Foreign currency translation adjustments	$79.2	$59.2
Unrealized gain (loss) on cash flow hedges	(1.2)	5.9
Minimum pension liability adjustments	(6.7)	(0.6)

	$71.3	$64.5

5.    Cash Flow Information

        Net cash provided by operating activities reflects cash payments for income taxes as follows:

	2004	2003	2002
	(Millions of dollars)
Income tax payments	$8.0	$10.4	$5.9
Less refunds received	(0.2)	(0.5)	(10.1)

Net income tax payments (refunds)	$7.8	$9.9	$(4.2)

        Additionally, in 2004 Kerr-McGee paid income taxes of $37.0 million on the company's behalf.

        Other noncash items included in the reconciliation of net loss to net cash provided by operating activities include the following:

	2004	2003	2002
	(Millions of dollars)
Stock-based compensation(1)	$2.5	$1.2	$—
Pension and postretirement cost (benefit)(1)	15.5	24.0	(8.5)
Litigation provision	0.2	1.3	69.1
Loss on retirements of property and equipment	9.7	5.9	4.6
Equity in net (earnings) losses of equity method investees	(2.4)	(0.8)	(0.5)
All other(2)	6.4	(2.6)	2.0

Total	$31.9	$29.0	$66.7

(1)
Amounts consist principally of cost allocations from Kerr-McGee.

(2)
No other individual item is material to total cash flows from operating activities.

        Details of changes in other assets and liabilities within the operating section of the Combined Statement of Cash Flows are as follows:

	2004	2003	2002
	(Millions of dollars)
Environmental expenditures	$(85.2)	$(97.9)	$(121.1)
Reimbursements of environmental expenditures	50.5	14.8	—
Cash abandonment expenditures	(3.2)	—	—
Employer contributions to pension and postretirement plans	(1.9)	(0.8)	(1.0)
All other(1)	(2.4)	(7.9)	1.6

Total	$(42.2)	$(91.8)	$(120.5)

(1)
No other individual item is material to total cash flows from operating activities.

        In addition to transactions with Kerr-McGee affecting the company's net loss, the company periodically has had other transactions with Kerr-McGee that have not affected net loss but have affected recognized assets and liabilities and owner's net investment. Such noncash items are excluded from operating and financing activities in the accompanying Combined Statement of Cash Flows.

6.    Accounts Receivable

        Summarized below are accounts receivable, net of the related allowance for doubtful accounts, at December 31, 2004 and 2003:

	2004	2003
	(Millions of dollars)
Accounts receivable
Accounts receivable—trade	$153.4	$106.9
Receivable from the U.S. Department of Energy (Note 21)(1)	66.0	44.5
Receivable from insurers (Note 21)(1)	6.0	—
Other	7.8	8.4

	233.2	159.8
Allowance for doubtful accounts	(11.0)	(9.0)

Total	$222.2	$150.8

(1)
Amounts receivable from insurers and the U.S. Department of Energy not expected to be collected within one year from the balance sheet date are reflected in long-term receivables, investments and other assets.

        Through April 2005, the company had an accounts receivable monetization program that began in December 2000, through the sale of selected accounts receivable with a three-year, credit-insurance-backed asset securitization program with a maximum availability of $165.0 million. On July 30, 2003, the company restructured the program to include the sale of receivables originated by the company's European operations. Under the terms of the program, selected qualifying customer accounts receivable were sold monthly to a special-purpose entity (SPE), which in turn sold an undivided ownership interest in the receivables to a third-party multi-seller commercial paper conduit sponsored by an independent financial institution. The company sold, and retained an interest in, excess receivables to the SPE as over-collateralization for the program. The company's retained interest in the SPE's receivables is classified in trade accounts receivable in the accompanying Combined Balance Sheet. The retained interest was subordinate to, and provided credit enhancement for, the conduit's ownership interest in the SPE's receivables, and was available to the conduit to pay certain fees or expenses due to the conduit, and to absorb credit losses incurred on any of the SPE's receivables in the event of termination. However, the company believed that the risk of credit loss was very low since its bad-debt experience has historically been insignificant. The company retained servicing responsibilities and received a servicing fee of 1.07% of the receivables sold for the period of time outstanding, generally 60 to 120 days. No recourse obligations were recorded since the company had no obligations for any recourse actions on the sold receivables. The company also holds preference stock in the SPE, which essentially represents a retained deposit to provide further credit enhancements, if needed, but is otherwise recoverable by the company. The carrying value of our investment in the preference stock was $4.0 million at both December 31, 2004 and 2003 and is expected to be recovered upon dissolution of the SPE later in 2005.

        During 2004, 2003 and 2002, the company sold $1.1 billion, $836.2 million and $609.4 million, respectively, of its pigment receivables, resulting in pretax losses reflected in other income (expense) of $8.2 million, $4.8 million and $4.7 million, respectively. The losses were equal to the difference in the book value of the receivables sold and the total of cash and the fair value of the deposit retained by the SPE. At year-end 2004 and 2003, the outstanding balance on receivables sold, net of the company's retained interest in receivables serving as over-collateralization, totaled $165.0 million and $164.7 million, respectively. The outstanding balance of receivables serving as over-collateralization totaled $38.8 million and $36.4 million at December 31, 2004 and 2003, respectively. There were no delinquencies as of year-end 2004.

        The accounts receivable monetization program included ratings downgrade triggers based on Kerr-McGee's corporate senior unsecured debt rating that provided for certain program modifications, including a program termination event upon which the program would effectively liquidate over time and the third-party multi-seller commercial paper conduit would be repaid with the collections on accounts receivable sold by the SPE. In April 2005, Kerr-McGee's corporate senior unsecured debt was downgraded, triggering program termination. As opposed to liquidating the program over time in accordance with its terms, Kerr-McGee entered into an agreement to terminate the program by repurchasing the then outstanding balance of receivables sold of $165.0 million, which were then contributed to the company. The balances of outstanding receivables are expected to be collected by the company as they become due. Following termination of the accounts receivable monetization program, the company's trade receivables will increase.

7.    Inventories

        Major categories of inventories at December 31, 2004 and 2003 were:

	2004	2003
	(Millions of dollars)
Raw materials	$79.5	$104.1
Work in progress	13.4	10.2
Finished goods	135.6	184.6
Materials and supplies	56.6	53.7

Total	$285.1	$352.6

8.    Financial Instruments

        The company holds or issues financial instruments for other than trading purposes, including the following at December 31, 2004 and 2003: cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, long-term receivables and foreign currency and natural gas derivatives. At December 31, 2004 and 2003, the carrying amounts of all financial instruments, as reflected in the Combined Balance Sheet, approximated their estimated fair values due to the nature or short maturities of such items.

Concentration of Credit Risk

        A significant portion of our liquidity is concentrated in trade accounts receivable that arise from sales of titanium dioxide pigment to customers in the paint and coatings industry. The industry concentration has the potential to impact our overall exposure to credit risk, either positively or negatively, in that our customers may be similarly affected by changes in economic, industry or other conditions. We perform ongoing credit evaluations of our customers and generally do not require collateral. We maintain reserves for potential credit losses based on historical experience and such losses have been within our expectations.

9.    Property, Plant and Equipment

        Property, plant and equipment at December 31, 2004 and 2003, was as follows:

	2004	2003
	(Millions of dollars)
Land	$58.4	$57.0
Buildings	146.9	148.2
Machinery and equipment	1,770.8	1,718.5
Other	96.3	96.7

Total	2,072.4	2,020.4
Less accumulated depreciation	(1,189.4)	(1,058.8)

Net	$883.0	$961.6

10.    Long-Term Receivables, Investments and Other Assets

        Long-term receivables, investments and other assets were as follows at December 31, 2004 and 2003:

	2004	2003
	(Millions of dollars)
Receivable from the U.S. Department of Energy (Note 21)	$12.8	$64.6
Investments in equity method investees	16.8	14.9
Receivables from insurers and suppliers (Note 21)	9.0	24.5
Prepaid pension cost	—	8.0
Other	9.7	14.6

Total	$48.3	$126.6

11.    Goodwill and Other Intangible Assets

        The changes in the carrying value of goodwill, all of which is associated with the company's pigment reportable segment, for 2003 and 2004 were as follows:

Carrying Value
(Millions of dollars)
Balance at December 31, 2002	$9.1
Change due to foreign currency translation	1.8

Balance at December 31, 2003	10.9
Change due to foreign currency translation	0.9

Balance at December 31, 2004	$11.8

        The changes in the carrying value of indefinite-lived intangible assets for 2003 and 2004 were as follows:

Carrying Value
(Millions of dollars)
Proprietary Technology
Balance at December 31, 2002	$52.3
Change due to foreign currency translation	3.2

Balance at December 31, 2003	55.5
Impairment associated with the Savannah sulfate plant shutdown(1)	(7.4)
Change due to foreign currency translation	5.0

Balance at December 31, 2004	$53.1

(1)
Refer to Note 15 for more information regarding the Savannah sulfate plant shutdown.

        The net carrying amount of intangible assets subject to amortization at both December 31, 2004 and 2003 was $0.2 million.

12.    Derivative Instruments

        At December 31, 2004 and 2003, the net fair value of foreign currency and commodity hedging contracts included in the Combined Balance Sheet was a liability of $1.6 million and an asset of $7.4 million, respectively, and the related balance of deferred after-tax gains (losses) in accumulated other comprehensive income was $(1.2) million and $5.9 million, respectively. All contracts outstanding at December 31, 2004 are expected to settle in 2005. In 2004, 2003 and 2002, pre-tax gains (losses) on cash flow hedges of $10.5 million, $10.4 million and $(5.6) million, respectively, were reclassified from accumulated other comprehensive income to earnings. Substantially all of such gains (losses) are reflected as a component of cost of goods sold in the Combined Statement of Operations. No hedges were discontinued and no ineffectiveness was recognized in the periods presented.

13.    Accrued Liabilities

        Accrued liabilities at December 31, 2004 and 2003 were as follows:

	2004	2003
	(Millions of dollars)
Employee-related costs and benefits	$43.5	$34.7
Reserves for environmental remediation and restoration—current portion	85.0	83.7
Other(1)	34.8	33.4

Total	$163.3	$151.8

(1)
No other individual item is material to total current liabilities.

14.    Noncurrent Liabilities—Other

        Noncurrent liabilities—other consisted of the following at December 31, 2004 and 2003:

	2004	2003
	(Millions of dollars)
Income taxes payable	$45.3	$30.8
Asset retirement obligations	24.3	17.3
Workers' compensation and general liability insurance	16.1	14.0
Pension obligations	13.5	21.6
Other	15.5	15.7

Total	$114.7	$99.4

15.    Discontinued Operations, Restructuring and Exit Activities

        Restructuring and Exit Activities—The following table presents a reconciliation of the beginning and ending balances of reserves for restructuring and exit activities for 2004 and 2003, with discussion of material components of the activity provided below.

	2004			2003
	Personnel Costs	Dismantlement and Closure	Total(1)(2)	Personnel Costs	Dismantlement and Closure	Total(1)(2)
	(Millions of dollars)
Beginning balance	$16.3	$12.6	$28.9	$3.8	$22.8	$26.6
Provisions	4.2	2.8	7.0	25.8	0.6	26.4
Payments	(12.5)	(6.4)	(18.9)	(14.8)	(5.6)	(20.4)
Adjustments	(0.9)	1.4	0.5	1.5	(5.2)	(3.7)

Ending balance	$7.1	$10.4	$17.5	$16.3	$12.6	$28.9

(1)
Amounts exclude asset retirement obligations and pension reserves.

(2)
Amounts include obligations of the discontinued forest products operations that have been retained by the company.

        In 2004, the company shutdown sulfate and gypsum production at the Savannah, Georgia facility, wrote down assets that were no longer in service and recognized a pretax charge of $123.0 million. Of the total charge in 2004, $86.6 million represented a write-down of plant assets (of which $12.7 million related to an asset retirement obligation recognized during the third quarter of 2004), $15.6 million for inventory revaluation, $7.4 million for impairment of intangible assets, $6.7 million for severance and benefit plan curtailment costs, and $6.7 million for other closure costs. Severance cost of $2.1 million was paid during 2004 and $2.1 million remained in the reserve at the end of the year. The shutdown resulted in the elimination of approximately 100 positions. The company's 2004 Combined Statement of Operations includes $15.6 million in cost of goods sold and $107.4 million in restructuring charges, for total pretax charges of $123.0 million associated with the Savannah facility. (See Note 17 for additional discussion regarding the asset retirement obligation.)

        The company began production through a new high-productivity oxidation line at its Savannah, Georgia, chloride process pigment plant in January 2004. This new technology results in low-cost, incremental capacity increases through modification of existing chloride oxidation lines and allows for improved operating efficiencies through simplification of hardware configurations and reduced maintenance requirements. The company continues to evaluate the performance of this new oxidation line and expects to determine how the Savannah site might be reconfigured to exploit its capabilities in 2005. The possible reconfiguration of the Savannah site, if any, could include redeployment or idling of certain assets and reduction of their future useful lives resulting in the acceleration of depreciation expense and the recognition of other charges.

        In September 2003, the company implemented a workforce reduction program through which it reduced its U.S. non-bargaining work force through both voluntary retirements and involuntary terminations. As a result of the program, the company's work force was reduced by 138 employees. Qualifying employees terminated under this program were eligible for enhanced benefits under Kerr-McGee's pension and postretirement plans, along with severance payments. In connection with the work force reduction program, the company incurred a pretax charge of $9.4 million for severance-

related costs and $14.2 million for curtailment and special termination benefits associated with the company's participation in Kerr-McGee's U.S. retirement plans. These charges are reflected in restructuring charges in the Combined Statement of Operations. Of the total severance provision, $2.6 million was paid in 2003, and $6.5 million was paid in 2004. The remaining reserve balance of $0.3 million, representing an excess of estimated provisions over actual costs, was eliminated in 2004.

        During 2003, the company provided $60.8 million pretax for costs associated with the closure of its synthetic rutile plant in Mobile, Alabama. Included in the $60.8 million were $14.1 million for the cumulative effect of change in accounting principle related to the recognition of an asset retirement obligation, $15.2 million for accelerated depreciation, $14.9 million for other closure costs, $10.5 million for severance benefits and $6.1 million for benefit plan curtailment costs. The company's 2003 Combined Statement of Operations includes $6.1 million in cost of goods sold, $0.5 million in selling, general and administrative expenses, $38.6 million in restructuring charges and $1.5 million in provision for environmental remediation and restoration, net of reimbursements. In 2004, $6.8 million was provided by the company for additional costs associated with the plant closure, of which $5.6 million was accelerated depreciation of additional asset retirement cost and is included in restructuring charges. See Note 17 for a discussion of the related asset retirement obligation. The reserve balance related to this plant closure was $2.0 million and $2.2 million at the end of 2004 and 2003, respectively. Approximately 127 employees will ultimately be terminated in connection with this plant closure, of which 111 had been terminated as of December 31, 2004. Payments are expected to continue through the end of 2007.

        During 2002, the company approved a plan to exit its forest products business, which was a component of the company's electrolytic and other chemical products segment. This decision was made as part of the company's strategic plan to focus on its core business. At the time of this decision, five plants were in operation. Four of these plants were closed and abandoned during 2003. The fifth plant, a leased facility, was operated throughout 2004 until the lease expired and the fixed assets at the facility were sold in January 2005. Criteria for classification of these assets as held for sale were met in 2004, at which time the results of forest products operations met the requirements for reporting as discontinued operations in the accompanying Combined Statements of Operations for all years presented. Therefore, the provisions for plant closures discussed below are included in loss from discontinued operations. The assets held for sale at December 31, 2004 are stated in the Combined Balance Sheet at estimated sales price less costs to sell of $3.4 million. No gain or loss was recognized upon the disposition of these assets in 2005. Environmental liabilities associated with the forest products sites were retained by the company and are included in the Combined Balance Sheets in accrued liabilities and environmental remediation and/or restoration and other liabilities.

        The company provided $1.9 million, $5.2 million and $16.5 million for costs associated with exiting its forest products business in 2004, 2003 and 2002, respectively, for a total of $23.6 million over the three-year period. Of this amount, $17.0 million was provided for dismantlement and closure costs and $6.6 million for severance costs. Through December 31, 2004, $17.1 million was paid, with $6.5 million remaining in the reserve at year-end. Payments related to the plant closures are expected to continue for several years in connection with dismantlement and cleanup efforts; however, all of the severance costs were paid by the end of March 2005. In connection with the plant closures, approximately 235 employees were terminated of which 216 were terminated as of year-end 2004. In addition to the provisions for severance, dismantlement and closure, the company recognized $8.8 million in 2003 and $8.1 million in 2004 for other costs associated with the shutdown. The 2003 costs included accelerated depreciation on plant assets, curtailment costs and special termination benefits related to pension and postretirement plans, while 2004 costs represented operating costs during the shutdown period.

        In 2001, the company provided $31.8 million related to the closure of a plant in Antwerp, Belgium. The provision consisted of $12.0 million for severance costs, $12.3 million for dismantlement costs, $6.7 million for contract settlement costs and $0.8 million for other plant closure costs. Of this total accrual, $4.6 million and $4.9 million remained in the restructuring accrual at the end of 2004 and 2003, respectively. As a result of this plant closure, 121 employees have been terminated as of December 31, 2004. Payments related to severance are expected to continue until early 2016. Payments related to other shutdown costs could extend into 2017.

        Discontinued Operations—As discussed above, in 2004 the company's forest product operations met the criteria for reporting as discontinued operations. Revenues applicable to discontinued forest products operations totaled $21.8 million, $105.0 million and $131.0 million and pretax losses totaled $15.7 million, $15.5 million and $104.8 million for the years 2004, 2003, and 2002, respectively.

        In addition to the company's forest products operations, losses from discontinued operations for all periods presented include adjustments to amounts previously reported as discontinued operations upon disposition of the company's thorium manufacturing, uranium and refining operations. These adjustments resulted from changes in estimated cost of environmental remediation and restoration activities directly related to the disposed operations. Disposals of the company's uranium and refining operations were completed in 1989 and 1995, respectively. The company ceased operations at its West Chicago thorium facility in 1973. The company retained certain environmental remediation obligations and continues remediation activities directly related to these former operations, as more fully discussed in Note 21.

16.    Income Taxes

        The 2004, 2003 and 2002 income tax benefit (provision) from continuing operations are summarized below:

	2004	2003	2002
	(Millions of dollars)
U.S. Federal—
Current	$26.7	$32.0	$16.0
Deferred	17.5	2.6	(12.4)

	44.2	34.6	3.6

International—
Current	(13.8)	(9.2)	(8.4)
Deferred	7.9	(10.2)	(3.5)

	(5.9)	(19.4)	(11.9)

State	—	(0.1)	—

Total Benefit (Provision)	$38.3	$15.1	$(8.3)

        In the following table, the U.S. Federal income tax rate is reconciled to the company's effective tax rates for income or loss from continuing operations as reflected in the Combined Statement of Operations.

	2004	2003	2002
U.S. statutory rate—benefit	35.0%	35.0%	35.0%
Increases (decreases) resulting from—
Adjustment of deferred tax balances due to tax rate changes	3.4	—	—
Taxation of foreign operations	(5.8)	(7.8)	(137.5)
State income taxes	—	(0.1)	0.2
Other—net	(0.7)	(3.1)	(1.5)

Total	31.9%	24.0%	(103.8)%

        Net deferred tax liabilities at December 31, 2004 and 2003, were comprised of the following:

	2004	2003
	(Millions of dollars)
Deferred tax liabilities—
Property, plant and equipment	$156.4	$186.1
Investments	5.9	55.2
Notes and payables	20.0	19.3
Intangible assets	9.1	11.7
Other	0.1	9.8

Total deferred tax liabilities	191.5	282.1

Deferred tax assets—
Net operating loss and other carryforwards	(45.9)	(46.7)
Reserves for environmental remediation and restoration	(48.1)	(38.0)
Obligations for pension and other employee benefits	(3.9)	(5.7)
Bad debt allowance	(5.3)	(5.3)
Inventory	(3.7)	(3.5)
Other	(7.4)	(3.0)

	(114.3)	(102.2)
Valuation allowance associated with loss carryforwards	6.1	5.0

Net deferred tax assets	(108.2)	(97.2)

Net deferred tax liability	$83.3	$184.9

        Taxation for a company with operations in several foreign countries involves many complex variables, such as tax structures that differ from country to country and the effect on U.S. taxation of international earnings. These complexities do not permit meaningful comparisons between the U.S. and international components of income before income taxes and the provision for income taxes, and disclosures of these components do not necessarily provide reliable indicators of relationships in future periods. Loss from continuing operations before income taxes is comprised of the following:

	2004	2003	2002
	(Millions of dollars)
United States	$(130.2)	$(102.5)	$(10.4)
International	10.1	39.7	2.4

Total	$(120.1)	$(62.8)	$(8.0)

        At December 31, 2004, the company had foreign operating loss carryforwards totaling $204.6 million. Of this amount, $8.7 million expires in 2009, $29.5 million in 2011, and $166.4 million has no expiration date. Realization of these operating loss carryforwards depends on generating sufficient taxable income in future periods. A valuation allowance of $6.1 million has been recorded at December 31, 2004, to reduce deferred tax assets associated with loss carryforwards that the company does not expect to fully realize prior to expiration.

        Kerr-McGee allocates tax benefit from U.S. net operating losses generated by its U.S. tax consolidated subsidiaries, including the company and company's U.S. subsidiaries, through intercompany accounts. Deferred tax assets related to U.S. consolidated net operating losses, including those of the company and the company's U.S. subsidiaries, are recorded on Kerr-McGee's balance sheet. Kerr-McGee believes that the company and the company's subsidiaries have been adequately compensated for all U.S. tax net operating losses sustained by the company and the company's U.S. subsidiaries.

        Undistributed earnings of certain combined foreign subsidiaries totaled $132.1 million at December 31, 2004. At December 31, 2004, no provision for deferred U.S. income taxes had been made for these earnings because they were considered to be indefinitely invested outside the United States. As discussed below, the distribution of these earnings in the form of dividends or otherwise, may subject the company to U.S. income taxes and, possibly, foreign withholding taxes. However, because of the complexities of U.S. taxation of foreign earnings, it is not practicable to estimate the amount of additional tax that might be payable on the eventual remittance of these earnings.

        On October 22, 2004, the President of the United States signed into law the American Jobs Creation Act of 2004 (the "Act"). A provision of the Act includes a one-time dividends received deduction of 85% of certain foreign earnings that are repatriated, as defined in the Act. As of December 31, 2004, management had not decided on whether, and to what extent, foreign earnings may be repatriated under the Act, and accordingly, the financial statements do not reflect any provision for taxes on unremitted foreign earnings. On April 11, 2005, management completed its analysis of the impact of the Act on the company's plans for repatriation. Based on this analysis, the company repatriated $100.0 million in extraordinary dividends, as defined in the Act, in April 2005. Accordingly, a tax liability of approximately $5 million will be recognized in the quarter ending June 30, 2005. Cash requirements for the dividends were met with cash on hand at the time the distribution was made.

        The Internal Revenue Service has completed its examination of Kerr-McGee and subsidiaries' federal income tax returns for all years through 1998 and is conducting an examination of the years 1999 through 2002. The years through 1996 have been closed with the exception of issues for which a refund claim has been filed. Contingent tax liabilities of $45.3 million and $30.8 million at December 31, 2004 and 2003, respectively, have been included in noncurrent liabilities separate and apart from deferred income taxes. It is not expected that these contingent amounts will be paid prior to the close of calendar year 2005. These contingencies relate primarily to certain deductions associated with plant shutdown activities, deductions related to the effects of foreign currency translation and other tax-related matters. The company believes that it has made adequate provision for income taxes that may be payable with respect to years open for examination.

        Tax Sharing Agreement and Tax Allocations—The company intends to enter into a tax sharing agreement with Kerr-McGee that will govern Kerr-McGee's and the company's respective rights, responsibilities and obligations after this offering with respect to taxes for tax periods ending in 2005 and prior. Generally, taxes incurred or accrued prior to this offering that are attributable to the business of one party will be borne solely by that party.

        The company may incur certain restructuring taxes as a result of the Contribution and Distribution. The tax sharing agreement will address the allocation of liability for any restructuring taxes incurred as a result of the Contribution and Distribution. In addition, it is expected that the company will be required to indemnify Kerr-McGee for any tax liability incurred by reason of the Distribution being considered a taxable transaction to Kerr-McGee as a result of a breach of any of our representations, warranties or covenants contained in the tax sharing agreement.

        Under U.S. federal income tax laws, the company and Kerr-McGee are jointly and severally liable for Kerr-McGee's federal income taxes attributable to the periods prior to and including the taxable calendar year of Kerr-McGee, which includes the Distribution date. If Kerr-McGee fails to pay the taxes attributable to it under the Tax Sharing Agreement for periods prior to and including the current taxable year of Kerr-McGee, the company may be liable for any part of, including the whole amount of, these tax liabilities.

17.    Asset Retirement Obligations

        As a result of the adoption of FAS No. 143 on January 1, 2003, and the company's expressed intent to close the synthetic rutile plant in Mobile, Alabama, the company recorded an abandonment liability of $17.6 million and an increase in net property of $3.5 million. The net result was a pre-tax charge to earnings of $14.1 million to recognize the cumulative effect of adopting the new standard.

        A summary of the changes in the abandonment liability during 2004 and 2003 is included in the table below.

	2004	2003
	(Millions of dollars)
Balance, January 1	$17.6	$17.6
New obligations incurred	12.7	—
Accretion expense	0.2	—
Changes in estimates, including timing	3.6	—
Abandonment expenditures	(3.2)	—

Balance, December 31	$30.9	$17.6

Current portion(1)	$6.6	$0.3

Noncurrent portion(2)	$24.3	$17.3

(1)
Included in accrued liabilities

(2)
Included in noncurrent liabilities—other

        As discussed in Note 15, the company closed its synthetic rutile plant in Mobile, Alabama, in 2003. In September 2004, the company shutdown sulfate and gypsum production at its Savannah, Georgia, plant. Until the decisions to shutdown these facilities had been made, it was undeterminable when the asset retirement liability associated with these facilities would be settled. Upon deciding to shutdown the facilities, the timing of settlement became estimable and the related asset retirement obligation was recorded at the estimated fair value. For the synthetic rutile plant in Mobile, Alabama, a $17.6 million liability was recognized at the beginning of 2003. For the sulfate production facility at the company's Savannah, Georgia, plant, an abandonment liability of $12.7 million was recognized in September 2004.

        Operations at the Mobile, Alabama, facility included production of feedstock for one of company's titanium dioxide pigment plants. The facility ceased operations in June 2003. Operations prior to closure had resulted in minor contamination of groundwater adjacent to surface impoundments. A groundwater recovery system was installed prior to closure and continues in operation as required under the National Pollutant Discharge Elimination System (NPDES) permit. Future remediation work, including groundwater recovery, closure of the impoundments and other minor work, is expected to be substantially completed in about five years. As of December 31, 2004, the company had remaining abandonment reserves of $11.3 million related to the remediation work described above and $6.7 million related to decommissioning of the facility. Although actual costs may exceed current estimates, the amount of any increases cannot be reasonably estimated at this time.

        In 2004, an abandonment reserve related to the titanium dioxide pigment sulfate production at Savannah, Georgia, was established to address probable remediation activities, including environmental assessment, closure of certain impoundments, groundwater monitoring, asbestos abatement, and other work, which are expected to take over 25 years. As of December 31, 2004, the reserve was $12.9 million. Although actual costs may exceed current estimates, the amount of any increase cannot be reasonably estimated at this time.

18.    Employee Benefit Plans

        U.S. Plans—U.S. employees of the company participate in the noncontributory defined benefit pension plans and the contributory postretirement plans for health care and life insurance sponsored by Kerr-McGee. Benefits under the qualified defined benefit plan are generally based on years of service and final average pay. Company employees also participate in a Kerr-McGee sponsored supplemental nonqualified plan designed to maintain benefits for all employees at the plan formula level. Substantially all U.S. employees may become eligible for the postretirement benefits if they reach retirement age while working for Kerr-McGee.

        Kerr-McGee allocates costs associated with its U.S. plans based on salary for defined benefit pension plans and based on active headcount for postretirement plans. Net periodic (benefit) cost associated with the U.S. plans allocated to the company for each of the last three years was as follows:

	U.S. Retirement Plans Allocation			U.S. Postretirement Plans Allocation
	2004	2003	2002	2004	2003	2002
	(Millions of dollars)
Net periodic (benefit) cost, excluding special termination benefits, settlement and curtailment losses	$(6.2)	$(15.0)	$(20.1)	$10.0	$7.2	$10.2
Special termination benefits, settlement and curtailment losses	8.6	23.7	—	0.5	5.0	—

Total net periodic (benefit) cost	$2.4	$8.7	$(20.1)	$10.5	$12.2	$10.2

        The 2004 period includes curtailment loss and special termination benefits associated with the shutdown of sulfate production at the Savannah, Georgia facility and losses on settlement of certain qualified benefits as a result of cash settlements associated with retirements, including retirements associated with the work force reduction program announced in 2003. In 2003, the company recognized a curtailment loss with respect to pension and postretirement benefits in connection with its U.S. work force reduction program and plant closures and recognized special termination benefits associated with its U.S. work force reduction program.

        The costs that have historically been allocated to the company are not necessarily indicative of the costs that will be incurred in the future by the company for U.S. benefit plans. Only costs associated with active and inactive employees of the company's domestic chemical business are included in the above table and do not include any amounts for Kerr-McGee corporate employees that may become employees of Tronox after the spin-off.

        For the periods presented, the company was not the plan sponsor for the U.S. qualified and non-qualified retirement plans and the U.S. health and welfare plans. Accordingly, the company's Combined Balance Sheet does not reflect any such assets or liabilities. As described below, the company intends to establish such plans for its U.S. employees and former employees, which will result in a transfer of assets to the company and an assumption of obligations associated with such newly established plans.

        The company plans to establish a U.S. tax-qualified defined benefit retirement plan and related trust for the company's employees and former employees who participated in Kerr-McGee's defined benefit retirement plans at the Distribution date. In connection with the assumption of obligations by Tronox, Kerr-McGee will transfer assets from the trust for Kerr-McGee's defined benefit retirement plans to the trust for Tronox's plan. It is anticipated that the company's defined benefit obligation for this plan, determined on a plan termination basis as set forth in the employee benefits agreement, will be approximately $442 million and will be underfunded by approximately $14.4 million at the Distribution date (unaudited).

        The company plans to establish a U.S. defined benefit non-qualified deferred compensation plan that will assume the obligations of the defined benefit portion of the Kerr-McGee Benefits Restoration Plan with respect to the company's current and former employees. The company will assume the projected benefit obligation related to such employees and Kerr-McGee will transfer the related assets as set forth in the employee benefits agreement. It is anticipated that this plan will be underfunded by approximately $3.9 million (unaudited).

        The company plans to establish appropriate health and welfare benefit plans prior to completion of the Distribution to provide benefits to the company's U.S. employees that are anticipated to be similar to the health and welfare benefits provided currently to the employees by Kerr-McGee. Certain retiree medical benefits are available to eligible U.S. employees meeting certain age and service requirements upon termination of employment. It is anticipated that the projected benefit obligation relating to all eligible retired and active vested participants related to the company of approximately $148 million will be assumed by the company at the Distribution date (unaudited). There are no assets associated with this plan that will be transferred. The company has also agreed that the Material Features (as defined in the Employee Benefits Agreement) of the plan that apply to retirees will not be amended before the third anniversary of the Distribution.

        Foreign Plans—The foreign entities of the Company are the plan sponsors of their respective plans. The company's employees in Germany and in the Netherlands will continue to participate in pension plans in place at the date of the Distribution. The company uses a December 31 measurement date for foreign plans. Following are disclosures related to the foreign plans.

        Changes in the total projected benefit obligation for the foreign pension plans during 2004 and 2003 were as follows:

	2004	2003
	(Millions of dollars)
Benefit obligation, beginning of year	$63.4	$51.1
Service cost	1.9	1.7
Interest cost	3.4	3.1
Plan amendments/law changes	0.7	(2.8)
Net actuarial loss	7.9	0.9
Foreign exchange rate changes	6.2	10.2
Contributions by plan participants	0.4	—
Benefits paid	(1.4)	(0.8)

Benefit obligation, end of year	$82.5	$63.4

        Expected benefit payments for the next five years and, in the aggregate for the years 2010 through 2014 are $1.7 million in 2005, $1.9 million in 2006, $2.1 million in 2007, $2.3 million in 2008, $2.6 million in 2009 and $14.8 million in 2010 through 2014.

        The following summarizes the accumulated and projected benefit obligations and the funded status of each of the company's foreign plans at December 31, 2004 and 2003:

	At December 31, 2004		At December 31, 2003
	The Netherlands Retirement Plan	Germany Retirement Plan	The Netherlands Retirement Plan	Germany Retirement Plan
	(Millions of dollars)
Accumulated benefit obligation	$60.9	$12.2	$48.9	$9.9
Projected benefit obligation	$69.9	$12.6	$53.2	$10.2
Market value of plan assets	59.2	—	51.3	—

Funded status	$(10.7)	$(12.6)	$(1.9)	$(10.2)

        Changes in the fair value of plan assets during 2004 and 2003 and the reconciliation of the plans' funded status to the amounts recognized in the financial statements for the foreign retirement plans at December 31, 2004 and 2003 were as follows:

	2004	2003
	(Millions of dollars)
Fair value of plan assets, beginning of year	$51.3	$39.0
Actual return on plan assets	2.4	4.0
Employer contributions	1.9	0.8
Participant contributions	0.4	—
Foreign exchange rate changes	4.4	8.2
Benefits paid	(1.2)	(0.7)

Fair value of plan assets, end of year	59.2	51.3
Benefit obligation	(82.5)	(63.4)

Funded status of plans	(23.3)	(12.1)
Amounts not recognized in the Combined Balance Sheet
Prior service cost	(2.3)	(3.1)
Net actuarial loss	22.1	12.3

Accrued liability	$(3.5)	$(2.9)

Accumulated benefit obligation	$(73.1)	$(58.8)

        The company expects to contribute $2.2 million to its foreign retirement plans in 2005.

        Classification of the amounts recognized in the Combined Balance Sheet for the foreign retirement plans at December 31, 2004 and 2003 is shown below:

	2004	2003
	(Millions of dollars)
Prepaid pension cost	$—	$6.3
Accrued benefit liability	(14.0)	(10.1)
Accumulated other comprehensive income (before tax)	10.5	0.9

Total	$(3.5)	$(2.9)

        For 2004, 2003 and 2002, the company had after-tax losses of $6.1 million, $0.6 million and nil, respectively, included in other comprehensive income resulting from changes in the additional minimum pension liability.

        Net periodic pension cost components for the foreign retirement plans for the years ended December 31, 2004, 2003 and 2002 were as follows:

	2004	2003	2002
	(Millions of dollars)
Net periodic cost—
Service cost	$1.9	$1.7	$1.4
Interest cost	3.4	3.1	2.5
Expected return on plan assets	(3.0)	(2.4)	(2.6)
Net amortization-
Prior service cost	(0.2)	—	—
Net actuarial loss	0.5	0.7	0.1

Total	$2.6	$3.1	$1.4

        Assumptions used in estimating the net periodic pension cost for the foreign plans were as follows:

	2004		2003		2002
	Germany Plans	The Netherlands Plan	Germany Plans	The Netherlands Plan	Germany Plans	The Netherlands Plan
Discount rate	5.5%	5.25%	5.75%	5.5%	5.75%	5.75%
Expected return on plan assets	N/A	5.75	N/A	5.75	N/A	7.0
Rate of compensation increases	2.75	2.82	2.75	5.0	3.0	2.5–7.5

        The following presents assumptions used in estimating the actuarial present value of the foreign plans' benefit obligations:

	2004		2003		2002
	Germany Plans	The Netherlands Plan	Germany Plans	The Netherlands Plan	Germany Plans	The Netherlands Plan
Discount rate	4.75%	4.75%	5.5%	5.25%	5.75%	5.5%
Rate of compensation increases	3.0	3.5	2.75	2.82	2.75	2.5–6.5

        Kerr-McGee based the discount rate assumptions for the foreign plans on local corporate bond index rates. Long-term rate of return assumption for the Netherlands plan is developed considering the portfolio mix and country-specific economic data that includes the rates of return on local government and corporate bonds.

        Asset categories for the funded retirement plan of employees in the Netherlands and the weighted-average asset allocations at December 31, 2004 and 2003, by asset category are as follows:

	December 31,
	2004	2003
Equity securities	24%	28%
Debt securities	76%	70%
Other	—	2%

Total	100%	100%

        The Netherlands plan is administered by a pension committee representing the employer, the employees and the pensioners, each with one equal vote. The pension committee members are approved by the state's lead pension agency based upon experience and character. The pension committee meets at least quarterly to discuss regulatory changes, asset performance and asset allocation. The plan assets are managed by one Dutch fund manager against a mandate set at least annually by the pension committee. Annually the plan assets are evaluated by a multinational benefits consultant against state defined actuarial tests to determine funding requirements.

19.    Employee Stock-Based Compensation

        Under Kerr-McGee's incentive compensation plans, the company's employees were granted stock options, restricted stock, stock opportunity grants and performance unit awards. It is expected that the company will establish its own stock-based compensation plan at the time of the offering.

        Stock Options—Stock options held by the company's employees are fixed-price options granted at the fair market value of the underlying common stock on the date of the grant. Generally, one-third of each grant vests and becomes exercisable over a three-year period immediately following the grant date and expires 10 years after the grant date.

        The following table summarizes transactions in Kerr-McGee stock options during 2004, 2003 and 2002 held by the company's employees. This information does not include options activity associated with Kerr-McGee employees currently performing corporate and administrative functions for the company that may become employees of the company at the time of the spin-off.

	2004		2003		2002
	Options	Weighted- Average Exercise Price per Option	Options	Weighted- Average Exercise Price per Option	Options	Weighted- Average Exercise Price per Option
Outstanding, beginning of year	1,077,764	$56.86	979,409	$59.29	542,958	$61.69
Options granted	135,510	49.45	171,050	42.95	467,477	56.36
Options exercised	(127,051)	47.05	(400)	42.95	(1,950)	46.51
Options forfeited	(27,628)	50.80	(42,071)	55.57	(20,867)	56.84
Options expired	(54,980)	60.32	(30,224)	58.77	(8,209)	60.39

Outstanding, end of year	1,003,615	57.08	1,077,764	56.86	979,409	59.29

Exercisable, end of year	756,480	59.41	652,361	59.69	384,541	60.41

        The following table summarizes information about stock options described above that are outstanding and exercisable at December 31, 2004:

	Options Outstanding			Options Exercisable
Options	Range of Exercise Prices per Option	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price per Option	Options	Weighted- Average Exercise Price per Option
203,898	$42.95—$49.99	7.9	$45.95	40,189	$42.95
265,755	50.00— 54.99	5.3	54.14	207,022	54.14
91,969	55.00— 59.99	2.8	59.08	91,969	59.08
288,956	60.00— 64.99	4.4	62.70	264,263	62.81
153,037	65.00— 69.99	4.6	65.21	153,037	65.21

1,003,615		5.2	57.08	756,480	59.41

        It is anticipated that unvested options to purchase Kerr-McGee common stock held by the company's employees and outstanding on the effective date of the Distribution will be converted to options to acquire the company's stock. The stock options, as converted, will assume the same vesting provisions, contractual life and other terms and conditions as the Kerr-McGee options they replaced. The number of shares and exercise price of each stock option will be adjusted so that each company option will have the same ratio of the exercise price per share to the market value per share and the same aggregate difference between market value and exercise price as the Kerr-McGee stock options prior to the conversion. No new measurement date is expected to occur upon conversion. Employees who hold vested options to purchase Kerr-McGee common stock as of the date of the Distribution may exercise such options for the lesser of three months after the effective date of the Distribution or the remaining term of the option award. However, employees who are eligible for retirement on the effective date of the Distribution may exercise their vested stock options for the lesser of four years after the effective date of the Distribution or the remaining term of the option award. Vested options not exercised during the specified time period will expire. Following the January 2005 grant, approximately 481,800 options to purchase Kerr-McGee common stock were held by the company's employees at March 31, 2005.

        Restricted Stock and Stock Opportunity Grants—Restricted stock under Kerr-McGee's plans was awarded in the name of the employee and, except for the right of disposal, holders have full stockholders' rights during the period of restriction, including voting rights and the right to receive dividends. Certain key employees in Europe and Australia have received stock opportunity grants giving them the opportunity to earn unrestricted stock in the future, provided that certain conditions are met. These stock opportunity grants do not carry voting privileges or dividend rights since the related shares are not issued until vested. Restricted stock and stock opportunity grants generally vest between three and five years. The following table summarizes certain information with respect to restricted stock and stock opportunity grants made by Kerr-McGee in 2004, 2003 and 2002 to the company's employees.

These transactions do not include shares associated with certain employees performing corporate and administrative functions for the company that may become employees of Tronox at the time of spin-off.

	2004		2003		2002
	Restricted Stock	Stock Opportunity Awards	Restricted Stock	Stock Opportunity Awards	Restricted Stock	Stock Opportunity Awards
Shares granted	37,127	6,616	52,100	8,650	10,000	—
Weighted average grant-date fair value	$49.45	$49.45	$43.19	$43.19	$57.58	—

        Compensation expense allocated to the company associated with restricted stock and stock opportunity awards made to the company's employees was $2.2 million, $1.2 million and nil in 2004, 2003, and 2002, respectively.

        On the effective date of the Distribution, restricted stock and stock opportunity awards are expected to be converted to awards of the company's stock with the same terms and conditions, except that the number of shares covered by the awards will be adjusted using a ratio of Kerr-McGee share price to the company's share price, as defined in the Employee Benefits Agreement between the company and Kerr-McGee. Following the January 2005 grant, approximately 112,000 shares of Kerr-McGee restricted stock and 20,000 shares of Kerr-McGee stock opportunity awards were held by the company's employees at March 31, 2005.

        Performance Units—Performance units provide for cash awards that are based on Kerr-McGee's total stockholder return over a stated period as compared to selected peer companies. At December 31, 2004 and 2003, the company's employees held 1,243,234 and 1,332,000 performance units, respectively. Compensation expense allocated to the company associated with performance units was not material for all periods presented. Following the January 2005 grant, approximately 2,468,000 performance units were held by the company's employees at March 31, 2005.

        Performance unit awards that are vested at the time of the completion of the Distribution will be paid by Kerr-McGee in accordance with the terms of the relevant plan. Unvested performance unit awards held by the company's employees as of the date of the Distribution will be forfeited. The company will provide a stock option or restricted stock grant equal to the value of the forfeited awards. The value will be determined by calculating total shareholder return and associated payout as if the entire performance cycle ended on the date of the offering.

        Employee Stock Ownership Plan—The company's employees participate in the Kerr-McGee Corporation Savings Investment Plan (SIP), a defined contribution plan sponsored by Kerr-McGee. Kerr-McGee makes matching contributions to a leveraged Employee Stock Ownership Plan (ESOP), which is a part of the SIP. Shares held in the ESOP trust are allocated to participant's accounts in the SIP in satisfaction of the matching contribution. Compensation expense associated with the Kerr-McGee SIP allocated to the company was $3.5 million, $9.8 million and $3.7 million in 2004, 2003 and 2002, respectively. The company expects to establish, effective on the date of the Distribution, its own defined contribution plan.

20.    Other Income (Expense)

        Components of other income (expense) in 2004, 2003 and 2002 were as follows:

	2004	2003	2002
	(Millions of dollars)
Net foreign currency transaction gain (loss)	$(5.4)	$(3.7)	$6.4
Equity in net earnings of equity method investees	2.4	0.8	0.5
Interest expense, net	(9.6)	(8.9)	(11.2)
Loss on accounts receivables sales	(8.2)	(4.8)	(4.7)
Other expense	(4.5)	(4.0)	(4.2)

Total	$(25.3)	$(20.6)	$(13.2)

21.    Contingencies

        The following table summarizes the contingency reserve balances, provisions, payments and settlements for 2002, 2003 and 2004, as well as balances, accruals and receipts of reimbursements of environmental costs from other parties.

	Reserves for Litigation(1)	Reserves for Environmental Remediation(2)	Reimbursements Receivable(3)
	(Millions of dollars)
Balance, December 31, 2001	$20.7	$162.3	$—
Provisions / Accruals	69.1	188.1	112.7
Payments / Settlements	(46.9)	(121.1)	—

Balance, December 31, 2002	42.9	229.3	112.7
Provisions / Accruals	1.3	88.2	32.2
Payments / Settlements	(38.4)	(97.9)	(14.8)

Balance, December 31, 2003	5.8	219.6	130.1
Provisions / Accruals	0.2	81.4	14.2
Payments / Settlements	(3.4)	(85.2)	(50.5)

Balance, December 31, 2004	$2.6	$215.8	$93.8

(1)
Provisions for litigation in 2002, 2003 and 2004 include $69.1 million, $1.2 million and nil, respectively, related to the company's former forest products operations and thorium manufacturing operations and, therefore, are reflected in loss from discontinued operations (net of tax) in the Combined Statement of Operations.

(2)
Provisions for environmental remediation and restoration in 2002, 2003 and 2004 include $173.8 million, $52.3 million and $75.7 million, respectively, related to the company's former forest products operations, thorium manufacturing, uranium and refining operations. These charges are reflected in the Combined Statement of Operations as a component of loss from discontinued operations (net of tax).

(3)
Reimbursements for environmental remediation and restoration in 2002, 2003 and 2004 include $112.7 million, $11.2 million and $14.2 million, respectively, related to the company's former thorium manufacturing operations, which are reflected in the Combined Statement of Operations as a component of loss from discontinued operations (net of tax).

        Management believes, after consultation with internal legal counsel, that currently the company has reserved adequately for the reasonably estimable costs of environmental matters and other contingencies. Additions to the reserves may be required as additional information is obtained that enables the company to better estimate its liabilities, including liabilities at sites now under review. At this time, however, the company cannot reliably estimate a range of future additions to the reserves for any individual site or for all sites collectively. Following are discussions regarding certain environmental sites and litigation. Reserves for each environmental site are based on assumptions regarding the volumes of contaminated soils and groundwater involved, as well as associated excavation, transportation and disposal costs.

        The company provides for costs related to contingencies when a loss is probable and the amount is reasonably estimable. It is not possible for the company to reliably estimate the amount and timing of all future expenditures related to environmental and legal matters and other contingencies because, among other reasons:

  •
  some sites are in the early stages of investigation, and other sites may be identified in the future;

  •
  remediation activities vary significantly in duration, scope and cost from site to site depending on the mix of unique site characteristics, applicable technologies and regulatory agencies involved;

  •
  cleanup requirements are difficult to predict at sites where remedial investigations have not been completed or final decisions have not been made regarding cleanup requirements, technologies or other factors that bear on cleanup costs;

  •
  environmental laws frequently impose joint and several liability on all potentially responsible parties, and it can be difficult to determine the number and financial condition of other potentially responsible parties and their respective shares of responsibility for cleanup costs;

  •
  environmental laws and regulations, as well as enforcement policies, are continually changing, and the outcome of court proceedings and discussions with regulatory agencies are inherently uncertain;

  •
  some legal matters are in the early stages of investigation or proceeding or their outcomes otherwise may be difficult to predict, and other legal matters may be identified in the future;

  •
  unanticipated construction problems and weather conditions can hinder the completion of environmental remediation; the inability to implement a planned engineering design or use planned technologies and excavation methods may require revisions to the design of remediation measures, which delay remediation and increase costs; and the identification of additional areas or volumes of contamination and changes in costs of labor, equipment and technology generate corresponding changes in environmental remediation costs.

Environmental

Henderson, Nevada

        In 1998, Tronox LLC (formerly Kerr-McGee Chemical LLC) decided to exit the ammonium perchlorate business. At that time, Tronox LLC curtailed operations and began preparation for the shutdown of the associated production facilities in Henderson, Nevada, that produced ammonium perchlorate and other related products. Manufacture of perchlorate compounds began at Henderson in

1945 in facilities owned by the U.S. government. The U.S. Navy expanded production significantly in 1953 when it completed construction of a plant for the manufacture of ammonium perchlorate. The Navy continued to own the ammonium perchlorate plant as well as other associated production equipment at Henderson until 1962, when the plant was purchased by a predecessor of the company. The ammonium perchlorate produced at the Henderson facility was used primarily in federal government defense and space programs. Perchlorate that may have originated, at least in part, from the Henderson facility has been detected in nearby Lake Mead and the Colorado River, which contribute to municipal water supplies in Arizona, Southern California and Southern Nevada.

        Tronox LLC began decommissioning the facility and remediating associated perchlorate contamination, including surface impoundments and groundwater, when it decided to exit the business in 1998. In 1999 and 2001, Tronox LLC entered into consent orders with the Nevada Division of Environmental Protection (NDEP) that requires it to implement both interim and long-term remedial measures to capture and remove perchlorate from groundwater. In April 2005, Tronox LLC entered into an amended consent order with NDEP that requires, in addition to the capture and treatment of groundwater, the closure of a certain impoundment related to the past production of ammonium perchlorate, including treatment and disposal of solution and sediment contained in the impoundment.

        In 1999, Tronox LLC initiated the interim measures required by the consent orders. A long-term remediation system is operating in compliance with the consent orders. Initially, the remediation system was projected to operate through 2007. However studies of the decline of perchlorate levels in the groundwater indicate that Tronox LLC may need to operate the system through 2011. The scope, duration and cost of groundwater remediation ultimately will be driven in the long term by drinking water standards regarding perchlorate, which to date have not been formally established by applicable state or federal regulatory authorities. The Environmental Protection Agency (EPA) and other federal and state agencies continue to evaluate the health and environmental risks associated with perchlorate as part of the process for ultimately setting drinking water standards. One state agency, the California Environmental Protection Agency (CalEPA), has set a public health goal for perchlorate, and the federal EPA has established a reference dose for perchlorate, which are preliminary steps to setting drinking water standards. The establishment of drinking water standards could materially affect the scope, duration and cost of the long-term groundwater remediation that Tronox LLC is required to perform.

        Financial Reserves—Reserves for Henderson totaled $11.0 million as of December 31, 2004. In the first quarter of 2005, $26.2 million was added to the reserve for Henderson to cover the operating and maintenance costs over the extended period for groundwater treatment and $4.2 million was added for closure of the ammonium perchlorate pond. Remaining reserves for Henderson totaled $40.0 million as of March 31, 2005. As noted above, the long-term scope, duration and cost of groundwater remediation and impoundment closure are uncertain and, therefore, additional costs beyond those accrued may be incurred in the future. However, the amount of any additional costs cannot be reasonably estimated at this time.

        Litigation—In 2000, Tronox LLC initiated litigation against the United States seeking contribution for its Henderson response costs. The suit is based on the fact that the government owned the plant in the early years of its operation, exercised significant control over production at the plant and the sale of products produced at the plant, even while not the owner, and was the largest consumer of products produced at the plant. The discovery stage of litigation is substantially complete, and the parties have filed certain pretrial motions that are being considered by the court. Although the outcome of the litigation is uncertain, the company believes it is likely to recover a portion of its costs from the government. The amount and timing of any recovery cannot be estimated at this time and, accordingly, the company has not recorded a receivable or otherwise reflected in the financial statements any potential recovery from the government.

        In addition, on July 26, 2004, Tronox LLC was served with a lawsuit, which was filed in the United States District Court for the District of Arizona. The lawsuit, Alan Curtis and Linda Curtis v. City of Bullhead City, et al., in which Tronox LLC is one of several defendants (the Defendants), alleges various causes of action under a variety of common law theories and federal environmental laws and seeks recovery for damages allegedly caused by the alleged exposure to and the migration of various chemical contaminants contained in the Colorado River. The two plaintiffs, who are not suing on behalf of any other party, also seek an order requiring the Defendants to remediate the contamination. The company intends to vigorously defend against the lawsuit. The company believes that the litigation will not have a material adverse effect on its financial condition or results of operations.

        Insurance—In 2001, Tronox LLC purchased a 10-year, $100 million environmental cost cap insurance policy for groundwater and other remediation at Henderson. The insurance policy provides coverage only after Tronox LLC exhausts a self-insured retention of approximately $61.3 million and covers only those costs incurred to achieve a cleanup level specified in the policy. As noted above, federal and state agencies have not established a drinking water standard and, therefore, it is possible that Tronox LLC may be required to achieve a cleanup level more stringent than that covered by the policy. If so, the amount recoverable under the policy may be less than the ultimate cleanup cost.

        At December 31, 2004, expenditures incurred to date of approximately $67.2 million plus remaining costs to be incurred of approximately $9.5 million exceeded the self-insured retention, resulting in an expected insurance reimbursement based on those cost estimates. The company believes that the reimbursement is probable and, accordingly, recorded a receivable in the financial statements of $15.0 million as of December 31, 2004. In connection with the additional reserve recorded in the first quarter of 2005 discussed above, the company expects an additional $19.0 million to be covered by the insurance policy. The company believes that at March 31, 2005, a reimbursement of $34.0 million is probable and, accordingly, has recorded a receivable in the financial statements for the first quarter of 2005 for that amount.

West Chicago, Illinois

        In 1973, Tronox LLC closed a facility in West Chicago, Illinois, that processed thorium ores for the federal government and for certain commercial purposes. Historical operations had resulted in low-level radioactive contamination at the facility and in surrounding areas. The original processing facility is regulated by the State of Illinois (the State), and four vicinity areas are designated as Superfund sites on the National Priorities List (NPL).

        Closed Facility—Pursuant to agreements reached in 1994 and 1997 among Tronox LLC, the City of West Chicago and the State regarding the decommissioning of the closed West Chicago facility, Tronox LLC has substantially completed the excavation of contaminated soils and has shipped those soils to a licensed disposal facility. Surface restoration was completed in 2004, except for areas designated for use in connection with the Kress Creek and Sewage Treatment Plant remediation discussed below. Groundwater monitoring and remediation is expected to continue for approximately ten years.

        Vicinity Areas—EPA has listed four areas in the vicinity of the closed West Chicago facility on the NPL and has designated Tronox LLC as a Potentially Responsible Party (PRP) in these four areas. Tronox LLC has substantially completed remedial work for two of the areas (known as the Residential Areas and Reed-Keppler Park). The other two NPL sites, known as Kress Creek and the Sewage Treatment Plant, are contiguous and involve low levels of insoluble thorium residues, principally in streambanks and streambed sediments, virtually all within a floodway. Tronox LLC has reached an agreement with the appropriate federal and state agencies and local communities regarding the characterization and cleanup of the sites, past and future government response costs, and the waiver of natural resource damages claims. The agreement has been incorporated in a consent decree, which must be entered by a federal court. The consent decree was lodged with the court in April 2005 and is expected to be approved by the court in due course. The cleanup work, which is expected to take about four to five years to complete following entry of the consent decree, will require excavation of contaminated soils and stream sediments, shipment of excavated materials to a licensed disposal facility and restoration of affected areas.

        Financial Reserves—In 2004, $30.9 million was added to the reserve for the West Chicago site to cover increased soil volumes encountered at the closed facility, anticipated groundwater remediation the company believes will be required following soil removal at the closed facility, increased soil volumes at Kress Creek and required future payments for past costs and access fees. As of December 31, 2004, the company had reserves of $102.1 million for costs related to the West Chicago facility and vicinity properties. In the first quarter of 2005, $10.0 million was added to the reserve for West Chicago site to cover increased soil volumes encountered during the final stage of characterization of Kress Creek and increases in labor and materials. Although actual costs may exceed current estimates, the amount of any increase cannot be reasonably estimated at this time. The amount of the reserve is not reduced by reimbursements expected from the federal government under Title X of the Energy Policy Act of 1992 (Title X) (discussed below).

        Government Reimbursement—Pursuant to Title X, the U.S. Department of Energy (DOE) is obligated to reimburse the company for certain decommissioning and cleanup costs incurred in connection with the West Chicago sites in recognition of the fact that about 55% of the facility's production was dedicated to U.S. government contracts. The amount authorized for reimbursement under Title X is $365 million plus inflation adjustments. That amount is expected to cover the government's full share of West Chicago cleanup costs. Through December 31, 2004, the company had been reimbursed approximately $215.0 million under Title X.

        Reimbursements under Title X are provided by congressional appropriations. Historically, congressional appropriations have lagged the company's cleanup expenditures. As of December 31, 2004, the government's share of costs incurred by the company but not yet reimbursed by the DOE totaled approximately $78.8 million. The company believes receipt of the $78.8 million government share in due course following additional congressional appropriations is probable and has reflected that amount as a receivable in the financial statements. Approximately $65.7 million of the $78.8 million arrearage was received during the first quarter of 2005. The company will recognize recovery of the government's share of future remediation costs for the West Chicago sites as it incurs the cash expenditures.

Ambrosia Lake, New Mexico

        From the late 1950s until 1988, the company operated a uranium mining and milling operation at Ambrosia Lake near Grants, New Mexico pursuant to a license issued by the Atomic Energy Commission (AEC) (now the Nuclear Regulatory Commission (NRC)). When the operation was sold, the company retained responsibility for certain environmental conditions existing at the site, including mill tailings, selected ponds and groundwater contamination. Since 1988, the current owner of the site has been decommissioning the site pursuant to the license issued by NRC. Mill tailings and selected pond sediments have been consolidated in an onsite containment unit. A request to cease groundwater treatment has been under review by the NRC since 2001. In addition, a decommissioning plan for remaining impacted soil was submitted by the current owner to the NRC in January 2005 and is currently under review. If approved, the soil decommissioning plan would take about two to three years to complete.

        Financial Reserves—As of December 31, 2004, the company had reserves of $7.7 million for the costs of the remediation activities described above, including groundwater remediation. Although actual costs may exceed current estimates, the amount of any increases cannot be reasonably estimated at this time.

        In addition, the current owner is investigating soil contamination potentially caused by past discharge of mine water from the site. Also, the State of New Mexico has recently raised issues about certain non-radiological constituents in the groundwater at the site. The request to cease groundwater treatment, which is being reviewed by the NRC, will be amended to include these non-radiological constituents. Discussions regarding these issues are ongoing, and resolution of them could affect remediation costs and/or delay ultimate site closure.

Crescent, Oklahoma

        Beginning in 1965, Cimarron Corporation ("Cimarron") operated a facility near Crescent, Oklahoma at which it produced uranium and mixed oxide nuclear fuels pursuant to licenses issued by AEC (now NRC). Operations at the facility ceased in 1975. Since that time, buildings and soils were decommissioned in accordance with the NRC licenses. In limited areas of the site, groundwater is contaminated with radionuclides, and, in 2003, Cimarron submitted to the NRC and the Oklahoma Department of Environmental Quality (ODEQ) a draft remediation work plan addressing the groundwater contamination. It is anticipated that in 2005 the company will evaluate available technologies and submit a final plan to the NRC and the ODEQ addressing remaining groundwater issues. Duration of remedial activities currently cannot be estimated.

        Financial Reserves—As of December 31, 2004, the company had reserves of $7.1 million for the costs of the remediation activities, including those currently under evaluation, described above. Although actual costs may exceed current estimates, the amount of any increases cannot be reasonably estimated at this time.

Lakeview, Oregon

        A predecessor of Tronox Worldwide LLC operated two uranium mines near Lakeview, Oregon from 1958 to 1960. The mines are currently designated as a Superfund site. In 2001, EPA issued a Record of Decision requiring consolidation and capping of contaminated soils and continued

neutralization of acidic waters in one of the two mines. It is anticipated that required work will take about two to three more years to complete.

        Litigation—In April 2005, Tronox Worldwide LLC and two other parties reached an agreement in principle with the federal government to settle a lawsuit filed by the government with respect to the remediation of contaminated materials at the site and to settle related claims by the parties. The suit sought reimbursement of Forest Service response costs, an injunction requiring compliance with a Unilateral Administrative Order issued to the private parties regarding cleanup of the site, and civil penalties for alleged noncompliance with the administrative order. As a result of the settlement, the parties have resolved their respective claims and agree to apportion responsibility for the cleanup. Provided the settlement is formalized, the remediation would begin in the third quarter of 2005 and take between one and two years to complete.

        Financial Reserves—As of December 31, 2004, the company had reserves of $8.3 million for the costs of the remediation activities described above. Although actual costs may exceed current estimates, the amount of any increases cannot be reasonably estimated at this time.

Soda Springs, Idaho

        From 1963 to 2000, Tronox LLC owned and operated a vanadium processing facility near Soda Springs, Idaho. In 1989, EPA designated this site as a Superfund site under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), listed the site on the NPL and named Tronox LLC as a PRP. In 2000, EPA amended a Record of Decision (ROD) previously issued by it, requiring Tronox LLC to address the presence of calcine tailings, a byproduct of vanadium processing. The amended ROD required the capping of the calcine tailings in place and the closure of certain impoundments.

        Since 2000, the vanadium processing facility plant and a fertilizer plant on the site have been closed, dismantled and removed from the site. All former impoundments included in the amended ROD have been closed. A ten-acre pond not covered by the ROD is scheduled for closure within the next two years. Tronox LLC anticipates constructing a landfill onsite as part of the closure.

        Financial Reserves—As of December 31, 2004, the company had reserves of $3.0 million for the costs of the remediation required by the ROD as well as closure of the above mentioned ten-acre pond. Although actual costs may exceed current estimates, the amount of any increases cannot be reasonably estimated at this time.

Milwaukee, Wisconsin

        In 1976, Tronox LLC closed a wood-treatment facility it had operated in Milwaukee, Wisconsin. Operations at the facility prior to its closure had resulted in the contamination of soil and groundwater at and around the site with creosote and other substances used in wood treating. In 1984, EPA designated the Milwaukee wood-treatment facility as a Superfund site under CERCLA, listed the site on the NPL and named Tronox LLC as a PRP. Tronox LLC executed a consent decree in 1991 that required it to perform soil and groundwater remediation at and below the former wood-treatment area and to address a tributary creek of the Menominee River that had become contaminated as a result of the wood-treatment operations. Actual remedial activities were deferred until after the decree was finally entered in 1996 by a federal court in Milwaukee.

        Groundwater treatment was initiated in 1996 to remediate groundwater contamination below and in the vicinity of the former wood-treatment area. It is not possible to reliably predict how groundwater conditions will be affected by soil removal in the vicinity of the former wood-treatment area, which has been completed, and by ongoing groundwater treatment. It is unknown, therefore, how long groundwater treatment will continue. Soil cleanup of the former wood-treatment area began in 2000 and was completed in 2002. Also in 2002, remedial designs for the upper portion of the tributary creek were agreed to with EPA, after which Tronox LLC began the implementation of a remedy to reroute the creek and to remediate associated sediment and stream bank soils. Remediation of the upper portion of the creek is expected to take about three more years. Tronox LLC has not yet agreed with relevant regulatory authorities regarding remedial designs for the lower portion of the tributary creek.

        Financial Reserves—As of December 31, 2004, the company had reserves of $6.5 million for the costs of the remediation work described above. Although actual costs may exceed current estimates, the amount of any increases cannot be reasonably estimated at this time. The costs associated with remediation, if any, of the lower portion of the tributary creek are not reasonably estimable.

New Jersey Wood-Treatment Site

        Tronox LLC was named in 1999 as a PRP under CERCLA at a former wood-treatment site in New Jersey at which EPA is conducting a cleanup. On April 15, 2005, Tronox LLC and its ultimate parent received a letter from EPA asserting that they are liable under CERCLA as a former owner or operator of the site and demanding reimbursement of costs expended by EPA at the site. The demand is for payment of past costs in the amount of approximately $179 million, plus interest. Tronox LLC did not operate the site, which had been sold to a third party before Tronox LLC succeeded to the interests of a predecessor owner in the 1960's. The predecessor also did not operate the site, which had been closed down before it was acquired by the predecessor. Based on historical records, there are substantial uncertainties about whether or under what terms the predecessor assumed liabilities for the site. In addition, it appears there may be other PRPs, though it is not known whether the other PRPs have received similar letters from EPA. The company intends to vigorously defend against EPA's claim. The company has not recorded a reserve for the site as it is not possible to reliably estimate the liability, if any, it may have for the site because of the aforementioned defenses and uncertainties and the potential existence of other PRPs.

Sauget, Illinois

        From 1927 to 1969, Tronox LLC operated a wood-treatment plant on a 60-acre site in the Village of Sauget (formerly known as Monsanto) in St. Clair County, Illinois. Operations on the property resulted in the contamination of soil, surface water, and groundwater at the site with creosote and other substances used in wood treating. In 1988, Tronox LLC entered into a court-approved consent order with the Illinois Attorney General and Illinois Environmental Protection Agency. The consent order requires Tronox LLC to perform an environmental investigation and remediation feasibility study, and this work is ongoing. Soil remediation and groundwater monitoring are being conducted, and further remediation options to address sediment and surface water are being evaluated. Duration of remedial activities currently cannot be estimated.

        Financial Reserves—As of December 31, 2004, the company had reserves of approximately $4.1 million for the remediation activities, including those currently under evaluation, described above. Although actual costs may exceed current estimates, the amount of any increases cannot be reasonably estimated at this time.

Hattiesburg, Mississippi

        In January 2003, Tronox LLC entered into a consent order with the Mississippi Department of Environmental Quality to implement a remedy pursuant to an approved remediation work plan for a wood-treatment site in Hattiesburg, Mississippi. Components of the work plan included excavation of certain materials from the former processing areas and off-site sediments and containment of other on-site and off-site materials. Remediation of the former processing and certain off-site areas was completed in 2003. Some off-site remediation required by the work plan has not been completed where access by current leaseholders has been denied. Efforts to obtain necessary access are ongoing, and remedial activities are expected to take about one to two more years once access is obtained.

        Financial Reserves—As of December 31, 2004, the company had reserves of approximately $2.9 million for the remediation activities described above. Although actual costs may exceed current estimates, the amount of any increases cannot be reasonably estimated at this time.

Cleveland, Oklahoma

        Kerr-McGee Refining Corporation ("KM Refining") owned and operated a petroleum refinery near Cleveland, Oklahoma until the facility was closed in 1972. In 1992, KM Refining entered into a Consent Order with the Oklahoma Department of Health (later, the ODEQ), which addresses the remediation of air, soil, surface water and ground water contaminated by hydrocarbons and other refinery related materials. Facility dismantling and several interim remedial measures have been completed. In 2004, ODEQ approved the soil and waste feasibility study, which includes construction of an on-site disposal cell. Design of the cell is in process. In addition, a feasibility study of surface and groundwater remedial measures has been submitted to ODEQ and currently is under review. Duration of remedial activities currently cannot be estimated.

        Financial Reserves—As of December 31, 2004, the company had reserves of approximately $3.8 million for the remediation activities described above, including the remedial measures recommended in the feasibility study currently under review. Although actual costs may exceed current estimates, the amount of any increases cannot be reasonably estimated at this time.

Cushing, Oklahoma

        In 1972, KM Refining closed a petroleum refinery it had operated near Cushing, Oklahoma. Prior to closing the refinery, KM Refining also had produced uranium and thorium fuel and metal at the site pursuant to licenses issued by the AEC. The uranium and thorium operations commenced in 1962 and were shutdown in 1966, at which time KM Refining decommissioned and cleaned up to applicable standards the portion of the facility related to uranium and thorium operations. The refinery also was cleaned up to applicable standards at the time of closing.

        Subsequent regulatory changes have required more extensive remediation at the site. In 1990, KM Refining entered into a consent agreement with the State of Oklahoma to investigate the site and take appropriate remedial actions related to petroleum refining and uranium and thorium residuals. Investigation and remediation of hydrocarbon contamination is being performed under the oversight of the ODEQ. Soil remediation to address hydrocarbon contamination is expected to take about four more years. The long-term scope, duration and cost of groundwater remediation are uncertain and, therefore, additional costs beyond those accrued may be incurred in the future.

        Additionally, in 1993, KM Refining received a decommissioning license from the NRC, the successor to AEC's licensing authority, to perform certain cleanup of uranium and thorium residuals. All known radiological contamination has been removed from the site and shipped to a licensed disposal facility.

        Financial Reserves—As of December 31, 2004, the company had reserves of $21.4 million for the costs of the ongoing remediation and decommissioning work described above. Although actual costs may exceed current estimates, the amount of any increases cannot be reasonably estimated at this time.

Calhoun, Louisiana

        From 1973 until 1988, KM Refining owned and operated a gas condensate stripping facility located near Calhoun, Louisiana. When the facility was sold in 1988, KM Refining retained responsibility for environmental conditions existing prior to the date of closing. Operations at the facility prior to the sale had resulted in the contamination of soil and groundwater with petroleum hydrocarbons. The Louisiana Department of Environmental Quality has approved a Corrective Action Plan for remediating the soil and groundwater contamination. Remediation is ongoing and expected to take about three more years.

        Financial Reserves—As of December 31, 2004, the company had reserves of $5.8 million for the costs of the remediation activities described above. Although actual costs may exceed current estimates, the amount of any increases cannot be reasonably estimated at this time.

Other Sites

        In addition to the sites described above, the company is responsible for environmental costs related to certain other sites. These sites relate primarily to wood-treating, chemical production, landfills, mining, and oil and gas refining, distribution and marketing. As of December 31, 2004, the company had reserves of $32.1 million for the environmental costs in connection with these other sites. Although actual costs may exceed current estimates, the amount of any increases cannot be reasonably estimated at this time.

Litigation and Claims

Coal Supply Contract

        A predecessor of Tronox Worldwide LLC entered into a coal supply contract with Peabody Coaltrade, Inc. ("PCI") in February 1998. In 1998, the predecessor exited the coal business and assigned its rights and obligations under the coal supply contract to a third party. In connection with the assignment, the predecessor agreed to guarantee performance under the contract. PCI has notified Tronox Worldwide LLC of a threatened default by the assignee under the coal supply contract and that PCI may seek to hold Tronox Worldwide LLC liable under the 1998 guaranty in the event of a default. In addition to other defenses to the enforceability of the guaranty, the company believes the guaranty expired in January 2003 when the primary term of the coal supply contract expired. No reserve has been provided for performance under the guaranty because the company does not believe a loss is probable and the amount of any loss is not reasonably estimable.

Western Fertilizer Contract

        In 1995, the company executed an exclusive agreement with Western Fertilizer, Inc. ("Western Fertilizer") for the storage and distribution of fertilizer produced by the company. In May 2000, the company terminated the agreement because the owner, operator and the key person of Western Fertilizer, had been sentenced to serve 17 years in prison for federal crimes involving activities unrelated to the company, thus rendering Western Fertilizer unable to perform its duties under the agreement. In June 2000, Western Fertilizer filed for bankruptcy, and its trustee alleged that the company did not have the right to terminate the agreement. In May 2003, Western Fertilizer's bankruptcy claim against Kerr-McGee and Tronox LLC was transferred to a litigation trust, and, in October 2004, the litigation trust filed an amended complaint in a pending federal lawsuit in the U.S. District Court in Idaho, seeking monetary damages of approximately $13 million for alleged breaches of contract. The litigation is in the early stages of discovery. The company believes that the claims made in the complaint are without substantial merit and is vigorously defending against them. The company believes that damages, if any, related to the claims will not have a material adverse effect on the company.

Flint Hills Contract

        On October 11, 2004, Kerr-McGee and Southwestern Refining Corporation were named defendants in a lawsuit filed by Flint Hills Resources, LP. In the lawsuit, which has been removed to the U.S. District Court in the Southern District of Texas, Corpus Christi division, Flint Hills alleges that Kerr-McGee and Southwestern Refining Corporation breached certain environmental representations and warranties contained in the agreement pursuant to which Southwestern Refining Corporation sold its refinery in Corpus Christi, Texas to a predecessor of Flint Hills. Flint Hills claims damages of approximately $7 million. The litigation is in the early stages of discovery. The company believes that the claims made in the complaint are without substantial merit and is vigorously defending against them. The company believes that damages, if any, related to the claims will not have a material adverse effect on the company.

Forest Products Litigation

        Between 1999 and 2001, Tronox LLC was named in 22 lawsuits in three states (Mississippi, Louisiana and Pennsylvania) in connection with former forest products operations located in those states (in Columbus, Mississippi; Bossier City, Louisiana; and Avoca, Pennsylvania). The lawsuits sought recovery under a variety of common law and statutory legal theories for personal injuries and property damages allegedly caused by exposure to and/or release of creosote and other substances used in the wood-treatment process. Tronox LLC has executed settlement agreements that are expected to resolve substantially all of the Louisiana, Pennsylvania and Mississippi lawsuits described above. Resolution of the remaining cases is not expected to have a material adverse effect on the company.

        Following the adoption by the Mississippi legislature of tort reform, plaintiffs' lawyers filed many new lawsuits across the state of Mississippi in advance of the reform's effective date. On December 31, 2002, August 31, 2004, September 27, 2004 and May 2, 2005, approximately 250 lawsuits were filed against the company on behalf of approximately 5,100 claimants in connection with the company's Columbus, Mississippi, operations, seeking recovery on legal theories substantially similar to those advanced in the litigation referred to above. Substantially all of these lawsuits were filed in or have been removed to the U.S. District Court for the Northern District of Mississippi, and the court has consolidated these lawsuits for pretrial and discovery purposes. On December 31, 2002, June 13, 2003, and June 25, 2004, three lawsuits were filed against Tronox LLC in connection with a former wood-treatment plant located in Hattiesburg, Mississippi. On September 9, 2004, February 11, 2005, and March 2, 2005, three lawsuits were filed against Tronox LLC in connection with a former wood-treatment plant located in Texarkana, Texas. In addition, on January 3, 2005, February 16, 2005, and March 11, 2005, 32 lawsuits were filed against Tronox LLC and Tronox Worldwide LLC in connection with the Avoca, Pennsylvania facility described above. These lawsuits seek recovery on legal theories substantially similar to those advanced in the litigation referred to above. A total of approximately 3,300 claimants now have asserted claims in connection with the Hattiesburg plant, there are 64 plaintiffs named in the Texarkana lawsuits and approximately 4,600 plaintiffs are named in the new Avoca lawsuits. Tronox LLC has resolved approximately 1,490 of the Hattiesburg claims pursuant to a settlement reached in April 2003, which has resulted in aggregate payments by Tronox LLC of approximately $0.6 million.

        The company believes that the follow-on Columbus and Avoca claims, the remaining Hattiesburg claims and the claims related to the Texarkana plants are without substantial merit and are vigorously defending against them. The company has not provided a reserve for these lawsuits because at this time it cannot reasonably determine the probability of a loss, and the amount of loss, if any, cannot be reasonably estimated. The company believes that the ultimate resolution of the forest products litigation will not have a material adverse effect on the company.

Kemira

        In 2000, the company acquired its titanium dioxide production facility in Savannah, Georgia, from Kemira Pigments Oy, a Finnish company, and its parent, Kemira Oyj (together, "the Sellers"). After acquiring the facility, the company discovered that certain matters associated with environmental conditions and plant infrastructure was not consistent with representations made by the Sellers. The company sought recovery for breach of representations and warranties in a proceeding before the London Court of International Arbitration (LCIA). On May 9, 2005, the Company received notice from the LCIA that the LCIA had found in favor of the company as to liability with respect to certain of the claims. The LCIA still must determine the amount of damages, and, in that regard, the company is seeking in excess of $40 million in damages, together with interest, costs and attorney fees. In light of the recent receipt of the lengthy arbitration decision on the liability phase and the complexity of the matter, the company currently cannot reasonably estimate the amount of damages that will be awarded. The company will recognize a receivable, if and when damages are awarded and all contingencies associated with any recovery are resolved.

Other Matters

        The company is a party to a number of legal and administrative proceedings involving environmental and/or other matters pending in various courts or agencies. These proceedings, individually and in the aggregate, are not expected to have a material adverse effect on the company. These are also proceedings associated with facilities currently or previously owned, operated or used by the company and/or its predecessors, some of which include claims for personal injuries, property damages, clean up costs and other environmental matters. Current and former operations of the company also involve management of regulated materials and are subject to various environmental laws and regulations. These laws and regulations will obligate the company to clean up various sites at which petroleum and other hydrocarbons, chemicals, low-level radioactive substances and/or other materials have been contained, disposed of or released. Some of these sites have been designated Superfund sites by EPA pursuant to CERCLA or state equivalents. Similar environmental laws and regulations and other requirements exist in foreign countries in which the company operates.

22.    Commitments

Lease Obligations and Purchase Obligations

        The company has various commitments under noncancelable operating lease agreements, principally for railcars and production equipment. Aggregate minimum annual rentals under all operating leases at December 31, 2004 are shown in the table below. Total rental expense was $17.4 million in 2004, $16.2 million in 2003 and $13.2 million in 2002.

        In the normal course of business, the company enters into contractual agreements to purchase raw materials and utilities. Aggregate future payments under these contracts are shown in the table below.

	Payments due by period
Type of Obligation	2005	2006	2007	2008	2009	After 2009	Total
	(Millions of dollars)
Operating leases	$6.1	$3.4	$3.1	$2.7	$2.6	$12.6	$30.5
Purchase obligations—
Ore contracts	155.6	100.4	90.8	40.3	—	—	387.1
Other purchase obligations	91.7	74.9	65.7	18.2	13.1	33.2	296.8

Total	$253.4	$178.7	$159.6	$61.2	$15.7	$45.8	$714.4

        As discussed in Note 18, the company will be obligated under the Employee Benefits Agreement with Kerr-McGee to maintain the Material Features (as defined in the Employee Benefits Agreement) of the U.S. postretirement plan without change for a period of three years following the Distribution date. Based on the actuarially projected obligations under that plan, the company expects contributions to be in the range of $12.0 to $16.0 million for each of the next three years.

Letters of Credit and Other

        At December 31, 2004, the company had outstanding letters of credit in the amount of approximately $7.5 million. These letters of credit have been granted by financial institutions to support our environmental clean-up costs and severance requirements in international locations.

        The company has entered into certain agreements that require it to indemnify third parties for losses related to environmental matters, litigation and other claims. No material obligations have been recorded in connection with such indemnification agreements.

        As discussed in Notes 2 and 17, the company has obligations associated with the retirement of tangible long-lived assets. In addition to asset retirement obligations reflected in the company's Combined Balance Sheet, obligations exist for certain facilities that are not estimable until the timing of settlement is known and, therefore, have not been reflected in the accompanying financial statements.

23.    Reporting by Business Segments and Geographic Locations

        The company has two reportable segments: pigment, and electrolytic and other chemical products. The pigment segment primarily produces and markets titanium dioxide pigment and has production facilities in the United States, Australia, Germany and the Netherlands. The pigment segment also includes heavy minerals production operated through our joint venture. The heavy minerals production is integrated with our Australian pigment plant but also has sales to third parties. Electrolytic and other chemical products segment represents the company's electrolytic manufacturing and marketing operations, all of which are located in the United States. Segment performance is evaluated using operating profit (loss), which represents results of segment operations before considering general expenses and environmental provisions related to sites no longer in operation, other income (expense) and income taxes.

	2004	2003	2002
	(Millions of dollars)
Net sales
Pigment	$1,208.4	$1,078.8	$994.3
Electrolytic and other chemical products	93.4	78.9	70.0

Total	$1,301.8	$1,157.7	$1,064.3

Operating profit (loss)
Pigment	$(86.5)	$(15.0)	$23.5
Electrolytic and other chemical products(1)	(0.6)	(22.0)	(13.4)

	(87.1)	(37.0)	10.1

Expenses of nonoperating sites(2)	(5.5)	(3.6)	(0.8)
Provisions for environmental remediation and restoration(2)	(2.2)	(1.6)	(4.1)

Total operating profit (loss)	(94.8)	(42.2)	5.2
Other income (expense)	(25.3)	(20.6)	(13.2)

Loss from continuing operations before income taxes	$(120.1)	$(62.8)	$(8.0)

Depreciation, depletion and amortization, including write-downs of property, plant and equipment
Pigment	$181.3	$110.3	$97.3
Electrolytic and other chemical products	14.5	15.0	15.7

	195.8	125.3	113.0

Discontinued operations	0.8	3.2	4.5

Total	$196.6	$128.5	$117.5

(1)
Includes nil, $11.0 million and $21.5 million in 2004, 2003 and 2002, respectively, of environmental charges, net of reimbursements, related to ammonium perchlorate at the company's Henderson facility.

(2)
Includes general expenses and environmental provisions related to various businesses in which the company is no longer engaged, but that have not met the criteria for reporting as discontinued operations.

	2004	2003	2002
	(Millions of dollars)
Capital expenditures
Pigment	$82.8	$90.5	$78.4
Electrolytic and other chemical products	9.0	6.9	6.9

	91.8	97.4	85.3

Other	0.7	2.0	0.7
Discontinued operations	—	—	0.7

Total	$92.5	$99.4	$86.7

Total assets
Pigment	$1,349.8	$1,500.0	$1,412.9
Electrolytic and other chemical products	115.4	140.4	158.7

	1,465.2	1,640.4	1,571.6

Corporate and other assets	127.3	164.9	157.1
Assets held for sale	3.4	3.8	4.9

Total	$1,595.9	$1,809.1	$1,733.6

Net sales(1)
U.S. operations	$716.8	$646.7	$602.8

International operations
Germany	221.9	192.0	171.0
The Netherlands	137.5	120.9	110.6
Australia	225.5	198.0	168.0
Other	0.1	0.1	11.9

Total	$1,301.8	$1,157.7	$1,064.3

Net property, plant and equipment
U.S. operations	$487.3	$579.4	$596.4

International operations
Germany	97.1	89.2	73.3
The Netherlands	205.6	191.4	165.0
Australia	93.0	101.6	110.2

Total	$883.0	$961.6	$944.9

(1)
Based on country of production.

24.    Subsequent Events (unaudited)

        As discussed in Note 3, Tronox Worldwide LLC guaranteed certain of Kerr-McGee's notes upon their original issuance. On September 21, 2005, Kerr-McGee received a written consent to amend the indenture from noteholders representing approximately 90% of the aggregate outstanding principal amount of notes, for which Kerr-McGee agreed to pay the fees to consenting noteholders. Kerr-McGee amended the indenture governing these notes to provide for the release of Tronox Worldwide LLC's guarantee of the notes upon completion of an initial public offering, spin-off or split-off of the company, its successor or its parent. Pursuant to the amended indenture, upon completion of this offering, Tronox Worldwide LLC will be released from its guarantee of the notes.

        Prior to the completion of the offering, the company will enter into agreements with Kerr-McGee that will govern the separation of the businesses and various interim and ongoing relationships, including agreements with respect to the provision of interim services by Kerr-McGee to the company. Under the separation agreements, the company will transition $34.5 million of letters of credit that are outstanding at October 31, 2005 under Kerr-McGee's credit facility to the company's revolving credit facility that will be entered into concurrent with the offering as discussed below.

        Concurrent with the completion of the offering, Tronox Worldwide will enter into a senior secured credit facility consisting of a $200 million six-year term loan facility and a $250 million five-year multicurrency revolving credit facility. The credit facility will be guaranteed by Tronox Incorporated and Tronox Worldwide's direct and indirect material domestic subsidiaries (including Tronox Finance Corp., a newly formed entity which consists solely of insignificant formation capital). Tronox Worldwide and Tronox Finance Corp. will also be offering $350 million in aggregate principal amount of unsecured notes due 2012 in a concurrent private offering. All of the net proceeds from the term loan facility and the unsecured notes will be distributed to Kerr-McGee.

        In October 2005, Kerr-McGee completed the transfer of its ownership interest in certain European subsidiaries to Tronox Worldwide.

 TRONOX

CONDENSED COMBINED STATEMENT OF OPERATIONS

(UNAUDITED)

	Nine Months Ended September 30,
	2005	2004
	(Millions, except per share amounts)
Net sales	$1,017.5	$939.9
Cost of goods sold	847.6	844.0

Gross margin	169.9	95.9
Selling, general and administrative expenses	85.9	80.2
Restructuring charges	—	112.1
Provision for environmental remediation and restoration, net of reimbursements	17.0	3.6

	67.0	(100.0)
Other income (expense)	(12.1)	(20.0)

Income (Loss) from Continuing Operations before Income Taxes	54.9	(120.0)
Income Tax Benefit (Provision)	(20.5)	38.1

Income (Loss) from Continuing Operations	34.4	(81.9)
Loss from Discontinued Operations, net of income tax benefit of $11.7 and $24.3, respectively	(21.8)	(45.3)

Net Income (Loss)	$12.6	$(127.2)

Pro forma loss per common share (unaudited):
Basic and diluted	$0.55
Pro forma weighted average common shares outstanding (unaudited):
Basic and diluted	22.9
Pro forma as if income taxes were presented on a stand-alone basis:
Income from Continuing Operations before Income Taxes	$54.9
Income Tax Provision	(3.3)

Income from Continuing Operations	51.6
Loss from Discontinued Operations	(33.5)

Net Income	$18.1

The accompanying notes are an integral part of these statements.

 TRONOX

CONDENSED COMBINED BALANCE SHEET

(UNAUDITED)

	September 30, 2005	December 31, 2004
	(Millions of dollars)
ASSETS
Current Assets
Cash and cash equivalents	$76.7	$23.8
Accounts receivable, net of allowance for doubtful accounts of $12.3 at September 30, 2005 and $11.0 at December 31, 2004	303.9	222.2
Inventories	307.8	285.1
Prepaid and other assets	35.1	34.4
Income taxes receivable	0.6	12.7
Deferred income taxes	38.4	17.9
Assets held for sale	—	3.4

Total Current Assets	762.5	599.5
Property, Plant and Equipment—Net	811.9	883.0
Long-Term Receivables, Investments and Other Assets	67.7	48.3
Goodwill and Other Intangible Assets	60.9	65.1

Total Assets	$1,703.0	$1,595.9

LIABILITIES AND BUSINESS EQUITY
Current Liabilities
Accounts payable	$157.8	$196.0
Income taxes payable	2.1	—
Accrued liabilities	143.5	163.3

Total Current Liabilities	303.4	359.3

Noncurrent Liabilities
Deferred income taxes	97.7	101.2
Environmental remediation and/or restoration	160.6	130.8
Other	123.7	114.7

Total Noncurrent Liabilities	382.0	346.7

Contingencies (Note 10)
Business Equity
Owner's net investment	979.0	818.6
Accumulated other comprehensive income	38.6	71.3

Total Business Equity	1,017.6	889.9

Total Liabilities and Business Equity	$1,703.0	$1,595.9

The accompanying notes are an integral part of these statements.

 TRONOX

CONDENSED COMBINED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2005	2004
	(Millions of dollars)
Cash Flows from Operating Activities
Net income (loss)	$12.6	$(127.2)
Adjustments to reconcile net income (loss) to net cash provided by operating activities —
Depreciation and amortization	78.1	76.9
Deferred income taxes	(22.9)	(72.3)
Asset write-downs and impairments	12.3	122.0
Provision for environmental remediation and restoration, net of reimbursements	37.4	65.8
Allocations from Kerr-McGee	35.2	36.3
Other noncash items affecting net income (loss)	8.9	14.3
Changes in assets and liabilities	(148.6)	(35.0)

Net cash provided by operating activities	13.0	80.8

Cash Flows from Investing Activities
Capital expenditures	(51.7)	(63.7)
Collection on repurchased receivables	165.0	—
Other investing activities	4.9	0.6

Net cash provided by (used in) investing activities	118.2	(63.1)

Cash Flows from Financing Activities
Net transfers with affiliates	(81.2)	(40.2)

Net cash used in financing activities	(81.2)	(40.2)

Effects of Exchange Rate Changes on Cash and Cash Equivalents	2.9	0.3

Net Increase (Decrease) in Cash and Cash Equivalents	52.9	(22.2)
Cash and Cash Equivalents at Beginning of Period	23.8	59.3

Cash and Cash Equivalents at End of Period	$76.7	$37.1

Noncash Investing Activities
Receivables repurchased and contributed by Kerr-McGee	$165.0	$—

The accompanying notes are an integral part of these statements.

 TRONOX

CONDENSED COMBINED STATEMENT OF COMPREHENSIVE

INCOME (LOSS) AND BUSINESS EQUITY

(UNAUDITED)

	Owner's Net Investment	Accumulated Other Comprehensive Income	Total Business Equity
	(Millions of dollars)
Balance at December 31, 2003	$946.7	$64.5	$1,011.2
Comprehensive Loss:
Net loss	(127.2)	—	(127.2)
Other comprehensive loss	—	(5.1)	(5.1)

Comprehensive loss			(132.3)
Net transfers to Kerr-McGee	(14.7)	—	(14.7)

Balance at September 30, 2004	$804.8	$59.4	$864.2

Balance at December 31, 2004	$818.6	$71.3	$889.9
Comprehensive Income (Loss):
Net income	12.6	—	12.6
Other comprehensive loss	—	(32.7)	(32.7)

Comprehensive loss			(20.1)
Net transfers from Kerr-McGee	147.8	—	147.8

Balance at September 30, 2005	$979.0	$38.6	$1,017.6

The accompanying notes are an integral part of these statements

 TRONOX

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005

(UNAUDITED)

1. The Company, Basis of Presentation and Accounting Policies

The Company

        The accompanying unaudited condensed combined financial statements reflect the combined financial position and combined results of operations of certain subsidiaries of Kerr-McGee Corporation ("Kerr-McGee"). In these combined financial statements, we refer to those subsidiaries collectively as "Tronox" or the "company." The company is primarily engaged in the global production and marketing of titanium dioxide, a white pigment used in a wide range of products. Tronox has production facilities in the United States, Germany and the Netherlands, mining and production facilities in Australia, and a European marketing subsidiary in Switzerland. The company has in the past operated or held businesses or properties, or currently holds properties, that do not relate to the current chemical business.

        On March 8, 2005, Kerr-McGee's Board of Directors authorized Kerr-McGee's management to pursue alternatives for the separation of the company, including through a spin-off, split-off or sale. On May 17, 2005, Tronox Incorporated, an indirect wholly-owned subsidiary of Kerr-McGee, was formed in Delaware to effect that separation. Prior to the closing of this offering, the company will be contributed and transferred to Tronox Incorporated. Kerr-McGee has announced that after completion of this offering it intends to distribute its remaining ownership interest in Tronox Incorporated to its common stockholders (the "Distribution"). Kerr-McGee expects to accomplish this Distribution through a spin-off, split-off or a combination of both transactions. Kerr-McGee has the sole discretion to decide if and when the Distribution will occur and to determine the form, the structure and all other terms of any transactions to effect the Distribution.

Basis of Presentation

        The accompanying unaudited condensed combined financial statements have been prepared by the company, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) and, in the opinion of management, include all adjustments, consisting only of adjustments that are normal and recurring in nature, necessary to a fair statement of the results for the interim periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. Although the company believes that the disclosures are adequate to make the information presented not misleading, these condensed financial statements should be read in conjunction with the annual combined financial statements and the notes thereto included elsewhere in this Registration Statement.

Accounting Policies

        Employee Stock-Based Compensation—Certain of the company's employees participated in Kerr-McGee's long-term incentive plans. Under the plans, employees received various stock-based compensation awards, including stock options, restricted stock, stock opportunity grants and performance units. The company accounts for such awards under the intrinsic-value method of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." This method of accounting for stock options generally results in no expense being recognized for fixed-price stock options with an exercise price equal to the fair value of the stock on the grant date. Compensation expense for restricted stock and stock opportunity grants was measured at the market price of the shares of Kerr-McGee stock on the grant date and is being amortized ratably over the three-year vesting period of the underlying grants or over the service period, if shorter.

        The Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation," prescribes a fair-value method of accounting for employee stock-based awards. Following this method, compensation expense for such awards is measured based on the estimated grant-date fair value and recognized as the related employee services are provided. If compensation expense for stock-based awards had been determined using the fair-value based method, stock-based compensation expense would have increased, as shown in the following table.

        Pro forma compensation expense presented below is associated with awards granted to employees of the company and does not reflect pro forma amounts associated with Kerr-McGee employees currently performing corporate and administrative functions for the company that may become employees of the company at the time of the spin-off.

	Nine Months Ended September 30,
	2005	2004
	(Millions of dollars)
Net income (loss), as reported	$12.6	$(127.2)
Add: stock-based employee compensation expense included in reported net income (loss), net of taxes	1.4	1.3
Deduct: stock-based employee compensation expense using a fair-value method, net of taxes	(2.3)	(2.9)

Pro forma net income (loss)	$11.7	$(128.8)

Pro forma basic and diluted income per common share (unaudited):
As reported	$0.55
Pro forma	0.51

        The fair value of each Kerr-McGee option granted in 2005 and 2004 was estimated as of the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Assumptions
	Risk-Free Interest Rate	Expected Dividend Yield	Expected Life (years)	Expected Volatility	Weighted-Average Fair Value of Options Granted
2005	3.9%	3.5%	6.0	27.4%	$12.50
2004	3.5	3.6	5.8	22.6	8.63

2. Transactions with Kerr-McGee

        The interim Condensed Combined Statement of Operations includes allocation of costs for certain corporate functions historically provided by Kerr-McGee, including:

        General Corporate Expenses—Represents costs related to corporate functions such as accounting, tax, treasury, human resources, legal and information management and technology. These costs have historically been allocated primarily based on estimated use of services as compared to Kerr-McGee's other businesses. These costs are included in selling, general and administrative expenses in the interim Condensed Combined Statement of Operations.

        Employee Benefits and Incentives—Represents fringe benefit costs and other incentives, including group health and welfare benefits, U.S. pension plans, U.S. postretirement benefit plans, and stock-based compensation plans. These costs have historically been allocated on an active headcount basis for health and welfare benefits, including postretirement benefits, on the basis of salary for U.S. pension plans, and on a specific identification basis for stock-based compensation plans. These costs are included in costs of goods sold and selling, general and administrative expenses in the interim Condensed Combined Statement of Operations.

        Interest Expense—Kerr-McGee has provided financing to the company through cash flows from its other operations and debt incurred. Although the incurred debt has not been allocated to the company, a portion of the interest expense has been allocated based on specifically-identified borrowings at Kerr-McGee's average borrowing rates. These costs are included in other income (expense) in the interim Condensed Combined Statement of Operations, net of interest income that has been allocated from the company to Kerr-McGee on certain monies the company has loaned to Kerr-McGee.

        Expense allocations from Kerr-McGee reflected in income (loss) from continuing operations in the company's interim Condensed Combined Statement of Operations were as follows:

	Nine Months Ended September 30,
	2005	2004
	(Millions of dollars)
General corporate expenses	$20.3	$20.7
Employee benefits and incentives	17.9	20.8
Interest expense, net	12.5	8.4

        These allocations were based on what Kerr-McGee considered to be reasonable reflections of the historical utilization levels of the services required in support of our business and may be less than the expenses we will incur in the future as a stand-alone company. The company's management currently estimates that general corporate expenses may be $20.0 to $25.0 million greater on an annual basis in the future as a stand-alone company.

        Kerr-McGee utilizes a worldwide centralized approach to cash management and the financing of its operations with all related activity between Kerr-McGee and the company reflected as net transfers from (to) Kerr-McGee in the company's Condensed Combined Statement of Comprehensive Income (Loss) and Business Equity. Under the terms of the master separation agreement with Kerr-McGee, the net amount due from the company to Kerr-McGee at the closing date of this offering, will remain classified as equity forming a part of the continuing equity of the company. Subsequent to the closing of this offering, amounts due from or to Kerr-McGee arising from transactions subsequent to that date will be settled in cash. We intend to distribute all of the net proceeds from this offering to Kerr-McGee.

        Kerr-McGee issued $1.5 billion of long-term notes in a public offering in 2001 and $650 million of long-term notes in 2004. These notes have been fully and unconditionally guaranteed, on a joint and several basis, by Tronox Worldwide LLC and another Kerr-McGee subsidiary. On September 21, 2005, Kerr-McGee received a written consent to amend the indenture from noteholders representing approximately 90% of the aggregate outstanding principal amount of the notes, for which Kerr-McGee agreed, as the benefiting party, to pay the fees to consenting noteholders. Kerr-McGee amended the indenture governing these notes to provide for the release of Tronox Worldwide LLC's guarantee of the notes upon completion of an initial public offering, spin-off or split-off of the company, its successor or its parent. Pursuant to the amended indenture, upon completion of this offering, Tronox Worldwide LLC will be released from its guarantee of the notes.

3. Comprehensive Income (Loss)

        Comprehensive income (loss) for the nine months ended September 30, 2005 and 2004, was as follows:

	Nine Months Ended September 30,
	2005	2004
	(Millions of dollars)
Net income	$12.6	$(127.2)
After-tax changes in:
Deferred gain (loss) on cash flow hedges	5.9	(2.8)
Foreign currency translation adjustments	(38.8)	(2.3)
Minimum pension liability adjustments	0.2	—

Comprehensive income (loss)	$(20.1)	$(132.3)

4. Derivative Instruments

        At September 30, 2005 and December 31, 2004, the net fair value of foreign currency and commodity hedging contracts included in the Condensed Combined Balance Sheet was an asset of $7.0 million and a liability of $1.6 million, respectively, and the related balance of deferred after-tax gains (losses) in accumulated other comprehensive income was $4.7 million and $(1.2) million, respectively. All contracts outstanding at September 30, 2005 are expected to settle within the next twelve months. Pretax gains on cash flow hedges of $0.3 million, and $8.0 million, for the first nine months of 2005 and 2004, respectively, were reclassified from accumulated other comprehensive income to earnings. Substantially all of such gains are reflected as a component of cost of goods sold in the Condensed Combined Statement of Operations. No hedges were discontinued and no ineffectiveness was recognized in the periods presented.

5. Accounts Receivable Sales

        Through April 2005, the company had an accounts receivable monetization program with a maximum availability of $165.0 million. Under the terms of the program, selected qualifying customer accounts receivable were sold monthly to a special-purpose entity (SPE), which in turn sold an undivided ownership interest in the receivables to a third-party multi-seller commercial paper conduit sponsored by an independent financial institution. As the receivables were sold, such amounts were reflected as cash flows from operating activities within the Combined Statement of Cash Flows. The company sold, and retained an interest in, excess receivables to the SPE as over-collateralization for the program. The retained interest in sold receivables was subordinate to, and provided credit enhancement for, the conduit's ownership interest in the SPE's receivables, and was available to the conduit to pay certain fees or expenses due to the conduit, and to absorb credit losses incurred on any of the SPE's receivables in the event of program termination. No recourse obligations were recorded since the company had no obligations for any recourse actions on the sold receivables. At December 31, 2004, the outstanding balance of receivables sold (and excluded from the company's Condensed Combined Balance Sheet as of that date) was $165.0 million, which was net of the company's retained interest in receivables serving as over-collateralization of $38.8 million.

        The accounts receivable monetization program included ratings downgrade triggers based on Kerr-McGee's corporate senior unsecured debt rating that provided for certain program modifications, including a program termination event upon which the program would effectively liquidate over time and the third-party multi-seller commercial paper conduit would be repaid with the collections on accounts receivable. In April 2005, Kerr-McGee's senior unsecured debt was downgraded, triggering program termination. As opposed to liquidating the program over time in accordance with its terms, Kerr-McGee entered into an agreement to terminate the program by repurchasing the then outstanding balance of receivables sold of $165.0 million, which were then contributed to the company. As a result, the company's outstanding trade receivables increased. This represented a noncash transaction that has affected assets and owner's net investment, but is not included in cash flows from investing and financing activities in the Condensed Combined Statement of Cash Flows. The balances of repurchased receivables have subsequently been collected by the company. Such collections are included in cash flows from investing activities in the Condensed Combined Statement of Cash Flows.

        The company sold $384.1 million and $837.9 million of its pigment receivables during the first nine months of 2005 and 2004, respectively, and had pretax income (loss) of $0.2 million and ($5.8) million in each of those periods. In 2005, the company recognized $4.2 million pretax income representing a return of estimated fees previously paid in excess of actual costs incurred.

6. Inventories

        Major categories of inventories at September 30, 2005 and December 31, 2004 were as follows:

	September 30, 2005	December 31, 2004
	(Millions of dollars)
Raw materials	$79.2	$79.5
Work in progress	16.0	13.4
Finished goods	150.9	135.6
Materials and supplies	61.7	56.6

Total	$307.8	$285.1

7. Discontinued Operations, Restructuring and Exit Activities

        Restructuring and Exit Activities—The following table presents a reconciliation of the beginning and ending balances of reserves for restructuring and exit activities for the nine months ended September 30, 2005. No significant changes in the status of such activities occurred during this period.

	Dismantlement and Closure	Personnel Costs	Total
	(Millions of dollars)
Balance at December 31, 2004	$10.4	$7.1	$17.5
Payments	(2.0)	(2.1)	(4.1)
Adjustments	(2.1)	(1.2)	(3.3)

Balance at September 30, 2005	$6.3	$3.8	$10.1

        In September 2004, the company shut down its titanium dioxide pigment sulfate production at the Savannah, Georgia facility. Included in the restructuring charges in 2004 was $86.2 million of asset write-downs taken in the form of accelerated depreciation for plant assets, $7.4 million for impairment of intangible assets, $6.5 million for severance and benefit plan curtailment costs and $6.6 million for other closure costs. The company also recognized an additional $5.4 million of costs in 2004 in connection with the closure of the synthetic rutile plant in Mobile, Alabama. The shutdown of the sulfate production at the Savannah facility also resulted in an inventory revaluation charge of $15.6 million included in cost of goods sold in 2004.

        Discontinued Operations—In 2004, the company's forest products operations met the criteria for reporting as discontinued operations. Revenues and pretax loss applicable to discontinued forest products operations for the nine months ended September 30, 2005 and 2004 were as follows:

	2005	2004
	(Millions of dollars)
Revenues	$0.2	$18.1
Loss before income taxes	(17.5)	(13.9)

        In addition to the company's forest products operations, losses from discontinued operations for all periods presented include adjustments to amounts previously reported as discontinued operations upon disposition of the company's thorium manufacturing, uranium and refining operations. These adjustments resulted primarily from changes in estimated cost of environmental remediation and restoration activities directly related to the disposed operations. Disposals of the company's uranium and refining operations were completed in 1989 and 1995, respectively. The company ceased operations at its West Chicago thorium facility in 1973. The company retained certain environmental remediation obligations and continues remediation activities directly related to these former operations, as more fully discussed in Note 10.

8. Employee Stock-Based Compensation and Benefit Plans

        Employee Stock-Based Compensation—In January 2005, annual stock-based compensation awards were granted to eligible employees of the company under the Kerr-McGee's long-term incentive plan. The awards to the company's employees included approximately 25,000 shares of restricted stock, 6,000 shares of stock opportunity awards, 137,000 stock options and 1.2 million performance units that provide for cash awards based on Kerr-McGee's achievement of certain financial performance measures over a stated period. This grant activity does not include grants made to Kerr-McGee employees currently performing corporate and administrative functions for the company that may become employees of the company at the time of the spin-off. The aggregate fair value of the restricted stock and stock opportunity awards on the grant date was $1.7 million, which will be recognized as compensation expense (net of forfeitures) as the employee services are provided. The exercise price of the options granted of $56.57 per share of Kerr-McGee stock equaled the fair value of the underlying stock on the date of grant, and therefore, the grant did not result in compensation expense.

        Kerr-McGee stock-based awards outstanding at the date of the Distribution, except for vested stock options and performance unit awards, will be automatically converted into the company's stock-based awards using a conversion ratio determined consistent with the provisions of the Employee Benefits Agreement between the company and Kerr-McGee. Employees who hold vested options to purchase Kerr-McGee common stock as of the date of the Distribution may exercise such options for the lesser of three months after the effective date of the Distribution or the remaining term of the option award. However, employees who are eligible for retirement on the effective date of the Distribution may exercise their vested stock options for the lesser of four years after the effective date of the Distribution or the remaining term of the option award. Vested options not exercised during the specified time period will expire.

        Unvested performance unit awards held by the company's employees as of the date of the Distribution will be forfeited. The company will provide a stock option or restricted stock grant equal to the value of the forfeited awards. The value will be determined by calculating total shareholder return and associated payout as if the entire performance cycle ended on the date of the offering.

        Benefit Plans—Net periodic pension cost for the company's foreign retirement plans for the nine months ended September 30, 2005 and 2004 was $2.4 million and $1.9 million, respectively.

        Kerr-McGee allocates costs associated with its U.S. retirement and postretirement plans based on salary for defined benefit pension plans and based on active headcount for postretirement plans. Net periodic cost (benefit) associated with Kerr-McGee's U.S. plans allocated to the company during the nine month periods ended September 30, 2005 and 2004 was as follows:

	Nine Months Ended September 30,
	2005	2004
	(Millions of dollars)
U.S. retirement plans	$(0.3)	$(1.6)
U.S. postretirement plans	5.3	8.7

        The 2004 period includes curtailment loss and special termination benefits associated with the shutdown of sulfate production at the Savannah, Georgia facility.

        The costs that have historically been allocated to the company are not necessarily indicative of the costs that will be incurred in the future by the company for U.S. benefit plans. The table above only includes costs associated with active and inactive employees of the company's domestic chemical business and does not include any amount for Kerr-McGee corporate employees that may become employees of Tronox after the spin-off.

9. Other Income (Expense)

        Components of other income (expense) for the nine months ended September 30, 2005 and 2004 were as follows:

	Nine Months Ended September 30,
	2005	2004
	(Millions of dollars)
Net foreign currency transaction gain (loss)	$(1.8)	$(7.0)
Interest expense, net	(10.9)	(6.6)
Gain (loss) on accounts receivable sales	0.2	(5.8)
Other income (expense)	0.4	(0.6)

Total	$(12.1)	$(20.0)

10. Contingencies

        The following table summarizes the contingency reserve balances, provisions, payments and settlements for the nine months ended September 30, 2005, as well as balances, accruals and receipts of environmental cost reimbursements from other parties.

	Reserves for Litigation	Reserves for Environmental Remediation(1)	Reimbursements Receivable(1)
	(Millions of dollars)
Balance at December 31, 2004	$2.6	$215.8	$93.8
Provisions/Accruals	—	66.0	28.6
Payments/Settlements	(0.2)	(42.4)	(69.9)

Balance at September 30, 2005	$2.4	$239.4	$52.5

(1)
Provision for environmental remediation includes $28.0 million related to the company's former forest products operations, thorium manufacturing, uranium and refining operations. Accrual of reimbursements receivable includes $7.6 million related to the company's former thorium manufacturing operations. These charges are reflected in the Condensed Combined Statement of Operations as a component of loss from discontinued operations (net of taxes).

        Management believes, after consultation with its internal legal counsel, that currently the company has reserved adequately for the reasonably estimable costs of environmental matters and other contingencies. However, additions to the reserves may be required as additional information is obtained that enables the company to better estimate its liabilities, including liabilities at sites now under review, though the company cannot now reliably estimate a range of future additions to the reserves for any individual site or for all sites collectively. Following are discussions regarding certain environmental sites and litigation. Reserves for each environmental site are based on assumptions regarding the volumes of contaminated soils and groundwater involved, as well as associated excavation, transportation and disposal costs.

        The company provides for costs related to contingencies when a loss is probable and the amount is reasonably estimable. It is not possible for the company to reliably estimate the amount and timing of all future expenditures related to environmental and legal matters and other contingencies because, among other reasons:

  •
  some sites are in the early stages of investigation, and other sites may be identified in the future;

  •
  remediation activities vary significantly in duration, scope and cost from site to site depending on the mix of unique site characteristics, applicable technologies and regulatory agencies involved;

  •
  cleanup requirements are difficult to predict at sites where remedial investigations have not been completed or final decisions have not been made regarding cleanup requirements, technologies or other factors that bear on cleanup costs;

  •
  environmental laws frequently impose joint and several liability on all potentially responsible parties, and it can be difficult to determine the number and financial condition of other potentially responsible parties and their respective shares of responsibility for cleanup costs;

  •
  environmental laws and regulations, as well as enforcement policies, are continually changing, and the outcome of court proceedings and discussions with regulatory agencies are inherently uncertain;

  •
  some legal matters are in the early stages of investigation or proceeding or their outcomes otherwise may be difficult to predict, and other legal matters may be identified in the future;

  •
  unanticipated construction problems and weather conditions can hinder the completion of environmental remediation; the inability to implement a planned engineering design or use planned technologies and excavation methods may require revisions to the design of remediation measures, resulting in delayed remediation and increased costs; and the identification of additional areas or volumes of contamination and changes in costs of labor, equipment and technology generate corresponding changes in environmental remediation costs.

Environmental

Henderson, Nevada

        In 1998, Tronox LLC (formerly Kerr-McGee Chemical LLC) decided to exit the ammonium perchlorate business. At that time, Tronox LLC curtailed operations and began preparation for the shutdown of the associated production facilities in Henderson, Nevada, that produced ammonium perchlorate and other related products. Manufacture of perchlorate compounds began at Henderson in 1945 in facilities owned by the U.S. government. The U.S. Navy expanded production significantly in 1953 when it completed construction of a plant for the manufacture of ammonium perchlorate. The Navy continued to own the ammonium perchlorate plant as well as other associated production equipment at Henderson until 1962, when the plant was purchased by a predecessor of the company. The ammonium perchlorate produced at the Henderson facility was used primarily in federal government defense and space programs. Perchlorate that may have originated, at least in part, from the Henderson facility has been detected in nearby Lake Mead and the Colorado River, which contribute to municipal water supplies in Arizona, Southern California and Southern Nevada.

        Tronox LLC began decommissioning the facility and remediating associated perchlorate contamination, including surface impoundments and groundwater, when it decided to exit the business in 1998. In 1999 and 2001, Tronox LLC entered into consent orders with the Nevada Division of Environmental Protection (NDEP) that requires it to implement both interim and long-term remedial measures to capture and remove perchlorate from groundwater. In April 2005, Tronox LLC entered into an amended consent order with NDEP that requires, in addition to the capture and treatment of groundwater, the closure of a certain impoundment related to the past production of ammonium perchlorate, including treatment and disposal of solution and sediment contained in the impoundment.

        In 1999, Tronox LLC initiated the interim measures required by the consent orders. A long-term remediation system is operating in compliance with the consent orders. Initially, the remediation system was projected to operate through 2007. However studies of the decline of perchlorate levels in the groundwater indicate that Tronox LLC may need to operate the system through 2011. The scope, duration and cost of groundwater remediation ultimately will be driven in the long term by drinking water standards regarding perchlorate, which to date have not been formally established by applicable state or federal regulatory authorities. The Environmental Protection Agency (EPA) and other federal and state agencies continue to evaluate the health and environmental risks associated with perchlorate as part of the process for ultimately setting drinking water standards. One state agency, the California Environmental Protection Agency (CalEPA), has set a public health goal for perchlorate, and the federal EPA has established a reference dose for perchlorate, which are preliminary steps to setting drinking water standards. The establishment of drinking water standards could materially affect the scope, duration and cost of the long-term groundwater remediation that Tronox LLC is required to perform.

        Financial Reserves—As of September 30, 2005, reserves for environmental remediation at Henderson totaled $38.7 million. This includes $32.3 million added to the reserve for the nine months ended September 30, 2005, because of increased costs for removing and treating ammonium perchlorate solids contained in a lined pond and purchasing additional equipment to perform clean-up. As noted above, the long-term scope, duration and cost of groundwater remediation and impoundment closure are uncertain and, therefore, additional costs beyond those accrued may be incurred in the future. However, the amount of any additional costs cannot be reasonably estimated at this time.

        Litigation—In 2000, Tronox LLC initiated litigation against the United States seeking contribution for its Henderson response costs. The suit is based on the fact that the government owned the plant in the early years of its operation, exercised significant control over production at the plant and the sale of products produced at the plant, even while not the owner, and was the largest consumer of products produced at the plant. The discovery stage of litigation is complete, and the parties are engaged in settlement negotiations. Although the outcome of the litigation is uncertain, the company believes it is likely to recover a portion of its costs from the government. The amount and timing of any recovery cannot be estimated at this time and, accordingly, the company has not recorded a receivable or otherwise reflected in the financial statements any potential recovery from the government.

        Insurance—In 2001, Tronox LLC purchased a 10-year, $100 million environmental cost cap insurance policy for groundwater and other remediation at Henderson. The insurance policy, which began to provide coverage only after Tronox LLC exhausted a self-insured retention of approximately $61.3 million, covers only those costs incurred to achieve a cleanup level specified in the policy. As noted above, federal and state agencies have not established a drinking water standard and, therefore, it is possible that Tronox LLC may be required to achieve a cleanup level more stringent than that covered by the policy. If so, the amount recoverable under the policy may be less than the ultimate cleanup cost.

        At September 30, 2005, the company had received $4.3 million of cost reimbursement under the insurance policy, and expects additional estimated aggregate cleanup costs of $93.1 million less the $61.3 million self-insured retention to be covered by the policy (for a net amount of $31.8 million in additional reimbursement, including $21.0 million accrued in the nine months ended September 30,

2005). The company believes that additional reimbursement of approximately $31.8 million is probable, and, accordingly, the company has recorded a receivable in the financial statements for that amount.

West Chicago, Illinois

        In 1973, Tronox LLC closed a facility in West Chicago, Illinois, that processed thorium ores for the federal government and for certain commercial purposes. Historical operations had resulted in low-level radioactive contamination at the facility and in surrounding areas. The original processing facility is regulated by the State of Illinois (the State), and four vicinity areas are designated as Superfund sites on the National Priorities List (NPL).

        Closed Facility—Pursuant to agreements reached in 1994 and 1997 among Tronox LLC, the City of West Chicago (the City) and the State regarding the decommissioning of the closed West Chicago facility, Tronox LLC has substantially completed the excavation of contaminated soils and has shipped those soils to a licensed disposal facility. Surface restoration was completed in 2004, except for areas designated for use in connection with the Kress Creek and Sewage Treatment Plant remediation discussed below. Groundwater monitoring and remediation is expected to continue for approximately ten years.

        Vicinity Areas—EPA has listed four areas in the vicinity of the closed West Chicago facility on the NPL and has designated Tronox LLC as a Potentially Responsible Party (PRP) in these four areas. Tronox LLC has substantially completed remedial work for two of the areas (known as the Residential Areas and Reed-Keppler Park). The other two NPL sites, known as Kress Creek and the Sewage Treatment Plant, are contiguous and involve low levels of insoluble thorium residues, principally in streambanks and streambed sediments, virtually all within a floodway. Tronox LLC has reached an agreement with the appropriate federal and state agencies and local communities regarding the characterization and cleanup of the sites, past and future government response costs, and the waiver of natural resource damages claims. The agreement is incorporated in consent decrees, which were approved and entered by the federal court in August 2005. The cleanup work, which is expected to take about four to five years to complete, will require excavation of contaminated soils and stream sediments, shipment of excavated materials to a licensed disposal facility and restoration of affected areas.

        Financial Reserves—As of September 30, 2005, the company had reserves of $97.0 million for costs related to the West Chicago facility and vicinity properties. This includes $9.9 million added to the reserve for the nine months ended September 30, 2005. Although actual costs may differ from current estimates, the amount of any revisions in remediation costs cannot be reasonably estimated at this time. The amount of the reserve is not reduced by reimbursements expected from the federal government under Title X of the Energy Policy Act of 1992 (Title X) (discussed below).

        Government Reimbursement—Pursuant to Title X, the U.S. Department of Energy (DOE) is obligated to reimburse the company for certain decommissioning and cleanup costs incurred in connection with the West Chicago sites in recognition of the fact that about 55% of the facility's production was dedicated to U.S. government contracts. The amount authorized for reimbursement under Title X is $365 million plus inflation adjustments. That amount is expected to cover the government's full share of West Chicago cleanup costs. Through September 30, 2005, the company had been reimbursed approximately $280.7 million under Title X.

        Reimbursements under Title X are provided by congressional appropriations. Historically, congressional appropriations have lagged the company's cleanup expenditures. As of September 30, 2005, the government's share of costs incurred by the company but not yet reimbursed by the DOE totaled approximately $20.7 million, which includes $7.6 million accrued in the nine months ended September 30, 2005. The company believes receipt of the $20.7 million government share in due course following additional congressional appropriations is probable and has reflected that amount as a receivable in the financial statements. The company will recognize recovery of the government's share of future remediation costs for the West Chicago sites as it incurs the cash expenditures.

Ambrosia Lake, New Mexico

        From the late 1950s until 1988, the company operated a uranium mining and milling operation at Ambrosia Lake near Grants, New Mexico, pursuant to a license issued by the Atomic Energy Commission (AEC) (now the Nuclear Regulatory Commission (NRC)). When the operation was sold, the company retained responsibility for certain environmental conditions existing at the site, including mill tailings, selected ponds and groundwater contamination related to the mill tailings and unlined ponds. Since 1989, the unaffiliated current owner of the site has been decommissioning the site pursuant to the license issued by NRC. Mill tailings, certain impacted surface soils, and selected pond sediments have been consolidated in an onsite containment unit, and groundwater treatment has been ongoing. Under terms of the sales agreement, which included provisions capping the liability of the current owner, the company became obligated to solely fund the remediation for the items described above when total expenditures exceeded $30 million, which occurred in late 2000. A request to cease groundwater treatment has been under review by the NRC since 2001. In addition, a decommissioning plan for remaining impacted soil was submitted by the current owner to the NRC in January 2005 and is currently under review. If approved, the soil decommissioning plan would take two to three years to complete. The State of New Mexico has recently raised issues about certain non-radiological constituents in the groundwater at the site. The request to cease groundwater treatment, which is being reviewed by the NRC, was amended to address these non-radiological constituents. Discussions regarding these issues are ongoing, and resolution of them could affect remediation costs and/or delay ultimate site closure. In addition to those remediation activities described above for which reserves have been established as described below, the current owner is investigating soil contamination potentially caused by past discharge of mine water from the site, for which no reserve has been established.

        Financial Reserves—As of September 30, 2005, the company had reserves of $12.6 million for the costs of the remediation activities described above, including groundwater remediation. This includes $8.0 million added to the reserve for the nine months ended September 30, 2005, as a result of the discussions between the current owner and the NRC, and primarily to cover additional costs associated with pond closure, rock placement, and surface water channels. Although actual costs may differ from current estimates, the amount of any revisions in remediation costs cannot be reasonably estimated at this time.

Crescent, Oklahoma

        Beginning in 1965, Cimarron Corporation ("Cimarron") operated a facility near Crescent, Oklahoma at which it produced uranium and mixed oxide nuclear fuels pursuant to licenses issued by AEC (now NRC). Operations at the facility ceased in 1975. Since that time, buildings and soils were decommissioned in accordance with the NRC licenses. In limited areas of the site, groundwater is contaminated with radionuclides, and, in 2003, Cimarron submitted to the NRC and the Oklahoma Department of Environmental Quality (ODEQ) a draft remediation work plan addressing the groundwater contamination. It is anticipated that during 2005 the company will begin evaluating available technologies and will submit a final plan to the NRC and the ODEQ addressing remaining groundwater issues following the evaluation. Duration of remedial activities currently cannot be estimated.

        Financial Reserves—As of September 30, 2005, the company had reserves of $7.4 million for the costs of the remediation activities, including those currently under evaluation, described above. This includes $2.0 million added to the reserve for the nine months ended September 30, 2005, due to additional costs resulting from delays in review and approval by regulatory agencies. Although actual costs may differ from current estimates, the amount of any revisions in remediation costs cannot be reasonably estimated at this time.

Lakeview, Oregon

        A predecessor of Tronox Worldwide LLC operated two uranium mines near Lakeview, Oregon from 1958 to 1960. The mines are currently designated as a Superfund site. In 2001, EPA issued a Record of Decision (ROD) requiring consolidation and capping of contaminated soils and continued neutralization of acidic waters in one of the two mines. It is anticipated that required work, which began in the second quarter of 2005, will take about two to three more years to complete.

        Litigation—In April 2005, Tronox Worldwide LLC and two other parties reached an agreement in principle with the federal government to settle a lawsuit filed by the government with respect to the remediation of contaminated materials at the site and to settle related claims by the parties. The suit sought reimbursement of Forest Service response costs, an injunction requiring compliance with a Unilateral Administrative Order issued to the private parties regarding cleanup of the site, and civil penalties for alleged noncompliance with the administrative order. As a result of the settlement, the parties have resolved their respective claims and agreed to apportion responsibility for the cleanup.

        Financial Reserves—As of September 30, 2005, the company had reserves of $2.1 million for the costs of the remediation activities described above. Although actual costs may differ from current estimates, the amount of any revisions in remediation costs cannot be reasonably estimated at this time.

Soda Springs, Idaho

        From 1963 to 2000, Tronox LLC owned and operated a vanadium processing facility near Soda Springs, Idaho. In 1989, EPA designated this site as a Superfund site under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), listed the site on the NPL and named Tronox LLC as a PRP. In 2000, EPA amended a ROD previously issued by it, requiring Tronox

LLC to address the presence of calcine tailings, a byproduct of vanadium processing. The amended ROD required the capping of the calcine tailings in place and the closure of certain impoundments.

        Since 2000, the vanadium processing facility plant and a fertilizer plant on the site have been closed, dismantled and removed from the site. All former impoundments included in the amended ROD have been closed. A ten-acre pond not covered by the ROD is scheduled for closure within the next two years. Tronox LLC anticipates constructing a landfill onsite as part of the closure.

        Financial Reserves—As of September 30, 2005, the company had reserves of $2.7 million for the costs of the remediation required by the ROD as well as closure of the above mentioned ten-acre pond. Although actual costs may differ from current estimates, the amount of any revisions in remediation costs cannot be reasonably estimated at this time.

Milwaukee, Wisconsin

        In 1976, Tronox LLC closed a wood-treatment facility it had operated in Milwaukee, Wisconsin. Operations at the facility prior to its closure had resulted in the contamination of soil and groundwater at and around the site with creosote and other substances used in wood treating. In 1984, EPA designated the Milwaukee wood-treatment facility as a Superfund site under CERCLA, listed the site on the NPL and named Tronox LLC as a PRP. Tronox LLC executed a consent decree in 1991 that required it to perform soil and groundwater remediation at and below the former wood-treatment area and to address a tributary creek of the Menominee River that had become contaminated as a result of the wood-treatment operations. Actual remedial activities were deferred until after the decree was finally entered in 1996 by a federal court in Milwaukee.

        Groundwater treatment was initiated in 1996 to remediate groundwater contamination below and in the vicinity of the former wood-treatment area. It is not possible to reliably predict how groundwater conditions will be affected by soil removal in the vicinity of the former wood-treatment area, which has been completed, and by ongoing groundwater treatment. It is unknown, therefore, how long groundwater treatment will continue. Soil cleanup of the former wood-treatment area began in 2000 and was completed in 2002. Also in 2002, remedial designs for the upper portion of the tributary creek were agreed to with EPA, after which Tronox LLC began the implementation of a remedy to reroute the creek and to remediate associated sediment and stream bank soils. Remediation of the upper portion of the creek is expected to take about three more years. Tronox LLC has not yet agreed with relevant regulatory authorities regarding remedial designs for the lower portion of the tributary creek.

        Financial Reserves—As of September 30, 2005, the company had reserves of $5.4 million for the costs of the remediation work described above. Although actual costs may differ from current estimates, the amount of any revisions in remediation costs cannot be reasonably estimated at this time. The costs associated with remediation, if any, of the lower portion of the tributary creek are not reasonably estimable.

New Jersey Wood-Treatment Site

        Tronox LLC was named in 1999 as a PRP under CERCLA at a former wood-treatment site in New Jersey at which EPA is conducting a cleanup. On April 15, 2005, Tronox LLC and Kerr-McGee received a letter from EPA asserting that they are liable under CERCLA as a former owner or operator of the site and demanding reimbursement of costs expended by EPA at the site. The demand is for payment of past costs in the amount of approximately $179 million, plus interest. Tronox LLC did not operate the site, which had been sold to a third party before Tronox LLC succeeded to the interests of a predecessor owner in the 1960's. The predecessor also did not operate the site, which had been closed down before it was acquired by the predecessor. Based on historical records, there are substantial uncertainties about whether or under what terms the predecessor assumed liabilities for the site. In addition, although it appears there may be other PRPs, the company does not know whether the other PRPs have received similar letters from EPA, whether there are any defenses to liability available to the other PRPs or whether any other PRPs have the financial resources necessary to meet their obligations. The company intends to vigorously defend against EPA's demand. No reserve for reimbursement of cleanup costs at the site has been recorded because it is not possible to reliably estimate the liability, if any, the company may have for the site because of the aforementioned defenses and uncertainties.

Sauget, Illinois

        From 1927 to 1969, Tronox LLC operated a wood-treatment plant on a 60-acre site in the Village of Sauget (formerly known as Monsanto) in St. Clair County, Illinois. Operations on the property resulted in the contamination of soil, surface water, and groundwater at the site with creosote and other substances used in wood treating. In 1988, Tronox LLC entered into a court-approved consent order with the Illinois Attorney General and Illinois Environmental Protection Agency. The consent order requires Tronox LLC to perform an environmental investigation and remediation feasibility study, and this work is ongoing. Soil remediation and groundwater monitoring are being conducted, and further remediation options to address sediment and surface water are being evaluated. Duration of remedial activities currently cannot be estimated.

        Financial Reserves—As of September 30, 2005, the company had reserves of approximately $8.6 million for the remediation activities, including those currently under evaluation, described above. This includes $4.9 million added to the reserve for the nine months ended September 30, 2005 because additional soil volumes requiring excavation and disposal have been identified. Although actual costs may differ from current estimates, the amount of any revisions in remediation costs cannot be reasonably estimated at this time.

Hattiesburg, Mississippi

        In January 2003, Tronox LLC entered into a consent order with the Mississippi Department of Environmental Quality to implement a remedy pursuant to an approved remediation work plan for a wood-treatment site in Hattiesburg, Mississippi. Components of the work plan included excavation of certain materials from the former processing areas and off-site sediments and containment of other on-site and off-site materials. Remediation of the former processing and certain off-site areas was completed in 2003. Some off-site remediation required by the work plan has not been completed where access by current leaseholders has been denied. Efforts to obtain necessary access are ongoing, and remedial activities are expected to take about one to two years once access is obtained.

        Financial Reserves—As of September 30, 2005, the company had reserves of approximately $2.8 million for the remediation activities described above. Although actual costs may differ from current estimates, the amount of any revisions in remediation costs cannot be reasonably estimated at this time.

Cleveland, Oklahoma

        Kerr-McGee Refining Corporation ("KM Refining") owned and operated a petroleum refinery near Cleveland, Oklahoma until the facility was closed in 1972. In 1992, KM Refining entered into a Consent Order with the Oklahoma Department of Health (later, the ODEQ), which addresses the remediation of air, soil, surface water and ground water contaminated by hydrocarbons and other refinery-related materials. Facility dismantling and several interim remedial measures have been completed. In 2004, ODEQ approved the soil and waste feasibility study, which includes construction of an on-site disposal cell. Design of the cell is in process. In addition, a feasibility study of surface and groundwater remedial measures has been submitted to ODEQ and currently is under review. Duration of remedial activities currently cannot be estimated.

        Financial Reserves—As of September 30, 2005, the company had reserves of approximately $4.5 million for the remediation activities described above, including the remedial measures recommended in the feasibility study currently under review. This includes $1.4 million added to the reserve for the nine months ended September 30, 2005, as studies indicated that groundwater remediation would be more costly than previously estimated. Although actual costs may differ from current estimates, the amount of any revisions in remediation costs cannot be reasonably estimated at this time.

Cushing, Oklahoma

        In 1972, KM Refining closed a petroleum refinery it had operated near Cushing, Oklahoma. Prior to closing the refinery, KM Refining also had produced uranium and thorium fuel and metal at the site pursuant to licenses issued by the AEC. The uranium and thorium operations commenced in 1962 and were shutdown in 1966, at which time KM Refining decommissioned and cleaned up to applicable standards the portion of the facility related to uranium and thorium operations. The refinery also was cleaned up to applicable standards at the time of closing.

        Subsequent regulatory changes have required more extensive remediation at the site. In 1990, KM Refining entered into a consent agreement with the State of Oklahoma to investigate the site and take appropriate remedial actions related to petroleum refining and uranium and thorium residuals. Investigation and remediation of hydrocarbon contamination is being performed under the oversight of the ODEQ. Soil remediation to address hydrocarbon contamination is expected to take about four more years. The long-term scope, duration and cost of groundwater remediation are uncertain and, therefore, additional costs beyond those accrued may be incurred in the future.

        Additionally, in 1993, KM Refining received a decommissioning license from the NRC, the successor to AEC's licensing authority, to perform certain cleanup of uranium and thorium residuals.

All known radiological contamination has been removed from the site and shipped to a licensed disposal facility.

        Financial Reserves—As of September 30, 2005, the company had reserves of $13.8 million for the costs of the ongoing remediation and decommissioning work described above. Although actual costs may differ from current estimates, the amount of any revisions in remediation costs cannot be reasonably estimated at this time.

Calhoun, Louisiana

        From 1973 until 1988, KM Refining owned and operated a gas condensate stripping facility located near Calhoun, Louisiana. When the facility was sold in 1988, KM Refining retained responsibility for environmental conditions existing prior to the date of closing. Operations at the facility prior to the sale had resulted in the contamination of soil and groundwater with petroleum hydrocarbons. The Louisiana Department of Environmental Quality has approved a Corrective Action Plan for remediating the soil and groundwater contamination. Remediation is ongoing and expected to take about three more years.

        Financial Reserves—As of September 30, 2005, the company had reserves of $4.8 million for the costs of the remediation activities described above. Although actual costs may differ from current estimates, the amount of any revisions in remediation costs cannot be reasonably estimated at this time.

Jacksonville, Florida

        In 1970, Tronox LLC purchased a facility in Jacksonville, Florida that manufactured and processed fertilizers, pesticides and herbicides. Tronox LLC closed the facility in 1978. In 1988, all structures were removed and Tronox LLC began site characterization studies. In 2000, Tronox LLC entered into a consent order with EPA to conduct a remedial investigation and a feasibility study. The remedial investigation was completed and submitted to EPA in August 2005. It is anticipated that the feasibility study will be submitted to EPA in early 2006 and that it will recommend soil remediation and excavation at the site as well as site capping.

        Financial Reserves—As of September 30, 2005, the company had reserves of $5.6 million to complete the feasibility study and to conduct the cleanup and remediation activities the company expects to recommend to EPA, $5.6 million of which was added in the nine months ended September 30, 2005. Although actual costs may differ from the current estimates, the amount of any revisions in remediation costs cannot be reasonably estimated at this time.

Other Sites and Matters

        In addition to the sites described above, the company is responsible for environmental costs related to certain other sites. These sites relate primarily to wood-treating, chemical production, landfills, mining, and oil and gas refining, distribution and marketing. As of September 30, 2005, the company had reserves of $33.4 million for the environmental costs in connection with these other sites. Although actual costs may differ from current estimates, the amount of any revisions in remediation costs cannot be reasonably estimated at this time.

        Pursuant to the form of Master Separation Agreement by and among Kerr-McGee Corporation, Kerr-McGee Worldwide Corporation and the company, and effective upon completion of the initial public offering of the company's common stock, Kerr-McGee Worldwide Corporation will reimburse the company for a portion of the environmental remediation costs it incurs and pays after the completion of the initial public offering (net of any cost reimbursements it recovers or expects to recover from insurers, governmental authorities or other parties). The reimbursement obligation extends to costs incurred at any site associated with any of the company's former businesses or operations.

        With respect to any site for which the company has established a reserve as of the effective date of the Master Separation Agreement, 50% of the remediation costs the company incurs in excess of the reserve amount (subject to a minimum threshold amount) will be reimbursable by Kerr-McGee, net of any amounts recovered or, in the company's reasonable and good faith estimate, that will be recovered from third parties. With respect to any site for which the company has not established a reserve as of the effective date of the Master Separation Agreement, 50% of the amount of the remediation costs the company incurs and pays (subject to a minimum threshold amount) will be reimbursable by Kerr-McGee, net of any amounts recovered or, in the company's reasonable and good faith estimate, that will be recovered from third parties.

        Kerr-McGee's aggregate reimbursement obligation to the company cannot exceed $100 million and is subject to various other limitations and restrictions. For example, Kerr-McGee is not obligated to reimburse the company for amounts it pays to third parties in connection with tort claims or personal injury lawsuits, or for administrative fines or civil penalties that the company is required to pay. Kerr-McGee's reimbursement obligation also is limited to costs that the company actually incurs and pays within seven years following the completion of the initial public offering.

Litigation and Claims

Coal Supply Contract

        A predecessor of Tronox Worldwide LLC entered into a coal supply contract with Peabody Coaltrade, Inc. ("PCI") in February 1998. In 1998, the predecessor exited the coal business and assigned its rights and obligations under the coal supply contract to a third party. In connection with the assignment, the predecessor agreed to guarantee performance under the contract. PCI has notified Tronox Worldwide LLC of a threatened default by the assignee under the coal supply contract and that PCI may seek to hold Tronox Worldwide LLC liable under the 1998 guaranty in the event of a default. In addition to other defenses to the enforceability of the guaranty, the company believes the guaranty expired in January 2003 when the primary term of the coal supply contract expired. No reserve has been provided for performance under the guaranty because the company does not believe a loss is probable and the amount of any loss is not reasonably estimable.

Western Fertilizer Contract

        In 1995, the company executed an exclusive agreement with Western Fertilizer, Inc. ("Western Fertilizer") for the storage and distribution of fertilizer produced by the company. In May 2000, the company terminated the agreement because the owner, operator and the key person of Western Fertilizer, had been sentenced to serve 17 years in prison for federal crimes involving activities unrelated to the company, thus rendering Western Fertilizer unable to perform its duties under the agreement. In June 2000, Western Fertilizer filed for bankruptcy, and its trustee alleged that the company did not have the right to terminate the agreement. In May 2003, Western Fertilizer's bankruptcy claim against Kerr-McGee and Tronox LLC was transferred to a litigation trust, and, in October 2004, the litigation trust filed an amended complaint in a pending federal lawsuit in the U.S. District Court in Idaho, seeking monetary damages of approximately $13 million for alleged breaches of contract. The litigation is in the early stages of discovery. The company believes that the claims made in the complaint are without substantial merit and is vigorously defending against them. The company believes that damages, if any, related to the claims will not have a material adverse effect on the company.

Flint Hills Contract

        On October 11, 2004, Kerr-McGee and Southwestern Refining Corporation were named defendants in a lawsuit filed by Flint Hills Resources, LP. In the lawsuit, which has been removed to the U.S. District Court in the Southern District of Texas, Corpus Christi division, Flint Hills alleges that Kerr-McGee and Southwestern Refining Corporation breached certain environmental representations and warranties contained in the agreement pursuant to which Southwestern Refining Corporation sold its refinery in Corpus Christi, Texas to a predecessor of Flint Hills. Flint Hills claims damages of approximately $7 million. The litigation is in the early stages of discovery. The company believes that the claims made in the complaint are without substantial merit and is vigorously defending against them. The company believes that damages, if any, related to the claims will not have a material adverse effect on the company.

Forest Products Litigation

        Between 1999 and 2001, Tronox LLC was named in 22 lawsuits in three states (Mississippi, Louisiana and Pennsylvania) in connection with former forest products operations located in those states (in Columbus, Mississippi; Bossier City, Louisiana; and Avoca, Pennsylvania). The lawsuits sought recovery under a variety of common law and statutory legal theories for personal injuries and property damages allegedly caused by exposure to and /or release of creosote and other substances used in the wood-treatment process. Tronox LLC has executed settlement agreements that are expected to resolve substantially all of the Louisiana, Pennsylvania and Mississippi lawsuits described above. Resolution of the remaining cases is not expected to have a material adverse effect on the company.

        Following the adoption by the Mississippi legislature of tort reform, plaintiffs' lawyers filed many new lawsuits across the state of Mississippi in advance of the reform's effective date. On December 31, 2002, August 31, 2004, September 27, 2004 and May 2, 2005, approximately 250 lawsuits were filed against the company on behalf of approximately 5,100 claimants in connection with the company's

Columbus, Mississippi, operations, seeking recovery on legal theories substantially similar to those advanced in the litigation referred to above. Substantially all of these lawsuits were filed in or have been removed to the U.S. District Court for the Northern District of Mississippi, and the court has consolidated these lawsuits for pretrial and discovery purposes. On December 31, 2002, June 13, 2003, and June 25, 2004, three lawsuits were filed against Tronox LLC in connection with a former wood-treatment plant located in Hattiesburg, Mississippi. On September 9, 2004, February 11, 2005, and March 2, 2005, three lawsuits were filed against Tronox LLC in connection with a former wood-treatment plant located in Texarkana, Texas. In addition, on January 3, 2005, February 16, 2005, March 11, 2005, May 24, 2005, June 27, 2005 and July 26, 2005, 35 lawsuits were filed against Tronox LLC and Tronox Worldwide LLC in connection with the Avoca, Pennsylvania facility described above. These lawsuits seek recovery on legal theories substantially similar to those advanced in the litigation referred to above. A total of approximately 3,300 claimants now have asserted claims in connection with the Hattiesburg plant, there are 64 plaintiffs named in the Texarkana lawsuits and approximately 4,600 plaintiffs are named in the new Avoca lawsuits. Tronox LLC has resolved approximately 1,490 of the Hattiesburg claims pursuant to a settlement reached in April 2003, which has resulted in aggregate payments by Tronox LLC of approximately $0.6 million.

        The company believes that the follow-on Columbus and Avoca claims, the remaining Hattiesburg claims and the claims related to the Texarkana plants are without substantial merit and is vigorously defending against them. The company has not provided a reserve for these lawsuits because at this time it cannot reasonably determine the probability of a loss, and the amount of loss, if any, cannot be reasonably estimated. The company believes that the ultimate resolution of the forest products litigation will not have a material adverse effect on the company.

Kemira

        In 2000, the company acquired its titanium dioxide production facility in Savannah, Georgia, from Kemira Pigments Oy, a Finnish company, and its parent, Kemira Oyj (together, "the Sellers"). After acquiring the facility, the company discovered that certain matters associated with environmental conditions and plant infrastructure was not consistent with representations made by the Sellers. The company sought recovery for breach of representations and warranties in a proceeding before the London Court of International Arbitration (LCIA). On May 9, 2005, the Company received notice from the LCIA that the LCIA had found in favor of the company as to liability with respect to certain of the claims. The LCIA still must determine the amount of damages. The company currently cannot reasonably estimate the amount of damages that will be awarded. The company will recognize a receivable, if and when damages are awarded and all contingencies associated with any recovery are resolved.

Other Matters

        The company is a party to a number of legal and administrative proceedings involving environmental and/or other matters pending in various courts or agencies. These proceedings, individually and in the aggregate, are not expected to have a material adverse effect on the company. These proceedings are also associated with facilities currently or previously owned, operated or used by the company and/or their predecessors, some of which include claims for personal injuries, property damages, clean up costs and other environmental matters. Current and former operations of the company also involve management of regulated materials and are subject to various environmental laws and regulations. These laws and regulations will obligate the company's affiliates to clean up various sites at which petroleum and other hydrocarbons, chemicals, low-level radioactive substances and/or other materials have been contained, disposed of or released. Some of these sites have been designated Superfund sites by EPA pursuant to CERCLA or state equivalents. Similar environmental laws and regulations and other requirements exist in foreign countries in which the company operates.

11. Income Taxes

        On October 22, 2004, the President of the United States signed into law the American Jobs Creation Act of 2004 (the "Act"). A provision of the Act includes a one-time dividends received deduction of 85% of certain foreign earnings that are repatriated, as defined in the Act. On April 11, 2005, management completed its analysis of the impact of the Act on the company's plans for repatriation. Based on this analysis, the company has repatriated $121.0 million through September 30, 2005, in extraordinary dividends, as defined in the Act, and recognized income tax expense of $6.4 million. The income tax expense was reduced by $1.9 million of foreign tax credits

        In the following table, the U.S. Federal income tax rate is reconciled to the company's effective tax rates for income from continuing operations as reflected in the Condensed Combined Statement of Operations for the nine months ended September 30, 2005.

U.S. statutory rate—provision	35.0%
Increases (decreases) resulting from—
Taxation of foreign operations	(2.5)
State income taxes	0.5
Cash repatriation taxes	8.2
Prior year accrual adjustments	(8.0)
Interest on foreign tax contingency	3.0
Other—net	1.1

Total	37.3%

12. Business Segments

        The company has two reportable segments: pigment, and electrolytic and other chemical products. The pigment segment primarily produces and markets titanium dioxide pigment and has production facilities in the United States, Australia, Germany and the Netherlands. The pigment segment also includes heavy minerals production operated by the company and its partner under a joint venture arrangement. The heavy minerals production is integrated with our Australian pigment plant but also has sales to third parties. The electrolytic and other chemical products segment represents the company's electrolytic manufacturing and marketing operations, all of which are located in the United States.

        Segment performance is evaluated using operating profit (loss), which represents the results of segment operations before considering general expenses and environmental provisions related to sites no longer in operation, other income (expense) and income taxes. Following is a summary of revenues and operating profit (loss) for each of the company's business segments for the nine months ended September 30, 2005 and 2004.

	Nine Months Ended September 30,
	2005	2004
	(Millions of dollars)
Net sales
Pigment	$944.2	$869.4
Electrolytic and other chemical products	73.3	70.5

Total	$1,017.5	$939.9

Operating profit (loss)
Pigment	$80.2	$(91.4)
Electrolytic and other chemical products(1)	(6.3)	(0.8)

	73.9	(92.2)
Expenses for nonoperating sites(2)	(1.3)	(5.6)
Provision for environmental remediation and restoration(2)	(5.6)	(2.2)

Total operating profit (loss)	67.0	(100.0)
Other income (expense)	(12.1)	(20.0)

Income (loss) from continuing operations before income taxes	$54.9	$(120.0)

(1)
Includes $11.3 million and $0.4 million for the nine months ended September 30, 2005 and 2004, respectively, of environmental charges, net of reimbursements, related to ammonium perchlorate at the company's Henderson facility.

(2)
Includes general expenses and environmental provisions related to various businesses in which the company is no longer engaged, but have not met the criteria for reporting as discontinued operations.

        Total assets for each of the company's business segments at September 30, 2005 and December 31, 2004 were as follows:

	September 30, 2005	December 31, 2004
	(Millions of dollars)
Total assets
Pigment	$1,484.6	$1,349.8
Electrolytic and other chemical products	127.1	115.4

	1,611.7	1,465.2
Corporate and other assets	91.3	127.3
Assets held for sale	—	3.4

Total	$1,703.0	$1,595.9

13. Subsequent Events

        Prior to the completion of the offering, the company will enter into agreements with Kerr-McGee that will govern the separation of the businesses and various interim and ongoing relationships, including agreements with respect to the provision of interim services by Kerr-McGee to the company. Under the separation agreements, the company will transition $34.5 million of letters of credit that are outstanding at October 31, 2005 under Kerr-McGee's credit facility to the company's revolving credit facility that will be entered into concurrent with the offering as discussed below.

        Concurrent with the completion of the offering, Tronox Worldwide will enter into a senior secured credit facility consisting of a $200 million six-year term loan facility and a $250 million five-year multicurrency revolving credit facility. The credit facility will be guaranteed by Tronox Incorporated and Tronox Worldwide's direct and indirect material domestic subsidiaries (including Tronox Finance Corp., a newly formed entity which consists solely of insignificant formation capital). Tronox Worldwide and Tronox Finance Corp. will also be offering $350 million in aggregate principal amount of unsecured notes due 2012 in a concurrent private offering. All of the net proceeds from the term loan facility and the unsecured notes will be distributed to Kerr-McGee.

        In October 2005, Kerr-McGee completed the transfer of its ownership interest in certain European subsidiaries to Tronox Worldwide.

17,480,000 Shares

Class A Common Stock

PROSPECTUS
                           , 2005

Joint Book-Running Managers
LEHMAN BROTHERSJPMORGAN

Senior Co-Managers
CITIGROUP	CREDIT SUISSE FIRST BOSTON

Co-Managers
ABN AMRO INCORPORATED		FRIEDMAN BILLINGS RAMSEY
SCOTIA CAPITAL		SG CORPORATE & INVESTMENT BANKING

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth our estimated costs and expenses (other than underwriting discounts) payable in connection with this offering.

SEC Registration Fee		$48,600
NASD Filing Fee		41,800
Printing and Engraving Expenses		950,000
Legal Fees and Expenses
Accounting Fees and Expenses		1,080,000
NYSE Listing Fees		150,000
Blue Sky Qualification Fees and Expenses		5,000
Transfer Agent and Registrar Fees		10,000
Miscellaneous

Total	$

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Tronox Incorporated, or the Registrant, is a Delaware corporation. Section 145 of the Delaware General Corporation Law, or the DGCL, grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors' fiduciary duty of care, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

        The Registrant's amended and restated certificate of incorporation provides that, except as otherwise provided by the DGCL, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

        The Registrant's amended and restated bylaws provide that the Registrant shall indemnify directors and officers of the Registrant as specified in the amended and restated certificate of incorporation. In addition, to the fullest extent permitted by the DGCL, the Registrant shall indemnify any current or former director or officer of the Registrant and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Registrant against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding brought by or in the light of the Registrant or otherwise, to which he or she was or is a party by reason of his or her current or former position with the Registrant or by reason of the fact that he or she is or was serving, at the request of the Registrant, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

        The Registrant's amended and restated bylaws also provide that expenses incurred by a person who is or was a director or officer of the Registrant in appearing at, participating in or defending any such action, suit or proceeding shall be paid by the Registrant at reasonable intervals in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the Registrant's amended and restated bylaws.

        The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933. Reference is made to the form of underwriting agreement filed as Exhibit 1.1 hereto.

        The master separation agreement among the Registrant, Kerr-McGee Worldwide Corporation and Kerr-McGee Corporation provides for indemnification by the Registrant of Kerr-McGee Corporation and its affiliates, directors, officers and employees for certain liabilities, including liabilities under the Securities Act of 1933 for any untrue statement of material fact contained in this Registration Statement, or omission or alleged omission to state a material fact herein, which is necessary to make the statements contained herein not misleading.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

        The Registrant has not sold any securities, registered or otherwise, within the past three years, except for the shares issued upon formation to Registrant's sole stockholder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)
  Exhibit Index

        A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this Item 16(a) by reference.

  (b)
  Financial Statement Schedules

  Schedule II—Valuation Accounts and Reserves

            All other schedules are omitted because they are either not required, not significant, not applicable or the information is presented in the combined financial statements or the notes to the combined financial statements.

SCHEDULE II

TRONOX
VALUATION ACCOUNTS AND RESERVES

		Additions
(Millions of dollars)	Balance at Beginning of Year	Charged to Profit and Loss	Charged to Other Accounts	Deductions from Reserves	Balance at End of Year
Year Ended December 31, 2004
Deducted from asset accounts
Allowance for doubtful notes and accounts receivable	$17.8	$1.4	$2.0	$1.5	$19.7
Valuation allowance for deferred tax assets	5.0	1.1	—	—	6.1
Warehouse inventory obsolescence	7.2	5.3	0.1	0.9	11.7

Total	$30.0	$7.8	$2.1	$2.4	$37.5

Year Ended December 31, 2003
Deducted from asset accounts
Allowance for doubtful notes and accounts receivable	$18.0	$0.6	$0.5	$1.3	$17.8
Valuation allowance for deferred tax assets	—	5.0	—	—	5.0
Warehouse inventory obsolescence	3.8	5.8	0.2	2.6	7.2

Total	$21.8	$11.4	$0.7	$3.9	$30.0

Year Ended December 31, 2002
Deducted from asset accounts
Allowance for doubtful notes and accounts receivable	$19.1	$0.4	$—	$1.5	$18.0
Warehouse inventory obsolescence	4.5	1.0	0.2	1.9	3.8

Total	$23.6	$1.4	$0.2	$3.4	$21.8

ITEM 17. UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (1)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          (2)   The undersigned registrant hereby undertakes that:

            (a)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (b)   For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Tronox Incorporated has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on November 9, 2005.

Tronox Incorporated
By:	/s/ THOMAS W. ADAMS Name: Thomas W. Adams Title: Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 9, 2005.

Signature	Title

/s/ THOMAS W. ADAMS
Thomas W. Adams	Chief Executive Officer and Director (Principal Executive Officer)
/s/ MARY MIKKELSON
Mary Mikkelson	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ MARTY J. ROWLAND
Marty J. Rowland	Chief Operating Officer and Director
/s/ ROBERT M. WOHLEBER
Robert M. Wohleber	Chairman of the Board and Director
*
Peter D. Kinnear	Director
/s/ J. MICHAEL RAUH
J. Michael Rauh	Director
*
Bradley C. Richardson	Director
*By:	/s/ THOMAS W. ADAMS Thomas W. Adams Attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Description of Exhibit
1.1	*	Form of Underwriting Agreement
2.1	+	Form of Master Separation Agreement
3.1	+	Form of Amended and Restated Certificate of Incorporation of Tronox Incorporated
3.2	+	Form of Amended and Restated Bylaws of Tronox Incorporated
4.1	+	Form of Specimen Certificate of Class A Common Stock
4.2	+	Form of Specimen Certificate of Class B Common Stock
4.3	+	Form of Rights Agreement between Tronox Incorporated and UMB Bank, N.A., as Rights Agent
5.1		Opinion of Covington & Burling
10.1	+	Form of Registration Rights Agreement
10.2	+	Form of Transitional License Agreement
10.3	+	Form of Tax Sharing Agreement
10.4	+	Form of Employee Benefits Agreement
10.5	+	Form of Transition Services Agreement
10.6	+	Assignment, Assumption, and Indemnity Agreement between Tronox Worldwide LLC (formerly Kerr-McGee Chemical Worldwide LLC) and Kerr-McGee Oil & Gas Corporation, dated December 31, 2002
10.7	+	Form of Continuity Agreement for Officers
10.8	+	Form of Continuity Agreement for Key Employees
10.9	+	Form of the Long Term Incentive Plan
10.10	*	Form of Credit Agreement
10.11	*	Form of Indenture
21.1	+	List of Subsidiaries of Tronox Incorporated
23.1	*	Consent of Covington & Burling (included as part of its opinion filed as Exhibit 5.1 hereto)
23.2		Consent of Ernst & Young LLP
24.1	+	Powers of Attorney from Thomas W. Adams, Mary Mikkelson, Robert M. Wohleber and J. Michael Rauh
24.2	+	Power of Attorney from Marty J. Rowland
24.3	+	Power of Attorney from Bradley C. Richardson
24.4		Power of Attorney from Peter D. Kinnear

*
To be filed by amendment.
+
Previously filed.